SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to § 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

LEADIS TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

LEADIS TECHNOLOGY, INC.

Sunnyvale Business Park

800 W. California Avenue, Suite 200

Sunnyvale, CA 94086

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [ — ], 2009

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Leadis Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on [ — ], 2009 at 9:00 a.m. local time at the Company’s offices located at 800 W. California Avenue, Suite 200, Sunnyvale, California 94086 for the following purposes:

1.	To approve the liquidation and dissolution of the Company pursuant to a Plan of Dissolution, substantially in the form attached as Annex A to the accompanying proxy statement.

2.	To consider and vote upon a proposal to adjourn the Special Meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Plan of Dissolution.

3.	To conduct such other business as is properly brought before the meeting and any postponement or adjournment of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on [ — ], 2009 at 9:00 a.m. local time at the Company’s offices located at 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

The proxy statement is available at http://www.leadis.com.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on September 15, 2009 will be entitled to vote at the Special Meeting or any adjournment or postponement thereof.

The Company’s Board of Directors has carefully reviewed and considered the terms and conditions of the Plan of Dissolution, and the Board of Directors has concluded that the liquidation and dissolution of the Company is in the best interests of the Company and its stockholders. Therefore, the Company’s Board of Directors has approved these proposals and recommends that you vote FOR each of the proposals described in the accompanying proxy statement.

The Company urges you to read the accompanying proxy statement in its entirety and consider it carefully, including the “Risk Factors” pertaining to the Plan of Dissolution beginning on page 14.

It is very important that your shares be represented at the Special Meeting, regardless of the size of your holdings. The Plan of Dissolution, and the transactions contemplated thereby, cannot be consummated unless the holders of a majority of the shares of our common stock outstanding on the record date vote “For” the proposal. Accordingly, whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. You may revoke your proxy at any time before it has been voted.

This notice, proxy statement and proxy card are being mailed on or about [ — ], 2009.

By Order of the Board of Directors

John K. Allen Chief Financial Officer and Secretary

Sunnyvale, California

[ — ], 2009

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Plan of Dissolution, passed on the merits of the Plan of Dissolution, nor passed on the adequacy or accuracy of the disclosure contained in the proxy statement.

LEADIS TECHNOLOGY, INC.

Sunnyvale Business Park

800 W. California Avenue, Suite 200

Sunnyvale, CA 94086

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [ — ], 2009

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the proposed liquidation and dissolution of the Company pursuant to the Plan of Dissolution, you should carefully read this entire proxy statement and the annexes attached to this proxy statement. As used in this proxy statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” and “Leadis” refer to Leadis Technology, Inc., a Delaware corporation.

About Leadis Technology, Inc.

We were incorporated in Delaware on May 15, 2000. Our principal executive offices are located at 800 W. California Avenue, Suite 200, Sunnyvale, California, 94086, and our telephone number is (408) 331-8600. All of our public filings with the Securities and Exchange Commission are accessible from our corporate website at www.leadis.com. Information contained on the website is not a part of this proxy statement.

We design, market and sell analog and mixed-signal semiconductor products, primarily for use in consumer electronic devices. As a fabless semiconductor company, we outsource all of the fabrication, assembly and testing of our products to outside subcontractors. Traditionally, our core products have been mixed-signal color display drivers with integrated controllers, which are critical components of displays used in portable consumer electronic devices. Beginning in 2007, we expanded our product offerings to include light-emitting diode, or LED, drivers, power management, touch technology and consumer audio analog integrated circuits. For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, including net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 to $18.6 million in 2008.

As a result of our continuing financial losses, the impact of the global economic downturn, the prospects for our business and other factors, we took a number of actions in 2009 to significantly narrow the scope of our operations and reduce our expenses and cash burn. In addition to reducing our headcount, we sold assets related to our audio, power management, LED, and display driver product lines in separate transactions. Despite these actions, after consideration of strategic alternatives our Board of Directors determined that it is in the best interests of our stockholders to liquidate and dissolve the Company in accordance with Delaware law rather than continue our operations.

The Special Meeting

On September 15, 2009, our Board of Directors approved, subject to stockholder approval, the complete liquidation and dissolution of the Company pursuant to the terms of the Plan of Dissolution.

A Special Meeting of the Company’s stockholders will be held at the Company’s offices located at 800 W. California Avenue, Suite 200, Sunnyvale, California, 94086, on [ — ], 2009 at 9:00 a.m., local time. At the Special Meeting, you will be asked to consider and vote upon proposals to (i) approve the Plan of Dissolution; (ii) adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Plan of Dissolution (the “Meeting Adjournment Proposal”); and (iii) transact such other business as may properly come before the Special Meeting or any adjournments of the Special Meeting.

Below is a summary of the Plan of Dissolution. For more detailed information regarding the Plan of Dissolution, see “Proposal No. 1: Approval of the Plan of Dissolution—Principal Provisions of the Plan of Dissolution” beginning on page 21.

Required Vote

The affirmative vote of the holders of a majority of our common stock issued and outstanding and entitled to vote is required for the approval of the Plan of Dissolution.

Reasons for the Dissolution (Page 20)

Our Board of Directors believes that the dissolution and liquidation of the Company is advisable and in our best interests and the best interests of our stockholders. Our Board of Directors considered at length, with the assistance of legal and financial advisors, potential strategic alternatives available to us, including continuing to develop and market our current semiconductor products, seeking to acquire new businesses or technologies, partnering with third parties, or seeking a buyer for the entire company. In making its determination to approve the Plan of Dissolution, our Board of Directors considered, in addition to other pertinent factors:

•	that continuing to operate our business as currently constituted would result in further operating losses and depletion of our cash reserves;

•

the challenges that we would likely face in pursuing an acquisition strategy that would accelerate our growth, including competition for potential acquisition targets, our limited financial resources and the difficulties in successfully integrating acquisitions;

•	the potential enhanced stockholder value that might be derived if we were to continue to operate our businesses or acquire new businesses or technologies;

•

the fact that we have been actively considering strategic alternatives and restructuring alternatives for some time and engaged ThinkEquity LLC as a financial advisor in August 2008 to assist in the evaluation of strategic options, including the possible sale of the Company or its assets;

•

the Board’s belief that it would be in the best interest of our stockholders to allow our stockholders to determine how to best utilize cash resources rather than pursuing an alternative strategy such as entering into new markets or pursuing acquisitions;

•	the adverse effects of the economic downturn on the market for our products;

•

the possibility that our common stock will be delisted from the NASDAQ Global Market in the future if we do not regain compliance with the continued listing requirements of the NASDAQ Global Market as a result of our stock price or financial condition; and

•	the Board’s ability to abandon the Plan of Dissolution if an alternate transaction providing greater value to our stockholders is presented to the Company.

Our Board of Directors concluded that dissolution and liquidation under Delaware law is the preferred strategy among the alternatives available to us, is in the best interests of our stockholders and has adopted the Plan of Dissolution and recommends that our stockholders approve the Plan of Dissolution.

Our Conduct Following the Adoption of the Plan of Dissolution (Page 23)

If our stockholders approve the Plan of Dissolution, we intend to complete the following steps at such times as our Board of Directors, in its discretion and in accordance with Delaware law, deems necessary, appropriate or advisable in the best interest of the Company and its stockholders:

•	file a Certificate of dissolution with the Secretary of State of the State of Delaware;

•	cease conducting normal business operations, except as may be required to wind up our business affairs;

•	attempt to convert, sell or otherwise dispose of all of our remaining non-cash assets for cash or cash equivalents in an orderly fashion;

•	pay or adequately provide for the payment of all of our known obligations and liabilities; and

•	distribute pro rata in one or more liquidating distributions all of our remaining assets, if any, to our stockholders as of the applicable record date.

Our Board of Directors may, to the full extent permitted by law, amend the Plan of Dissolution without any further stockholder approval if it determines that such amendment is in the best interest of our stockholders. In addition, if the Board of Directors determines that liquidation and dissolution are not in the best interests of our stockholders, the Board of Directors may direct that the Plan of Dissolution be abandoned, either before or after stockholder approval.

Sale of Our Assets (Page 26)

The Plan of Dissolution contemplates the sale of all of our non-cash assets without further stockholder approval. Stockholder approval of the Plan of Dissolution will constitute approval of any and all such future asset dispositions on such terms as are approved by our Board of Directors in its sole discretion. The prices at which we will be able to sell our various assets depend largely on factors beyond our control, including, without limitation, economic conditions, the condition of the semiconductor market in general, limitations on transferability of certain assets, the availability of financing to prospective purchasers of our assets, and any required United States and foreign regulatory approvals. In addition, we may no obtain as high of a price for a particular asset as we might secure if we were not in liquidation.

Liquidating Distributions; Nature; Amount; Timing (Page 23)

Although the Board has not established a firm timetable for distributions to our stockholders, if the Plan of Dissolution is approved, the Plan of Dissolution provides for an initial liquidating cash distribution as soon as practicable following such approval. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of our Certificate of dissolution. Prior to making any liquidating distribution, the Board or the trustee, if we have transferred our assets to the Liquidating Trust, must have made a determination that reasonable provision has been made for the prosecution, defense, settlement or other resolution of claims and the satisfaction of all reasonably ascertainable liabilities of the Company. We currently estimate that, if we are able to dispose of substantially all of our non-cash assets, the aggregate amount of all liquidating distributions that will be paid to stockholders will be in the range of approximately $0.93 to $1.20 per share of Leadis common stock. We currently anticipate that the amount of the initial distribution will be near the low end of the $0.93 to $1.20 per share range. Many of the factors influencing the amount of cash that may be distributed to our stockholders as a liquidating distribution cannot be currently quantified with certainty and are subject to change. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Plan of Dissolution when you vote on the proposal to approve the Plan of Dissolution. You may receive substantially less than the low end of the current estimate.

All liquidating distributions from us will be made to stockholders based upon their holdings of common stock as of a final record date. Subject to the provisions of Delaware law, we expect to conclude the liquidation prior to the third anniversary of the filing of the Certificate of dissolution with the Delaware Secretary of State.

Treatment of Stock Options (Page 28)

Options to acquire shares of our common stock granted under our incentive plans that are outstanding immediately prior to the approval of the Plan of Dissolution, whether currently vested or unvested, will be cancelled as of the date on which our Certificate of dissolution is filed with the Delaware Secretary of State, which is expected to be promptly following approval of the Plan of Dissolution by stockholders.

Unless and until an option is exercised and payment of the applicable exercise price is made, option holders are not entitled to any cash distributions with respect to their options payable under the Plan of Dissolution.

Contingent Liabilities; Contingency Reserve; Liquidating Trust (Page 26)

In connection with our dissolution, we are required by Delaware law to pay or provide for payment of all of our liabilities and obligations. Following the date we file our Certificate of dissolution with the Delaware Secretary of State, we will pay all expenses and other known liabilities and establish a contingency reserve, consisting of cash or other assets, that we believe will be adequate for the satisfaction of all current, contingent or conditional claims and liabilities. We also may take other steps we determine are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities. We are currently unable to provide a precise estimate of the amount of the contingency reserve or the cost of other steps we may undertake to make provision for the satisfaction of liabilities and claims, but any such amount will be deducted before the determination of amounts available for distribution to stockholders. From time to time, we may distribute to our stockholders on a pro rata basis any portions of the contingency reserve that we deem no longer to be required. In the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities and amounts have been distributed to the stockholders under the Plan of Dissolution, each stockholder could be held liable for the repayment to creditors of such stockholder’s pro rata portion of the shortfall out of the liquidation distributions received by such stockholder from us under the Plan of Distribution. See “Proposal 1: Approval of the Plan of Dissolution—Description of the Plan of Dissolution and Dissolution Process—Contingent Liabilities; Contingency Reserve.”

Reporting Requirements (Page 26)

Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to our stockholders. If the Plan of Dissolution is approved by our stockholders, in order to curtail expenses, we intend to seek relief from the Securities and Exchange Commission, or SEC, to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock. We anticipate that, if granted such relief, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require. However, the SEC may not grant us the requested relief.

Trading of Leadis Common Stock and Interests in any Liquidating Trust (Page 28)

We anticipate that we will request that our common stock be delisted from the NASDAQ Global Market at the close of business on the date that we file the Certificate of dissolution with the Delaware Secretary of State and that trading of our shares on the NASDAQ Global Market will be suspended on that date or as soon thereafter as is reasonably practicable. We also currently expect to close our stock transfer books on or around the date that we file the Certificate of dissolution with the Delaware Secretary of State and to discontinue recording transfers and issuing stock certificates (other than replacement certificates) at that time. Accordingly, it is expected that trading in our shares of common stock will cease after the date that we file the Certificate of dissolution with the Delaware Secretary of State.

Interests of Directors and Officers in the Plan of Dissolution (Page 29)

In considering the recommendation of our Board of Directors, you should be aware that some of our directors and executive officers may have interests in the Plan of Dissolution that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution and the transactions contemplated thereby and in determining to recommend that our stockholders vote FOR the approval of the Plan of Dissolution. You should consider these and other interests of our directors and executive officers that are described in this proxy statement. See “Proposal 1: Approval of the Plan of Dissolution—Interests of Directors and Officers in the Plan of Dissolution.”

Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation (Page 30)

After the approval of the Plan of Dissolution and until the liquidation is completed, our taxable income, if any, will continue to be subject to Federal and state income taxation. Upon the sale of any of our assets in connection with our liquidation, we will recognize gain or loss, and may recognize gain upon any distribution of non-cash assets that may or may not be offset by the Company’s net operating loss carryforwards. In the event we were to make a liquidating distribution of property other than cash to our stockholders, we will recognize gain or loss upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution. We currently do not anticipate that our dissolution and liquidation pursuant to the Plan of Dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.

Required Stockholder Vote (Page 33)

The approval of the Plan of Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the Plan of Dissolution.

Recommendation of our Board of Directors (Page 33)

At a meeting held on September 15, 2009, our Board of Directors: (i) determined that the liquidation and dissolution of the Company, and the other transactions contemplated thereby, are fair to, advisable and in the best interests of us and our stockholders, (ii) approved in all respects the Plan of Dissolution and the other transactions contemplated thereby, and (iii) recommended that our stockholders vote FOR the approval and adoption of the Plan of Dissolution.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that we may have liabilities about which we are not currently aware, that the value of our non-cash assets could be lower than anticipated, and that the cost of settlement of our liabilities and litigation matters could be higher than expected, all of which would impact our ability to make any distributions to our stockholders, as well as the estimated amount and timing of distributions as described in this proxy statement. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

General Questions and Answers

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (sometimes referred to as the “Board”) of Leadis Technology, Inc. (sometimes referred to as the “Company” or “Leadis”) is soliciting your proxy to vote at the Special Meeting of Stockholders to be held on [ — ], 2009. You are invited to attend the meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about [ — ], 2009 to all stockholders of record as of the record date entitled to vote at the meeting.

Who can vote at the special meeting?

Only stockholders of record at the close of business on September 15, 2009 will be entitled to vote at the meeting. On this record date, there were 30,077,987 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on September 15, 2009 your shares were registered directly in your name with Leadis’ transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 15, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

The following matters are scheduled for a vote at the Special Meeting:

•

the approval of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution, substantially in the form attached hereto as Annex A and granting the Board of Directors the authority to modify, amend or abandon the Plan of Dissolution, without further action by stockholders if it determines that such action would be in the best interests of the Company and its stockholders; and

•

the approval of a proposal to adjourn the Special Meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Plan of Dissolution.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. An abstention has the same effect as an against vote. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Special Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided, or follow the instructions on the proxy card to submit your proxy over the Internet or by telephone. If you return your signed proxy card to us such that it is received by us before the meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of September 15, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) “For” the approval of the Plan of Dissolution and the liquidation and dissolution of the Company pursuant thereto and (ii) “For” a proposal to adjourn or postpone the Special Meeting if there are not sufficient votes at the time of the Special Meeting to approve the Plan of Dissolution. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

The Company will bear the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.

Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

•	You may attend the meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For”, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” matters. Under the rules of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that substantially affects the rights or privileges of stockholders, such as mergers, dissolution or stockholder proposals. On “non-routine” items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve the Plan of Dissolution?

To be approved, the Plan of Dissolution must receive “For” votes from the holders of a majority of the shares of common stock outstanding on the record date for the Special Meeting either in person or by proxy. Abstentions and broker non-votes will have the same effect as votes “Against” the proposal to approve the Plan of Dissolution. As of the record date for the Special Meeting, there were 30,077,987 shares of common stock outstanding, which means that the proposal to approve the Plan of Dissolution must receive at least 15,038,994 “For” votes to be approved.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the record date, September 15, 2009, are represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

Questions and Answers Relating to the Plan of Dissolution

How does the Board of Directors recommend stockholders vote on the proposal to approve the Plan of Dissolution?

Our Board of Directors recommends that you vote FOR the authorization and approval of the Plan of Dissolution.

Why has the Board of Directors recommended the Plan of Dissolution and liquidation of the Company?

Our Board of Directors has determined that it is not advisable to continue to operate our business on an independent basis and that the distribution of our net assets in a liquidation has a greater probability of producing more value to our stockholders than other alternatives. We have incurred operating losses since 2005, including a loss of $51.5 million in 2008. Our Board considered and reviewed numerous strategies to maintain an operating business, including negotiations with potential acquirors or licensing partners, reductions in our workforce and restructuring of the Company, changing our business focus, and acquiring new businesses or technologies, none of which proved viable. As detailed in this proxy statement, our Board of Directors determined that it was in the best interests of our stockholders to adopt the Plan of Dissolution providing for the payment of outstanding creditor claims and the distribution of the balance of the Company’s remaining assets to stockholders in accordance with Delaware law. See “Proposal No. 1—Approval of the Plan of Dissolution—Background” and “—Reasons for Approving the Plan of Dissolution.”

What will happen if stockholders approve the Plan of Dissolution?

If the Plan of Dissolution is approved, we plan to file a Certificate of dissolution with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds, if any.

We may, at any time, turn management of our company over to a third party to complete the liquidation of our remaining assets and distribute the available liquidation proceeds to our stockholders pursuant to the Plan of Dissolution, including an assignment for the benefit of creditors. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors, or a special committee of the Board of Directors, may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. See “Proposal No. 1—Approval of the Plan of Dissolution—Description of the Dissolution Process” and “—Contingent Liabilities; Contingency Reserve; Liquidating Trust.”

When will stockholders receive payment of liquidation proceeds?

If our stockholders approve the Plan of Dissolution and our liquidation thereto, we will distribute available liquidation proceeds to stockholders as our Board of Directors deems appropriate. While we are currently unable to predict the precise timing of any distributions pursuant to the Plan of Dissolution, we expect to make an initial liquidating cash distribution as soon as practicable following approval of the Plan of Dissolution by stockholders. Distributions may be made over the next few years, but if we are unable to sell our non-cash assets, if the proceeds of the sales of our non-cash assets are less than anticipated, if we are unable to settle or otherwise resolve existing claims for the amounts anticipated or if unanticipated claims are made against us, distributions to stockholders may be delayed and made over a longer period of time, if at all. The timing of any distributions will be determined by our Board and will depend upon our ability to sell our non-cash assets and resolve and pay our remaining liabilities, including contingent claims.

How much can stockholders expect to receive if the Plan of Dissolution is approved at the special meeting?

At this time, we cannot predict with certainty the amount of any liquidating distributions to our stockholders. However, based on information currently available to us, assuming, among other things, no unanticipated actual or contingent liabilities, we estimate that over time stockholders will receive one or more distributions that in the aggregate range from approximately $0.93 to $1.20 per share. This range of estimated distributions represents our estimate of the amount to be distributed to stockholders during the liquidation, but does not represent the minimum or maximum distribution amount. Actual distributions could be higher or lower.

This estimated range is based upon, among other things, the fact that as of August 31, 2009, we had approximately $28.6 million in cash, cash equivalents, restricted cash equivalents and short-term and non-current investments. In addition, subsequent to August 31, 2009, we received approximately $3.2 million in connection with the sale of certain assets to IXYS Corporation. We expect to use cash of approximately $2.3 million to satisfy liabilities on our unaudited balance sheet after August 31, 2009. In addition to converting our remaining non-cash assets to cash and satisfying the liabilities currently on our balance sheet, we have used and anticipate using cash for a number of items, including but not limited to: satisfying capital leases and other contractual commitments. In addition to the satisfaction of our liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with the liquidation and dissolution process;

•	severance and related costs;

•	resolution of pending and potential claims, assessments and obligations; and

•	professional, legal, consulting and accounting fees.

We are unable at this time to predict the ultimate amount of our liabilities because the settlement of our existing liabilities could cost more than we anticipate and we may incur additional liabilities arising out of contingent claims that have not been quantified, are not yet reflected as liabilities on our balance sheet and have not been included in the estimated range of potential distributions, such as liabilities relating to claims that have not been resolved and claims or lawsuits that could be brought against us in the future. If any payments are made with respect to the foregoing, the estimated range of distributions to stockholders will be negatively impacted and less than estimated. If the ultimate amount of our liabilities is greater than what we anticipate, the distribution to our stockholders may be substantially lower than anticipated. Therefore, we are unable at this time to predict the precise nature, amount and timing of any distributions due in part to our inability to predict the ultimate amount of our liabilities. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Plan of Dissolution when you vote on the proposal to approve the Plan of Dissolution. You may receive substantially less than the low end of the current estimate.

For further information regarding the expected amount of the distribution to stockholders, see “Proposal No. 1—Approval of the Plan of Dissolution—Liquidating Distributions; Nature; Amount; Timing.”

When will the liquidation be complete?

The liquidation pursuant to the Plan of Dissolution will be completed as soon as practicable. The exact period required for liquidation will depend on our ability to sell our non-cash assets, settle or otherwise resolve our liabilities, including contingent liabilities, and complete the dissolution of the Company and its subsidiaries.

What will happen if the Plan of Dissolution is not approved?

If the Plan of Dissolution is not approved by our stockholders, the liquidation and dissolution of the Company will not occur and our Board of Directors and management will explore what, if any, alternatives are available for the future of the Company, particularly in light of the fact that we have terminated substantially all of our employees, sold most of our product lines, and will continue to incur net losses for the foreseeable future. We took several of these steps in the interest of preserving cash available for distribution to stockholders and in recognition of the expectation that the announcement of approval of the Plan of Dissolution would adversely affect our ability to conduct our business in the ordinary course. At this time, we have only a few display driver and power management products in commercial production, which we expect to generate minimal revenue, and rehiring employees may not be possible, or would take several months at a cost that we are unable to estimate.

Possible alternatives include selling all of our stock or assets, changing our business focus, acquiring one or more new businesses or technologies, continuing our efforts to identify a merger partner or a reverse merger partner, turning the Company over to a third-party management company or liquidator, or seeking voluntary dissolution at a later time and with diminished assets. At this time, our Board of Directors has considered these options and has determined that it is in the best interests of our stockholders to dissolve the Company and return the cash to our stockholders. The Board of Directors, however, retains the right to consider other alternatives should a more attractive offer arise before or after the approval of the Plan of Dissolution. If our stockholders do not approve the Plan of Dissolution, we expect that our cash resources will continue to diminish and we would face risks related to continuing to try to market and sell the few products we have in commercial production. These risks could materially and adversely affect our business, financial condition or operating results and the value of our common stock, and you may lose all or part of your investment. Moreover, any alternative we select may have unanticipated negative consequences.

Do I have dissenters’ rights?

No. Under Delaware law, stockholders will not have dissenters’ appraisal rights with respect to the Plan of Dissolution.

Do directors and officers have interests in the Plan of Dissolution that differ from mine?

In considering the Board of Directors’ recommendation to approve the Plan of Dissolution, you should be aware that some of the directors and officers may have interests that are different from or in addition to your interests as a stockholder, including compensation and benefits payable as a result of termination of employment or other events, an indemnification insurance policy purchased for the benefit of directors and officers and/or our continuing indemnification obligations to directors. For a detailed description of the interests of directors and officers that differ from yours, see “Proposal No. 1—Approval of the Plan of Dissolution—Interests of Directors and Officers in the Plan of Dissolution.”

Can I still sell my shares of common stock?

Yes, you may sell your shares at this time, but it may be difficult or impossible to sell your shares in the near future. Our common stock is currently listed on the NASDAQ Global Market (NASDAQ) and currently you may sell your shares on this trading market. However, we are subject to financial and market-related tests and various qualitative standards established by NASDAQ to maintain our listing on the NASDAQ Global Market. We may also be delisted if we fail to meet NASDAQ Global Market’s other quantitative listing requirements or its qualitative standards.

To maintain the listing of our common stock on the NASDAQ Global Market, we are required to meet certain listing requirements, including a minimum bid price of $1 per share. On September 15, 2009, we received a letter from NASDAQ notifying us that the Company was not in compliance with the minimum bid price requirement of Nasdaq Marketplace Rule 4310(c)(4) as a result of the closing bid price for the Company’s common stock being below $1.00 for 30 consecutive business days. The Nasdaq Marketplace Rules provide the Company with 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement, which will require the bid price of the Company’s common stock to remain at or above $1.00 for a minimum of 10 consecutive business days. If the Company does not comply with Marketplace Rule 4310(c)(4) by March 15, 2010, the Company may be entitled to an additional compliance period of 180 days, if at that time the Company meets the NASDAQ Capital Market initial listing criteria in Marketplace Rule 4310(c), except for the bid price requirement. If the Company is not eligible for an additional compliance period, the Staff will provide written notification that the Company’s securities will be delisted, at which time, the Company may appeal Staff’s determination to delist its securities to a Listing Qualifications Panel. There is no assurance the Company will be eligible for such additional compliance period or that its common stock will not be delisted from Nasdaq. If our common stock is delisted from the NASDAQ Global Market and the NASDAQ Capital Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of our common stock. Delisting of our common stock could materially adversely affect the market price and market liquidity of our common stock and our ability to raise necessary capital.

If the Plan of Dissolution is approved by our stockholders, we intend to delist our common stock from trading on the NASDAQ Global Market as soon as practicable after such stockholder approval and ultimately close our stock transfer books. Thereafter, certificates representing shares of Leadis common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

Should I send in my stock certificates now?

No. You should not forward your stock certificates before receiving instructions to do so. As a condition to the receipt of any distribution to the stockholders, the Board of Directors, in its discretion, may require stockholders to (i) surrender their certificates evidencing their shares of Leadis common stock to us or (ii) furnish us with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. If surrender of stock certificates will be required following the dissolution, you will be provided written instructions regarding such surrender. Any distributions otherwise payable by us to stockholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the law relating to unclaimed property).

What are the tax consequences to stockholders of the liquidation?

Generally, as a result of our liquidation, for U.S. federal income tax purposes stockholders will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash distributed to them plus the aggregate fair market value (at the time of the distribution) of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their adjusted tax basis for their shares of our common stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto. Any loss will generally be recognized only when the final distribution from us has been received (including transfers of assets to a liquidating trust), which could be as long as three years after the date that the Plan of Dissolution is approved.

A brief summary of the material U.S. federal income tax consequences of our liquidation and dissolution appears beginning on page 28 of this proxy statement. Tax consequences to stockholders may differ depending on their circumstances. You should consult your own tax advisor as to the tax effect of your particular circumstances.

What do stockholders need to do now?

After carefully reading and considering the information contained in this proxy statement, each stockholder should vote by Internet or by telephone or complete, sign and date his or her proxy and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the Special Meeting. A majority of shares entitled to vote must be represented at the Special Meeting to enable us to conduct business at the Special Meeting.

Who can help answer my questions?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the Plan of Dissolution, or the procedures for voting your shares, you should contact John K. Allen, our Vice President, Chief Financial Officer and Secretary, by phone at (408) 331-8616 or by mail at Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

RISK FACTORS

RISKS RELATED TO THE PLAN OF DISSOLUTION

Our anticipated timing of the liquidation and dissolution may not be achieved.

As soon as practicable after the Special Meeting, if our stockholders approve the Plan of Dissolution, we intend to file a Certificate of dissolution with the Delaware Secretary of State and sell and monetize our remaining non-cash assets. There are a number of factors that could delay our anticipated timetable, including, but not limited to, the following:

•	our inability to sell and monetize or delays in selling and monetizing certain non-cash assets on terms acceptable to us;

•	delays in settling our remaining liabilities;

•	lawsuits or other claims asserted against us;

•	legal, regulatory or administrative delays; and

•	delays in liquidating and dissolving subsidiaries in domestic and foreign jurisdictions.

We cannot determine with certainty the amount of distributions to stockholders.

We cannot determine with certainty at this time the amount of distributions to our stockholders pursuant to the Plan of Dissolution. This determination depends on a variety of factors, including, but not limited to, the amount required to satisfy or settle known and unknown liabilities, and other contingent liabilities; the net proceeds, if any, from the sale of our remaining non-cash assets, including our accounts receivable; and other factors. Examples of uncertainties that could reduce the value of or eliminate distributions to our stockholders include unanticipated costs relating to:

•	delays in our liquidation and dissolution, including due to our inability to sell non-cash assets or settle claims;

•	delays in receiving or our inability to collect account receivables;

•	the defense, satisfaction or settlement of lawsuits or other claims that may be made or threatened against us in the future; and

•	delays in liquidating and dissolving subsidiaries in domestic and foreign jurisdictions.

As a result, we cannot determine with certainty the amount of distributions to our stockholders. It is possible that you may receive substantially less that the amounts estimated in this proxy statement.

We may not be able to settle all of our liabilities to creditors.

We have current and future liabilities to creditors. Our estimated distribution to stockholders takes into account all of our known liabilities and certain possible contingent liabilities and our best estimate of the amount reasonably required to satisfy such liabilities. As part of the wind-down process, we will attempt to settle all liabilities with our creditors. We cannot assure you that unknown liabilities that we have not accounted for will not arise, that we will be able to settle all of our liabilities or that they can be settled for the amounts we have estimated for purposes of calculating the range of distribution to stockholders. If we are unable to reach an agreement with a creditor relating to a liability, that creditor may bring a lawsuit against us. Amounts required to settle liabilities or defend lawsuits in excess of the amounts estimated by us will reduce the amount of net proceeds available for distribution to stockholders.

Stockholders could be liable to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy our liabilities.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata portion of the deficiency, limited, however, to the amounts previously received by the stockholder in distributions from us or the liquidating trust. Accordingly, you could be required to return some or all distributions made to you. In such an event, you could receive nothing under the Plan of Dissolution.

If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, if any, our creditors could seek an injunction against the making of distributions under the Plan of Dissolution on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidating trust under the Plan of Dissolution.

If our stockholders do not approve the Plan of Dissolution, our resources may diminish completely.

If our stockholders do not approve the Plan of Dissolution, our Board of Directors will explore what, if any, strategic alternatives are available for the future of the Company. Possible alternatives include changing our business focus, which could include acquiring a business or assets from a third party, expanding the scope of our business through relationships with third parties, selling all of our stock or assets, seeking to raise capital from the sale of securities, which could result in substantial dilution to our existing stockholders, or seeking voluntary dissolution at a later time and with potentially diminished assets. There can be no assurance that any of these alternatives would result in greater stockholder value than the proposed Plan of Dissolution. In the interest of preserving cash available for distribution to stockholders, we have significantly reduced our operating activities, including divesting of certain product lines and implementing headcount reductions, all of which would make it difficult to operate our business as we have in the past if the Plan of Dissolution is not approved. Moreover, any alternative we select may have unanticipated negative consequences, and we will face a number of risks, including the following:

•

We are likely to continue to incur net losses from the operation of our business. Moreover, our business may be negatively impacted by our announced intent to liquidate and dissolve the Company, which may cause our customers to transition to our competitors and make suppliers less willing to conduct business with us on the same terms as in the past, if at all. For this and other reasons, including the current economic climate, our net losses may increase in the future if we continue to operate our business and could consume a material amount of our remaining cash resources.

•

Any financing we may require to continue our operations or to acquire another business or technology may not be available on acceptable terms, if at all, particularly in light of the current economic climate. Any financing we are able to obtain may substantially dilute the interests of our current stockholders.

•

We would continue to incur expenses associated with being a public reporting company, including ongoing Securities and Exchange Commission (the “SEC”) reporting obligations. These expenses would accelerate the depletion of our existing cash resources.

•

On September 15, 2009, we received a letter from NASDAQ notifying us that the Company was not in compliance with the minimum bid price requirement of Nasdaq Marketplace Rule 4310(c)(4) as a result of the closing bid price for the Company’s common stock being below $1.00 for 30 consecutive business days. The Nasdaq Marketplace Rules provide the Company with 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement, which will require the bid price of the Company’s common stock to remain at or above $1.00 for a minimum of 10 consecutive business days. If the Company does not comply with Marketplace Rule 4310(c)(4) by March 15, 2010, our common stock could be delisted from the NASDAQ Global Market. Subsequent to any delisting of Leadis common stock from the NASDAQ Global Market, trading of Leadis common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities, such as the Pink Sheets or the OTC Bulletin Board. Such trading would reduce the market liquidity of Leadis common stock and an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, Leadis common stock.

Our common stock will be delisted from the NASDAQ Global Market and our stock transfer books will close when we file the certificate of dissolution, after which it will not be possible for stockholders to publicly trade our stock.

In connection with the proposed liquidation and dissolution, our stock transfer books will close, after which it may not be possible for stockholders to trade in or transfer Leadis common stock. In connection with the proposed liquidation and dissolution, we intend to delist Leadis common stock from the NASDAQ Global Market, close our stock transfer books and discontinue recording transfers of Leadis common stock at which time common stock and stock certificates evidencing Leadis common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

We expect to terminate registration of Leadis common stock under the Exchange Act, which will substantially reduce publicly-available information about the Company.

Leadis common stock is currently registered under the Exchange Act, which requires that we, and our officers and directors with respect to Section 16 of the Exchange Act, comply with certain public reporting and proxy statement requirements thereunder. Compliance with these requirements is costly and time-consuming. We anticipate that, if our stockholders approve the Plan of Dissolution, in order to curtail expenses, we will, after filing a Certificate of dissolution, seek to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock. We anticipate that we will continue to file with the SEC current reports on Form 8-K to disclose material events relating to our liquidation and dissolution until the effectiveness of the termination of the registration of Leadis common stock by filing a Form 15 with the SEC.

No further stockholder approval will be required.

Approval of the Plan of Dissolution and the actions contemplated thereby requires the affirmative vote of a majority of the shares of common stock outstanding on the record date. If our stockholders approve the Plan of Dissolution, we will be authorized to cease operations, sell, license or otherwise dispose of our non-cash assets and dissolve the Company and its subsidiaries without further approval of our stockholders, unless required to do so by Delaware law.

Our Board of Directors may abandon or delay implementation of the Plan of Dissolution even if the plan is approved by our stockholders.

Even if our stockholders approve the Plan of Dissolution, the Board of Directors has reserved the right, in its discretion, to the extent permitted by Delaware law, to abandon or delay implementation of the Plan of Dissolution, in order, for example, to permit us to pursue new business opportunities or strategic transactions.

We may be the potential target of an acquisition.

Until we dissolve and terminate registration of Leadis common stock, we will continue to exist as a public company. We could become an acquisition target, through a hostile tender offer or other means, as a result of our business operations, non-cash assets, cash holdings or for other reasons. If we become the target of a successful acquisition, the Board of Directors could potentially decide to either delay or, subject to applicable Delaware law, abandon the Plan of Dissolution, and our stockholders may not receive any proceeds that would have otherwise been distributed in connection with the proposed liquidation and dissolution.

Our board members may have a potential conflict of interest in recommending approval of the Plan of Dissolution.

Because of the compensation and benefits payable as a result of termination of employment or other events, an indemnification insurance policy purchased for the benefit of directors and officers and/or our continuing indemnification obligations to directors, our directors and officers may be deemed to have a potential conflict of interest in recommending approval of the Plan of Dissolution. See “Proposal No. 1—Approval of the Plan of Dissolution—Interests of Directors and Officers in the Plan of Dissolution.”

Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us.

As a result of our liquidation and dissolution, for U.S. federal income tax purposes, stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value at the time of distribution of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their adjusted tax basis in their shares of our common stock. Any loss may generally be recognized only when the final distribution has been received (including transfers of assets to a liquidating trust) from us and we are unable, at this time, to predict when any final distribution would be made.

Tax treatment of any liquidating distributions may vary from stockholder to stockholder, and the discussions in this proxy statement regarding such tax treatment are general in nature. You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy for tax advice.

We have not requested a ruling from the Internal Revenue Service with respect to the anticipated tax consequences of the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

PROPOSAL NO. 1

APPROVAL OF THE PLAN OF DISSOLUTION

General

At the Special Meeting, stockholders will be asked to approve the voluntary dissolution and liquidation of the Company pursuant to the Plan of Dissolution. The Plan of Dissolution was approved by our Board of Directors, subject to stockholder approval, on September 15, 2009. A copy of the Plan of Dissolution is attached as Annex A to this proxy statement and incorporated herein by reference. Certain material features of the Plan of Dissolution are summarized below. Stockholders are urged to carefully read the Plan of Dissolution in its entirety.

BACKGROUND AND REASONS FOR THE PLAN OF DISSOLUTION

We were incorporated in Delaware on May 15, 2000. We design, market and sell analog and mixed-signal semiconductor products, primarily for use in consumer electronic devices. As a fabless semiconductor company, we outsource all of the fabrication, assembly and testing of our products to outside subcontractors. Traditionally, our core products have been mixed-signal color display drivers with integrated controllers, which are critical components of displays used in portable consumer electronic devices. Beginning in 2007, we expanded our product offerings to include light-emitting diode, or LED, drivers, power management, touch technology and consumer audio analog integrated circuits.

Our primary customers have traditionally been display module manufacturers, which incorporate our products into their display subassemblies for mobile phone manufacturers. For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, including net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 to $18.6 million in 2008. As a result of our continuing financial losses, the impact of the global economic downturn, the prospects for our business and other factors, we took a number of actions in 2009 that significantly narrowed the scope of our operations and reduced our expenses and cash burn. These actions are described more specifically below.

Background

In 2006, we recorded $101.2 million in revenue from sales of our display driver products. Our gross margin, however, declined to 13% and we lost $11.9 million for the fiscal year ended December 31, 2006. Faced with the prospect of continuing declining margins for our core display driver products, we embarked on a plan to (i) focus our display driver business on advanced technology and (ii) diversify our business beyond display drivers into synergistic markets. Beginning in 2007, we began developing LED drivers and touch sensor products for the consumer electronics markets, and mobile phones in particular. In February 2007, we acquired Mondowave Inc., a privately-held developer of portable audio components, and in December 2007, we acquired Acutechnology Semiconductor, Inc., a privately-held provider of power management IC products. Collectively, these actions significantly expanded the scope of our operating activities and the range of products we could offer.

For 2008, we set three primary goals: (i) return to quarterly sequential revenue growth with improved operating margins; (ii) re-establish the Company as a supplier of high-performance display driver products; and (iii) establish the Company as a provider of high-performance analog and touch sensor products. At that time, we anticipated that continued growth in sales of our display driver solutions, resulting from design wins that we secured in 2007 and early 2008, would provide the necessary revenue base to support the broader research and development expenses associated with our diversified operations. Several display driver programs with Tier-1 customers, however, did not ramp in the first half of 2008 as anticipated, and forecasts from these customers remained below previously projected levels for the remainder of the 2008 fiscal year.

In mid-2008, we began to focus on the preservation of our cash levels as revenue from sales of display driver products was not sufficient to offset the cost of research and development in the increased number of product areas. Our Board of Directors met to consider strategies to address our continuing financial losses and the potential impact of the worsening global economic climate on our business and operations, and determined that the prospects for our business were likely to continue to deteriorate due to continuing declines in demand for our core display driver products, and our likely continued difficulty in competing and realizing a profit as a small public company.

Between June 12, 2008 and December 31, 2008, our Board met more than ten times and considered several alternative strategies for the Company, including: (i) continuing current operations; (ii) making a sale or other disposition of all or part of the Company or its business; (iii) a “going-private” transaction; and (iv) an immediate shutdown and liquidation of the Company. In August 2008, we retained ThinkEquity LLC to provide financial advisory services to the Company and the Board of Directors with respect to strategic alternatives. ThinkEquity is a full-service, privately-owned investment bank experienced in providing advice in connection with merger and acquisitions and related transactions. Prior to this engagement, ThinkEquity had not provided any financial services to the Company. ThinkEquity conducted due diligence and provided analyses and other information related to the Board’s consideration of these strategic alternatives.

With the assistance of ThinkEquity, we initially focused on the sale of its audio products business. The With the assistance of ThinkEquity, we contacted over 20 potential suitors for the audio business between August and November 2008. We received several non-binding indications of interest from parties regarding the potential purchase of the Company’s audio business. In November 2008, we believed we were close to reaching a tentative agreement with a party to purchase our audio business. In late November, however, this party pulled out of negotiations to purchase the audio business based on overall economic conditions and that party’s own efforts to reduce its operating expenses. Following the withdrawal of this potential bidder from the process, we ceased further investment in our audio business, except as necessary to support existing customers, and continued to look for additional bidders.

While we initially focused primarily on the sale of our audio business, we received interest from other parties in acquiring other parts of our business. In addition to the pursuit of a sale of the audio business or other parts of the Company, during the second half of 2008 our Board of Directors and management also re-examined our product development strategy to examine whether we would have sufficient resources to allocate to our most promising businesses. As economic conditions further deteriorated in the latter part of 2008, we took actions to restructure our operations and reduce spending, including a reduction in our headcount.

In December 2008, our Board of Directors held meetings to discuss potential strategic alternatives in light of the worsening global economic conditions, our financial position and estimated financial results for 2009, the value proposition of each of our product lines, operating risks facing the Company, and other factors. In light of the challenges we faced, we continued to actively pursue strategic sales of parts of our business as well as other ways to reduce our overall operating expenses. As a result of these activities, we contacted or was contacted by more than 30 parties, including those parties contacted as part of the proposed sale of the audio business, regarding potential strategic transactions involving the Company’s business. These continued discussions resulted in several transactions over the first eight months of 2009:

•

In January 2009, we sold certain of our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea. The consideration paid was $3.5 million in the form of a non-interest bearing receivable due no later than January 2010 plus $0.5 million of assumed liabilities. The cash consideration has yet to be received, and the associated receivable carries risk of non-payment. To maintain the Company’s revenue levels while we continued to pursue strategic alternatives, we retained all but one of the display driver products that was then in commercial production. We also retained ownership of our proprietary EPiC™ technology for AM-OLED displays. As a result of this transaction, we ceased further investment in the development of new display driver products, significantly reducing our operating expenses.

•

In February 2009, we sold certain assets relating to one development-stage power management product to a publicly-traded supplier of analog and mixed-signal semiconductor products. Under the terms of the transaction, we were paid $2.3 million in cash for the assets, all of which has been received. In connection with this transaction, we ceased development of new power management integrated circuits.

•

In March 2009, we sold assets related to our audio business and transferred certain employees to a publicly-traded supplier of semiconductor products for consideration of $1.45 million in cash, all of which has been received.

•

In June 2009, we sold assets related to our touch sensor products and transferred certain employees to a publicly-traded supplier of semiconductor products for consideration of $6.25 million in cash, all of which has been received.

•

On August 15, 2009, we executed an Asset Purchase Agreement with IXYS CH GmbH for the sale of assets related to our LED driver and controller business and three of our legacy display driver products. This transaction was completed on September 14, 2009. The cash consideration for the assets was $3.5 million plus approximately $569,000 for product inventory and other related assets that were transferred at the closing of the transaction, of which approximately $3.2 million was paid at the closing and $875,000 is payable in March 2010.

As a result of the foregoing transactions, the Company’s business currently consists of several legacy display drivers products and approximately twelve power management products. Collectively, these products generate only modest revenue. The Company also continues to hold intellectual property rights to its proprietary EPiC™ technology for AM-OLED displays. The Company is not actively developing any new products.

At a meeting held on September 10, 2009, in light of the pending completion of the Company’s transaction with IXYS, our Board of Directors again discussed different strategic alternatives available to the Company, including a voluntary dissolution of the Company. At a meeting on September 15, 2009, our Board of Directors continued its earlier discussions regarding the voluntary dissolution of the Company. After discussion of the legal benefits and risks and the potential timing and costs of the strategic options available to the Company and, upon consideration of the Company’s financial situation, business prospects, and the continued challenging economic climate, our Board of Directors determined that the voluntary dissolution and liquidation and winding up of the Company under Delaware law is advisable and in the best interests of the Company and its stockholders, approved the Plan of Dissolution and recommended the Plan of Dissolution for approval of the stockholders. It was noted that the Plan of Dissolution could be abandoned by the Board if a more attractive transaction became available to the Company.

Reasons for Approving the Plan of Dissolution

In approving the Plan of Dissolution, the Board of Directors considered a variety of factors, including the following:

•

our inability to find a purchaser or strategic partner that valued the Company in excess of the value of its cash assets after engaging a financial advisor to solicit indications of interest from prospective parties;

•

the challenges that we would likely face in pursuing an acquisition strategy that would accelerate our growth, including competition for potential acquisition targets, our limited financial resources and the difficulties in successfully integrating acquisitions;

•	the substantial accounting, legal and other expenses associated with being a small publicly-traded company in light of our existing and expected revenues;

•

the Board’s belief that it would be in the best interest of our stockholders to allow our stockholders to determine how to best utilize cash resources rather than pursuing an alternative strategy such as entering into new markets or pursuing acquisitions;

•

the operating losses from our continuing operations in recent years, including for the year ended December 31, 2008, and the likelihood that we would continue to incur operating losses in future years;

•	the adverse effects of the economic downturn on the market for our products;

•

the possibility that our common stock will be delisted from the NASDAQ Global Market in the future if we do not regain compliance with the continued listing requirements of the NASDAQ Global Market as a result of our stock price; and

•	the Board’s ability to abandon the Plan of Dissolution if an alternate transaction providing greater value to our stockholders is presented to the Company.

The Board also considered potential negative factors relating to the Plan of Dissolution, including the uncertainty of the timing of distributions to stockholders, that stockholders will lose the opportunity to capitalize on the potential business opportunities and possible future growth of our business and on the potential future success had we elected to pursue an acquisition strategy or otherwise use our available cash to continue as a going concern, and that under applicable law our stockholders could be required to return to creditors some or all of the distributions made to stockholders in the liquidation.

The foregoing discussion of the information and positive and negative factors considered by our Board is not intended to be exhaustive. Our Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

Principal Provisions of the Plan of Dissolution

This section of the proxy statement describes material aspects of the proposed Plan of Dissolution. While we believe that the description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the Plan of Dissolution attached as Annex A to this proxy statement, and the other documents delivered with this proxy statement for a more complete understanding of the Plan of Dissolution.

Dissolution Under Delaware Law

Section 275 of the Delaware General Corporation Law, or DGCL, provides that a corporation may dissolve upon either (i) a majority vote of the board of directors of the corporation followed by a majority vote of its stockholders or (ii) a unanimous stockholder consent. Following such approval, the dissolution is effected by filing a Certificate of dissolution with the Delaware Secretary of State. Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

•	the settling and closing of any business;

•	the disposition and conveyance of any property;

•	the discharge of any liabilities;

•	the prosecution and defense of lawsuits, if any; and

•	the distribution of any remaining assets to the stockholders of the corporation.

If any action, suit or proceeding is commenced by or against the corporation before or within the winding up period, the corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

Description of the Dissolution Process

Following stockholder approval of the Plan of Dissolution, the Company will file a Certificate of dissolution with the Delaware Secretary of State as soon as reasonably practicable and the Board of Directors and management will take the steps enumerated in the Plan of Dissolution in order to wind up our business, pay-off all liabilities and distribute to stockholders any remaining assets in the Company. Upon approval of the Plan of Dissolution, the Company shall use its best efforts to sell, exchange or otherwise dispose of its assets on terms and conditions as the Board, in its reasonable judgment, deems expedient and in the best interests of the Company and its stockholders. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the sale of its assets, and the approval of the Plan of Dissolution by our stockholders will constitute the approval of any sale, exchange or other disposition of the property and assets of the Company contemplated by the Plan of Dissolution. The Company will also collect or make provision for the collection of all debts owing to the Company and pay or make reasonable provision to pay all of its and its subsidiaries claims and obligations.

Following the payment, or the provision for payment, of our indebtedness and other obligations, we intend to establish a reasonable contingency reserve in an amount determined by the Board to be sufficient to satisfy our liabilities, expenses and obligations not otherwise paid, provided for or discharged (the “Contingency Reserve”). The Contingency Reserve will be used to provide compensation for a trustee that may be appointed to manage a liquidating trust for the benefit of stockholders and for any claim against the Company or its subsidiaries which (i) is the subject of a currently pending action or lawsuit or (ii) is likely to arise within ten years after the date of dissolution.

Subject to establishment of the Contingency Reserve, the Plan of Dissolution provides for an initial cash distribution as soon as practicable following approval of the Plan of Dissolution by our stockholders. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of our Certificate of dissolution. All liquidating distributions will be made pro rata in accordance with the respective number of shares of Leadis common stock held of record on the effective date of our Certificate of dissolution. We currently estimate that, if we are able to dispose of substantially all of our non-cash assets, the aggregate amount of all liquidating distributions that we intend to pay to stockholders will be in the range of approximately $0.93 to $1.20 per share of Leadis common stock. We currently anticipate that the amount of the initial distribution will be near the low end of the $0.93 to $1.20 per share range. Many of the factors influencing the amount of cash that may be distributed to our stockholders as a liquidating distribution cannot be currently quantified with certainty and are subject to change. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Plan of Dissolution when you vote on the proposal to approve the Plan of Dissolution. You may receive substantially less than the low end of the current estimate.

Additionally, the Board may, but is not required to, establish a liquidating trust for the benefit of stockholders (the “Liquidating Trust”). Should the Board elect to establish the Liquidating Trust, as a final liquidating distribution, the Company will transfer to the Liquidating Trust any assets of the Company which (i) have not been previously distributed to stockholders or (ii) are held as the Contingency Reserve. The Liquidating Trust would be managed by a liquidating trustee (the “Trustee”) pursuant to a liquidating trust agreement and any conveyance of assets to the Trustee would be in trust for the stockholders of the Company. Approval of the Plan of Dissolution by stockholders shall constitute the approval of the appointment of the Trustee, the liquidating trust agreement and the transfer of any assets by the Company to the Liquidating Trust.

In the event of a transfer of assets to the Liquidating Trust, we would distribute, pro rata to the holders of Leadis common stock, beneficial interests in the Liquidating Trust. It is anticipated that the interests in the Liquidating Trust, if established, will not be transferable; therefore, although the recipients of the interests would be treated for U.S. federal income tax purposes as having received their pro rata share of property transferred to the Liquidating Trust and having contributed such property to the Liquidating Trust and will thereafter take into account for U.S. federal income tax purposes their allocable portion of any income, gain or loss realized by the Liquidating Trust, the recipients of the interests will not receive the value thereof unless and until the Liquidating Trust distributes cash or other assets to them.

We intend to close our stock transfer books and discontinue recording transfers of shares of Leadis common stock when we file a Certificate of dissolution with the Delaware Secretary of State, and thereafter certificates representing Leadis common stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law, and our capital stock and stock certificates evidencing the common stock will be treated as no longer being outstanding.

Conduct Following the Dissolution

Once the Certificate of dissolution is filed with the Delaware Secretary of State and becomes effective, we will continue to exist, but only for the purpose of winding up our affairs, and we will undertake to (i) convert to cash, by sales, as much of our remaining non-cash assets as possible, (ii) withdraw from any jurisdiction in which we are qualified to do business, (iii) pay or make provision for the payment of all of our expenses and liabilities, (iv) continue to indemnify our directors and officers as required by our Certificate of Incorporation, Bylaws and any contractual arrangements, and in connection therewith the Board of Directors and the Trustee shall have the authority to continue to pay the premiums on director and officer liability insurance, (v) create reserves for contingencies, (vi) prosecute, defend and settle lawsuits, if any, (vii) distribute our remaining assets, if any, to stockholders, and (viii) do any other act necessary to wind up and liquidate our business and affairs. The Board and management will oversee our dissolution and liquidation.

Right to Modify, Amend or Terminate the Plan of Dissolution

By approving the Plan of Dissolution, stockholders will be granting the Board of Directors the authority to modify, amend or abandon the Plan of Dissolution, without further action by stockholders and to the extent permitted by the DGCL, if it determines that such action would be in the best interests of the Company and its stockholders.

Liquidating Distributions; Nature; Amount; Timing

MANY OF THE FACTORS INFLUENCING THE AMOUNT OF CASH DISTRIBUTED TO OUR STOCKHOLDERS AS A LIQUIDATING DISTRIBUTION CANNOT CURRENTLY BE QUANTIFIED WITH CERTAINTY AND ARE SUBJECT TO CHANGE. ACCORDINGLY, YOU WILL NOT KNOW THE EXACT AMOUNT OF ANY LIQUIDATING DISTRIBUTIONS YOU MAY RECEIVE AS A RESULT OF THE PLAN OF DISSOLUTION WHEN YOU VOTE ON THE PROPOSAL TO APPROVE THE PLAN OF DISSOLUTION. YOU MAY RECEIVE SUBSTANTIALLY LESS THAN THE AMOUNT WE CURRENTLY ESTIMATE.

Although the Board of Directors has not established a firm timetable for distributions to our stockholders, if the Plan of Dissolution is approved, the Plan of Dissolution provides for an initial liquidating cash distribution as soon as practicable following such approval. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of our Certificate of dissolution. Prior to making any liquidating distribution, the Board or the trustee, if we have transferred our assets to the Liquidating Trust, must have made a determination that reasonable provision has been made for the prosecution, defense, settlement or other resolution of claims and the satisfaction of all reasonably ascertainable liabilities of the Company. We currently estimate that, if we are able to dispose of substantially all of our non-cash assets, the aggregate amount of all liquidating distributions that we intend to pay to stockholders will be in the range of approximately $0.93 to $1.20 per share of Leadis common stock. We currently expect that the initial cash distribution to be in an amount near the low end of the $0.93 to $1.20 per share range.

We currently anticipate that the majority of the remaining proceeds from the liquidation would be distributed before the end of 2010, and that any additional proceeds would be distributed by way of a final liquidating distribution, either from the Company or the Liquidating Trust, within three years after the approval of the Plan of Dissolution. However, if we are unable to sell our non-cash assets, if the proceeds of the sales of our non-cash assets are less than anticipated, if we are unable to settle or otherwise resolve existing claims for the amounts anticipated or if unanticipated claims are made against us, distributions to stockholders may be delayed and made over a longer period of time. The ultimate nature, amount and timing of all distributions will be determined by the Board or the Trustee, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations.

As of August 31, 2009, we had approximately $28.6 million in cash and cash equivalents. In addition, we received approximately $3.2 million on September 14, 2009 in connection with the closing of the sale of certain assets to IXYS Corporation. In addition to satisfying the liabilities reflected on our balance sheet, we anticipate using our cash during the liquidation process for a number of items, including, but not limited to, the following:

•	ongoing operating, overhead and administrative expenses;

•	purchasing a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to our filing of the Certificate of dissolution;

•	employee severance payments;

•	expenses incurred in connection with our dissolution and liquidation;

•	resolution of lease and other contractual obligations;

•	resolution of pending and potential claims, assessments and other obligations; and

•	professional, legal, tax, accounting and consulting fees.

This projected liquidation analysis assumes that the Plan of Dissolution will be approved by our stockholders. If the Plan of Dissolution is not approved by our stockholders, no liquidating distributions will be made. We intend to sell our remaining non-cash assets as soon as reasonably practicable after approval of the Plan of Dissolution; however, we have no way of knowing what will be the ultimate price received for our remaining non-cash assets. The amount of the Contingency Reserve established by the Board will be deducted before the determination of amounts available for distribution to stockholders. Based on the foregoing, we currently estimate that the aggregate amount ultimately distributed to our stockholders will be in the range of approximately $0.93 to $1.20 per share of Leadis common stock. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. You may receive substantially less than the amount of liquidating distributions we currently estimate, or you may not receive any liquidating distributions.

Estimated Liquidating Distributions to Stockholders

(in thousands, except per share amounts)

	Low Range	High Range
Current cash and investments as of August 31, 2009 (a)	$28,567	$28,567
Proceeds from sale of assets to IXYS Corporation (b)	3,194	3,194
Non-cash assets (c)	2,325	8,761

Total estimated assets	34,086	40,522

Employee compensation—severance (d)	(1,203)	(1,153)
Employee compensation—closing activities	(410)	(310)
Professional fees (e)	(250)	(110)
Insurance (f)	(130)	(75)
Other operating expenses (g)	(335)	(135)

Total operating expenses	(2,328)	(1,783)
Total estimated liabilities and reserves (h)	(3,406)	(2,151)

Estimated cash to distribute to shareholders	28,352	36,588

Shares outstanding (i)	30,554	30,554
Estimated per share distribution	$0.93	$1.20

Notes:

(a)	Consists of approximately $23.8 million in cash and cash equivalents and approximately $4.8 million in short-term investments.
(b)	This transaction was completed on September 14, 2009.
(c)	Consists of account receivables for product shipments, prepaid expenses and other deposits, tax refunds, and other non-cash assets to be sold in the wind up of the Company. Also, includes (i) $0 and approximately $3.5 million in the high and low estimates, respectively, related to the account receivable from the January 2009 sale of certain display driver assets to AsTEK, Inc. Due to the uncertainty of the value of our intellectual property, we have not included the value of intellectual property in Non-cash assets.
(d)	Estimated severance costs for remaining employees involved in the wind up operations. See also “Proposal No. 1—Approval of the Plan of Dissolution—Interests of Directors and Officers in the Plan of Dissolution” on page 27.
(e)	Estimated range of cash use for professional fees related to our liquidation and dissolution, as well as ongoing SEC reporting requirements.
(f)	Estimated range of cash use for the purchase of insurance, including directors and officers liability insurance, general liability and other insurance premiums.
(g)	Consists of ongoing operating, overhead and administrative expenses expected to be incurred through the wind up process, including independent contractor fees, dissolution and liquidation expenses, compliance costs, as well as other customary operating expenses.
(h)	Includes (i) approximately $1.8 million in accounts payable and accrued liabilities, (ii) approximately $300,000 in connection with the resolution of pending and potential claims, assessments and related obligations and liabilities, and (iii) approximately $1.3 million and $300,000 in the low and high estimates, respectively, for resolution of lease and contractual obligations and wind up costs.
(i)	Consists of 30,067,287 shares of common stock outstanding as of August 31, 2009, 415,000 shares of common stock issuable upon the exercise of in-the-money stock options having an exercise price of less than $0.80, the closing price of our common stock on the NASDAQ Global Market on August 31, 2009, and 71,663 shares issuable pursuant to restricted stock unit awards held by current employees as of August 31, 2009.

Sale of Our Assets

The Plan of Dissolution gives our Board of Directors the authority to sell all of our assets. Agreements for the sale of assets may be entered into prior to the Special Meeting and, if entered into, may be contingent on approval of the Plan of Dissolution at the Special Meeting. Authorization and approval of the Plan of Dissolution will constitute approval of any such agreements and sales. Sales of our remaining non-cash assets will be made on such terms as are approved by the Board and may be conducted by either competitive bidding, public sales or privately negotiated sales. We do not anticipate that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board. We do not anticipate amending or supplementing this proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depends largely on factors beyond our control, including, without limitation, the condition of financial markets, the condition of the semiconductor markets in general, the availability of financing to prospective purchasers of the assets, limitations on transferability of individual assets, and regulatory approvals. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Continuing Insurance

Following stockholder approval of the Plan of Dissolution, we will continue to indemnify our officers, directors, employees and agents for their lawful actions in accordance with our Certificate of Incorporation, Bylaws and any contractual arrangement, for the actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Liquidating Trust, if any. Additionally, we have maintained, and intend to continue to maintain, director and officer liability insurance for the benefit of such persons. As part of our wind-down, we intend to prepay the premium to continue to maintain such insurance for claims made following the filing of our certificate of dissolution. Since our insurance policy may, depending upon the circumstances, require us to pay the initial amount of any liability incurred and then to pay the further costs of defending a claim, subject to reimbursement from the insurance carrier, we intend to establish a contingency reserve to cover such possible contingency.

Reporting Requirements

Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities and Exchange Act of 1934, as amended even though compliance with such reporting requirements may be economically burdensome and of minimal value to our stockholders. In order to curtail expenses, we will seek to deregister the Company under the Exchange Act, and avoid the applicable reporting requirements thereof to the extent that continued reporting is otherwise required. We anticipate that, if granted such relief, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require. However, the SEC may not grant us the requested relief. To the extent that we are unable to suspend our obligation to file periodic reports with the SEC, we would be obligated to continue complying with the applicable reporting requirements of the Exchange Act and will be required to continue to incur the expenses associated with these reporting requirements, which will reduce the cash available for distribution to our stockholders.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under Delaware law, we are required, in connection with our liquidation and dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the authorization and approval of the Plan of Dissolution by our stockholders, we intend to pay all expenses and fixed and other known liabilities, and establish the Contingency Reserve, which will include cash and other assets which we believe to be sufficient, based on factors known to us, to satisfy such liabilities, including additional liabilities arising out of contingent claims that are not yet reflected on our balance sheet, and other claims that might arise. We are currently unable to estimate with precision the amount of the Contingency Reserve which may be required, but that amount will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the Contingency Reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the Contingency Reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the Contingency Reserve. Subsequent to the establishment of the Contingency Reserve, we intend to distribute to our stockholders any portions of the Contingency Reserve which are deemed no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve had been established have been satisfied in full, we intend to distribute to our stockholders any remaining portion of the Contingency Reserve.

The Plan of Dissolution provides that the Board may, in its discretion, transfer as a final liquidating distribution, our remaining assets and liabilities, including the Contingency Reserve, to the Liquidating Trust, which would then have responsibility for disposing of assets, settling and paying liabilities and making distributions to stockholders. Such a transfer would be pursuant to a liquidating trust agreement with the Trustee on such terms and conditions as may be approved by the Board. The Board would appoint the Trustee, which could be an officer or director of the Company. Stockholder approval of the Plan of Dissolution will constitute stockholder approval of the Board’s trustee appointment and any liquidating trust agreement. In the event of a transfer of assets to the Liquidating Trust, we would distribute, pro rata to our stockholders, beneficial interests in the Liquidating Trust. It is anticipated that the interests would be evidenced only by the records of the Liquidating Trust and there would be no certificates or other tangible evidence of such interests and that no holder of Leadis common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of Leadis common stock in order to receive the interests. It is also anticipated that the interests in the Liquidating Trust, if established, will not be transferable. Therefore, although the recipients of such interests would be treated for U.S. federal income tax purposes as having received their pro rata share of property transferred to the Liquidating Trust and having contributed such property to the Liquidating Trust and will thereafter take into account for U.S. federal income tax purposes their allocable portion of any income, gain or loss realized by the Liquidating Trust, the recipients of interests will not receive the value thereof unless and until the Liquidating Trust distributes cash or other assets to them.

Under Delaware law, in the event that the Contingency Reserve proves to be inadequate for payment of our expenses and liabilities, or should the Contingency Reserve and the assets held by the Liquidating Trust be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata share of such excess, limited to the amounts theretofore received by such stockholder from us and from the Liquidating Trust.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the Liquidating Trust, a creditor of ours could seek an injunction against the making of distributions under the Plan of Dissolution on the ground that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan of Dissolution.

Final Record Date For Receiving Liquidating Distributions

We intend to close our stock transfer books and discontinue recording transfers of shares of Leadis common stock when we file a certificate of dissolution with the Delaware Secretary of State (the “Final Record Date”), and thereafter certificates representing Leadis common stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law, and our capital stock and stock certificates evidencing the common stock will be treated as no longer being outstanding. Additionally, after the Final Record Date, we will not issue any new stock certificates. We anticipate that no further trading of our shares will occur on or after the Final Record Date. See “—Trading of Leadis Common Stock and Interests in the Liquidating Trust” below.

All liquidating distributions from us or the Liquidating Trust on or after the Final Record Date will be made to stockholders according to their holdings of Leadis common stock as of the Final Record Date. Subsequent to the Final Record Date, we may at our election require stockholders to surrender certificates representing their shares of Leadis common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the Liquidating Trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for those stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing Leadis common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Trading of Leadis Common Stock and Interests in the Liquidating Trust

We anticipate that we will request that our common stock be delisted from the NASDAQ Global Market at the close of business on the date that we file the Certificate of dissolution with the Delaware Secretary of State and that trading of our shares on the NASDAQ Global Market will be suspended on that date or as soon thereafter as is reasonably practicable. We also currently expect to close our stock transfer books on or around the date that we file the Certificate of dissolution with the Delaware Secretary of State and to discontinue recording transfers and issuing stock certificates (other than replacement certificates) at that time. Accordingly, it is expected that trading in our shares of common stock will cease after the date that we file the Certificate of dissolution with the Delaware Secretary of State.

We anticipate that the interests in the Liquidating Trust, if established, will not be transferable, although no determination has yet been made. This determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the Liquidating Trust and will be based on, among other things, the Board’s and management’s estimate of the value of the assets being transferred to the Liquidating Trust, tax consequences and the impact of compliance with applicable securities laws. The Liquidating Trust may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on the NASDAQ Stock Market or another national securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Treatment of Stock Options

Options to acquire shares of Leadis common stock granted under the Company’s various stock incentive plans that are outstanding immediately prior to the approval of the Plan of Dissolution, vested or unvested, will be cancelled as of the date on which our certificate of dissolution is filed with the Delaware Secretary of State, which is expected to occur promptly after approval of the Plan of Dissolution by our stockholders.

Absence of Appraisal Rights

Under Delaware law, our stockholders are not entitled to appraisal rights for their shares of Leadis common stock in connection with the transactions contemplated by the Plan of Dissolution.

Regulatory Approvals

Except for filing the certificate of dissolution with the Delaware Secretary of State and compliance with the DGCL, the rules and regulations of the SEC and the United States Internal Revenue Code, no United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Interests of Directors and Officers in the Plan of Dissolution

In considering the recommendation of the Board of Directors to approve the Plan of Dissolution, you should be aware that our directors and our executive officers have interests that may be different from, or are in addition to, your interests as a stockholder. The Board was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the Plan of Dissolution.

Following dissolution, we will continue to indemnify our officers, directors, employees and agents in accordance with our certificate of incorporation and bylaws for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs, and we will continue to compensate our officers, directors and employees in connection with their services provided in connection with the implementation of the Plan of Dissolution, if any. As part of our dissolution process, we intend to purchase a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to our filing of the certificate of dissolution. We also will continue to indemnify our directors, officers, employees, consultants, and agents to the maximum extent permitted in accordance with applicable law, our certificate of incorporation and bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs, and we will indemnify any trustees and their agents on similar terms. Our board of directors and any trustees are authorized to obtain and maintain insurance for the benefit of such directors, officers, employees, consultants, agents and any trustees to the extent permitted by law and as may be necessary or appropriate to cover our obligations under the Plan of Dissolution, including seeking an extension in time and coverage of our insurance policies currently in effect.

Each of our officers and directors have vested and exercisable options to purchase an aggregate of 2,296,399 shares of our common stock. Pursuant to the terms of the plans under which the options were granted, we are required to give notice to option holders prior to a proposed liquidation or dissolution of the Company notifying the holders that options that have not been exercised prior to the effective date of the dissolution will automatically terminate on the effective date. Based on the estimated per share liquidating distribution to be made to stockholders under the Plan of Dissolution, we expect that approximately 395,000 shares subject to options held by our directors and executive officers will be exercised prior to their termination. See “Security Ownership of Certain Beneficial Owners and Management” for information on the number of shares and options held by our directors and executive officers.

Following approval of the Plan of Dissolution, we expect to reduce the annual fees paid to our non-employee directors from the current rate of $30,000 to $15,000.

Certain of our officers and other employees are entitled to benefits under the Change of Control and Severance Benefit Plan adopted by the Company in June 2006, including Antonio Alvarez, our Chief Executive Officer, John Allen, our Chief Financial Officer, and Skip Wong, our Executive Vice President of Operations. Under this Plan, if we were to terminate Mr. Alvarez’s employment with us without cause following approval of the Plan of Dissolution, Mr. Alvarez would be entitled to receive (i) his base salary, health insurance and general benefits for a period of two years from the effective date of the termination of his employment; (ii) immediate vesting of his unvested and outstanding stock options; and (iii) a one-time termination payment equal to 80% of twice his annual base salary. Under this Plan, if we were to terminate Mr. Allen’s employment with us without cause following approval of the Plan of Dissolution, Mr. Allen be entitled to receive (i) his base salary and health insurance benefits for a period of one year from the effective date of the termination of his employment;

(ii) immediate vesting of his unvested and outstanding stock options; and (iii) a one-time termination payment equal to 50% of his annual base salary. Under this Plan, if we were to terminate Mr. Wong’s employment with us without cause following approval of the Plan of Dissolution, Mr. Wong would be entitled to receive (i) his base salary and health insurance benefits for a period of six months from the effective date of the termination of his employment and (ii) immediate vesting of his unvested and outstanding stock options. If the Plan of Dissolution is approved by stockholders, it is contemplated that the employment with the Company of Messrs. Alvarez, Allen and Wong will be terminated when their services are no longer required in connection with the winding up of the Company and the liquidation of its assets.

In an effort to reduce expenses and preserve assets available for distribution to our stockholders, the Company and Messrs. Alvarez and Allen have agreed to reduce the amount of benefits payable to them in connection with the proposed liquidation and dissolution of the Company. Upon the termination of his employment, which is expected to occur after approval of the Plan of Dissolution by our stockholders, Mr. Alvarez will be paid severance benefits equal to his annual base salary of $350,000 plus health insurance and general benefits for a period of one year from the effective date of the termination of his employment, estimated to be approximately $17,500. The Board of Directors has also approved a consulting relationship with Mr. Alvarez in the amount of $6,000 per month to assist with the sale of the Company’s remaining non-cash assets following the anticipated termination of his employment. Upon the termination of his employment, which is expected to occur after approval of the Plan of Dissolution by our stockholders, Mr. Allen will be paid severance benefits equal to six months of his annual base salary, or $110,250, plus health insurance and general benefits for a period of nine months from the effective date of the termination of his employment, estimated to be approximately $15,500. The Board of Directors has also approved a consulting relationship with Mr. Allen in the amount of $4,000 per month to assist with the wind down of the Company following the anticipated termination of his employment.

Based upon his role in connection with the transactions completed by the Company in 2009 and to help retain his services through the special meeting, the Board of Directors approved an increase in the severance benefits payable to Mr. Wong. Upon the termination of his employment, which is expected to occur after approval of the Plan of Dissolution by our stockholders, Mr. Wong will be paid severance benefits equal to nine months of his annual base salary, or $165,000, plus health insurance and general benefits for a period of nine months from the effective date of the termination of his employment, estimated to be approximately $12,500. The Board of Directors has also approved a consulting relationship with Mr. Wong in the amount of $4,000 per month to assist with the wind down of the Company following the anticipated termination of his employment.

The Company may terminate the consulting relationships with Messrs. Alvarez, Allen and Wong at any time when their services are no longer needed in connection with the wind down of the Company.

Certain Federal and State Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the liquidation and dissolution of the Company to certain holders of Leadis common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Leadis common stock. In addition, this summary does not address the U.S. federal income tax consequences of the liquidation and dissolution to holders of Leadis common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their Leadis common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of Leadis common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to any holder of Leadis common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the liquidation and dissolution under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax treatment of the Plan of Dissolution, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Each holder of Leadis common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the liquidation and dissolution to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Distributions, if any, to stockholders pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

Income Taxation of the Company

After the approval of the Plan of Dissolution and until our liquidation is completed, we will continue to be subject to U.S. federal income tax on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations. Upon the sale of any of our assets in connection with our liquidation and dissolution, we will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the consideration received for each asset sold and (ii) our adjusted tax basis in the asset sold. We do not expect to recognize any gain or loss upon the distribution of cash to our stockholders in liquidation of their shares of Leadis common stock. We currently do not anticipate making distributions of property other than cash to stockholders in our liquidation. In the event we were to make a liquidating distribution of property other than cash to our stockholders, we may recognize gain upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution. We currently do not anticipate that our dissolution and liquidation pursuant to the Plan of Dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.

Federal Income Taxation of the Stockholders

In general, for U.S. federal income tax purposes, we intend that amounts received by our stockholders pursuant to the Plan of Dissolution will be treated as full payment in exchange for their shares of Leadis common stock. As a result of our dissolution and liquidation, stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them (including transfers of assets to a liquidating trust) and (ii) their tax basis for their shares of Leadis common stock. In general, a stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder, and the value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. In general, gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of all liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss generally will be recognized by a stockholder only when the stockholder receives our final liquidating distribution to stockholders (including transfers of assets to a liquidating trust), and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder generally will be capital gain or loss and will be long term capital gain or loss if the stock has been held for more than one year; otherwise it will be treated as short term capital gain or loss. The deductibility of capital losses is subject to limitations.

In the unlikely event we make a liquidating distribution of property other than cash to our stockholders, a stockholder’s tax basis in such property immediately after the distribution generally will be the fair market value of the property received by the stockholder at the time of distribution. Gain or loss realized upon the stockholder’s future sale of that property generally would be measured by the difference between the proceeds received by the stockholder in the sale and the tax basis of the property sold.

In the event that our liabilities are not fully covered by the assets in the Contingency Reserve or otherwise satisfied through insurance or other reasonable means (See “—Contingent Liabilities; Contingency Reserve; Liquidating Trust” above), payments made by a stockholder in satisfaction of those liabilities generally would produce a capital loss for such stockholder in the year the liabilities are paid. The deductibility of any such capital loss would generally be subject to certain limitations under the Code.

Liquidating Trusts

If we transfer assets to the Liquidating Trust, a stockholder generally should be treated for U.S. federal income tax purposes as having received a pro rata share of the property transferred to the Liquidating Trust, reduced by the amount of known liabilities assumed by the Liquidating Trust or to which the property transferred is subject, and having contributed such assets and liabilities to the Liquidating Trust. Our transfer of assets to the Liquidating Trust will cause a stockholder to be treated in the same manner for U.S. federal income tax purposes as if the stockholder had received a distribution directly from us. The Liquidating Trust should not be subject to U.S. federal income tax, assuming that it is treated as a liquidating trust for U.S. federal income tax purposes. After formation of the Liquidating Trust, a stockholder must take into account for U.S. federal income tax purposes the stockholder’s allocable portion of any income, gain or loss recognized by the Liquidating Trust. As a result of our transfer of assets to the Liquidating Trust and the ongoing operations of the Liquidating Trust, stockholders may be subject to tax, whether or not they have received any actual distributions from the Liquidating Trust with which to pay such tax. There can be no assurance that the Liquidating Trust described in the Plan of Dissolution will be treated as a liquidating trust for federal income tax purposes.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash distributions made to holders of Leadis common stock in connection with the liquidation and dissolution unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of Leadis common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Leadis common stock.

The foregoing summary of U.S. federal income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of each stockholder. Each stockholder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the Plan of Dissolution as well as any state, local, and foreign tax consequences.

Vote Required and Board Recommendation

The authorization and approval of the Plan of Dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of Leadis common stock. Members of the Board and our executive officers who hold (not including options to purchase shares of Leadis common stock) as of September 1, 2009 an aggregate of 1,378,503 shares of Leadis common stock (approximately 4.6% of the outstanding shares of Leadis common stock as of September 1, 2009) have indicated that they will vote in favor of the Plan of Dissolution.

THE BOARD BELIEVES THAT THE PLAN OF DISSOLUTION IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

PROPOSAL NO. 2

APPROVAL OF ADJOURNMENT OF SPECIAL MEETING TO SOLICIT

ADDITIONAL PROXIES

General

At the Special Meeting, we may ask our stockholders to vote on a proposal to adjourn the Special Meeting to another date, time or place, if deemed necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal No. 1—Approval of the Plan of Dissolution. Any adjournment of the Special Meeting may be made without notice, other than by the announcement made at the Special Meeting, if the votes cast in favor of the adjournment proposal by the holders of shares of our common stock entitled to vote on the proposal exceed the votes cast against the proposal at the Special Meeting. However, if the adjournment is for more than 120 days from the date set for the original meeting, a new record date for the adjourned meeting shall be fixed and a new notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. If we adjourn the Special Meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

Required Vote

The approval of any adjournment of the Special Meeting requires that the votes cast in favor of the proposal exceed the votes cast against the proposal at the Special Meeting. Abstentions from voting and broker non-votes will have no impact on the vote on Proposal No. 2.

Recommendation of our Board of Directors

Our board of directors unanimously recommends that stockholders vote “FOR” approval of Proposal No. 2.

IMPORTANT INFORMATION CONCERNING LEADIS TECHNOLOGY, INC.

Description of Business

For a description of our business, see the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is attached as Annex B to this proxy statement, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is attached as Annex C to this proxy statement, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which is attached as Annex D to this proxy statement. The Form 10-K and Form 10-Qs that are attached to this proxy statement as annexes do not include the exhibits originally filed with such reports. Copies of these reports, including the exhibits to such reports, are available without charge upon written request to: Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, CA 94086.

Selected Financial Data

Set forth below is selected financial data for Leadis for the periods indicated. We derived the selected statement of operations data for the years ended December 31, 2008, 2007 and 2006 and balance sheet data as of December 31, 2008 and 2007 from our audited financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2008, a copy of which is being delivered with this proxy statement as Annex B. We derived the selected statement of operations data for the years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2006, 2005, and 2004 from our audited financial statements which are not being delivered with or incorporated by reference into this proxy statement. We derived the statements of operations data for the six months ended June 30, 2009 and the balance sheet data as of June 30, 2009 from our unaudited financial statements that are included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, a copy of which is being delivered with this proxy statement as Annex D. Our historic results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as well as the sections of each of those reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our board of directors approved the Plan of Dissolution, subject to stockholder approval, on September 15, 2009. The information presented below and delivered with and incorporated by reference into this proxy statement does not include any adjustments necessary to reflect the possible future effects on recoverability of the assets or satisfaction of liabilities that may result from adoption of the Plan of Dissolution or our potential to complete such a plan in an orderly manner.

	Six Months Ended June 30, 2009	Year Ended December 31,

		2008	2007	2006	2005	2004
Statement of operations data:
Revenue	$4,840	$18,556	$39,581	$101,208	$64,182	$150,250
Cost of sales	4,051	21,899	36,343	88,506	50,197	97,725

Gross profit (loss)	789	(3,343)	3,238	12,702	13,985	52,525
Research and development expenses	4,203	21,631	18,599	13,796	14,522	14,964
Selling, general and administrative expenses	4,496	17,011	16,383	14,785	12,766	8,545
Amortization of purchased intangible assets	—	1,750	2,090	—	—	—
Impairment of goodwill and intangible assets	—	9,498	—	—	—	—
In-process research and development	—	—	2,470	—	—	—

Total operating expenses	8,699	49,890	39,542	28,581	27,288	23,509
Net gain on sales of assets and technology	(6,937)	—	—	—	—	—

Operating income (loss)	(973)	(53,233)	(36,304)	(15,879)	(13,303)	29,016
Interest and other income, net	694	879	4,392	4,349	2,718	956

Income (loss) before provision for (benefit from) income taxes	(279)	(52,354)	(31,912)	(11,530)	(10,585)	29,972
Provision for (benefit from) income taxes	(240)	(821)	(980)	523	765	12,379

Income (loss) before cumulative effect of change in accounting principle, net of tax	(39)	(51,533)	(30,932)	(12,053)	(11,350)	17,593
Cumulative effect of change in accounting principle, net of tax	—	—	—	142	—	—

Net income (loss)	$(39)	$(51,533)	$(30,932)	$(11,911)	$(11,350)	$17,593

Basic net income (loss) per share before cumulative effect of change in accounting principle	$(0.00)	$(1.76)	$(1.06)	$(0.42)	$(0.40)	$0.72
Cumulative effect of change in accounting principle	—	—	—	0.01	—	—

Basic net income (loss) per share	$(0.00)	$(1.76)	$(1.06)	$(0.41)	$(0.40)	$0.72

Diluted net income (loss) per share before cumulative effect of change in accounting principle	$(0.00)	$(1.76)	$(1.06)	$(0.42)	$(0.40)	$0.63
Cumulative effect of change in accounting principle	—	—	—	0.01	—	—

Diluted net income (loss) per share	$(0.00)	$(1.76)	$(1.06)	$(0.41)	$(0.40)	$0.63

Weighted-average number of shares used in calculating net income (loss) per share:
Basic	29,627	29,260	29,119	28,802	28,143	24,469
Diluted	29,627	29,260	29,119	28,802	28,143	27,817

	June 30, 2009	December 31,
		2008	2007	2006	2005	2004
Balance sheet data:
Cash and cash equivalents	$25,107	$21,642	$33,945	$62,697	$72,801	$45,012
Short-term investments	$3,556	$7,726	$31,286	$43,845	$34,077	$63,961
Working capital	$33,773	$29,555	$68,418	$109,310	$116,040	$124,351
Total assets	$38,628	$42,769	$99,579	$140,729	$143,914	$154,815
Total stockholders’ equity	$34,411	$32,913	$83,477	$114,037	$119,815	$127,106

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the ownership of the Company’s common stock as of September 1, 2009 by: (i) each director and named executive officer of the Company; (ii) all directors and named executive officers of the Company as a group; and (iii) all those known by the Company to be beneficial owners of more than five percent of the Company’s common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total (%)
Directors and Executive Officers
Antonio Alvarez (2)	1,019,371	3.3
John Allen (3)	193,064	*
Kaichiu (“Skip”) Wong (4)	62,395	*
Alden Chauvin (5)	37,499	*
Keunmyung (“Ken”) Lee (6)	1,625,480	5.1
Douglas McBurnie (7)	63,333	*
James Plummer (8)	187,500	*
Jack Saltich (9)	80,833	*
Sam Srinivasan (10)	10,833	*
All executive officers and directors as a group (9 persons) (11)	3,280,308	10.3

5% Stockholders
Dialectic Capital Management, LLC (12)	3,019,063	10.0
153 East 53rd Street, 29th Floor
New York, NY 10022

Firelake Strategic Technology Fund, LP (13)	2,100,000	7.0
575 High Street, Suite 330
Palo Alto, CA 94301

Kettle Hill Capital Management, LLC (14)	3,877,631	12.9
101 Park avenue, 23rd Floor
New York, NY 10178

Renaissance Technologies LLC (15)	2,220,300	7.4
800 Third Avenue
New York, NY 10022

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days after September 1, 2009. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. However, of the aggregate 1,901,805 shares issuable pursuant to options held by directors or executive officers and included in the ownership table below, only 395,000 have an exercise price below $0.93, which is the low range of the estimated aggregate amount that would be available for distribution in connection with the dissolution and liquidation of the Company. Applicable percentages are based on 30,070,487 shares outstanding on September 1, 2009, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed is c/o Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

(2)	Includes 890,621 shares issuable upon exercise of outstanding options exercisable within 60 days after September 1, 2009, and 8,750 issuable pursuant to a restricted stock unit award issued in September 2007.
(3)	Includes 161,085 shares issuable upon exercise of outstanding options exercisable within 60 days after September 1, 2009.
(4)	Includes 59,895 shares issuable upon exercise of outstanding options exercisable within 60 days after September 1, 2009.
(5)	Includes 37,499 shares issuable upon exercise of outstanding options exercisable within 60 days after September 1, 2009.
(6)	Includes 300,000 shares held by Keunmyung Lee and Buyong Lee, or successors in trust, under the Edina Yerim-Holly Trust dated 11/26/03 (the “Yerim-Holly Trust”), of which Dr. Lee is a co-trustee and 891,500 shares held by Keunmyung Lee and Buyong Lee, Trustees, Keunmyung Lee and Buyong Lee Living Trust dated 11/2/00. Dr. Lee disclaims beneficial ownership of the shares held by the Yerim-Holly Trust except to the extent of his pecuniary interest therein. Also includes 430,206 shares issuable upon exercise of outstanding options exercisable within 60 days after September 1, 2009.
(7)	Includes 63,333 shares issuable upon exercise of outstanding options exercisable within 60 days after September 1, 2009.
(8)	Includes 187,500 shares issuable upon exercise of outstanding options exercisable within 60 days after September 1, 2009.
(9)	Includes 60,833 shares issuable upon exercise of outstanding options exercisable within 60 days after September 1, 2009.
(10)	Includes 10,833 shares issuable upon exercise of outstanding options exercisable within 60 days after September 1, 2009.
(11)	Includes 1,901,805 shares issuable upon exercise of stock options held by all executive officers and directors currently exercisable or exercisable within 60 days after September 1, 2009. See footnotes (2) through (10) above.
(12)	As reported in a Schedule 13D filed with the Securities and Exchange Commission on October 24, 2008 by Dialectic Capital Management, LLC.
(13)	As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2009 by Firelake Strategic Technology Fund, L.P.
(14)	As reported in a Form 4 filed with the Securities and Exchange Commission on January 16, 2009 by Kettle Hill Capital Management, LLC.
(15)	As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009 by Renaissance Technologies LLC.

Market for Our Common Stock

Our common stock trades on the NASDAQ Global Market under the symbol “LDIS.” The following table sets forth, for the periods indicated, the high and low closing sales prices for our common stock as quoted on the NASDAQ Global Market for each full quarterly period. The closing sales price of our common stock on the NASDAQ Global Market was $0.85 on September 17, 2009, the trading day prior to the announcement that our board of directors approved the Plan of Dissolution.

	2009		2008		2007
	High	Low	High	Low	High	Low
Fiscal Year Ended December 31,
First Quarter	$0.64	$0.30	$2.80	$1.83	$5.01	$3.95
Second Quarter	0.67	0.52	1.95	1.59	4.16	3.43
Third Quarter (1)	0.87	0.70	1.52	0.75	3.59	3.09
Fourth Quarter	—	—	0.77	0.29	3.42	2.62

(1)	For the third quarter of 2009, reflects high and low sales prices through September 15, 2009. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

As of September 1, 2009, there were approximately 22 holders of record of our common stock.

No cash dividends have ever been paid on our common stock. In accordance with the Plan of Dissolution, it is anticipated that, if the Plan of Dissolution is approved by our stockholders, we will make one or more liquidating distributions to our stockholders.

STOCKHOLDER PROPOSALS

We do not intend to hold a 2009 annual meeting of stockholders if the Plan of Dissolution is approved and we file our Certificate of dissolution. If the Plan of Dissolution is not approved and we hold an annual meeting of the stockholders, stockholder proposals and nominations for election to our Board of Directors intended to be presented at that meeting would be required to be received by us, in writing (containing certain information specified in our bylaws about the stockholder and the proposed action), at our corporate headquarters, located at 800 W. California Avenue, Suite 200, Sunnyvale, CA 94086, no fewer than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that if less than 100 days notice or prior public disclosure of the date of the annual meeting is given to the stockholders, then, in order for any stockholder proposal or nomination to be considered timely, such stockholder proposal or nomination must have been received by us by the close of business on the 10th day following the earlier of the day on which (i) notice of the date of the annual meeting was mailed or (ii) public disclosure of the date was made. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal or nomination included in our proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

You should rely only on the information contained in this proxy statement. No one has been authorized to provide you with information that is different from what is contained in this proxy statement. The date of this proxy statement is [ · ], 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement will not create any implication to the contrary.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have additional questions about the Special Meeting, you should contact:

John K. Allen, Secretary

Leadis Technology, Inc.

800 W. California Avenue, Suite 200

Sunnyvale, California 94086

Telephone: (408) 331-8610

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Leadis Technology, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Leadis Technology, Inc., John K. Allen, Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, CA 94086. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and delivered to you with this proxy statement. This proxy statement incorporates by reference the following documents:

•	our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 31, 2009, a copy of which is attached hereto as Annex B;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 15, 2009, a copy of which is attached hereto as Annex C; and

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on August 14, 2009, a copy of which is attached hereto as Annex D.

In addition, all documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting or any adjournment or postponement thereof will be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

By Order of the Board of Directors

John K. Allen Chief Financial Officer and Secretary

[ — ], 2009

Copies of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Reports to the Securities and Exchange Commission on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, including the exhibits to such reports, are available without charge upon written request to: Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, CA 94086.

Annex A

LEADIS TECHNOLOGY, INC.

PLAN OF DISSOLUTION

This Plan of Dissolution (the “Plan”) is for the purpose of effecting an orderly liquidation and/or windup (the “Liquidation and Wind Up”) of LEADIS TECHNOLOGY, INC., a Delaware corporation (the “Company”) including, without limitation and in the discretion of the Board of Directors of the Company (the “Board”), through a dissolution under the laws of the State of Delaware (the “Dissolution”), in accordance with Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

The Board has determined in its reasonable business judgment that it is advisable and in the best interests of the Company and its stockholders and creditors that the Company commence an orderly Liquidation and Wind Up as soon as practicable. The Board has appointed Michael Morehead, the Company’s General Counsel, or any successor person as the Board may later designate, as manager (collectively, the “Manager”) to oversee the sale of the Company’s assets and the Company’s Liquidation and Wind Up, subject to any further approvals by the Board required under this Plan. The Manager shall be deemed a Board appointed officer of the Company for the purposes of implementing this Plan.

1. Approval of this Plan By Stockholders. The Board has adopted this Plan and called a special meeting (the “Meeting”) of the holders of the Company’s common stock to approve the implementation of this Plan, including without limitation the Dissolution of the Company pursuant to this Plan, as required by applicable law and the Company’s current Certificate of Incorporation and Amended and Restated Bylaws (collectively, the “Charter”). If stockholders holding a majority of the Company’s common stock, par value $0.001 per share (the “Common Stock”), vote in favor of the approval of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the implementation of this Plan and the Dissolution of the Company pursuant to this Plan if the Meeting is adjourned to later date (the “Adoption Date”). If, notwithstanding the approval of the implementation of the Plan and the Dissolution of the Company pursuant to this Plan by the stockholders of the Company, the Board determines that it would be in the best interests of the Company and its stockholders and creditors not to implement this Plan or initiate a Dissolution, then the implementation of this Plan and/or the Dissolution of the Company pursuant to this Plan may be abandoned, delayed until a future date to be determined by the Board, or abandoned and re-initiated at a future date to be determined by the Board.

2. Corporate Action Following Adoption of the Plan. From and after the Adoption Date, and subject to the discretionary right of the Board to abandon, delay, or abandon and later re-initiate implementation of this Plan and/or the Dissolution of the Company pursuant to this Plan, the Manager shall complete the following corporate actions:

(a) The Board shall determine whether and when to (i) transfer the Company’s remaining property and assets to a liquidating trust (established pursuant to Section 4 hereof, or (ii) collect, sell, exchange or otherwise dispose of its remaining property and assets in one or more transactions upon such terms and conditions as the Manager, in the Manager’s absolute discretion, deems expedient and in the best interests of the Company and its stockholders and creditors, provided, however, that Board approval (not any further stockholder approval) shall be required as to (i) a settlement of any dispute where the amount in controversy is $25,000 or more, or (ii) the sale of any asset of the Company valued at $25,000 or more. It is understood that the Company has already commenced the sale and disposition of its assets and such sales and disposition are hereby ratified and approved. The Company’s remaining assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall use reasonable efforts to collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company. Approval of this Plan by the stockholders of the Company shall constitute the approval of the stockholders of the sale, exchange, transfer or other disposition of all of the property of the Company in furtherance of the Liquidation and Wind Up, whether such sale, exchange, transfer or other disposition occurs in one transaction or a series of transactions, and shall constitute a ratification of all contracts for sale, exchange, transfer or other disposition which are conditioned on approval of this Plan.

(b) The Company shall distribute pro rata to its stockholders in accordance with the provisions in the Charter and the DGCL, available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the known liabilities and obligations of the Company. Any such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Manager or the Trustee(s) (as defined in Section 4), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Manager or the Trustee(s), in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy claims against and any unmatured or contingent liabilities and obligations of, the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and the Liquidation and Wind Up provided for in this Plan.

(c) The Company shall file final federal and comparable state income tax reporting forms as required by applicable law.

3. Stock Matters, Redemption and Cancellations of Stock.

(a) Distributions to the stockholders of the Company pursuant to Section 2 hereof shall be in complete redemption and cancellation of all of the outstanding capital stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Manager or the Trustee(s), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Manager or the Trustee(s) of the loss, theft or destruction of their certificates evidencing the stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Manager or the Trustee(s).

(b) The Company will finally close its stock transfer books and discontinue recording transfers of stock on the earliest to occur of (i) the close of business on the record date fixed by the Manager for the liquidating distribution or (ii) such other date on which the Manager or the Trustee(s), in accordance with applicable law, determines and closes such stock transfer books, and thereafter certificates representing stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

(c) If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

4. Liquidating Trust(s).

(a) If deemed necessary, appropriate or desirable by the Board, in its absolute discretion, in furtherance of the Liquidation and Wind Up, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees (the “Trustee(s)”), for the benefit of its stockholders and/or creditors, one or more liquidating trusts (the “Trust(s)”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, Including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustee(s) appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustee(s), shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained contingent liabilities. Further, any conveyance of assets to the Trustee(s) shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 2 of this Plan. Any such conveyance to the Trustee(s) shall be in trust for the creditors and stockholders of the Company. The Company, subject to this Section and as authorized by the Board, in its absolute discretion, may enter into one or more liquidating trust agreements with the Trustee(s), on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Approval of the Dissolution of the Company pursuant to this plan by the holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement, and any transfer of assets of the Company to the Trust(s), as their act and as a part hereof as if set forth fully herein.

5. Liquidating Distributions; Nature; Amount; Timing.

(a) Although the Board has not established a firm timetable for completion of the Company’s Liquidation and Wind Up, the Company will, subject to exigencies inherent in winding up the Company’s business, complete the Liquidation and Wind Up as promptly as practicable. The Company plans to satisfy all of its liabilities and obligations, or make adequate provision for doing so, prior to making any distribution to its stockholders pursuant to this Plan.

(b) The uncertainty of the value of the Company’s assets and the ultimate amount of its liabilities and the expenses of liquidation make it impracticable to predict the aggregate net value, if any, ultimately distributable to stockholders.

(c) No assurance can be given that available cash and amounts received on the sale of assets will be adequate to provide for the Company’s obligations, liabilities, expenses and claims or to make any cash distributions to the stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for the Company’s obligations, liabilities, expenses and claims, distributions of cash to the Company’s stockholders will be reduced or eliminated.

6. Payment of Franchise Taxes. Subject to the Board’s right in its absolute discretion to abandon or delay implementation of this Plan and/or a Dissolution, after the Adoption Date and prior to the filing of a certificate of dissolution, if applicable as determined by the Manager or as otherwise required by this Plan, the Manager shall determine and cause to be paid all franchise taxes due to or assessable by the State of Delaware including for the entire month during which any dissolution becomes effective pursuant to Section 277 of the DGCL.

7. Dissolution. Subject to the Board’s right in its absolute discretion to abandon or delay implementation of this Plan, following the Adoption Date and the payment of applicable franchise taxes, if (i) the Manager determines, in the Manager’s absolute discretion, that there are not sufficient proceeds to satisfy the Company’s obligations, liabilities and expenses in full (including funding any Contingency Reserve), but that dissolution is nonetheless appropriate, or (ii) as a result of the liquidation and wind up of the Company, it is determined by the

Manager, in the Manager’s absolute discretion, that there are sufficient proceeds to satisfy the Company’s obligations, liabilities, and expenses in full (including funding any Contingency Reserve) and to make a distribution to stockholders, then the Manager is authorized and directed to file a Certificate of Dissolution pursuant to Section 275 and/or Section 284 of the DGCL, and to execute all other instruments and do all other things they deem advisable to wind up the affairs of the Company, pursuant to the DGCL. Adoption of this Plan by the Requisite Consent shall constitute approval by the Company’s stockholders of any such filing of a Certificate of Dissolution as their act and as a part hereof as if set forth fully herein.

8. Notice to Claimants; Claims Procedure. Subject to the Board’s right in its absolute discretion to abandon or delay implementation of this Plan, the Manager is authorized to and may give appropriate notice, as applicable, of the Liquidation and Wind Up and, to the extent applicable, the procedure and deadline for the presentment of claims against the Company pursuant to Section 280 of the DGCL, to implement such claims procedure, and to pay or make provision for the Company’s known or determined liabilities, and distribute any remaining assets to stockholders, pursuant to this Plan and Section 281 of the DGCL.

9. Limited Continuation of Company. Subject to the Board’s right in its absolute discretion to abandon or delay implementation of this Plan, following completion of the Liquidation and Wind Up, and/or, to the extent applicable, the filing of a certificate of dissolution, the Company shall not engage in any further business activities except for the period set forth in and purposes allowed by Section 278 of the DGCL, including without limitation the purpose of implementing the above claims procedure, prosecuting or defending suits and engaging in such activities as are necessary to enable the Company to gradually settle and close its business, liquidate, dispose of and convey its property, discharge its liabilities and distribute any remaining assets to its stockholders. The Board and the officers of the Company then in office shall continue in office solely for these purposes and shall cease to be members of the Board and/or officers of the Company upon the earlier of the completion of these activities, the date of their respective resignations, or the expiration of the continuation period set forth in Section 278 of the DGCL.

10. Continuing Employees and Consultants. For the purpose of effecting the Liquidation and Wind Up, the Manager and/or the Trustee(s), as applicable, may hire or retain, in their sole discretion, such employees, consultants and other advisors as they may deem necessary, appropriate or desirable to accomplish such Liquidation and Wind Up in accordance with this Plan and the DGCL, until all affairs of the Company are settled and closed.

11. Expenses of Liquidation. The Manager and/or the Trustee(s), as applicable, shall provide, from the assets of the Company, funds for payment of the reasonable expenses of the Liquidation and Wind Up, including filing fees and other costs required in connection with implementation of this Plan, any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets, continuation of employees and/or consultants engaged in the Liquidation and Wind Up, accountants’ and attorneys’ fees and expenses, and other reasonable fees and expenses incurred in connection with the Liquidation and Wind Up.

12. Provision for Continued Indemnification of Board and Officers. The Company may reserve sufficient assets and/or obtain and maintain such insurance as shall be necessary to provide for continued indemnification of the members of the Board, officers (including without limitation the Manager), the Trustee(s) and agents of the Company, and other parties whom the Company has agreed to indemnify, to the full extent provided by the Charter and bylaws of the Company, any existing indemnification agreements between the Company and any of such persons, and applicable law. The Manager or the Trustee(s), in their absolute discretion, are authorized to obtain and maintain such policies of director and officer and trustee and officer liability insurance as the Manager or the Trustee(s) may determine are necessary or appropriate.

13. Further Actions. The Manager is hereby authorized, without further action by the Company’s stockholders, subject only to any further approvals by the Board required hereunder, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, assignments, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Manager, to implement this Plan and the transactions contemplated hereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up the Company’s affairs.

14. Modification or Abandonment of Plan. Notwithstanding approval of or consent to this Plan and any actions or transactions contemplated hereby by the Company’s stockholders, the Board may modify, amend, or abandon this Plan and any actions or transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008.

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to                     .

Commission File Number 000-50770

Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0547089
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

800 W. California Avenue, Ste 200, Sunnyvale, CA	94086
(Address of principal executive offices)	(Zip Code)

(408) 331-8600

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, $0.001 par value	The NASDAQ Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    YES  ☐    NO  ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.    YES  ☐    NO  ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such requirements for the past 90 days.    YES  ☑    NO  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer, “accelerated filer,” “non-accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☑

The aggregate market value of the voting stock held by non-affiliates of the registrant based upon the closing sale price of the common stock on June 30, 2008, the last day of registrant’s most recently completed second fiscal quarter, as reported on The NASDAQ Global Market was approximately $30.6 million. Shares of common stock held by each executive officer and director and by each person who is known to the registrant to own 5% or more of the outstanding common stock have been excluded from this calculation in that such persons may be deemed affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

At February 28, 2009, the registrant had 29,662,816 shares of common stock, $0.001 par value, outstanding.

LEADIS TECHNOLOGY, INC.

Form 10-K

For the Fiscal Year Ended December 31, 2008

B-i

PART I

FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K, and particularly the sections entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our financial performance or achievements to differ materially from these forward-looking statements. Forward-looking statements can often be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “potential,” “project” or other similar words. Except as required by law, we undertake no obligation to update or publicly revise any forward-looking statements to reflect events or circumstances after the date of this document.

ITEM 1.	BUSINESS

Overview

We design, develop and market analog and mixed-signal semiconductor products that enable and enhance the features and capabilities of consumer electronic products. We outsource all of the fabrication, assembly and testing of our products to outside subcontractors. We were incorporated in Delaware on May 15, 2000, and began commercially shipping products in the third quarter of 2002. Traditionally, our core products have been mixed-signal color display drivers with integrated controllers, which are critical components of displays used in portable consumer electronic devices. Beginning in 2007, we expanded our product offerings to include light-emitting diode, or LED, drivers, power management, touch technology and consumer audio analog integrated circuits, or ICs.

Until recently, we have sold our products primarily to display module manufacturers, which incorporate our products into their display module subassemblies for portable handset manufacturers. Our end market customers have been concentrated among a few significant portable handset manufacturers, including Nokia Corporation, Sony Ericsson and Samsung Electronics Co., Ltd. We expect our customer base to include a broader range of consumer electronics manufacturers as our product mix becomes more concentrated on products other than display drivers.

For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, with net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 and $18.6 million in 2008. At December 31, 2008, we had an accumulated deficit of $77.2 million and cash, cash equivalents and short-term investments totaling $29.4 million.

In the second half of 2008, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. In the fourth quarter of 2008, we ceased investment in our audio products, except as necessary to support existing customers, and implemented headcount reductions.

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a receivable due no later than January 2010 plus $0.5 million of assumed liabilities. We retained rights to most of the current display driver products in production, which we expect will continue to generate revenue through 2009, as well as ownership of our proprietary EPiC™ technology for AM-OLED displays. As a result of this transaction, we have ceased investment in the production, marketing and sale of new display driver integrated circuits.

In February 2009, we sold assets relating to a development-stage power management product. We sold these assets and transferred certain employees to a publicly-traded supplier of analog and mixed-signal semiconductor products. Under the terms of the sale, Leadis will be paid $2.3 million in cash, of which $2 million has been received to date. As a result of this action, we ceased development of power management integrated circuits.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products. Under the terms of the sale we were paid $1.45 million in cash, all of which has been received.

In addition to the sales of the display driver, power management and audio parts of our business, we have enacted salary reductions and reduced hours worked for a substantial portion of our remaining employees.

The net impact of actions to date is that we have reduced our headcount by approximately 54% from the levels in the third quarter of 2008, while focusing our resources on development of capacitive touch controllers and LED drivers. We continue to invest in and develop these businesses while exploring our other options to realize maximum value from the technologies we have developed. We have continued discussions with parties that have expressed interest in acquiring other parts of our business. While we do not have any agreements relating to additional strategic activities, these discussions may lead to us selling one or more of our remaining businesses.

We believe that as a result of the actions taken in the fourth quarter of 2008 and in the first quarter of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations for the next twelve months. However, we expect to incur operating losses in 2009 and expect our cash balances to decline during the year. If anticipated operating results in our touch controller, LED driver and legacy display driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. We may also enter into additional agreements for the sale of all or parts of our remaining business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain necessary financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

Our principal executive offices are located in Sunnyvale, California. Our website address is www.leadis.com. This annual report on Form 10-K, as well as our quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, are publicly available on our website without charge promptly following our filing with the Securities and Exchange Commission. In addition, a copy of this annual report is available without charge on our website at www.leadis.com or upon written request to: Investor Relations, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

Industry Overview

As a result of the restructuring activities taken in the fourth quarter of 2008 and first quarter of 2009, we have significantly reduced the scope of our operating activities. In 2009, we will focus our product development on touch controllers and LED driver products. We will also continue to sell the legacy display driver products we retained in connection with the divestment of our display driver assets.

Capacitive touch technology is rapidly being integrated into the fundamental design of a variety of systems from consumer electronics, point-of-sale systems, public information displays, industrial and climate control systems, and household appliances. Touch buttons enable attractive industrial design and end-product differentiation, while touch screens improve the user interface, allowing it to change with context and reduce the reliance on single function mechanical controls. In most capacitive touch applications, touching the sensor changes the electrical charge held in a conducting layer. In the case of touch screens, the sensor layer is transparent and typically created from indium tin oxide, or ITO. While a button interface simply has to determine whether or not a touch occurred, a touch screen controller analyzes the level and location of capacitive changes to ascertain the precise location of a touch. Devices implementing touch technology may also be designed to produce tactile feedback synchronized with a touch input, which significantly enhances the user experience. In these devices, the touch controller interprets the touch inputs and relays them to a microprocessor, which in turn generates signals to a haptics driver that powers the small motors or vibration actuators providing the tactile feedback. In some cases, the touch controller incorporates the haptics driver which decreases the number of discrete system components.

Small liquid crystal displays, or LCDs, require a backlight unit to supply the light illuminating the screen, and each backlight unit requires LED drivers. A leading market research firm estimated the total 2007 market for LED drivers to be $925 million, with LED drivers for portable handset backlighting representing approximately three quarters of the LED driver market.

Every portable device display needs a display driver. While advances in materials used to manufacture displays have played an important role in display innovation, display drivers are the critical semiconductor components that enable display functionality. The majority of small and medium size displays are made using thin film transistor, or TFT, technology. We believe active matrix organic light emitting diode, or AM-OLED, displays have the potential to capture a significant share of the total display driver market. While AM-OLED displays today are typically still more expensive than TFT displays, they are an attractive alternative due to their better display quality and thin form factor. We believe that our proprietary EPiC™ technology, with its ability to reduce mura defects and control image sticking by periodically recalibrating the display pixels, will be critical in improving manufacturing yields, enabling more cost-effective AM-OLED displays and improving their lifetime. The worldwide AM-OLED market is expected to grow to $4.6 billion by 2014, up from $67 million in 2007, according to a leading market research firm. As AM-OLED displays can be made in larger sizes, our EPiC™ technology is applicable beyond mobile phones to mid-size displays for digital picture frames, navigation devices, laptops and monitors.

Our Businesses

Touch Controller Chips. We initiated our development of touch technology IC solutions in 2007, and introduced our initial products in 2008. Touch technology is increasingly being utilized by manufacturers to create sleek, streamlined products with enhanced reliability. In consumer electronics, many of the latest and most attractive mobile phones and media players utilize capacitive touch to realize thin, attractive products differentiated from standard offerings with mechanical buttons. In the industrial and household appliances markets, touch interfaces are increasingly being implemented not only for visual appeal, but also for enhanced reliability in kitchen and laundry environments where heat, moisture, and dust present challenges for traditional input techniques. Our current portfolio consists of 11 products targeted for applications implementing capacitive touch buttons, sliders, and scroll wheels. The products are grouped into four major categories based on degree of integration.

•	Our LDS600x products contain only the PureTouch™ controller block and offer 6, 10, or 15 channel options.

•	Our LDS602x products add integrated keypad LED drivers and are offered in 6, 10, 13, and 15 channel options.

•	Our two LDS601x products integrate a TouchSense®—certified haptics driver and feature 15 channels, with one product optimized for mobile applications and the other for non-mobile.

•	Our LDS604x offerings are similar to the LDS601x products, with the addition of the same keypad LED driver functionality featured in the LDS602x line.

In January 2009, we entered into an agreement with Immersion Corporation in which we received a license to use Immersion’s TouchSense(R) Player and Haptics Effect Library which will extend to customers purchasing Leadis’ capacitive touch controllers with integrated haptics driver, enabling end-product manufacturers to quickly incorporate a standard library of tactile feedback effects for capacitive touch inputs.

LED Driver Chips. During 2007, we began internal development of a portfolio of LED drivers. As of December 31, 2008, we offer 8 LED driver products for portable backlighting and flash applications such as flash or lamp LEDs in cell phone cameras. These devices are all high efficiency charge pumps that differ in the number of LEDs each can drive, the input voltages, and the current level upon each LED. In January 2009, we announced our LDS8160 featuring our proprietary in-situ Temperature Compensation engine. The LDS8160 measures the temperature of the LED directly at the diode junction without need for an external sensor and adjusts the current on each LED channel in order to optimize luminosity, color saturation, and prevent system overheating. All of our LED drivers support our PowerLite™ current regulation feature which enable a device to stay in the charge pump’s highest efficiency mode for a longer time and reduces power consumption.

Display Driver Chips. Our core business through 2008 was the development and sale of integrated single chip mixed signal display drivers for small panel displays. Sales of display drivers accounted for 98% of our revenue in 2008. In January 2009, we sold our display driver business to AsTEK, Inc., a privately-held company located in Korea. As a result of this transaction, we will continue to fulfill orders for certain existing display driver products into customer programs already established, but will cease investment in the production, marketing and sale of new display driver integrated circuits. We have also licensed our proprietary EPiC™ technology for AM-OLED displays to ASTEK, Inc.

Audio Chips. We are no longer manufacturing our portable audio products. The volumes sold in 2008 were insignificant and in March 2009 we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products.

Power Management Chips. We are manufacturing and selling a modest amount of power management devices such as LDO regulators, shunt references and thermal switches. The volumes sold in 2008 were insignificant and we have ceased development of new power management devices.

Product Strategy

Our product strategy for 2009 is as follows:

First, we will focus our internal engineering development to produce high quality, cost effective touch controllers and LED drivers. We believe that our proprietary technology in these areas significantly differentiates our products from others in the market and affords potential customers real benefits in terms of lower overall product cost, power consumption and improved end user experience.

Second, we will leverage strategic partnerships to field complete product solutions. For example, our touch controller solutions are significantly enriched by the inclusion of drivers using Immersion Corporation’s industry-leading haptics technology. In February 2009, we announced that our proprietary LED-Sense™ Temperature Sensing and Compensation Engine, implemented in the LDS8160, is now available for licensing to third parties as an embedded, stand-alone IP block. Regardless of the application, a critical factor to the adoption of LEDs is their reliability, which can degrade with self-heating. Preventing excessive heating on the device is one of the most significant challenges system designers face today. This is especially the case for High Brightness LEDs in automotive and general illumination.

Sales and Marketing

Historically, our display driver products were sold to manufacturers of small panel displays for portable handsets. Our LED products and touch controller products may be sold to a variety of manufacturers for use in consumer electronics, household appliances, and industrial or climate control systems. We focus our sales and marketing strategy on establishing business and technology relationships with manufacturers to allow us to work closely with them on future solutions that align with their product roadmaps. Our design engineers collaborate with customer design engineers to create solutions that comply with the specifications of the manufacturers and provide a high level of performance at competitive prices.

To date, we have sold our products through our direct sales force and sales representative firms with staff located in Asia and Europe. We also market and sell through independent distributors in China, Hong Kong, Japan, Korea, and Taiwan. We employ field application engineers to provide technical support and assistance to potential and existing customers in designing, testing and qualifying electronic designs that incorporate our products.

Customers

In 2008, our two largest customers, Samsung SDI Corporation and Rikei Corporation, a sales distributor in Japan, accounted for approximately 24% and 38% of our revenue, respectively. Sales to customers located in China and Japan represented approximately 40% and 38% of our total sales in 2008, respectively. However, our product mix by geography will vary depending on changes in sales and design wins by customer, and the customer base for our touch controllers and LED driver products may be substantially different than our historical customer base for display drivers. Please refer to Note 11 of Notes to Consolidated Financial Statements included in this annual report for additional information regarding revenue by geographic region.

Seasonality

Our current sales are made into the consumer electronic products market. Due to the seasonality in this market, we typically expect to see stronger revenue growth in the second half of the calendar year than in the first half of the year. In addition to the seasonality, the portable handset market is also characterized by intense competition among a concentrated group of manufacturers, rapidly evolving technology and changing consumer preferences. These factors result in the frequent introduction of new products, short product life cycles, continually evolving portable handset specifications and significant price competition. As our product portfolio mix shifts to LED drivers and touch controllers, we may experience demand trends that overshadow our prior seasonal revenue patterns.

In addition, in the past, consumer electronics manufacturers have inaccurately forecasted consumer demand, which has led to significant changes in orders to their component suppliers. We have experienced both increases and decreases to orders within the same quarter and with limited advance notice. We expect such increases and decreases of orders to continue to occur in the future.

Manufacturing

We outsource the manufacturing, assembly and testing of our products to third parties. Our foundry suppliers fabricate our display driver products using a customized, high-voltage version of their mature and stable CMOS process technology with feature sizes of 0.15 micron and higher. Our LED and touch controller products are fabricated on mature CMOS processes. Our principal foundry suppliers are Seiko Epson in Japan, and Vanguard International Semiconductor Corporation, Taiwan Semiconductor Manufacturing Corporation and United Microelectronics Corporation in Taiwan, but we may use other foundry suppliers in the future. Our fabless manufacturing model significantly reduces our capital requirements and allows us to focus our resources on the design, development and marketing of our products. In addition, we benefit from our suppliers’ manufacturing expertise, and from the flexibility to select those vendors that we believe offer the best capability and value. To the extent our foundry suppliers experience poor yield rates or tightened capacity conditions, we may be unable to meet our customers’ demand requirements and our business may be harmed.

Following wafer fabrication processing, our wafers are shipped from the foundries to assembly and testing contractors, where they are electrically tested and assembled onto plastic packages for certain devices. We develop and control all product test programs used by our subcontractors. These test programs are developed based on product specifications, thereby maintaining our control over the performance of our devices. We currently rely primarily on Chipbond Technology Corporation, International Semiconductor Technology Ltd. and King Yuan Electronics Co., Ltd., each located in Taiwan, and Unisem Group in Malaysia, to assemble and test our products. As our product portfolio expands, we may use additional assembly and testing contractors. To the extent these contractors experience heightened demand for their services, we may be unable to secure sufficient testing and assembly capacity to meet our customers’ product demand requirements. While our testing contractors currently ship our products directly to our customers, we may in the future ship products to customers out of our own facility.

Inventory

We manage inventories by forecasting product-by-product demand based upon our industry experience and communications with our customers. We place manufacturing orders for our products that are based on this forecasted demand. The quantity of products actually purchased by our customers as well as shipment schedules are subject to revisions that reflect changes in both the customers’ requirements and in manufacturing availability. Depending upon the level of demand for our products and demand for products incorporating our devices, we may maintain substantial inventories of our products in order to be able to meet demand on a timely basis. In addition, any cancellation, modification or delay in shipments in the future may impact our inventory levels, and could cause us to create provisions for excess and obsolete inventory.

Research and Development

We conduct our design and development activities in Korea and the United States. We believe that our continued commitment to research and development and timely introduction of new and enhanced products is integral to maintaining the value of the company, but we determined in 2008 that we needed to reduce our research and development investments to focus on a narrow range of opportunities. In the fourth quarter of 2008, we ceased investment in our audio products. In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea. In February 2009, we sold assets relating to a development-stage power management product. In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products. We continue to explore numerous alternatives to optimize value from our research and development efforts to date. Our total expenditures for research and development were $21.6 million for 2008, $18.6 million for 2007, and $13.8 million for 2006. As a result of our restructuring and adoption of a new business strategy, we expect our 2009 research and development spending will be substantially below the 2008 levels.

Intellectual Property

Our success and ability to realize value for our shareholders will depend on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark, trade secret laws, contractual provisions, and licenses to protect our intellectual property. We also attempt to protect our trade secrets and proprietary information through agreements with our customers, suppliers, employees and consultants. As of March 15, 2009, we had twenty U.S patents applications pending and had been issued nine U.S. patents. These patent applications and issued patents cover our intellectual property contained in our LED drivers, power management and touch technology products. In January 2009, we sold our display driver business including a number of relevant patents. In February 2009, we sold assets relating to a development-stage power management product, including one issued patent. In March 2009, we sold assets related to our audio products, including a number of patents and pending patents. We expect to file additional patent applications covering our intellectual property, and we may sell additional patents as part of future sales of all or any parts of our business. We cannot assure you that any patents will be issued to us as a result of our pending or future applications or that any patent issued will provide substantive protection for the technology or product covered by it.

While we intend to protect our intellectual property rights vigorously, we cannot assure you that these efforts will be successful. Despite our precautions, a third party may copy or otherwise obtain and use our products, technology or processes without authorization, or may independently develop similar technology. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign jurisdictions. We cannot assure you that the measures we have implemented to prevent misappropriation or infringement of our intellectual property will be successful.

Competition

The markets for semiconductors generally, and portable electronics integrated circuits in particular, are intensely competitive. We believe that the principal competitive factors in our market include cost, design times, operating performance, level of integration, design customization, manufacturing expertise and quality. We believe our solutions compete favorably across these factors. However, many of our current and potential competitors have longer operating histories, greater name recognition, complementary product offerings, and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. We anticipate that the market for our products will be subject to rapid technological change.

Competitors for our LED drivers include Advanced Analogic Technologies, Inc., Linear Technology Corporation, Maxim Integrated Products, Inc., Micrel Incorporated, National Semiconductor Corporation, RichTech Co., Ltd., and Texas Instruments Incorporated.

Competitors for our touch products include Atmel Corporation, Cypress Semiconductor and Synaptics Incorporated.

Employees

As of December 31, 2008, we had 161 employees, including 100 in research and development, 23 in operations and 38 in sales, marketing, general and administrative functions. By region, 59 of our employees were located in the United States, 69 in Korea and 33 in Asia and Europe. At the end of 2007, we had 184 employees. Through sales of portions of our business and related transfers of headcount, as well as staff reductions enacted to reduce operating expenses, our headcount declined to 89 as of March 14, 2009. None of our employees is covered by a collective bargaining agreement. We believe we have good relations with our employees.

Financial Information by Geographic Location

We operate as a single industry segment: the design, development and marketing of mixed-signal semiconductors that enable and enhance the features and capabilities of portable consumer electronic products. We currently generate substantially all of our revenue from customers in Asia and Japan. Related information is included in Note 11 of the Notes to Consolidated Financial Statements.

ITEM 1A.	RISK FACTORS

You should carefully consider the risks described below as well as the other information contained in this annual report on Form 10-K in evaluating our company and our business. The risks and uncertainties described below may not be the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations would be impaired. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our business strategy is currently going through significant evaluation and change.

We announced in October 2008 that our business strategy was going through a transition. Rather than continuing to pursue a broad range of analog semiconductor products for portable electronic devices, we are significantly reducing the scope of our operating activities. In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a receivable due no later than January 2010 plus $0.5 million of assumed liabilities. We retained rights to most of the current display driver products in production, which we expect will continue to generate revenue through 2009, as well as ownership of our proprietary EPiC™ technology for AM-OLED displays. In February 2009, we sold assets relating to a development-stage power management product. In March 2009, we sold the assets relating to our portable audio products. As a result of these transactions, we have reduced our headcount by approximately 54% from the level at the end of the third quarter of 2008, and we are focusing our operating activities on our touch controllers and LED drivers. We also expect to generate revenue from the sale of our legacy display driver products. This transition and our current plan may fail to stop our operating losses. As part of this transition, we may not be able to make our LED driver and touch controller businesses profitable and therefore may exit them. We may not be able to identify, acquire, or transition to new lines of business that may be profitable, and we may not have enough resources to transition to certain alternative lines of business. We are also evaluating alternatives to maximize shareholder value including the potential sale of all or parts of the remaining business.

If our new business strategy is unsuccessful, it will significantly harm our business and operating results.

In the second half of 2008, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. In the fourth quarter of 2008, we ceased investment in our audio products and implemented headcount reductions. As a result of this restructuring, we are focusing our operating activities on touch controllers and LED drivers. In the short term, we also will generate revenue from the sale of our legacy display driver products. The sale of our display driver and audio businesses has reduced the scale of our business and income stream, resulting in our greater reliance on our touch controller and LED driver products. If the market demand for our LED driver or our touch controller product offerings is smaller than we anticipated, our results of operations and business would be adversely affected. In addition, if there is a delay in bringing our new products to market, it would delay our ability to derive revenues from such products and our business and operating results could be significantly harmed.

We have incurred losses in prior periods and will incur losses in the future, which will reduce our cash flows and could harm our financial condition.

For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, with net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 and $18.6 million in 2008. At December 31, 2008, we had an accumulated deficit of $77.2 million and cash, cash equivalents and short-term investments totaling $29.4 million. The loss in 2008 includes a $9.5 million non-cash impairment charge of our goodwill and other intangible assets. Although we have taken steps to significantly reduce our operating expenses, our ability to return to or sustain profitability on a quarterly or annual basis in the future depends in part on our ability to develop new touch controller and LED driver products that gain market acceptance, and our ability to manage expenses. We may not generate sufficient revenue from these products and we may not again achieve or sustain profitability on a quarterly or annual basis. If we fail to return to profitability, the continued operating losses will reduce our cash flows and negatively harm our business and financial condition.

We may need to raise additional capital, which might not be available or which, if available, may be on terms that are not favorable to us.

We believe that as a result of our actions taken in the fourth quarter of 2008 and in the first quarter of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations for the next twelve months. However, we expect to incur operating losses in 2009 and expect our cash balances to decline during the year. If anticipated operating results in our touch controller, LED driver and legacy display driver businesses are not achieved, we may have to delay or further reduce expenditures. We may also enter into additional agreements for the sale of all or parts of our remaining business in the future. If additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

Recent deterioration of worldwide economic conditions may affect our financial performance and our ability to forecast our business.

Our operations and performance depend on worldwide economic conditions and its impact on purchases of our products by our customers. Economic conditions have deteriorated significantly in recent months in many countries and regions, including the United States, and may remain depressed for the foreseeable future. As a result, our customers may experience unexpected fluctuations in demand for their products, as consumers alter their purchasing activities in response to this economic uncertainty, and our customers may change or scale back their product development efforts, component purchases or other activities that affect purchases of our products. This uncertainty may affect our ability to provide or meet specific forecasted results, as we attempt to address this increased volatility in our business. If we are unable to adequately respond to unforeseeable changes in demand resulting from general economic conditions, our operating results and financial condition may be materially and adversely affected.

If we are unable to timely develop new and enhanced products that achieve market acceptance, our operating results and competitive position could be harmed.

Our future success will depend on our ability to develop touch controller and LED driver products that achieve timely and cost-effective market acceptance. The development of our products is highly complex, and we have experienced, and in the future may experience, delays in the development and introduction of new products and product enhancements. We often incur significant expenditures on the development of a new product without any assurance that a manufacturer will select our product for design into its own product. Once a customer designs a competitor’s product into its product offering, it becomes significantly more difficult for us to sell our products to that customer because changing suppliers typically involves significant cost, time, effort and risk for the customer.

Successful product development and market acceptance of our products depend on a number of factors, including:

•	accurate prediction of changing requirements of customers within the portable device and consumer electronics markets;

•	timely completion and introduction of new designs;

•	timely qualification and certification of our products for use in our customers’ products;

•	the prices at which we are able to offer our products;

•	quality, performance, power use and size of our products as compared to competing products and technologies;

•	commercial acceptance and commercial production of the devices into which our products are incorporated;

•	achievement of acceptable manufacturing yields;

•	interoperability of our products with other system components;

•	successful development of our relationships with existing and potential customers;

•	our ability to retain, train and manage new suppliers and sales representatives and distributors; and

•	changes in technology, industry standards or end-user preferences.

We cannot assure you that products we recently developed, or products we may develop in the future, will achieve market acceptance. If our customers notify us that they have incorporated our products into their products in the design phase, we describe this event as a design win. Even if we achieve design wins for our products, these design wins may not generate significant, or any revenue. Design wins for our LED driver products have not yet generated significant revenue. We recently received our first design wins for our touch controller products, but it is unclear at this time how much revenue will be generated from these design wins. If our LED driver and touch controller products fail to achieve design wins, the design wins do not generate significant revenue, or if we fail to develop new products that achieve market acceptance, our growth prospects, operating results and competitive position will be adversely affected.

Not all new design wins ramp into production, and even if ramped into production, the timing of such production may not occur as we or our customers had estimated or the volumes derived from such projects may not be as significant as we had estimated, which could have a substantial negative impact on our anticipated revenues and financial condition.

Once our touch controller and LED driver products have achieved a design win, it typically takes 3 to 9 months to actually ramp into commercial production. The value of any design win depends in large part upon the ultimate success of our customer’s product in its market. Not all design wins ramp into production and, even if a design win ramps into production, the volumes derived from such projects may be less than we had originally estimated due to lower than anticipated acceptance of our customer’s product by the market. Our failure to obtain sufficient design wins for touch controller and LED driver products, or the failure of designs we win to generate sufficient revenues, will have a materially adverse effect on our business, financial condition, and operating results.

We depend on a small number of key customers for substantially all of our revenue and the loss of, or a significant reduction in orders from, any key customer would significantly reduce our revenue and adversely impact our operating results.

For the next several quarters, our primary source of revenue will continue to come from the sale of our legacy display drivers to display module manufacturers serving the portable handset market. Historically, substantially all of our revenue has been generated from sales to a very small number of display module manufacturer customers. The loss of, or a reduction in purchases by, any of our key customers would likely harm our business, financial condition and results of operations. As we focus our business on touch controller and LED driver products, we will need to achieve design wins at new customers to whom we have not previously sold products. Our inability to achieve a sufficient number of design wins with new customers will significantly harm our financial position. Consolidation in our customers’ industries may result in increased customer concentration and the potential loss of customers. In addition, some of our customers may have efforts underway to actively consolidate their supply chain, which could reduce their purchases of our products.

We are dependent on sales of a small number of products, and the absence of continued market acceptance of these products could harm our business.

Historically, we have derived all of our revenue from a limited number of display driver products and, despite our recent restructuring, we expect to continue to derive a substantial portion of our revenue from these products in the near term. As a result, in the short term, a decline in market demand for one or more of our current display driver products could result in a significant decline in revenue and reduced operating results. As part of our restructuring, we are focusing our operating activities on the development of new touch controller and LED driver products. Until we have broadened our portfolio of these products, we will continue to be dependent on sales from a small number of products for substantially all of our revenue. Market acceptance of these new products is critical to our long-term success.

The average selling prices of our products tend to decline over time, often rapidly, and if we are unable to develop successful new products in a timely manner, our operating results will be harmed.

The portable electronic device market, and in particular the portable handset market, is extremely cost sensitive, which has resulted, and may continue to result, in declining average selling prices of portable handset components. The products we develop and sell are used for high volume applications and the average selling prices tend to decline, often rapidly, over the life of the product. We may reduce the average unit price of our products in response to competitive pricing pressures, new product introductions by us or our competitors and other factors. To maintain acceptable operating results, we will need to develop and introduce new products and product enhancements on a timely basis and continue to reduce our production costs. If we are unable to offset reductions in our average selling prices by timely introducing new products at higher average prices or reducing our production costs, our operating results will suffer.

If we are unable to comply with evolving customer specifications and requirements, customers may choose other products instead of our own.

Our touch controller and LED driver products must satisfy certain performance specifications of portable handset or electronic device manufacturers. Our ability to compete in the future will depend on our ability to comply with these specifications. We must continue to incorporate additional features and advanced technology into our products to be successful. In addition, as we seek to add new customers, we will need to comply with new and different specifications and quality standards. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant specifications. If our products are not in compliance with prevailing specifications for a significant period of time, we could miss opportunities to have customers choose our products over those of our competitors early in the customer’s design process. Loss of design wins could harm our business by making it more difficult to obtain future design wins with the manufacturer. We may not be successful in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances requires substantial time and expense and may not be successful, which would harm our competitive position.

Our business is highly dependent on the consumer electronics market, which is highly concentrated and characterized by significant price competition, short product life cycles, fluctuations in demand, and seasonality, any of which could negatively impact our business or results of operations.

Nearly all of our revenue to date has been generated from sales of display drivers for use in portable handsets. We anticipate that a significant portion of sales of our touch controllers and LED drivers will be for use in portable handsets or other consumer electronic devices. These markets are characterized by intense competition among a concentrated group of manufacturers, rapidly evolving technology, and changing consumer preferences. These factors result in the frequent introduction of new products, significant price competition, short product life cycles, and continually evolving product specifications. If we, our customers or consumer electronic device manufacturers are unable to manage product transitions, our business and results of operations could be negatively affected. Our business is also dependent on the broad commercial acceptance of the consumer electronic devices into which our products are incorporated. Even though we may achieve design wins, if the consumer electronic device incorporating our products do not achieve significant customer acceptance, our revenue will be adversely affected.

We expect our business to be subject to seasonality and varying order patterns in the consumer electronic device market. Demand is typically stronger in this market in the second half of the year than the first half of the year. However, in the past consumer electronic device manufacturers inaccurately forecasted consumer demand, which led to significant changes in orders to their component suppliers. We have experienced both increases and decreases in orders within the same quarter and with limited advance notice, and we expect such increases and decreases to occur in the future.

Our limited operating history makes it difficult for us to assess the impact of seasonal factors on our business. If we, or our customers, are unable to increase production of new or existing products to meet any increases in demand due to seasonality or other factors, our revenue from such products would be adversely affected and this may damage our reputation. Conversely, if our customers overestimate consumer demand, they may reduce their orders or delay shipments of our products from amounts forecasted, and our revenue in a particular period could be adversely affected.

Our products are complex and may require modifications to resolve undetected errors or failures, which could lead to an increase in our costs, a loss of customers or a delay in market acceptance of our products.

Our products are highly complex and have contained, and may in the future contain, undetected errors or failures when first introduced or as new revisions are released. If we deliver products with errors or defects, we may incur additional development, repair or replacement costs, our margin rates will suffer, and our credibility and the market acceptance of our products could be harmed. Defects in our products could also lead to liability as a result of lawsuits against us or our customers. We have agreed to indemnify our customers in some circumstances against liability from defects in our products. A successful product liability claim could require us to make significant damage payments.

Our products must interoperate with the components supplied to our customers by other suppliers.

Our touch controller and LED driver products comprise only part of complex electronics systems manufactured by our customers. As a result, these products must operate according to specifications with the other components in the system. Our touch controller products must often interoperate with a third party microprocessor. If other components of the electronic system fail to operate efficiently with our products, we may be required to incur additional development time and costs optimizing the interoperability of our products with the other components. Additionally, if other components of the system contain errors or defects that cannot be corrected in a timely fashion, the customer may delay or cancel production of its system, adversely impacting our sales.

Failure to transition to new manufacturing process technologies could adversely affect our operating results and gross margin.

To remain competitive, we strive to manufacture our drivers using increasingly smaller geometries and higher levels of design integration. Our strategy is to utilize the most advanced manufacturing process technology appropriate for our products and available from our third-party foundry contractors. Use of advanced processes may have greater risk of initial yield problems and higher production costs. Manufacturing process technologies are subject to rapid change and require significant expenditures for research and development. In the past, we have experienced difficulty in migrating to new manufacturing processes and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. Moreover, we are dependent on our relationships with our third-party manufacturers to successfully migrate to smaller geometry processes. The inability by us or our third-party manufacturers to effectively and efficiently transition to new manufacturing process technologies may adversely affect our gross margin and our operating results.

Our limited operating history makes it difficult for us to accurately forecast revenue and appropriately plan our expenses.

We were formed in May 2000 and had our initial meaningful shipments of display driver products in the third quarter of 2002. As a result, we have limited historical financial data from which to predict our future revenue and expenses. We have not yet had meaningful shipments of our touch controller or LED driver products. The rapidly evolving nature of the consumer electronic device markets and other factors that are beyond our control also limit our ability to accurately forecast revenue and expenses. Because most of our expenses are fixed in the short term or incurred in advance of anticipated revenue, we may not be able to decrease our expenses in a timely manner to offset any shortfall in revenue.

Our revenue has fluctuated significantly from quarter to quarter and year to year, so you should not rely on the results of any past periods as an indication of future revenue performance or growth.

In the past, we have experienced significant revenue fluctuation from quarter to quarter and year to year. While our revenue increased 58% in 2006 compared to 2005, we experienced a 61% decline in revenue in 2007 compared to 2006, and our revenue for 2008 decreased 53% compared to 2007. We also sold off significant parts of our business in the first quarter of 2009. Accordingly, you should not rely on the results of any prior periods as an indication of our future revenue growth or financial results.

Our quarterly financial results fluctuate, which leads to volatility in our stock price.

Our revenue and operating results have fluctuated from quarter to quarter in the past and may continue to do so in the future. As a result, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance. Fluctuations in our revenue and operating results could negatively affect the trading price of our stock. In addition, our revenue and results of operations may, in the future, be below the expectations of analysts and investors, which could cause our stock price to decline. Factors that are likely to cause our revenue and operating results to fluctuate include the risk factors discussed throughout this section.

If we fail to accurately forecast customer demand, we may have excess or insufficient inventory, which may increase our operating costs and harm our business.

We will sell our touch controller and LED driver products to manufacturers of consumer electronics devices. We sell our display drivers to display module manufacturers who integrate our drivers into the displays that they supply to handset manufacturers. We have limited visibility as to the volume of our products that our customers are selling to their customers or carrying in their inventory. If our customers have excess inventory or experience a slowing of products sold through to their end customers, it would likely result in a slowdown in orders from our customers and adversely impact our future sales. Moreover, to ensure availability of our products for our customers, in some cases we start the manufacturing of our products based on forecasts provided by these customers in advance of receiving purchase orders. However, these forecasts do not represent binding purchase commitments, and we do not recognize revenue from these products until they are shipped to the customer. As a result, we incur inventory and manufacturing costs in advance of anticipated revenue. If we overestimate customer demand for our products or if purchase orders are cancelled or shipments delayed by our customers, we may end up with excess inventory that we cannot sell, which would harm our financial results. For example, in 2008, we recorded charges of $5.9 million to write down excess inventory. During 2008, we experienced a sharp drop in demand for two display driver products that had been our largest volume programs. We deliberately built ahead of demand in one program to take advantage of favorable supplier pricing. These products represent approximately 77% of our inventory carrying value as of December 31, 2008. While we expect this increased inventory to be sold in subsequent quarters, we cannot assure you that the inventory will sell, nor that it will sell at prices in excess of our manufacturing costs, and this may result in future inventory provisions. This inventory risk is exacerbated because many of our display driver products are customized, which hampers our ability to sell any excess inventory to the general market.

Our customer orders are subject to cancellation, reduction or delay in delivery schedules, which may result in lower than anticipated revenue.

Our sales are generally made pursuant to standard purchase orders rather than long-term purchase commitments. These purchase orders may be cancelled or modified or the shipment dates delayed by the customer. We have in the past experienced, and may, in the future, experience delays in scheduled shipment dates, which have on occasion resulted, and may in the future result, in our recognizing revenue in a later period than anticipated. We have also experienced reductions to previously placed purchase orders. Any cancellation, modification or delay in shipments in the future may result in lower than anticipated revenue.

We face significant competition and may be unsuccessful in competing against current and future competitors.

The markets in which we operate are intensely competitive and are characterized by rapid technological changes, rapid price reductions and short product life cycles. Competition typically occurs at the design stage, when customers evaluate alternative design approaches requiring integrated circuits. Because of short product life cycles, there are frequent design win competitions for next-generation systems. Increased competition may result in price pressure, reduced profitability and loss of market share, any of which could seriously harm our revenue and operating results.

Competitors for our touch controller products include Atmel Corporation, Cypress Semiconductor and Synaptics Incorporated. Competitors for our LED driver products include Advanced Analogic Technologies, Inc., Linear Technology Corporation, Maxim Integrated Products, Inc., Micrel Incorporated, National Semiconductor Corporation, RichTech Co., Ltd., and Texas Instruments Incorporated.

Competitors for our legacy display driver products include Himax Technologies, Ltd., MagnaChip Semiconductor Ltd., Novatek Microelectronics Corp., Ltd., Renesas Technology Corp., Sitronix Technology Corporation, and Solomon Systech Limited. Additionally, many portable device display module manufacturers are affiliated with vertically integrated electronics companies. Some of these companies also have semiconductor design and manufacturing resources for developing display drivers. Captive semiconductor suppliers with which we may compete include semiconductor divisions of Samsung Electronics Co., Ltd., Seiko Epson Corporation, Sharp Electronics Corporation and Toshiba Corporation.

Many of our competitors and potential competitors have longer operating histories, greater name recognition, complementary product offerings, and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can. In addition, in the event of a manufacturing capacity shortage, these competitors may be able to obtain wafer fabrication capacity when we are unable to do so. Any of these factors could cause us to be at a competitive disadvantage to our existing and potential new competitors.

We rely on a limited number of independent foundries and subcontractors for the manufacture, assembly and testing of our chipsets and on third-party logistics providers to ship products to our customers. The failure of any of these third-party vendors to deliver products or otherwise perform as requested could damage our relationships with our customers, decrease our sales and limit our growth.

As a fabless semiconductor company, we do not have our own manufacturing or assembly facilities and have limited in-house testing facilities. As a result, we rely on third-party vendors to manufacture, assemble and test the products that we design. Our principal foundry partners are Seiko Epson in Japan, and Vanguard International Semiconductor Corporation, Taiwan Semiconductor Manufacturing Corporation and United Microelectronics Corporation in Taiwan. We currently rely primarily on Chipbond Technology Corporation, International Semiconductor Technology Ltd. and King Yuan Electronics Co., Ltd., each located in Taiwan, and Unisem Group in Malaysia, to assemble and test our products. If our current or future vendors do not provide us with high-quality products, services and/or production and test capacity in a timely manner, or if the relationship with one or more of these vendors is terminated, we may be unable to obtain satisfactory replacements and/or we may be unable to fulfill customer orders on a timely basis, our relationships with our customers could suffer, our sales could decrease and our growth could be limited.

We face risks associated with relying on third-party vendors for the manufacture, assembly and testing of our products.

We rely, in whole or in part, upon independent vendors to manufacture, assemble and test our products. We face significant risks associated with relying on third-party vendors, including:

•	reduced ability to increase production and achieve acceptable yields on a timely basis;

•	reduced control over delivery schedules and product quality;

•	limited warranties on wafers or products supplied to us;

•	limited ability to obtain insurance coverage for business interruptions related to contractors;

•	increased exposure to potential misappropriation of our intellectual property;

•	shortages of materials that foundries use to manufacture our products;

•	labor shortages or labor strikes;

•	political instability in countries where contractors are located; and

•	actions taken by our subcontractors that breach our agreements.

We do not have long-term supply contracts with our third-party manufacturing vendors and they may allocate capacity to other customers and may not allocate sufficient capacity to us to meet future demands for our products.

We currently do not have long-term supply contracts with any of our third-party contractors. As a result, none of our third-party contractors is obligated to perform services or supply products to us for any specific period, in any specific quantities, or at any specific price, except as may be provided in a particular purchase order. Moreover, none of our third-party foundry or assembly and test vendors has provided contractual assurances to us that adequate capacity will be available to us to meet future demand for our products. We provide our foundry contractors with monthly rolling forecasts of our production requirements; however, the ability of each foundry to provide wafers to us is limited by the foundry’s available capacity. Our foundry contractors use raw materials in the manufacture of wafers used to manufacture our products. To the extent our foundry contractors experience shortages of these wafers, we may be unable to obtain capacity as required. In addition, the price of our wafers will fluctuate based on changes in available industry capacity. Our foundry, assembly and test contractors may allocate capacity to the production of other companies’ products while reducing deliveries to us on short notice or increasing the prices they charge us. These foundry, assembly and test contractors may reallocate capacity to other customers that are larger and better financed than us or that have long-term agreements or relationships with these foundries or assembly and test contractors, which would decrease the capacity available to us. Moreover, to the extent we decide to, or are required to, change contractors we will face risks associated with establishing new business relationships and capacity. To secure manufacturing capacity at our foundry, assembly and test suppliers we may be required to make substantial purchase commitments or prepayments in future periods or enter into agreements that commit us to purchase minimum quantities in order to secure capacity or to achieve favorable prices. While we currently do not have plans for long-term agreements with any of our suppliers, we may enter into such agreements in the future, which could reduce our cash flow and subject us to risks of excess inventory or service costs.

Failure to achieve expected manufacturing yields for existing and/or new products would reduce our gross margin and could adversely affect our ability to compete effectively.

We have experienced, and may again experience, manufacturing yields that were less than we had anticipated. Semiconductor manufacturing yields are a function of product design, which is developed largely by us, and process technology, which is typically developed by our third-party foundries. As low manufacturing yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify sensitivities relating to the design processes used. As a result, yield problems may not be identified until well after the production process has begun. Any decrease in manufacturing yields could result in an increase in our manufacturing costs and decrease our ability to fulfill customer orders in a timely fashion. This could potentially have a negative impact on our revenue, our gross margin, our gross profit, and our customer relationships. The manufacturing yields for new products tend to be lower initially and increase as we achieve full production. In many cases, these shorter manufacturing periods will not reach the longer, higher volume manufacturing periods conducive to higher manufacturing yields and declining costs. We also face the risk of product recalls or product returns resulting from design or manufacturing defects that are not discovered during the manufacturing and testing process. A significant number of product returns due to a defect or recall could damage our reputation and result in our customers working with our competitors.

The semiconductor industry is highly cyclical, and our operating results may be negatively impacted by downturns in the general semiconductor industry.

Our business is impacted by the cyclical nature of the semiconductor industry. The semiconductor industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies and their customers and declines in general economic conditions. These downturns have been characterized by production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could significantly harm our sales, reduce our profitability or result in losses for a prolonged period of time. From time to time, the semiconductor industry also has experienced periods of increased demand and production capacity constraints. We may experience substantial changes in future operating results due to general semiconductor industry conditions, general economic conditions and other factors.

Any disruption to our operations or the operations of our foundry, assembly and test contractors resulting from earthquakes or other natural disasters could cause significant delays in the production or shipment of our products.

Our corporate headquarters are located in California. In addition, a substantial portion of our engineering operations and the third-party contractors that manufacture, assemble and test our products are located in the Pacific Rim. The risk of losses due to an earthquake in California and the Pacific Rim is significant due to the proximity to major earthquake fault lines. The occurrence of earthquakes or other natural disasters could result in disruption of our operations and the operations of our foundry, assembly and test contractors.

We rely on our key personnel to manage our business, and to develop products, and if we are unable to retain our current personnel and hire additional personnel, our ability to develop and successfully market our products could be harmed.

We believe that our future success depends in large part on our ability to retain the services of our skilled managerial, engineering, sales and marketing personnel, and to develop their successors and effectively managing the transition of key roles when they occur. Beginning in the second half of 2008, we began to restructure our operating activities, and have completed the sale of assets related to our display driver, audio and power management products. As part of the sale of these assets, we have also implemented headcount reductions and other operating expense reductions. It may become more difficult for us to retain executives and other key employees as we go through this restructuring process. In addition, a substantial majority of stock options held by our executives and key employees had exercise prices above the closing price of our common stock on February 28, 2009. If we lose any of our key technical or senior management personnel, or are unable to fill key positions, our business could be harmed. There are a limited number of qualified technical personnel with significant experience in the design, development, manufacture, and sale of analog integrated circuits, and we may face challenges hiring and retaining these types of employees. Our ability to expand our operations to meet corporate growth objectives depends upon our ability to hire and retain additional senior management personnel and qualified technical personnel.

Our ability to compete will be harmed if we are unable to adequately protect our intellectual property.

We rely primarily on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain, copy or use information that we regard as proprietary, such as product design and manufacturing process expertise. Our pending patent applications and any future applications may not result in issued patents and any issued patents may not be sufficiently broad to protect our proprietary technologies. Moreover, policing any unauthorized use of our products is difficult and costly, and we cannot be certain that the measures we have implemented will prevent misappropriation or unauthorized use of our technologies, particularly in foreign jurisdictions where the laws may not protect our proprietary rights as fully as the laws of the United States. The enforcement of patents by others may harm our ability to conduct our business. Others may independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property. Our failure to effectively protect our intellectual property could harm our business.

Assertions by third parties of infringement by us of their intellectual property rights could result in significant costs and cause our operating results to suffer.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. Although we are not currently a party to legal action alleging our infringement of third-party intellectual property rights, in the future we may receive letters from various industry participants alleging infringement of patents, trade secrets or other intellectual property rights. Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	pay damages to the party claiming infringement;

•	attempt to obtain a license to the relevant intellectual property, which may not be available on reasonable terms or at all; and

•	attempt to redesign those products that contain the allegedly infringing intellectual property.

In the future, the outcome of a dispute may be that we would need to develop non-infringing technology or enter into royalty or licensing agreements. We may also initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. We have agreed to indemnify certain customers for certain claims of infringement arising out of the sale of our products. This practice may subject us to significant indemnification claims by our customers or others.

We have significant international activities and customers, and plan to continue such efforts, which subjects us to additional business risks including increased logistical complexity, political instability and currency fluctuations.

We are incorporated and headquartered in the United States, and we have international subsidiaries in the Cayman Islands, Hong Kong and Japan. We have engineering personnel in Korea and marketing and/or operations personnel in China, Hong Kong, Japan, and Taiwan. Substantially all of our revenue to date has been attributable to customers located outside of the United States. We anticipate that all or substantially all of our revenue will continue to be represented by sales to customers in Asia. Our international operations are subject to a number of risks, including:

•	increased complexity and costs of managing international operations;

•	protectionist and other foreign laws and business practices that favor local competition in some countries;

•	difficulties in managing foreign operations, including cultural differences;

•	difficulty in hiring qualified management, technical sales and applications engineers;

•	potentially reduced protection for intellectual property rights;

•	inadequate local infrastructure;

•	multiple, conflicting and changing laws, regulations, export and import restrictions, and tax schemes;

•	potentially longer and more difficult collection periods and exposure to foreign currency exchange rate fluctuations; and

•	political and economic instability.

Any of these factors could significantly harm our future sales and operations and, consequently, results of operations and financial condition.

We may have exposure to greater than anticipated tax liabilities.

The determination of our worldwide provision for income taxes and other tax liabilities requires estimation and significant judgment and there are many transactions and calculations where the ultimate tax determination is uncertain. Our determination of our tax liability is always subject to review by applicable domestic and international tax authorities. Any adverse outcome of such a review could have a negative effect on our operating results and financial condition. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Difficulties in collecting accounts receivable could result in significant charges against income and the deferral of revenue recognition from sales to affected customers, which could harm our operating results and financial condition.

Our accounts receivable are highly concentrated and make us vulnerable to adverse changes in our customers’ businesses and to downturns in the economy and the industry. In addition, difficulties in collecting accounts receivable or the loss of any significant customer could materially and adversely affect our financial condition and results of operations. As we seek to expand our customer base, it is possible that new customers may expose us to greater credit risk than our existing customers. Accounts receivable owed by foreign customers may be difficult to collect. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. This allowance consists of an amount identified for specific customers and an amount based on overall estimated exposure. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required and we may be required to defer revenue recognition on sales to affected customers, which could adversely affect our operating results. We may have to record additional allowances or write-offs and/or defer revenue on certain sales transactions in the future, which could negatively impact our financial results.

Funds associated with certain of our auction rate securities may not be accessible for in excess of twelve months.

Our available for sale securities as of December 31, 2008 include $1.6 million at fair value of auction rate securities (ARS) that are securitized packages of government guaranteed student loans. Since February 2008, our ARS have repeatedly failed to auction successfully due to market supply consistently exceeding market demand. In accordance with the terms of the notes, in the event of a failed auction, the notes continue to bear interest at a predetermined maximum rate based on the credit rating of notes as determined by one or more nationally recognized statistical rating organizations. To date we have collected all interest payable on all of our auction-rate securities when due and expect to continue to do so in the future. The principal associated with failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, issuers repay principal over time from cash flows prior to final maturity, or final payments come due according to contractual maturities ranging from 22 to 26 years. As a result, we have classified all ARS as long-term investments in the consolidated balance sheets. We understand that issuers and financial underwriters are working on alternatives that may improve liquidity of student loan auction rate securities, although it is not yet clear when or if such efforts will be successful. In the fourth quarter of 2008, we determined that we no longer had the ability to hold these instruments to maturity, and therefore we recorded an other than temporary impairment charge of $1.1 million relating to our ARS portfolio, which is recorded in “Interest and other income, net” on the consolidated statement of operations.

We may not maintain Nasdaq listing requirements, which would adversely affect the price and liquidity of our common stock.

To maintain the listing of our common stock on the Nasdaq Global Market (Nasdaq), we are required to meet certain listing requirements, including a minimum bid price of $1 per share. Our common stock has traded below the $1 minimum bid price every trading day since September 10, 2008. Under normal circumstances, companies traded on Nasdaq would receive a deficiency notice from Nasdaq if their common stock has traded below the $1 minimum bid price for 30 consecutive business days. Due to market conditions, however, on October 16, 2008 Nasdaq announced a suspension of the enforcement of rules requiring a minimum $1 closing bid price, with the suspension to remain in place until Friday, January 16, 2009. Nasdaq has subsequently announced an extension of this suspension until July 20, 2009. If our common stock continues to trade below the $1 minimum bid price for 30 consecutive business days following the end of Nasdaq’s enforcement suspension, we would likely receive a deficiency notice. Following receipt of a deficiency notice, we expect we would have 180 days to “cure” the deficiency by having our common stock trade over $1 minimum bid price for at least a 10-day period. If we were to fail to meet the minimum bid price for at least 10 consecutive days during the grace period, our common stock could be delisted. Even if we are able to comply with the minimum bid requirement, there is no assurance that in the future we will continue to satisfy Nasdaq listing requirements, with the result that our common stock may be delisted. Should our common stock be delisted from Nasdaq, and the delisting determination was based solely on non-compliance with the $1 minimum bid price, we may consider applying to transfer our common stock to the Nasdaq Capital Market provided that we satisfy all criteria for initial inclusion on such market other than the minimum bid price rule. In the event of such a transfer, the Nasdaq Marketplace Rules provide that we would have an additional 180 calendar days to comply with the minimum bid price rule while on the Nasdaq Capital Market. If our stock is delisted from the Nasdaq Global Market and the Nasdaq Capital Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of our common stock. Delisting of our common stock could materially adversely affect the market price and market liquidity of our common stock and our ability to raise necessary capital.

Our stock price is volatile, which could result in substantial losses for investors and significant costs related to litigation.

The trading price of our common stock is highly volatile. Between December 31, 2007 and December 31, 2008, our common stock traded between $2.86 per share and $0.29 per share. This volatility could result in substantial losses for investors. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	quarterly variations in revenue or operating results;

•	failure to meet the expectations of securities analysts or investors with respect to our financial performance;

•	changes in financial estimates by securities analysts;

•	announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;

•	publicity about our company or our products or our competitors;

•	announcements by manufacturers of consumer electronics or portable handsets;

•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rates;

•	additions or departures of key personnel;

•	the trading volume of our common stock;

•	any future sales of our common stock or other securities; and

•	stock market price and volume fluctuations of publicly-traded companies in general and semiconductor companies in particular.

Investors may be unable to resell their shares of our common stock at or above their purchase price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities, such as the lawsuit filed against us in March 2005. This securities litigation, and any other such litigation, may result in significant costs and diversion of management’s attention and resources, which could seriously harm our business and operating results.

We currently are, and in the future may be, subject to securities class action lawsuits that could cause harm to our business, financial condition, results of operations and cash flow.

We are at risk of being subject to securities class action lawsuits if our stock price declines substantially. Securities class action litigation has often been brought against a company following a decline in the market price of its securities. For example, on March 2, 2005, a securities class action suit was filed in the United States District Court for the Northern District of California against us, certain of our officers and our directors. The complaint alleges the defendants violated the Securities Act of 1933 by making allegedly false and misleading statements in the registration statement and prospectus filed on June 16, 2004 for our initial public offering. A similar additional action was filed on March 11, 2005 and the court consolidated the two actions. In the fourth quarter of 2008, the parties to this litigation reached a tentative settlement of all claims. The District Court preliminarily approved the settlement in February 2009, and we anticipate that the District Court will provide final approval of the settlement in the second quarter of 2009. This securities litigation, and any other such litigation, may result in significant costs and diversion of management’s attention and resources, which could seriously harm our business, operating results and cash flows.

Our principal stockholders have significant voting power and may influence actions that may not be in the best interests of our other stockholders.

We believe that our executive officers, directors and holders of 5% or more of our outstanding common stock, in the aggregate, beneficially own approximately 42% of our outstanding common stock as of March 1, 2009. As a result, these persons, acting together, may have the ability to exert substantial influence over matters requiring approval of our stockholders, including the election and removal of directors and the approval of mergers or other business combinations and divestitures. This concentration of beneficial ownership could be disadvantageous to other stockholders whose interests are different from those of our executive officers, directors, and 5% shareholders. For example, our executive officers and directors, acting together with a few stockholders owning a relatively small percentage of our outstanding stock, could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards

Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, on January 1, 2006, we adopted SFAS No. 123(R), “Share-based Payment,” which requires that we record compensation expense in our statement of operations for stock-based payments, such as employee stock options, using the fair value method. The adoption of this new standard had, and will continue to have, a significant effect on our reported earnings, and could adversely impact our ability to provide accurate guidance on our future reported financial results due to the variability of the factors used to estimate the values of stock-based payments. If factors change and we employ different assumptions in the application of SFAS No. 123(R) in future periods, the compensation expense that we record under SFAS No. 123(R) may differ significantly from what we have recorded in the current period, which could negatively affect our stock price.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements could be impaired and any failure to maintain our internal controls and provide accurate financial statements could cause our stock price to decrease substantially.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on for the fiscal year 2008 the effectiveness of our internal control structure and procedures for financial reporting. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We have incurred, and expect to continue to incur, substantial expense and to devote significant management resources to Section 404 compliance. The Section 404 compliance costs are relatively fixed, therefore compliance costs increase as a percentage of revenue with declines in revenue such as those we experienced during 2007. If in the future our chief executive officer, chief financial officer or independent registered public accounting firm determines that our internal control over financial reporting is not effective as defined under Section 404, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.

Anti-takeover provisions of our charter documents and Delaware law could prevent or delay transactions resulting in a change in control.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our board of directors. These provisions:

•	establish a classified board of directors, so that not all members of our board may be elected at one time;

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our board of directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive shareholders of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Our executive and administrative headquarters occupy approximately 14,839 square feet of a facility located in Sunnyvale, California, under a lease that expires in June 2010. We lease additional space in Korea, Hong Kong, Taiwan, China and Japan to support activities in these countries. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate our foreseeable expansion of operations. For additional information regarding obligations under leases, see Note 7 of Notes to Consolidated Financial Statements under the subheading “Operating leases and financing,” which information is hereby incorporated by reference.

ITEM 3.	LEGAL PROCEEDINGS

On March 2, 2005, a securities class action suit was filed in the United States District Court for the Northern District of California against Leadis Technology, Inc., certain of its officers and its directors. The complaint alleges the defendants violated Sections 11 and 15 of the Securities Act of 1933 by making allegedly false and misleading statements in our registration statement and prospectus filed on June 16, 2004 for our initial public offering. A similar additional action was filed on March 11, 2005. On April 20, 2005, the court consolidated the two actions. In the fourth quarter of 2008, the parties to this litigation reached a tentative settlement of all claims. The District Court preliminarily approved the settlement in February 2009, and we anticipate that the District Court will provide final approval of the settlement in the second quarter of 2009. There will be no financial impact of this settlement on the Company as the settlement amount will be paid by the Company’s liability insurer.

From time to time we may be subject to legal proceedings in the ordinary course of business. Except for the securities class action suit described above, we are not involved in any legal proceedings.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is listed on The NASDAQ Global Market under the symbol “LDIS.” As of December 31, 2008, there were approximately 25 stockholders of record. Since many holders’ shares are listed under their brokerage firms’ names, we estimate the actual number of stockholders to be over 1,000.

The following table sets forth the high and low closing prices, for the periods indicated, for our common stock as reported by The NASDAQ Global Market:

	Fiscal Year 2008		Fiscal Year 2007
	High	Low	High	Low
First Quarter	$2.80	$1.83	$5.01	$3.95
Second Quarter	1.95	1.59	4.16	3.43
Third Quarter	1.52	0.75	3.59	3.09
Fourth Quarter	0.77	0.29	3.42	2.62

No cash dividends were paid on our common stock in 2008 and 2007.

Our Board of Directors approved a common stock repurchase plan in January 2007 to purchase up to 2.5 million shares. During 2007, we purchased 1.1 million shares for $3.8 million. The authorization for stock repurchases expired on December 31, 2007. We cannot assure you that additional shares will be authorized for repurchase.

Use of Proceeds from the Sale of Registered Securities

On June 15, 2004, our registration statement on Form S-1 (Registration No. 333-113880) was declared effective for our initial public offering. As of December 31, 2008, we had invested the $76.5 million in net proceeds from the offering in money market funds, municipal bonds, commercial paper and government agency bonds. We have used these proceeds for general corporate purposes, including working capital, research and development, general and administrative expenses and capital expenditures. A portion of the proceeds were used to fund our operating losses, our acquisition of Mondowave, Inc., the assets of Nuelight Corporation, and the acquisition of Acutechnology Semiconductor, Inc.

Stock Performance Graph

The graph below shows a comparison of the cumulative total shareholder return on our common stock with the cumulative total return on the NASDAQ Stock Market (U.S.) Index and the Philadelphia Semiconductor Index (denoted as Peer Group Index) for the period from June 16, 2004 (the first trading date of our common stock) through December 31, 2008. The graph assumes $100 invested at the indicated starting date in our common stock and in each of the market indices, with the reinvestment of all dividends.

We have not paid or declared any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Shareholder returns over the indicated periods should not be considered indicative of future stock prices or shareholder returns.

ITEM 6.	SELECTED FINANCIAL DATA

You should read the following selected consolidated financial and operating information for Leadis Technology together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and our audited consolidated financial statements and notes thereto included elsewhere in this annual report.

The selected consolidated balance sheet data as of December 31, 2008 and December 31, 2007 and the selected consolidated statements of operations data for each of the three years in the period ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements, which are included elsewhere in this annual report. The selected consolidated balance sheet data as of December 31, 2006, December 31, 2005 and December 31, 2004 and the selected consolidated statements of operations data for the years ended December 31, 2005 and December 31, 2004 have been derived from our audited consolidated financial statements not included in this annual report. Historical results are not necessarily indicative of the results to be expected in future periods.

On May 15, 2004, our board of directors approved, and on June 10, 2004 our stockholders approved, an amendment to our Amended and Restated Certificate of Incorporation to effect a 3 for 2 split of our common stock and preferred stock. All information related to common stock, preferred stock, options and warrants to purchase common or preferred stock and earnings per share included in these selected balance sheet data and selected consolidated statement of operations data has been retroactively adjusted to give effect to the stock split.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data (2):
Revenue	$18,556	$39,581	$101,208	$64,182	$150,250
Cost of sales (1)	21,899	36,343	88,506	50,197	97,725

Gross profit (loss)	(3,343)	3,238	12,702	13,985	52,525

Operating expenses:
Research and development (1)	21,631	18,599	13,796	14,522	14,964
Selling, general and administrative (1)	17,011	16,383	14,785	12,766	8,545
Amortization of purchased intangible assets	1,750	2,090	—	—	—
Impairment of goodwill and intangible assets	9,498
In-process research and development	—	2,470	—	—	—

Total operating expenses	49,890	39,542	28,581	27,288	23,509

Operating income (loss)	(53,233)	(36,304)	(15,879)	(13,303)	29,016
Interest and other income, net	879	4,392	4,349	2,718	956

Income (loss) before income taxes and cumulative effect of change in accounting principle	(52,354)	(31,912)	(11,530)	(10,585)	29,972
Provision for (benefit from) income taxes	(821)	(980)	523	765	12,379

Income (loss) before cumulative effect of change in accounting principle	(51,533)	(30,932)	(12,053)	(11,350)	17,593
Cumulative effect of change in accounting principle, net of tax (1)	—	—	142	—	—

Net income (loss)	$(51,533)	$(30,932)	$(11,911)	$(11,350)	$17,593

Basic net income (loss) per share before cumulative effect of change in accounting principle	$(1.76)	$(1.06)	$(0.42)	$(0.40)	$0.72
Cumulative effect of change in accounting principle	—	—	0.01	—	—

Basic net income (loss) per share	$(1.76)	$(1.06)	$(0.41)	$(0.40)	$0.72

Diluted net income (loss) per share before cumulative effect of change in accounting principle	$(1.76)	$(1.06)	$(0.42)	$(0.40)	$0.63
Cumulative effect of change in accounting principle	—	—	0.01	—	—

Diluted net income (loss) per share	$(1.76)	$(1.06)	$(0.41)	$(0.40)	$0.63

(1)	As required under SFAS No. 123(R), we recorded a cumulative effect of change in accounting principle benefit of $0.1 million for the year ended December 31, 2006, reflecting estimated future forfeitures of options previously expensed under APB No. 25. Amounts in 2006 through 2008 include stock-based compensation expenses recorded under SFAS No. 123(R), and amounts in 2004 through 2005 include amortization of deferred stock-based compensation recorded under APB No. 25, as follows (in thousands):

	Years Ended December 31,
	2008 (SFAS123R)	2007 (SFAS123R)	2006 (SFAS123R)	2005 (APB25)	2004 (APB25)
Cost of sales	$165	$122	$417	$97	$269
Research and development	$992	$1,046	$1,017	$794	$1,730
Selling, general and administrative	$1,578	$2,224	$3,232	$1,211	$2,492

(2)	During 2007, we acquired Mondowave, Inc. and Acutechnology Semiconductor, Inc. The consolidated statement of operations data for 2007 include the operations of acquired entities and other charges related to the acquisitions and, as a result, are not fully comparable to data in prior periods.

	December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$21,642	$33,945	$62,697	$72,801	$45,012
Working capital	$29,555	$68,418	$109,310	$116,040	$124,351
Total assets	$42,769	$99,579	$140,729	$143,914	$154,815
Total debt	$780	$1,061	$—	$—	$—
Stockholders’ equity	$32,913	$83,477	$114,037	$119,815	$127,106

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the accompanying audited consolidated financial statements and notes included in this report. This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which include, without limitation, statements about the market for our technology, our strategy, competition, expected financial performance, and all information disclosed under Item 7 of this Part II. Any statements about our business, financial results, financial condition and operations contained in this Form 10-K that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “expects,” “intends,” “projects,” or similar expressions are intended to identify forward-looking statements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described under the heading “Risk Factors” and elsewhere in this report. We undertake no obligation to update publicly any forward-looking statements for any reason, except as required by law, even as new information becomes available or events occur in the future.

Overview

We design, develop and market analog and mixed-signal semiconductor products that enable and enhance the features and capabilities of portable and other consumer electronic products. We outsource all of the fabrication, assembly and testing of our products to outside subcontractors. We were incorporated in Delaware on May 15, 2000, and began commercially shipping products in the third quarter of 2002. Traditionally, our core products have been mixed-signal color display drivers with integrated controllers, which are critical components of displays used in portable consumer electronic devices. Beginning in 2007, we expanded our product offerings to include light-emitting diode, or LED, drivers, power management, touch technology and consumer audio analog integrated circuits, or ICs.

Until recently, we have sold our products primarily to display module manufacturers, which incorporate our products into their display module subassemblies for portable handset manufacturers. Our end market customers have been concentrated among a few significant portable handset manufacturers, including Nokia Corporation, Sony Ericsson and Samsung Electronics Co., Ltd. We expect our customer base to include a broader range of consumer electronics manufacturers as our product mix becomes more concentrated on products other than display drivers.

For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, with net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 and $18.6 million in 2008. At December 31, 2008, we had an accumulated deficit of $77.2 million and cash, cash equivalents and short-term investments totaling $29.4 million.

In the second half of 2008, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. In the fourth quarter of 2008, we ceased investment in our audio products, except as necessary to support existing customers, and implemented headcount reductions.

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a receivable due no later than January 2010 plus $0.5 million of assumed liabilities. We retained rights to most of the current display driver products in production, as well as ownership of our proprietary EpiC™ technology for AM-OLED displays. As a result of this transaction, we have ceased investment in the production, marketing and sale of new display driver integrated circuits.

In February 2009, we sold assets relating to a development-stage power management product. We sold these assets and transferred certain employees to a publicly-traded supplier of analog and mixed-signal semiconductor products. Under the terms of the sale, we will be paid $2.3 million in cash, of which $2 million has been received to date. As a result of this transaction, we ceased development of power management integrated circuits.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products. Under the terms of the sale, we were paid $1.45 million in cash, all of which has been received.

In addition to the sales of the display driver, power management and audio parts of our business, we have enacted salary reductions and reduced hours worked for a substantial portion of our remaining employees.

The net impact of actions to date is that we have reduced our headcount by approximately 54% from the levels in the third quarter of 2008, while focusing our resources on development of capacitive touch controllers and LED drivers. We continue to invest in and develop these businesses while exploring our other options to realize maximum value from the technologies we have developed. We have continued discussions with parties that have expressed interest in acquiring other parts of our business. While we do not have any agreements relating to additional strategic activities, these discussions may lead to us selling one or more of our remaining businesses.

We believe that as a result of the actions taken in the fourth quarter of 2008 and so far in the first quarter of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations for the next twelve months. However, we expect to incur operating losses in 2009 and expect our cash balances to decline during the year. If anticipated operating results in our legacy display driver, touch controller and LED driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. We may also enter into additional agreements for the sale of all or parts of our remaining business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain necessary financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

During 2008, we sold our display driver products to display module manufacturers, which incorporate our products into their display module subassemblies. Our legacy display drivers, LED drivers, and touch controllers are sold to manufacturers of portable handsets and other consumer electronic devices. We currently generate substantially all of our revenue from customers outside the United States. Our sales are generally made pursuant to standard purchase orders that may be cancelled or the shipment dates may be delayed by the customer. We operate in one operating segment, comprising the design, development and marketing of analog and mixed-signal semiconductors for consumer electronics.

Total revenue was $18.6 million in 2008, a decrease of 53% from $39.6 million in 2007. Nearly all of our revenue in 2008 was generated from sales of our display driver products. Unit shipments were 26.9 million in 2008, a decrease of 45% as compared to 2007. Our gross margin was a loss of 18% in 2008 as compared to a gross profit of 8% in 2007. We incurred $5.9 million in provisions for excess and obsolete inventory in 2008 as compared to $2.2 million in 2007. Gross margin was also negatively impacted as the fixed cost of maintaining a product operations team was spread over significantly lower sales volume, and prices declined on our older products. Operating expenses increased 26% to $49.9 million in 2008 as compared to $39.5 million in 2007. Our net loss was $51.5 million in 2008 as compared to a net loss of $30.9 million in 2007. Our cash, cash equivalents and short-term investments decreased $35.9 million from December 31, 2007 to December 31, 2008, due principally to our net loss in 2008.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. In many instances, we could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. On an ongoing basis we re-evaluate our judgments and estimates including those related to valuation of investments, intangible assets and goodwill, uncollectible accounts receivable, inventories, income taxes, stock-based compensation, warranty obligations and contingencies. We base our estimates and judgments on our historical experience and on other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making the judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We refer to accounting estimates of this type as “critical accounting estimates,” which are discussed further below. Actual results could differ from those estimates, and material effects on our operating results and financial position may result.

In addition to making critical accounting estimates, we must ensure that our financial statements are properly stated in accordance with GAAP. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application, while in other cases, management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions (e.g., stock-based compensation, depreciation methodology, etc.). We believe that the following accounting policies are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates: revenue recognition, the allowance for uncollectible accounts receivable, inventory valuation, valuation of investments, warranty obligations, income taxes, stock-based compensation, and valuation of intangible assets and goodwill.

Revenue Recognition. We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin, or SAB, No. 104, “Revenue Recognition.” SAB No. 104 requires that four basic criteria be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price is fixed or determinable; and (4) collectability is reasonably assured. To date, most of our sales were to large established companies based on purchase orders from these customers with minimal collectability issues. Customer purchase orders are generally used to determine the existence of an arrangement. Shipping documents are used to verify delivery. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction. We assess collectability based primarily on the credit worthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history. Should changes in conditions cause management to determine these criteria will not be met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

Allowance for Uncollectible Accounts Receivable. We perform credit evaluations of each of our customers and adjust credit limits based upon payment history and the customer’s current credit worthiness, as determined by our review of their current credit information. We regularly monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon any specific customer collection issues we have identified and our best estimate of allowance requirements. While we have not experienced any significant credit losses to date, we may experience substantially higher credit loss rates in the future. Our accounts receivable are generally concentrated in a limited number of customers, and we expect them to remain concentrated in the future. We may increase our credit risk as we expand our limited customer base due to the credit worthiness of newer customers compared with our existing customers. Any significant change in the liquidity or financial position of any current or future customer could make it more difficult for us to collect our accounts receivable and require us to increase our allowance for doubtful accounts.

Inventory Valuation. We state our inventories at the lower of cost (which approximates a first-in, first-out basis) or market. We record inventory provisions for estimated obsolescence or unmarketable inventories by comparing quantity on hand with forecasted future sales based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those expected by management, additional inventory provisions may be required. When analyzing inventory provisions, we take into consideration the quantity of inventory on hand as well as purchase commitments. We specifically provide for lower of cost or market adjustments if pricing trends or forecasts indicate that the carrying value of our inventory exceeds its estimated selling price less the cost to dispose of inventory. The provision is reviewed each period to ensure that it reflects changes in our actual experience. Once inventory is written down, a new accounting basis is established and, accordingly, it is not written back up in future periods. Our inventory provision requirements may change in future periods based on actual experience, the life cycles of our products or market conditions.

Asset & Goodwill Impairment. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. We account for goodwill in accordance with Statement of Financial Accounting Standards No. 142, or SFAS No. 142, “Goodwill and Other Intangible Assets.” We evaluate goodwill for impairment on an annual basis or whenever events and change in circumstances suggest that the carrying amount may not be recoverable. Because we have one reporting unit under SFAS No. 142, we utilize an enterprise wide approach to assess goodwill for impairment. Impairment of goodwill is tested at the enterprise level by comparing the enterprise’s carrying amount, including goodwill, to the fair value of the enterprise. If the carrying amount of the enterprise exceeds its fair value, goodwill is considered impaired, and a second step is performed to measure the amount of the impairment loss.

During the second quarter of 2008, we concluded that our market capitalization had been below our net book value for an extended period of time. We therefore assessed the fair value of the enterprise using both an income approach with a discounted cash flow model and a market approach using the observed market capitalization based on the quoted price of our common stock. We compared these to the carrying value of the net assets. The evaluation resulted in a $5.1 million impairment charge in the second quarter of 2008 which was included in “Impairment of goodwill and other intangible assets” in our consolidated statement of operations for 2008.

In accordance with Statement of Financial Accounting Standards No. 144, or SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We compare the carrying value of long-lived assets to our projection of future undiscounted cash flows attributable to such assets, and if the carrying value exceeds the future undiscounted cash flows, we record an impairment charge against income equal to the excess of the carrying value over the fair value of the assets.

During the second quarter of 2008, we concluded that our market capitalization had been below our net book value for an extended period of time and as a result, long lived assets were tested for recoverability. We assessed the fair value of our long lived assets using a combination of an income approach with a discounted cash flow model and a market approach. We compared these to the carrying value of the assets, and determined that the carrying value of intangible assets purchased in the acquisitions of Acutechnology Semiconductor and Mondowave, Inc. exceeded their fair value. The evaluation resulted in a $4.3 million impairment charge in the second quarter of 2008 which was included in “Impairment of goodwill and other intangible assets” in our consolidated statement of operations for 2008.

Fair Value Measurements. Effective January 1, 2008, we adopted Statement of Financial Accounting Standards, or SFAS No. 157, “Fair Value Measurements.” In February 2008, the Financial Accounting Standards Board issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which provides a one year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, we have adopted the provisions of SFAS No. 157 with respect to our financial assets and liabilities only. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS No. 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS No. 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of this statement did not have a material impact on our consolidated results of operations, financial condition, or cash flows.

Effective January 1, 2008, we adopted SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and liabilities on a contract-by-contract basis. We did not elect to adopt the fair value option under this Statement.

Our Level 3 investments as of December 31, 2008 include auction rate securities (ARS) that are securitized packages of government guaranteed student loans. In February 2008, liquidity issues in the global credit markets resulted in the failure of auctions representing all of the auction-rate securities we hold, as the amount of securities submitted for sale in those auctions exceeded the amount of bids. In accordance with the terms of the notes, in the event of a failed auction, the notes continue to bear interest at a predetermined maximum rate based on the credit rating of notes as determined by one or more nationally recognized statistical rating organizations. To date we have collected all interest payable on all of our auction-rate securities when due and expect to continue to do so in the future. The principal associated with failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, issuers repay principal over time from cash flows prior to final maturity, or final payments come due according to contractual maturities ranging from 22 to 26 years. Due to their sustained illiquidity, we have classified all ARS as long-term investments in the consolidated balance sheets. During the second quarter of 2008, one of these securities was partially redeemed at par and we received $0.3 million .

Due to the current economic environment in which there is a lack of market activity for ARS, we have been unable to obtain quoted prices or market prices for identical assets as of the measurement date and so we use significant unobservable inputs to determine the fair value. The fair value of these securities has been estimated based on prices provided by third parties along with estimates we made. In the fourth quarter of 2008, we determined that we no longer had the ability to hold these instruments to maturity, and therefore we recorded an other than temporary impairment charge of $1.1 million relating to our ARS portfolio, which is recorded in “Interest and other income, net” on the consolidated statement of operations.

Warranty Obligations. We provide for the estimated cost of product warranties at the time revenue is recognized. While we engage in extensive product quality assessment, our warranty obligation may be affected by future product failure rates, material usage and service delivery costs incurred in correcting a product failure. We regularly monitor product returns and maintain a reserve for warranty expenses based upon our historical experience and any specifically identified failures. As we sell new products to our customers, we must exercise considerable judgment in estimating the expected failure rates. This estimation process is based on historical experience of similar products as well as various other assumptions that we believe are reasonable under the circumstances. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required.

From time to time, we may be subject to additional costs related to warranty claims from our customers. If this occurs in a future period, we would make judgments and estimates to establish the related warranty liability, based on historical experience, communication with our customers, and various assumptions based on the circumstances. This additional warranty would be recorded in the determination of net income in the period in which the additional cost was identified.

Accounting for Income Taxes. In July 2006, the FASB issued FASB Interpretation 48 (FIN 48), “Accounting for Income Tax Uncertainties.” FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. FIN 48 also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting and disclosure for income tax uncertainties in interim periods. FIN 48 became effective for us on January 1, 2007.

We account for income taxes under the provisions of Statement of Financial Accounting Standards, or SFAS No. 109, “Accounting for Income Taxes.” Under this method, we determine deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The tax consequences of most events recognized in the current year’s financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenue, expenses, gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax basis of assets or liabilities and their reported amounts in the financial statements. Because it is assumed that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount in the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered, hence giving rise to a deferred tax asset. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income or tax strategies and to the extent we believe it is more likely than not that our deferred tax assets will not be recovered, we must establish a valuation allowance. We continually review our estimates related to our income tax obligations, and revise our estimates, if necessary. A revision in our estimates of our tax obligations will be reflected as an adjustment to our income tax provision at the time of the change in our estimates. Such a revision could materially impact our effective tax rate, income tax provision and net income. In addition, the calculation of our tax liabilities involves the inherent uncertainty in the application of complex tax laws. We record tax reserves for additional taxes that we estimate we may be required to pay as a result of potential examinations by tax authorities. If such payments ultimately prove to be unnecessary, the reversal of these tax reserves would result in tax benefits being recognized in the period we determine such reserves are no longer necessary. If an ultimate tax assessment exceeds our estimate of tax liabilities, an additional charge to expense will result.

We have established valuation allowances against substantially all of our deferred tax assets as we believe that it is more likely than not that the tax benefits may not be realized. In 2008, we established a valuation allowance of $4.8 million against our U.S. federal deferred tax assets and a $1.3 million allowance against our California state deferred tax assets. The valuation allowances were determined in accordance with the provisions of SFAS No. 109 which require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction by jurisdiction basis. In connection with the purchase accounting resulting from the acquisition of Mondowave, Inc. during the first quarter of 2007, we recorded deferred tax liabilities of approximately $1.9 million. In connection with the purchase accounting resulting from the acquisition of Acutechnology Semiconductor, Inc. during the fourth quarter of 2007, we recorded deferred tax liabilities of approximately $1.0 million. These deferred tax liabilities are the result of differences in the book and tax basis of the intangible assets recorded as a result of the acquisition. Because our deferred tax liabilities exceeded our deferred tax assets, the valuation allowance on the U.S. deferred tax assets recorded in 2006 was reversed in 2007, with a corresponding reduction in goodwill as a part of our purchase accounting. The deferred tax liabilities related to these acquisitions were eliminated in 2008 in conjunction with the intangible asset impairment charges recorded in 2008. In the event that our restructuring actions cause us to believe that it is more likely than not that the tax benefits of our deferred tax assets will be realized, we may in the future release our valuation allowances which would decrease our income tax expense.

Stock-Based Compensation. On January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors, including employee stock options, restricted stock units, and employee stock purchases related to the Employee Stock Purchase Plan (ESPP) based on estimated fair values. Share-based compensation expense recognized under SFAS No. 123(R) was $2.7 million in 2008 and $3.4 million in 2007. We use the Black-Scholes option pricing model to determine the fair value of stock-based awards under SFAS No. 123(R). The Black-Scholes model requires various judgmental assumptions including estimating stock price volatility and expected option life. Volatilities are based on historical actual volatility in the daily closing price of our common stock since we became a publicly traded company. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our employee stock options. In January 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 107 (SAB No. 107), which provides supplemental implementation guidance for SFAS No. 123(R). The expected life is calculated using the simplified method allowed under SAB No. 107. During the first half of 2008, we evaluated the historical data on employee stock option exercises to estimate expected term of options granted. As a majority of the option exercises in 2006 and 2007 were by employees who left the company, we judged the historical data to be unsuitable to estimate the expected term of future option grants, and so pursuant to the guidance in SAB No. 110, we continue to calculate the expected life of employee stock options using the simplified method allowed under SAB No. 107. We do not currently pay dividends and have no plans to do so in the future.

The weighted average assumptions using the Black-Scholes model are summarized as follows:

	Year ended December 31, 2008		Year ended December 31, 2007
	Stock Options	ESPP	Stock Options	ESPP
Expected term (years)	4.25	0.75	4.56	0.75
Volatility	47%	39%	49%	43%
Risk-free interest rate	2.5%	2.1%	4.4%	4.7%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Weighted-average estimated fair value	$0.77	$0.54	$1.68	$1.22

The assumptions related to volatility, risk free interest rate and dividend yield used for the stock option plans differ from those used for the purchase plan primarily due to the difference in the respective expected lives of option grants and purchase plan awards.

Stock-based compensation expense is recorded net of estimated forfeitures that are based on historical experience. If any of the assumptions used in the Black-Scholes model or forfeiture rate change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period, which could materially affect our financial results. We elected the modified prospective transition method as permitted under SFAS No. 123(R), and accordingly prior periods have not been restated to reflect the impact of SFAS No. 123(R). The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options that are expected to vest, and employee stock purchase plan activity, over the requisite service periods beginning on January 1, 2006, the first day of our fiscal year 2006.

Prior to adoption of SFAS No. 123(R), we accounted for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, “Accounting for Stock Issued to Employees,” and Financial Accounting Standards Board Interpretation, or FIN No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” and complied with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” Under APB No. 25, compensation cost was recognized based on the difference, if any, on the date of grant between the fair value of our stock and the amount an employee must pay to acquire the stock. SFAS No. 123 defines a “fair value” based method of accounting for an employee stock option or similar equity investment. We used the Black-Scholes model to estimate the fair value. This model requires the use of judgmental assumptions, including future stock price volatility and expected time until exercise, which greatly affect the fair value. We reviewed these assumptions periodically and modified them as conditions changed. We calculated our stock price volatility and compared with that of peer companies to determine the reasonableness of this variable. We accounted for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force, or EITF, No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” We amortized deferred stock-based compensation on the graded vesting method over the vesting periods of the stock options, which is generally four years. The graded vesting method provides for vesting of portions of the overall awards at interim dates and results in accelerated vesting as compared to the straight-line method. As required under SFAS No. 123(R), we recorded a cumulative effect of change in accounting principle benefit of $0.1 million for the year ended December 31, 2006, reflecting estimated future forfeitures of options previously expensed under APB No. 25.

Results of Operations

The following table summarizes the results of our operations as a percentage of total revenue for the three years ended December 31, 2008:

	Year ended December 31,
	2008	2007	2006
Total revenue	100%	100%	100%
Cost of sales	118%	92%	87%

Gross profit (loss)	(18%)	8%	13%

Operating expenses:
Research and development	117%	47%	14%
Selling, general and administrative	92%	42%	15%
Amortization of purchased intangible assets	9%	5%	—
Impairment of goodwill and intangible assets	51%	—	—
In-process research and development	—	6%	—

Total operating expenses	269%	100%	29%

Operating loss	(287%)	(92%)	(16%)
Net loss	(278%)	(78%)	(12%)

Total Revenue

	2008	Change, 2008 vs. 2007	2007	Change, 2007 vs. 2006	2006
	(in thousands)
Total revenue	$18,556	(53%)	$39,581	(61%)	$101,208

Total revenue was $18.6 million in 2008, a decrease of $21.0 million, or 53%, as compared to $39.6 million in 2007. Total revenue for 2008 included $0.6 million of non-recurring engineering, or NRE, revenue. We sold approximately 26.9 million units in 2008, which represented a decrease of 45% compared to the approximately 48.9 million units we sold in 2007. Our product average selling price in 2008 declined 15% from 2007. Display driver price is a function of technology, the maturity of the device sold and general industry conditions. During the second half of 2008 we experienced a marked decline in unit shipments as older programs ramped down. Some newer programs were at lower average selling prices, or ASPs, and with the decline in global economic conditions, these new programs did not achieve the sales unit ramp we expected. Sales of audio, touch, LED and power management products represented 2% of total revenue in 2008.

Total revenue decreased $61.6 million, or 61%, in 2007 as compared to 2006. Approximately 48.9 million units were sold in 2007, a 52% decrease as compared to approximately 101.6 million units sold in 2006. We did not have enough new design wins in 2006 to compensate for the decline in unit volumes of older programs, and this negatively impacted our unit sales in 2007. Our ASP declined 19% from 2006 to 2007. This ASP decline was caused by an increase in lower priced super twisted nematic, or STN, sales; these increased from 53% of sales in 2006 to 74% of sales in 2007.

Revenue by Customer

	% of Revenue for the Years Ended December 31,			% of Accounts Receivable at December 31,
	2008	2007	2006	2008	2007
Rikei Corp.	38%	29%	*	71%	*
Samsung SDI Co.	24%	*	35%	*	*
TPO Displays Corp. **	18%	53%	31%	*	84%
RitDisplay	10%	*	*	*	*
AU Optronics Corp.	*	*	21%	*	*

*	Less than 10%
**	TPO Displays Corp. includes both Philips Mobile Display Systems and Toppoly Optoelectronics Corporation for all periods presented as a result of the merger of these companies in 2006.

Substantially all of our revenue in 2008, 2007 and 2006 has been generated from sales to a very small number of customers. Our largest customers have been AU Optronics Corporation, RitDisplay Corporation, Rikei Corporation, Samsung SDI Co. and TPO Displays Corporation, which collectively accounted for 90%, 93%, and 91% of our revenue in 2008, 2007 and 2006, respectively. In the second quarter of 2006, Philips Mobile Display Systems merged with Toppoly Optoelectronics Corporation, another of our customers, to form TPO Displays Corp. As a result, sales to these two customers are combined under the name TPO Displays Corp. Sales to Rikei Corporation, a Japanese distributor, grew in 2007 and 2008 with increases in several new programs at Japanese customers. In general, year over year variations result from the timing of the production ramp of new designs, illustrating the short life cycle of the end products into which our display drivers are incorporated.

We will likely experience shifts in our customer concentration in 2009 resulting from the ramping down of older display driver programs and the diversification of our product offerings. Sales of our legacy display driver products could decline during 2009, but these sales should remain a large percentage of our revenue in 2009. We expect that our touch controller, LED driver, and legacy power management product customers will be manufacturers of consumer electronics rather than display module manufacturers who have historically been the purchasers of our display driver products. While we seek to add additional customers, we expect to remain reliant on a small number of customers for the foreseeable future. In addition, existing customers may reduce their demand, as has occurred in the past, which could cause period to period fluctuations between customers representing significant amounts of our revenue.

Revenue by Geography

The following table summarizes revenue by geographic region, based on the country in which the customer is located:

	Years Ended December 31,
	2008	2007	2006
China	40%	58%	82%
Japan/U.S.	38%	29%	6%
Taiwan	11%	9%	4%
Korea	11%	4%	8%

Total revenue	100%	100%	100%

In 2007 and 2006, all of our sales were invoiced in U.S. dollars. In 2008, our product shipments were all invoiced in U.S. dollars, and we also invoiced the equivalent of $0.6 million in South Korean won under non-recurring engineering contracts.

Gross Profit (loss)

	2008	Change, 2008 vs. 2007	2007	Change, 2007 vs. 2006	2006
	(in thousands)
Gross profit (loss)	($3,343)	(203%)	$3,238	(75%)	$12,702
as % of Revenue	(18%)		8%		13%

Gross profit (loss) decreased $6.6 million, or 203%, in 2008 as compared to 2007. We incurred charges of $5.9 million to write down inventory in 2008 due to inventory quantities on hand that were larger than forecasted demand. In 2007, we incurred similar charges of $2.2 million. Additionally, in 2008, the relatively fixed cost of product operations was spread over substantially lower sales volume. These charges contributed to the decline in gross profit as a percentage of revenue in 2008 as compared to 2007.

Gross profit decreased $9.5 million, or 75%, in 2007 as compared to 2006, due to the lack of sales volume of new products with higher gross margins to offset gross margin declines on older products.

We have reduced headcount, enacted salary reductions and reduced hours worked for a substantial portion of our operations staff. We expect these changes will reduce our fixed costs of product operation in 2009 to bring expenses more in line with substantially lower sales volume; however, we cannot guarantee that such actions will be sufficient for us to generate gross profit in the future.

Research and Development

	2008	Change, 2008 vs. 2007	2007	Change, 2007 vs. 2006	2006
	(in thousands)
Research and development	$21,631	16%	$18,599	35%	$13,796
as % of revenue	117%		47%		14%

Research and development (R&D) expenses consist of costs related to development, testing, evaluation, masking revisions, compensation and related costs for personnel, occupancy costs and depreciation on research and development equipment. R&D expenses include stock-based compensation of $1.0 million in each of 2008, 2007 and 2006. All research and development costs are expensed as incurred. R&D expenses may fluctuate in future periods due to timing of wafer qualification costs as well as the timing and number of new products under development.

Research and development expenses increased $3.0 million, or 16%, from 2007 to 2008, and increased to 117% of revenue, in large part due to the decline in revenue. Wages, salaries, bonus and consulting costs increased $1.5 million in 2008 as we increased R&D headcount to support our newer businesses. R&D materials cost increased by $1.3 million, due principally to wafers expensed to engineering prior to production and other engineering services. Expenses for equipment, facilities, and software, including depreciation, increased $0.8 million.

Research and development expenses increased $4.8 million, or 35%, from 2006 to 2007, and increased 47% as a percentage of revenue, in large part due to the decline in revenue. Wages, salaries, bonus and consulting costs increased $4.9 million over 2006 as we increased R&D headcount 46%, from 67 at the end of 2006 to 98 at the end of 2007. We added headcount primarily to expand our efforts in audio, LED drivers and touch controller development. Expenses for travel, equipment, facilities, and software, including depreciation, increased $2.0 million. The costs of pre production wafer manufacturing and qualification dropped by $2.1 million.

We have taken actions that, collectively, should reduce our 2009 research and development spending substantially below the levels in 2008. In the second half of 2008, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. In the fourth quarter of 2008, we ceased investment in our audio products and implemented headcount reductions. In January 2009, we sold our display driver assets and transferred certain employees to a privately-held company located in Korea. We retained rights to most of the current display driver products in production, as well as ownership of our proprietary EpiC™ technology for AM-OLED displays. As a result of this transaction, we ceased investment in the production, marketing and sale of new display driver integrated circuits. In February 2009, we sold assets relating to a development-stage power management product. As a result of this action, we will cease development of power management integrated circuits. In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products.

Selling, General and Administrative

	2008	Change, 2008 vs. 2007	2007	Change, 2007 vs. 2006	2006
	(in thousands)
Selling, general and administrative	$17,011	4%	$16,383	11%	$14,785
as % of Revenue	92%		42%		15%

Selling, general and administrative (SG&A) expenses consist primarily of compensation and related costs of personnel in general management, sales, finance and information technology, as well as outside legal and accounting costs. Selling, general and administrative expenses include stock-based compensation expenses of $1.6 million, $2.2 million, and $3.2 million in 2008, 2007, and 2006, respectively.

SG&A expenses in 2008 increased by $0.6 million, or 4%, over 2007. Excluding a $0.4 million reduction in allowance for doubtful accounts taken in the first half of 2007, the increase was $0.2 million. Approximately $1.0 million of this increase was in sales and marketing for additional product marketing and internal and external sales staff to support our expanded sales efforts to promote our broader product offerings. Offsetting this increase, stock compensation expense decreased $0.6 million from 2007 to 2008.

SG&A expenses in 2007 increased by $1.6 million, or 11%, over 2006, and increased substantially as a percentage of revenue due to the decline in sales. Wages, salaries, and consulting costs increased $2.9 million. Offsetting these increases, stock compensation expense declined $1.0 million from 2006 to 2007 principally due to the decline in our common stock price, which is an input in the Black-Scholes option pricing model used to estimate our stock compensation costs under SFAS 123(R).

In the fourth quarter of 2008 and the first quarter of 2009, we reduced spending and headcount in our sales, marketing and general and administration functions which we expect will result in decreased SG&A spending in 2009 as compared with 2008. In January 2009, we sold our display driver business to a privately-held company located in Korea, and will cease marketing and promotion of display driver products. In February 2009, we sold assets relating to a development-stage power management product. As a result, we ceased marketing and promotion of new power management products. In March 2009, we sold certain assets related to our audio products and ceased marketing and promotion of audio products.

In-Process Research and Development and Amortization of Intangible Assets

	2008	Change, 2008 vs. 2007	2007	Change, 2007 vs. 2006	2006
	(in thousands)
In-process research and development	$0	—	$2,470	—	$0
as % of Revenue	0%		6%		0%
Amortization of intangible assets	$1,750	(16%)	$2,090	—	$0
as % of Revenue	9%		5%		0%

In 2007, we recorded $2.0 million of in-process research and development expense to reflect the estimated value of development work in progress, but not completed, resulting from the Mondowave, Inc. and Acutechnology Semiconductor, Inc. acquisitions. The fair value assigned to in-process research and development was determined using the income approach and applying a discount rate derived from a weighted-average cost of capital analysis, adjusted to reflect risks related to the products, development completion stage and success. The estimates used in valuing in-process research and development were based upon assumptions of estimated costs to complete development and cash flows from the sale of such products. Such assumptions were believed to be reasonable at the time but are inherently uncertain and unpredictable. Subsequently, we have discontinued our investment in the technology acquired in the Mondowave acquisition, and refocused the efforts of our power management product development away from efforts in progress at the time of the acquisition of Acutechnology.

In September 2007, we acquired for $0.5 million in cash the intellectual property of Nuelight Corporation. The Nuelight technology shows potential to improve the manufacturing yields by correcting non-uniform brightness due to mura defects and overcome image sticking in AM-OLED display panels. As the acquired technology had not yet reached technical feasibility and no alternative uses existed, the full purchase price was expensed to in-process research and development upon acquisition.

We commenced amortization of intangible assets related to the acquisition of Mondowave, Inc. in the first quarter of 2007. These intangible assets include developed technology and non-compete covenant agreements. In 2008, we began amortization of the intangible assets related to the acquisition of Acutechnology Semiconductor, Inc., including developed technology, non-compete covenant agreements and customer relationships. The acquired intangible assets of Mondowave, Inc. and Acutechnology Semiconductor, Inc. were amortized using the straight line method over their expected useful lives, which ranged from two to four years.

Impairment of Goodwill and other Intangible Assets

	2008	Change, 2008 vs. 2007	2007	Change, 2007 vs. 2006	2006
	(in thousands)
Impairment of goodwill and intangible assets	$9,498	100%	$0	—	$0
as % of Revenue	51%		0%		0%

During the second quarter of 2008, we concluded that indicators of impairment were present as our market capitalization had remained below our book value for an extended period of time, and we forecasted lower future cash flows from our acquisitions of Mondowave, Inc. and Acutechnology Semiconductor, Inc. Our revenue projections for analog audio products developed from the intangible assets acquired in the Mondowave acquisition, and for products developed by Acutechnology Semiconductor, Inc. have declined due to the impact of the weakening global economy and delays in the sales ramp of new products. As a result, we tested the recoverability of our long-lived assets pursuant to the guidance in SFAS No. 144. We determined that the carrying value of the purchased intangible assets from the Mondowave and Acutechnology Semiconductor acquisitions exceeded their fair value under the test of impairment in SFAS No. 144 and recorded an impairment charge of approximately $4.3 million. We then tested our goodwill for impairment pursuant to the guidance in SFAS No. 142. Because we have one reporting unit under SFAS No. 142, we utilized an entity wide approach to assess goodwill for impairment. We assessed the fair value of the reporting unit using both an income approach with a discounted cash flow model and a market approach using the observed market capitalization based on the quoted price of our common stock. We compared these to the carrying value of the net assets after recognizing the impairment charge on our long-lived assets. The evaluation resulted in a $5.1 million goodwill impairment charge in the second quarter of 2008. During the fourth quarter of 2008, we concluded that the remaining book value of the Acutechnology purchased intangible assets exceeded their fair value and recorded an impairment charge of $53 thousand. As of December 31, 2008, the carrying value of our goodwill and intangible assets was zero.

Interest and Other Income, net

	2008	Change, 2008 vs. 2007	2007	Change, 2007 vs. 2006	2006
	(in thousands)
Interest and other income, net	$879	(80%)	$4,392	1%	$4,349

Interest and other income, net, decreased $3.5 million or 80% from 2007 to 2008. Interest income declined by $2.8 million, reflecting the decline in our average cash and marketable securities balances, and the overall decline in interest rates over the last twelve months. Our losses on investments increased from $0.1 million in 2007 to $0.5 million in 2008 as we recorded a $1.1 million other-than-temporary impairment charge recognized in 2008 on our portfolio of ARS and gains on foreign exchange forward contracts during the year. These gains on foreign exchange forward contracts were in turn offset by a $0.3 million loss on foreign currency translation in 2008.

Interest and other income, net, was approximately flat from 2006 to 2007, despite the approximately 18% decline in average cash and marketable securities balances. In 2007, we earned higher interest rates on cash and investment balances due to increases in market interest rates and by extending a portion of our portfolio into securities with longer maturities.

We expect interest income to decline in 2009 as we anticipate our average cash and securities balance will be lower than in 2008.

Provision for (Benefit from) Income Taxes

	2008	Change, 2008 vs. 2007	2007	Change, 2007 vs. 2006	2006
	(in thousands)
Provision for (benefit from) income taxes	($821)	(16%)	($980)	(287%)	$523
Effective tax rate	2%		3%		(5%)
as % of Revenue	(4%)		(2%)		1%

Provision for (benefit from) income taxes was ($0.8) million, ($1.0) million, and $0.5 million in 2008, 2007 and 2006, respectively, representing effective tax rates of 2%, 3% and (5)%, respectively. Although we incurred cumulative losses in all three years, we are subject to taxes in the various countries where we operate; therefore, our effective tax rate is dependent on the mix of activities by country. Our net losses include stock-based compensation expense of $2.7 million in 2008, $3.4 million in 2007, and $4.7 million in 2006. The stock-based compensation expense for international employees is generally nondeductible based on tax rules in the countries where these employees reside. In addition, stock-based compensation expense on incentive stock options issued to U.S. employees is generally nondeductible. In 2008, we incurred non-deductible charges for impairment of goodwill of $5.1 million. We also incurred non-deductible in-process R&D charges of $2.5 million in 2007. These nondeductible expenses result in a higher tax rate for us, and increased our effective tax rate approximately 0.5% in 2008, 4% in 2007, 8% in 2006. Our tax rate for 2008 is not indicative of the rate we would expect on a consolidated basis if we generated consolidated net income.

We have established valuation allowances against deferred tax assets where we believe it is more likely than not that the tax benefits may not be realized. In 2008, we established a valuation allowance of $4.8 million against our U.S. federal deferred tax assets and a $1.3 million allowance against our California state deferred tax assets. In 2007, we established a valuation allowance of approximately $0.8 million for the Company’s California state deferred tax assets, increasing our income tax expense. Our tax provision for 2006 included a valuation allowance recorded against our net U.S. federal deferred tax assets of $0.4 million and California state deferred tax assets of $0.2 million. The valuation allowances were determined in accordance with the provisions of SFAS No. 109 which require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction by jurisdiction basis. Associated with the purchase accounting of Mondowave, Inc. and Acutechnology Semiconductor, Inc. in 2007, we recorded deferred tax liabilities of approximately $2.9 million. These deferred tax liabilities result from the difference in book versus tax basis of the intangible assets recorded as a result of the acquisitions. Because our deferred tax liabilities exceeded our deferred tax assets, the U.S. deferred tax asset valuation allowance recorded in 2006 was reversed in 2007, with a corresponding reduction in goodwill as a part of our purchase accounting. The deferred tax liabilities related to Mondowave, Inc. and Acutechnology Semiconductor, Inc. acquisitions were eliminated in 2008 in conjunction with the intangible asset impairment charges recorded in 2008. In the event that our restructuring actions cause us to believe that it is more likely than not that the tax benefits of our deferred tax assets will be realized, we may in the future release our valuation allowances which would decrease our income tax expense.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through sales of equity securities and through cash generated from operations prior to 2006. In the years ending December 31, 2007 and 2008, we have incurred substantial losses and negative cash flows from operations. Working capital decreased from $109.3 million at December 31, 2006 to $68.4 million at December 31, 2007, and $29.6 million at December 31, 2008 due primarily to our net losses in 2007 and 2008, and our expenditures of $13 million to acquire Mondowave, Inc. and Acutechnology Semiconductor, Inc. in 2007. Our cash, cash equivalents and short-term investments at December 31, 2008 were $29.4 million.

In the second half of 2008, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. In the fourth quarter of 2008, we ceased investment in our audio products, except as necessary to support existing customers, and implemented headcount reductions.

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a receivable due no later than January 2010 plus $0.5 million of assumed liabilities. We retained rights to most of the current display driver products in production, as well as ownership of our proprietary EpiC™ technology for AM-OLED displays. As a result of this transaction, we ceased investment in the production, marketing and sale of new display driver integrated circuits.

In February 2009, we sold assets relating to a development-stage power management product. We sold these assets and transferred certain employees to a publicly-traded supplier of analog and mixed-signal semiconductor products. Under the terms of the sale, we will be paid $2.3 million in cash, of which $2 million has been received to date. As a result of this action, we ceased development of power management integrated circuits.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products for consideration of $1.45 million in cash, all of which has been received.

We have continued discussions with parties that have expressed interest in acquiring other parts of our business and we may enter into additional agreements for the sale of all or parts of our business in the future. In addition to the sales of parts of our business, we have also enacted salary reductions and reduced hours worked for a substantial portion of our remaining employees.

Under the terms of the Mondowave, Inc. acquisition agreement, we are obligated to pay retention bonuses of $2.5 million in 2008 and $2.5 million in 2009, and may be obligated to make earn-out payments to certain former Mondowave, Inc. employees who joined the Company as a result of the acquisition. These earn-out payments shall be up to a maximum of 6% of revenue generated from certain audio products introduced by the former Mondowave, Inc. employees upon their continued employment over the next three years. Under the terms of the Acutechnology Semiconductor, Inc. acquisition agreement, we may be obligated to make earn-out payments to the former Acutechnology Semiconductor, Inc. employees; these payments shall be up to a maximum of 3% of revenue generated from products introduced by the former Acutechnology Semiconductor, Inc. employees upon their continued employment with us. With our exit from the audio IC and power management IC businesses, we expect that our 2009 obligations for earn out payments under these acquisition agreements will be minimal.

Net cash used in operating activities was $34.7 million, $18.5 million and $53,000 for 2008, 2007, and 2006 respectively. We incurred a net loss of $51.5 million in 2008, compared to a net loss of $30.9 million in 2007 and a net loss of $11.9 million in 2006. For 2008, cash used in operating activities was favorably impacted by $14.0 million of non-cash charges for impairment of goodwill and intangible assets, intangible asset amortization, and share-based compensation.

Accounts receivable decreased $3.8 million in 2008 and $11.7 million in 2007, and increased $2.6 million in 2006. The decrease in 2008 and 2007 correspond to the decreases in revenue in the corresponding periods. Additionally, payment terms vary by customer and our receivable balance fluctuates with changes in our customer mix. Our days of sales outstanding were 75 at December 31, 2008 and 84 at December 31, 2007. We expect days of sales outstanding typically to range from 60 to 90 days.

Inventory increased by $6.3 million in 2008 and decreased by $2.7 million and $4.1 million in 2007 and 2006, respectively. The increase in 2008 reflects the steeper than expected decline in sales of two major TFT display driver programs. To effectively manage inventory volumes, we must carefully monitor forecasted sales by device due to the relatively long manufacturing process for semiconductors and risk of obsolescence in a rapidly evolving industry.

Accounts payable and accrued liabilities decreased $4.0 million and $13.1 million in 2008 and 2007, respectively, and increased $1.5 million in 2006. The decrease in 2008 reflects lower inventory purchasing in 2008 as compared to 2007, as we experienced substantially lower sales volume in 2008. Our days of payables were 34 for the fourth quarter of 2008 and 64 for the corresponding quarter of 2007.

Net cash provided by investing activities was $23.8 million for the year ended December 31, 2008, compared to net cash used in investing activities of $6.9 million and $11.4 million for the years ended December 31, 2007 and 2006, respectively. Sales or maturities of available for sale securities, net of purchases of available for sale securities, were $24.0 million and $9.6 million in 2008 and 2007 respectively. In 2006, purchases of available for sale securities, net of sales, were $9.8 million. The net sales in 2008 reflect our use of cash for operations. The net sales in 2007 reflect our use of cash for operations and the acquisitions of Mondowave and Acutechnology. In 2007, we lengthened the maturities of our investment portfolio as interest rate increases subsided. Cash, cash equivalents and short-term investment balances may fluctuate significantly in future quarters as we manage our investment mix. All investments comply with our corporate investment policy, with our primary objective being the preservation of principal while maximizing income without significantly increasing risk.

Our marketable securities include commercial paper, corporate bonds, government securities and auction rate securities, and are reported at fair value with the related unrealized gains and losses (net of taxes) included in accumulated other comprehensive income (loss), a component of shareholders’ equity. Our available for sale securities include auction rate securities (ARS) of $1.6 million as of December 31, 2008. In February 2008, liquidity issues in the global credit markets resulted in the failure of auctions representing all of the auction-rate securities we hold, as the amount of securities submitted for sale in those auctions exceeded the amount of bids. In accordance with the terms of the notes, in the event of a failed auction, the notes continue to bear interest at a predetermined maximum rate based on the credit rating of notes as determined by one or more nationally recognized statistical rating organizations. To date we have collected all interest payable on all of our auction-rate securities when due and expect to continue to do so in the future. The principal associated with failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, issuers repay principal over time from cash flows prior to final maturity, or final payments come due according to contractual maturities ranging from 22 to 26 years. Due to their sustained illiquidity, we have classified all ARS as long-term investments in the consolidated balance sheets. During the second quarter of 2008, one of these securities was partially redeemed at par and we received $0.3 million .

Due to the current economic environment in which there is a lack of market activity for ARS, we have been unable to obtain quoted prices or market prices for identical assets as of the measurement date and so we use significant unobservable inputs to determine the fair value. The fair value of these securities has been estimated based on prices provided by third parties along with estimates we made. In the fourth quarter of 2008, we determined that we no longer had the ability to hold these instruments to maturity, and therefore we recorded an other than temporary impairment charge of $1.1 million relating to our ARS portfolio, which is recorded in “Interest and other income, net” on our consolidated statement of operations for 2008.

We used cash of $13.2 million in 2007 to acquire Mondowave, Inc., the assets of Nuelight Corporation, and Acutechnology Semiconductor, Inc., net of cash received. We also used $0.2 million in 2008 and $0.7 million in 2007 for the purchase of property and equipment, primarily for equipment and software for our design engineers and secondarily for furniture and leasehold improvements in our worldwide facilities.

Net cash used in financing activities was $3.4 million in 2007, principally for stock repurchases under a plan approved by our Board of Directors in January 2007 to purchase up to 2.5 million shares. During 2007, we purchased 1.1 million shares. The authorization for stock repurchases expired December 31, 2007. We cannot assure you that additional shares will be authorized for repurchase, but our cash flow will be negatively impacted if and to the extent additional shares are purchased. Cash provided by proceeds from stock option exercises and employee stock purchase plan purchases were $0.3 million in 2008 and $0.5 million in 2007.

In order to secure key future design wins for our touch controller and LED driver products, we may be required to increase our inventory balances so we can meet rapid increases in product demand from our customers. For example, in 2006 we initiated sales to a customer through a hub, whereby inventory is shipped to a third-party warehouse near the customer’s manufacturing site and pulled by the customer when required for manufacturing. We invoice the customer when the customer pulls the inventory from the hub. This arrangement, and any similar future arrangements, could significantly increase our inventory balances and create short-term decreases in cash flow due to the longer period between inventory purchase and customer payment.

We believe that as a result of our actions taken in the fourth quarter of 2008 and so far in the first quarter of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations for the next twelve months. However, we expect to incur operating losses in 2009 and expect our cash balances to decline during the year. If anticipated operating results in our legacy display driver, touch controller and LED driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. Additionally, we may enter into additional agreements for the sale of all or parts of our business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain necessary financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

Recently issued accounting pronouncements

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, or SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133.” This standard applies to derivative instruments, non-derivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS No. 133. SFAS No. 161 does not change the accounting for derivatives and hedging activities, but requires enhanced disclosures concerning the effect on the financial statements from their use. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We do not expect adoption of SFAS No. 161 to have a material impact on our consolidated financial statements.

In October, 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” which clarifies the application of SFAS No. 157 when the market for a financial asset is not active and illustrates how an entity would determine fair value when the market for a financial asset is not active. The Staff Position is effective immediately and applies to prior periods for which financial statements have not been issued, including interim or annual periods ending on or before September 30, 2008. The adoption of FSP FAS No. 157-3 did not have any impact on our consolidated financial statements.

Contractual Obligations

Purchase obligations are comprised of orders for materials and services to build our inventory. We depend entirely upon subcontractors to manufacture our silicon wafers and provide assembly and test services. Due to lengthy subcontractor lead times, we must order materials and services from these subcontractors well in advance of required delivery dates, and we are obligated to pay for them in accordance with the payment terms. We expect to receive and pay for substantially all inventory purchased under these purchase obligations within the next three months.

The following sets forth our commitments to settle contractual obligations in cash as of December 31, 2008 (in thousands):

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligations	$1,469	$1,082	$385	$2	$—
Purchase obligations	415	415	—	—	—
Software license installment payments	1,109	680	429	—	—

Total	$2,993	$2,177	$814	$2	$—

As a result of the sale of our display driver business in January 2009, the purchaser assumed the liabilities under our Korean operating leases. The payments due under these leases total $371 thousand in 2009 and $184 thousand in 2010 and are included in the totals above.

As of December 31, 2008, we had $2.9 million of non-current unrecognized tax benefits, including interest and penalties, recorded in accordance with FIN No. 48. We are not able to provide a reasonably reliable estimate of the timing of future payments relating to these obligations.

Off-Balance-Sheet Arrangements

As of December 31, 2008, we had no off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk. Our investment portfolio currently consists of money market funds, corporate notes and bonds, commercial paper, auction rate securities and U.S. government agency bonds. Our primary objective with this investment portfolio is to invest available cash while preserving principal and meeting liquidity needs. In accordance with our investment policy, we place investments with high credit quality issuers and limit the amount of credit exposure to any one issuer. These securities, which approximated $25 million as of December 31, 2008, and have a weighted average interest rate of approximately 3.3%, are subject to interest rate risks. However, based on the liquidity of our investments, we believe that if a significant change in interest rates were to occur, it would not have a material effect on our financial condition.

Liquidity Risk. Our available for sale securities as of December 31, 2008 include $1.6 million at fair value of auction rate securities (ARS) that are securitized packages of government guaranteed student loans. Starting in February of 2008, our ARS have repeatedly failed to auction successfully due to market supply consistently exceeding market demand. In accordance with the terms of the notes, in the event of a failed auction, the notes continue to bear interest at a predetermined maximum rate based on the credit rating of notes as determined by one or more nationally recognized statistical rating organizations. To date we have collected all interest payable on all of our auction-rate securities when due and expect to continue to do so in the future. The principal associated with failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, issuers repay principal over time from cash flows prior to final maturity, or final payments come due according to contractual maturities ranging from 22 to 26 years. Due to their sustained illiquidity, we have classified all ARS as long-term investments in the consolidated balance sheets. We understand that issuers and financial underwriters are working on alternatives that may improve liquidity of student loan auction rate securities, although it is not yet clear when or if such efforts will be successful. As of December 31, 2008, we determined that we were unable to hold these ARS to their maturity dates, and therefore we recorded a $1.1 million other than temporary impairment charge to “Interest and other income, net” on our consolidated statement of operations for 2008.

Foreign Currency Exchange Risk. We engage in international operations and transact business in various foreign countries, primarily China, Japan, Korea, Singapore and Taiwan. Activities with our manufacturing partners located in Singapore and Taiwan are denominated in U.S. dollars. All of our 2007 and all but $0.6 million of our 2008 sales invoices were denominated in U.S. dollars.

Prior to the sale of our display driver business, in which we sold our Korean R&D subsidiary, our foreign currency exchange risk was primarily associated with settlement of our intercompany accounts with our Korean subsidiary. We recorded intercompany transactions related to activities performed in Korea on behalf of the U.S. parent. These transactions are recorded in U.S. dollars. These intercompany balances were generally reimbursed within 75 to 90 days. Our Korean subsidiary carried the foreign currency exchange risk on these U.S. dollar denominated transactions. We entered into foreign exchange contracts to minimize this exchange rate risk. In 2008, we incurred a gain of $0.3 million net of hedging gains and losses; in 2007, we incurred $0.1 million net loss. Our policy is to enter into foreign exchange contracts only when an associated underlying foreign currency exposure exists. Although our foreign currency exchange risk has been reduced with the sale of our Korean R&D subsidiary, we cannot assure you that foreign currency risk will not cause a material impact to our financial position, results of operations or cash flows in the future.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Leadis Technology, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of Leadis Technology, Inc., and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in 2006.

The Company has incurred net losses and negative cash flows from operations for each of the past three years. As discussed in Note 1 to the financial statements, the Company’s ability to achieve its longer term business objectives is dependent upon, among other things, the successful restructuring of its operations to bring costs in line with revenue and the Company’s business strategy.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 31, 2009

LEADIS TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$21,642	$33,945
Short-term investments	7,726	31,286
Accounts receivable, net	1,936	5,787
Inventories	2,673	2,210
Income taxes receivable and deferred tax assets	326	3,038
Restricted cash	1,775	2,508
Prepaid expenses and other current assets	1,233	1,232

Total current assets	37,311	80,006
Property and equipment, net	2,440	4,534
Goodwill	—	5,108
Intangible assets, net	—	6,125
Long term investments	1,620	3,000
Other assets	1,398	806

Total assets	$42,769	$99,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,257	$4,538
Income taxes payable and deferred tax liabilities	323	353
Deferred margin	697	6
Other accrued liabilities	4,479	6,691

Total current liabilities	7,756	11,588
Income taxes payable and deferred tax liabilities	1,659	3,439
Other noncurrent liabilities	441	1,075

Total liabilities	9,856	16,102

Commitments and Contingencies (Note 7)

Stockholders’ equity:
Preferred stock: $0.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding at December 31, 2008 and 2007	—	—
Common stock: $0.001 par value; 120,000,000 share authorized and 29,422,920 shares issued and outstanding at December 31, 2008; 120,000,000 shares authorized and 28,905,998 shares issued and outstanding at December 31, 2007	29	29
Additional paid-in capital	110,917	107,910
Accumulated other comprehensive income (loss)	(806)	1,232
Accumulated deficit	(77,227)	(25,694)

Total stockholders’ equity	32,913	83,477

Total liabilities and stockholders’ equity	$42,769	$99,579

The accompanying notes are an integral part of these consolidated financial statements.

LEADIS TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year ended December 31,
	2008	2007	2006
Revenue	$18,556	$39,581	$101,208
Cost of sales	21,899	36,343	88,506

Gross profit (loss)	(3,343)	3,238	12,702

Operating expenses:
Research and development	21,631	18,599	13,796
Selling, general and administrative	17,011	16,383	14,785
Amortization of intangible assets	1,750	2,090	—
Impairment of goodwill and intangible assets	9,498	—	—
In-process research and development	—	2,470	—

Total operating expenses	49,890	39,542	28,581

Operating loss	(53,233)	(36,304)	(15,879)
Interest and other income, net	879	4,392	4,349

Loss before income taxes	(52,354)	(31,912)	(11,530)
Provision for (benefit from) income taxes	(821)	(980)	523

Loss before cumulative effect of change in accounting principle	(51,533)	(30,932)	(12,053)
Cumulative effect of change in accounting principle, net of tax	—	—	142

Net loss	$(51,533)	$(30,932)	$(11,911)

Basic and diluted net loss per share before cumulative effect of change in accounting principle	$(1.76)	$(1.06)	$(0.42)
Cumulative effect of change in accounting principle	—	—	0.01

Basic and diluted net loss per share	$(1.76)	$(1.06)	$(0.41)

Weighted-average number of shares used in computing basic and diluted per share amounts	29,260	29,119	28,802

The accompanying notes are an integral part of these consolidated financial statements.

LEADIS TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Cash flows from operating activities:
Net loss	$(51,533)	$(30,932)	$(11,911)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,713	1,500	1,229
Amortization of intangible assets	1,750	2,090	—
Goodwill and intangible asset impairment	9,498	—	—
Net loss (gain) on disposal or sale of fixed assets	(5)	4	(2)
Provision for excess and obsolete inventory	5,857	2,165	1,972
Loss on purchase commitments	—	368	887
Deferred tax benefit	(1,417)	(1,781)	(4)
Cumulative effect of change in accounting principle	—	—	(142)
Stock-based compensation	2,735	3,392	4,666
Tax benefit from exercise of warrants or options	—	—	(98)
In-process research and development	—	2,470	—
Other-than-temporary impairment of auction rate securities	1,080	—	—
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	3,787	11,706	(2,626)
Inventories	(6,319)	2,672	4,111
Income taxes receivable	2,296	338	327
Prepaid expenses and other assets	(857)	226	(296)
Accounts payable	(2,257)	(15,086)	1,792
Accrued liabilities	(1,748)	2,005	(284)
Income taxes payable	23	700	274
Deferred margin	740	(377)	52

Net cash used in operating activities	(34,657)	(18,540)	(53)

Cash flows from investing activities:
Sale or maturity of available-for-sale securities	87,600	57,423	34,066
Purchases of available-for-sale securities	(63,581)	(47,864)	(43,834)
Purchase of property and equipment	(220)	(683)	(1,605)
Acquisition of businesses, net of cash acquired	—	(12,727)	—
Restricted cash	41	(2,508)	—
Purchase of intellectual property	—	(500)	—

Net cash provided by (used in) investing activities	23,840	(6,859)	(11,373)

Cash flows from financing activities:
Proceeds from issuances of common stock	273	520	754
Repurchases and retirement of common stock	—	(3,836)	—
Tax benefit from exercise of stock options	—	—	98
Installment payments on acquisition of software licenses	(278)	(73)	—

Net cash provided by (used in) financing activities	(5)	(3,389)	852

Effect of exchange rate changes on cash and cash equivalents	(1,481)	36	470

Net decrease in cash and cash equivalents	(12,303)	(28,752)	(10,104)
Cash and cash equivalents at beginning of period	33,945	62,697	72,801

Cash and cash equivalents at end of period	$21,642	$33,945	$62,697

Supplemental disclosures:
Software acquired under financing arrangement	$—	$1,131	$23

Interest paid	$63	$25	$1

Total taxes paid (refunded), net	$(2,281)	$(279)	$844

The accompanying notes are an integral part of these consolidated financial statements.

LEADIS TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital	Deferred Stock-based Compensation	Accumulated other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Stockholder’s Equity	Comprehensive (Loss)

	Shares	Amount
Balance at December 31, 2005	28,492	$28	$103,674	$(1,196)	$471	$16,838	$119,815
Net loss	—	—	—	—	—	(11,911)	(11,911)	$(11,911)
Currency translation adjustment, net of tax	—	—	—	—	664	—	664	664
Unrealized gain on investments, net of tax	—	—	—	—	93	—	93	93

Comprehensive loss								$(11,154)

Elimination of deferred stock-based compensation upon adoption of SFAS No. 123(R)	—	—	(1,196)	1,196	—	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	(142)	—	—	—	(142)
Stock-based compensation	—	—	4,666	—	—	—	4,666
Exercise of common stock options	683	1	216	—	—	—	217
Issuance of common shares under stock purchase plan	131	—	537	—	—	—	537
Tax benefits realized from employee stock option plans	—	—	98	—	—	—	98

Balance at December 31, 2006	29,306	29	107,853	—	1,228	4,927	114,037
Net loss	—	—	—	—	—	(30,932)	(30,932)	$(30,932)
Currency translation adjustment, net of tax	—	—	—	—	(58)	—	(58)	(58)
Unrealized gain on investments, net of tax	—	—	—	—	62	—	62	62

Comprehensive loss								$(30,928)

Stock-based compensation	—	—	3,392	—	—	—	3,392
Impact of adoption of FIN48	—	—	—	—	—	311	311
Exercise of common stock options	580	1	149	—	—	—	150
Issuance of common shares under stock purchase plan	116	—	370	—	—	—	370
Tax shortfall from employee stock option plans	—	—	(19)	—	—	—	(19)
Purchase and retirement of treasury shares	(1,095)	(1)	(3,835)	—	—	—	(3,836)

Balance at December 31, 2007	28,906	29	107,910	—	1,232	(25,694)	83,477
Net loss	—	—	—	—	—	(51,533)	(51,533)	$(51,533)
Currency translation adjustment, net of tax	—	—	—	—	(2,197)	—	(2,197)	(2,197)
Unrealized gain on investments, net of tax	—	—	—	—	159	—	159	159

Comprehensive loss								$(53,571)

Stock-based compensation	—	—	2,735	—	—	—	2,735
Exercise of common stock options and awards of restricted stock	324	—	7	—	—	—	7
Issuance of common shares under stock purchase plan	193	—	265	—	—	—	265

Balance at December 31, 2008	29,423	$29	$110,917	$—	$(806)	$(77,227)	$32,913

The accompanying notes are an integral part of these consolidated financial statements.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Operations

We design, develop and market analog and mixed-signal semiconductor products that enable and enhance the features and capabilities of portable and other consumer electronic products. We outsource all of the fabrication, assembly and testing of our products to outside subcontractors. We were incorporated in Delaware on May 15, 2000, and began commercially shipping products in the third quarter of 2002. Traditionally, our core products have been mixed-signal color display drivers with integrated controllers, which are critical components of displays used in portable consumer electronic devices. Beginning in 2007, we expanded our product offerings to include light-emitting diode, or LED, drivers, power management, touch technology and consumer audio analog integrated circuits, or ICs.

Until recently, we have sold our products primarily to display module manufacturers, which incorporate our products into their display module subassemblies for portable handset manufacturers. Our end market customers have been concentrated among a few significant portable handset manufacturers, including Nokia Corporation, Sony Ericsson and Samsung Electronics Co., Ltd. We expect our customer base to include a broader range of consumer electronics manufacturers as our product mix becomes more concentrated on products other than display drivers.

For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, with net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 and $18.6 million in 2008. At December 31, 2008, we had an accumulated deficit of $77.2 million and cash, cash equivalents and short-term investments totaling $29.4 million.

In the second half of 2008, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. In the fourth quarter of 2008, we ceased investment in our audio products, except as necessary to support existing customers, and implemented headcount reductions.

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a receivable due no later than January 2010 plus $0.5 million of assumed liabilities. We retained rights to most of the current display driver products in production, as well as ownership of our proprietary EpiC™ technology for AM-OLED displays. As a result of this transaction, we ceased investment in the production, marketing and sale of new display driver integrated circuits.

In February 2009, we sold assets relating to a development-stage power management product. We sold these assets and transferred certain employees to a publicly-traded supplier of analog and mixed-signal semiconductor products. Under the terms of the sale, we will be paid $2.3 million in cash, of which $2 million has been received to date. As a result of this action, we ceased development of power management integrated circuits.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products. Under the terms of the sale, we were paid $1.45 million in cash, all of which has been received.

The net impact of actions to date is that we have reduced our headcount by approximately 54% from the levels in the third quarter of 2008, while focusing our resources on development of capacitive touch controllers and LED drivers. We continue to invest in and develop these businesses while exploring our other options to

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

realize maximum value from the technologies we have developed. We have continued discussions with parties that have expressed interest in acquiring other parts of our business. While we do not have any agreements relating to additional strategic activities, these discussions may lead to us selling one or more of our remaining businesses.

We believe that as a result of our actions taken in the fourth quarter of 2008 and so far in the first quarter of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations for the next twelve months. However, we expect to incur operating losses in 2009 and expect our cash balances to decline during the year. If anticipated operating results in our legacy display driver, touch controller and LED driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. Additionally we may enter into additional agreements for the sale of all or parts of our remaining business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain necessary financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

Note 2. Summary of Significant Accounting Policies

The audited consolidated financial statements include the accounts of Leadis Technology and all of our subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

Our audited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. In many instances, we could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. On an ongoing basis we re-evaluate our judgments and estimates including those related to uncollectible accounts receivable, inventories, investments, income taxes, stock-based compensation, warranty obligations and contingencies. Actual results could differ from those estimates, and material effects on our operating results and financial position may result.

Foreign currency translation

In January 2009, as part of the sale of our display driver business to AsTEK, Inc., a privately-held company located in Korea, we sold our Korean R&D subsidiary. Please refer to Note 13, “Subsequent Events,” for more information. Prior to the sale, our Korean subsidiary used its local currency as its functional currency. Our other subsidiaries use the U.S. dollar as their functional currency. Assets and liabilities of our Korean operations are translated into U.S. dollars at current rates of exchange, and revenue and expenses are translated using average rates. Gains and losses from foreign currency translation are reported within “Accumulated other comprehensive income (loss).” Foreign currency remeasurement gains and losses are included as a component of “Interest and other income, net” in our consolidated statements of operations.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign exchange contracts

Prior to the sale of our Korean R&D subsidiary, we purchased forward contracts denominated in South Korean won to hedge the risks associated with U.S. dollar denominated assets and liabilities held by our Korean subsidiary. We record our forward contracts at fair value. The gains and losses on these contracts are substantially offset by transaction gains and losses on the underlying balances being hedged. Aggregate net foreign exchange gains and losses on these hedging transactions and foreign currency transaction gains and losses are included in “Interest and other income, net,” in our consolidated statements of operations. We do not hedge foreign currency translation exposure.

Cash, cash equivalents and investments

We invest our cash, cash equivalents and investments through various banks and investment banking institutions. All investments are classified as available for sale. We do not hold or issue financial instruments for trading purposes. We consider all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents. Investments generally consist of highly liquid securities with original maturities in excess of 90 days. Short-term investments consist of a diversified portfolio of commercial paper, corporate bonds and U.S. government agency bonds with maturities less than one year or greater than one year but specifically identified to fund current operations. Such investments are carried at fair value with unrealized gains and losses net of related tax effects, reported within “Accumulated other comprehensive income (loss).” Realized gains and losses are included in “Interest and other income, net.” The cost of securities sold is based on the specific identification method. We recognize an impairment charge when a decline in the fair value of an investment below its cost basis is judged to be other-than-temporary. We consider various factors in determining whether to recognize an impairment charge, including the length of time and extent to which the fair value has been less than our cost basis, the financial condition and near-term prospects of the issuer, and our intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Risks and uncertainties and concentrations of credit risk

Our products are currently manufactured, assembled and tested by third party contractors in Asia. We do not have long-term agreements with these contractors. A significant disruption in the operations of one or more of these contractors would impact the production of our products for a substantial period of time, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash, cash equivalents, short-term investments and accounts receivable. We place our cash primarily in checking and money market accounts in financial institutions or with professional investment managers. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. We have not experienced any losses to date on deposits of our cash and cash equivalents.

We perform ongoing credit evaluations of each of our customers and adjust credit limits based upon payment history and the customer’s credit worthiness, as determined by our review of their current credit information. We regularly monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon our historical experience and any specific customer collection issues we have identified.

Inventory valuation

We state our inventories at the lower of cost (which approximates a first-in, first-out basis) or market. We record provisions for estimated obsolescence or unmarketable inventories based upon assumptions about future

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

demand and market conditions. If actual market conditions are less favorable than those expected by management, additional provisions may be required. We specifically provide for lower of cost or market adjustments if pricing trends or forecasts indicate that the carrying value of our inventory exceeds its estimated selling price less the cost to dispose of inventory. Any provision is reviewed each period to ensure that it reflects changes in our actual experience. Once inventory is written down, a new accounting basis has been established and, accordingly, it is not written back up in future periods. Our inventory provision requirements may change in future periods based on actual experience, the life cycles of our products or market conditions.

In addition, we evaluate a liability for purchase commitments with contract manufacturers and suppliers for quantities in excess of our future demand forecasts consistent with our allowance for inventory. We had no liabilities for purchase commitments as of December 31, 2008 other than those incurred under routine purchase orders for materials included in accounts payable. At December 31, 2007, the liability for these adverse purchase commitments was $1.3 million and was included in other accrued liabilities.

Revenue recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sale price is fixed or determinable and collectability is reasonably assured. Direct sales to customers are recognized upon shipment of product, at which time legal title and risk of loss is transferred to our customers. Sales to distributors are made primarily under arrangements allowing limited rights of return, limited price protection and limited rights of stock rotation on product unsold by the distributors. Because of the uncertainty associated with possible price concessions and returns, we defer the recognition of such sales and the related costs of sales until distributors have sold the product to their customers.

Goodwill

We account for goodwill in accordance with Statement of Financial Accounting Standards No. 142, or SFAS No. 142, “Goodwill and Other Intangible Assets.” Goodwill is subject to our annual impairment test during the third quarter of our fiscal year, or earlier if indicators of potential impairment exist, using a fair value-based approach. Factors we consider important which could trigger an impairment review include the following:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets; and

•	significant decline in our market capitalization.

Because we have one reporting unit under SFAS No. 142, we utilize an enterprise wide approach to assess goodwill for impairment. Our first step is to compare our enterprise fair value to its net book value, including goodwill. A potential impairment exists if the fair value of the enterprise is less than its net book value. We assess the fair value of the enterprise using both an income approach with a discounted cash flow model and a market approach using the observed market capitalization based on the quoted price of our common stock. We compare these to the carrying value of the net assets. In applying this methodology, we rely on a number of factors, including actual operating results, our internal projections of future unit volume and timing of revenue, margins and operating costs, and estimated risk premiums within discount rates. Many of these assumptions require us to make subjective estimates. If a potential impairment exists, we measure the amount of such impairment by comparing the fair value of our individual assets and liabilities, excluding goodwill, to the fair value of the enterprise.

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards No. 144, or SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets, such as property and equipment and

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets; and

•	significant decline in our market capitalization.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is determined based on the estimated discounted future cash flows expected to be generated by the asset.

Warranty accrual

We provide for the estimated cost of product warranties at the time revenue is recognized. We regularly monitor product returns and maintain a warranty accrual based upon our historical experience and any specifically identified failures. The estimation process for new products is based on historical experience of similar products as well as various other assumptions that we believe are reasonable under the circumstances. While we engage in extensive product quality assessment, actual product failure rates, material usage or service delivery costs could differ from our estimates and revisions to the estimated warranty liability would be required. This additional warranty would be recorded in the determination of net income (loss) in the period in which the additional cost was identified.

From time to time, we may be subject to additional costs related to warranty claims from our customers. If this occurs in a future period, we would make judgments and estimates to establish the related warranty liability, based on historical experience, communication with our customers, and various assumptions based on the circumstances. This additional warranty would be recorded in the determination of net income (loss) in the period in which the additional cost was identified.

Stock-based compensation

In December 2004, the Financial Accounting Standards Board (FASB) revised Statement of Financial Accounting Standards No. 123, or SFAS No. 123(R), “Share-Based Payment,” which establishes accounting for stock-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. Under SFAS No. 123(R), stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award. We have no awards with market or performance conditions. We adopted the provisions of SFAS No. 123(R) on January 1, 2006, the first day of our fiscal year, using the modified prospective application, which provides for certain changes to the method for valuing stock-based compensation. Under the modified prospective application, prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123(R) apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Estimated compensation expense for awards outstanding at the effective date is recognized over the remaining service period using the compensation cost previously calculated for pro forma disclosure purposes under FASB Statement No. 123, or SFAS No. 123, “Accounting for Stock-Based Compensation.” Upon adoption of SFAS No. 123(R), we elected to expense all future stock-based compensation awards on a straight-line basis. Prior to adoption of SFAS No. 123(R), we amortized deferred stock-based compensation on the graded vesting method

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

over the vesting periods of the stock options. The graded vesting method provides for vesting of portions of the overall awards at interim dates and results in accelerated vesting as compared to the straight-line method. We will continue to expense options granted prior to adoption of SFAS No. 123(R) under the graded vesting method over their remaining vesting periods.

On November 10, 2005, the FASB issued FASB Staff Position No. SFAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” We elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123(R). The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123(R).

Stock-Based Compensation Information under SFAS No. 123(R)

Cost of sales, research and development, and selling, general and administrative costs in 2008, 2007, and 2006 include stock-based compensation expenses recorded under SFAS No. 123(R), as follows (in thousands):

	Years ended December 31,
	2008	2007	2006
Cost of sales	$165	$122	$417
Research and development	992	1,046	1,017
Selling, general and administrative	1,578	2,224	3,232

Total stock-based compensation expense	$2,735	$3,392	$4,666

We use the Black-Scholes option pricing model to determine the estimated fair value for stock options and ESPP Shares. The Black-Scholes model requires the use of highly subjective and complex assumptions which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock. For restricted stock units, stock-based compensation expense is calculated based on the fair market value of our stock on the date of grant. The assumptions used to estimate the weighted-average fair value of stock options and stock purchases granted during 2008, 2007 and 2006 were as follows (annualized percentages):

	Year ended December 31, 2008		Year ended December 31, 2007		Year ended December 31, 2006
	Stock Options	ESPP	Stock Options	ESPP	Stock Options	ESPP
Expected term (years)	4.25	0.75	4.56	0.75	4.25	0.73
Volatility	47%	39%	49%	43%	56%	67%
Risk-free interest rate	2.5%	2.1%	4.4%	4.7%	4.7%	3.6%
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Weighted-average estimated fair value	$0.77	$0.54	$1.68	$1.22	$2.47	$2.63

Volatility for 2008, 2007 and 2006 is based on historical actual volatility in the daily closing price of our common stock since we became a publicly-traded company. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our employee stock options. We do not currently pay dividends and have no plans to do so in the future. The expected life of employee stock options is calculated using the simplified method allowed under Staff Accounting Bulletin (SAB) No. 107 and SAB No. 110. The assumptions related to volatility, risk free interest rate and dividend yield used for the stock option plans differ from those used for the purchase plan primarily due to the difference in the respective expected lives of option grants and purchase plan awards.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As stock-based compensation expense recognized in the consolidated statement of operations for 2008, 2007 and 2006 is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. If pre-vesting forfeitures vary from our estimate, we will be required to adjust our forfeiture calculation and any such adjustment may result in a material change in our financial results. The forfeiture rate is based on our historical option forfeitures, as well as management’s expectation of future forfeitures based on current market conditions. As required under SFAS No. 123(R), we recorded a cumulative effect of change in accounting principle benefit of $0.1 million for the year ended December 31, 2006, reflecting estimated future forfeitures of options previously expensed under APB No. 25.

We recorded $2.7 million, $3.4 million, and $4.7 million in stock-based compensation expense in 2008, 2007 and 2006, respectively, related to stock-based awards granted during the period and outstanding at the beginning of the year. No amounts were capitalized in inventory related to stock-based compensation as such amounts were insignificant at each balance sheet date presented. We realized approximately $19,000 of tax shortfall from stock options exercised in 2007 and approximately $98,000 of excess tax benefit from stock options exercised in 2006.

Net loss per share

In accordance with SFAS No. 128, “Earnings Per Share,” we compute basic net loss per share by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed giving effect to all potential common shares, including stock options, warrants and unvested shares subject to repurchase using the treasury stock method, to the extent it is dilutive.

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per common share (in thousands, except per share data):

	Years Ended December 31,
	2008	2007	2006
Numerator:
Net loss before cumulative effect of change in accounting principle	$(51,533)	$(30,932)	$(12,053)

Net loss	(51,533)	(30,932)	(11,911)

Denominator:
Weighted-average common shares outstanding	29,260	29,131	28,887
Less: unvested common shares subject to repurchase	—	(12)	(85)

Total shares, basic and diluted	29,260	29,119	28,802

Net loss per common share before cumulative effect of change in accounting principle, basic	$(1.76)	$(1.06)	$(0.42)
Cumulative effect of change in accounting principle	—	—	0.01

Net loss per common share, basic and diluted	$(1.76)	$(1.06)	$(0.41)

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following outstanding common stock options and unvested shares subject to repurchase were excluded from the computation of diluted net loss per share as they had an antidilutive effect (in thousands):

	Year ended December 31,
	2008	2007	2006
Stock options	6,887	6,633	5,506
Unvested shares subject to repurchase	—	1	24
Restricted stock units	533	185	—

Comprehensive loss, net of tax

Comprehensive loss is defined as the change in equity of a company during a period resulting from certain transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. The difference between our net loss and comprehensive loss is from foreign currency translation adjustments and unrealized gains (losses) on available for sale securities.

The accumulated other comprehensive income (loss), as reported on the consolidated balance sheets, included the following components (in thousands):

	December 31,
	2008	2007
Unrealized gain on available for sale securities, net of tax	$241	$82
Cumulative translation adjustment, net of tax	(1,047)	1,150

Accumulated other comprehensive income (loss)	$(806)	$1,232

Recently issued accounting pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133.” This standard applies to derivative instruments, non-derivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS No. 133. SFAS No. 161 does not change the accounting for derivatives and hedging activities, but requires enhanced disclosures concerning the effect on the financial statements from their use. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We do not expect adoption of SFAS No. 161 to have a material impact on our consolidated financial statements.

In October, 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” which clarifies the application of SFAS No. 157 when the market for a financial asset is not active and illustrates how an entity would determine fair value when the market for a financial asset is not active. The Staff Position is effective immediately and applies to prior periods for which financial statements have not been issued, including interim or annual periods ending on or before September 30, 2008. The adoption of FSP FAS No. 157-3 did not have any impact on our consolidated financial statements.

Note 3. Business Combinations

On February 28, 2007, we completed the acquisition of Mondowave, Inc., a privately held analog semiconductor company specializing in low-power consumer audio applications. Under the terms of the

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement, we acquired all of Mondowave’s outstanding common stock for $8.0 million in cash. In addition, we are obligated to pay former Mondowave employees bonuses in future periods for retention and earn out performance goals, all of which will be accounted for as compensation expense. Through this acquisition, we expanded into the analog audio component business.

We allocated the $8.1 million purchase price, which included direct acquisition costs of approximately $65 thousand, to tangible assets, liabilities and identifiable intangible assets acquired, as well as in-process research and development, or IPR&D, based on their estimated fair values. The excess of purchase price over the aggregate fair values was recorded as goodwill (which is not deductible for tax purposes). The fair value assigned to identifiable intangible assets acquired was based on estimates and assumptions determined by management. Intangible assets are amortized on a straight-line basis over their respective useful lives. The amount allocated to IPR&D was determined through established valuation techniques used in the high technology industry and was expensed upon acquisition as it was determined that the underlying projects had not yet reached technological feasibility and no alternative future uses existed. The fair value assigned to IPR&D was determined using the income approach and applying a discount rate of 35% in the present value calculations, which was derived from a weighted-average cost of capital analysis, adjusted to reflect risks related to the products, development completion stage and success. The estimates used in valuing IPR&D were based upon assumptions of estimated costs to complete development and cash flows from the sale of such products. Such assumptions were believed to be reasonable but are inherently uncertain and unpredictable.

The following is a summary of estimated fair values of the assets we acquired and liabilities we assumed as of February 28, 2007:

	Fair Market Value	Straight-Line Depreciation / Amortization Period
	(in thousands)
Cash	$186
Other current assets	115
Property and equipment	93	3-5 years
In-process research and development	1,320
Goodwill	2,586
Intangible assets:
Developed technology	4,440	2 years
Non-compete covenant agreements	864	3 years

Total assets acquired	9,604

Current liabilities	(50)
Deferred tax liabilities, net	(1,489)

Total liabilities assumed	(1,539)

Net assets acquired	$8,065

In addition to $8.1 million net assets acquired, we paid retention bonuses of $2.5 million in 2008 and are obligated to pay retention bonuses of $2.5 million in 2009, and may be obligated to make earn-out payments to certain former Mondowave, Inc. employees who joined the Company as a result of the acquisition. Of the $2.5 million in retention bonuses due in 2009, $0.7 million is recorded in other accrued liabilities and $1.8 million is recorded in restricted cash on the consolidated balance sheet as of December 31, 2008. We have deposited $1.8 million of cash in an account for the retention bonuses to be paid to designated former Mondowave, Inc. employees upon the second anniversary of the acquisition close, pursuant to the terms of the acquisition agreement.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The earn-out payments shall be up to a maximum of 6% of revenue generated from certain audio products introduced by the former Mondowave, Inc. employees upon their continued employment over the next three years. In March of 2009, however, we sold our audio assets and are no longer manufacturing the audio products eligible for earn-out payments.

On December 21, 2007, we completed the acquisition of Acutechnology Semiconductor, Inc., a privately held analog semiconductor company specializing in power management integrated circuits. Under the terms of the agreement, we acquired all of Acutechnology’s outstanding common stock for $5.0 million in cash. In addition, we are obligated to pay former Acutechnology employees earn out bonuses up to a maximum of 3% of revenue generated from certain products introduced by the former Acutechnology employees upon their continued employment with us, all of which will be accounted for as compensation expense. In February 2009, however, we transferred a majority of the former Acutechnology employees to a publicly-traded supplier of semiconductor products and ceased development of new power management devices.

We allocated the $5.0 million purchase price of Acutechnology Semiconductor, Inc. to tangible assets and identifiable intangible assets acquired, as well as in-process research and development, or IPR&D, based on their estimated fair values. The excess of purchase price over the aggregate fair values was recorded as goodwill (which is not deductible for tax purposes). The fair value assigned to identifiable intangible assets acquired was based on estimates and assumptions determined by management. Intangible assets are amortized on a straight-line basis over their respective useful lives. The amount allocated to IPR&D was determined through established valuation techniques used in the high technology industry and was expensed upon acquisition as it was determined that the underlying projects had not yet reached technological feasibility and no alternative future uses existed. The fair value assigned to IPR&D was determined using the income approach and applying a discount rate of 28% in the present value calculations, which was derived from a weighted-average cost of capital analysis, adjusted to reflect risks related to the products, development completion stage and success. The estimates used in valuing IPR&D were based upon assumptions of estimated costs to complete development and cash flows from the sale of such products. Such assumptions were believed to be reasonable but are inherently uncertain and unpredictable.

The following is a summary of estimated fair values of the assets we acquired and liabilities we assumed as of December 21, 2007:

	Fair Market Value	Straight-Line Depreciation / Amortization Period
	(in thousands)
Cash	$152
Other current assets	49
Property and equipment	3	3-5 years
In-process research and development	650
Goodwill	2,241
Intangible assets:
Developed technology	1,390	3 years
Customer relationships and backlog	1,053	4 years
Non-compete covenant agreements	468	3 years

Total assets acquired	6,006

Deferred tax liabilities, net	(1,006)

Net assets acquired	$5,000

The consolidated financial statements for 2007 include the results of operations of Mondowave, Inc., and Acutechnology Semiconductor, Inc. commencing as of their respective acquisition dates.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following unaudited supplemental pro forma financial information summarizes the combined results of operations for the Company, Mondowave, Inc. and Acutechnology Semiconductor, Inc. as though the companies had been combined at the beginning of each period presented. The in-process research and development charge is included in the results for 2007 and 2006.

(in thousands, except per share amounts):

	Proforma Financial Information (unaudited) Year ending December 31,
	2007	2006
Revenue	$40,789	$103,754
Loss before cumulative effect of change in accounting principle	$(30,753)	$(13,738)
Cumulative effect of change in accounting principle, net of tax	$—	$142
Net loss	$(30,753)	$(13,596)
Net loss per share—basic and diluted	$(1.06)	$(0.47)

On September 21, 2007, we acquired for $0.5 million in cash the intellectual property of Nuelight Corporation, a privately-held analog semiconductor company. As the acquired technology had not yet reached technical feasibility and no alternative uses exist, the full purchase price was expensed to in-process research and development upon acquisition.

Note 4. Goodwill and Intangible Assets

As discussed in Note 3, “Business Combinations,” we acquired Mondowave, Inc. in the first quarter of 2007 and Acutechnology Semiconductor, Inc. in the fourth quarter of 2007, resulting in acquisition-related intangible assets.

The changes in the carrying amount of goodwill for 2008 are as follows (in thousands):

Balance as of December 31, 2007	$5,108
Adjustment to goodwill	15
Impairment charge	(5,123)

Balance as of December 31, 2008	$—

During the second quarter of 2008, we concluded that our market capitalization had been below our net book value for an extended period of time. We therefore tested our goodwill for impairment pursuant to the guidance in SFAS No. 142. Our evaluation resulted in a $5.1 million goodwill impairment charge which was included in the “Impairment of goodwill and other intangible assets” in the consolidated statement of operations.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition-related intangible assets at December 31, 2008 and 2007 consisted of the following (in thousands):

	December 31, 2008				December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Net Carrying Amount
Acquisition related intangible assets:
Developed technology	$5,830	$(3,192)	$(2,638)	$—	$5,830	$(1,850)	$—	$3,980
Non-compete covenant agreements	1,332	(516)	(816)	—	1,332	(240)	—	1,092
Customer relationships	1,053	(132)	(921)	—	1,053	—	—	1,053

Total acquisition-related intangible assets	$8,215	$(3,840)	$(4,375)	$—	$8,215	$(2,090)	$—	$6,125

During the second quarter of 2008, we concluded that our market capitalization was below our net book value for an extended period of time, and as a result, our long lived assets were tested for recoverability. Our revenue projections for analog audio products developed from the intangible assets acquired in the Mondowave acquisition, and for products developed by Acutechnology Semiconductor, Inc. declined due to the impact of the weakening global economy and delays in the sales ramp of new products. As a result, we reduced our projections for future cash flows and determined that the carrying amount of the purchased intangible assets exceeded the implied fair values under the tests for impairment pursuant to the guidance in SFAS No. 144. We recorded an impairment charge of $4.3 million which was included in the “Impairment of goodwill and other intangible assets” on the consolidated statements of operations. Our estimate of the fair value of the intangible assets was based on the discounted value of estimated future cash flows over a three year period with residual value and using discount rates between 26% and 30%.

Note 5. Financial Statement Details

Available for sale securities

The following is a summary of available for sale securities at December 31, 2008 (in thousands):

	Original Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Money market funds	$13,422	$—	$—	$13,422
U.S. government and agency securities	2,894	15	—	2,909
Foreign debt securities	—	—	—	—
Auction rate securities *	1,620	—	—	1,620
Commercial paper	2,018	2	—	2,020
Corporate bonds	4,772	57	(12)	4,817

	$24,726	$74	$(12)	$24,788

Included in:
Cash and cash equivalents				$15,442
Short-term investments				7,726
Long-term investments				1,620

				$24,788

*	Our auction rate securities are Level 3 investments measured at fair value. In 2008, we recognized an other-than-temporary impairment charge of $1.1 million. The par value of the auction rate securities held as of December 31, 2008 was $2.7 million. Please refer to Note 6, “Fair Value,” for additional information.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of available for sale securities at December 31, 2007 (in thousands):

	Original Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Money market funds	$6,985	$—	$—	$6,985
U.S. government and agency securities	18,662	25	—	18,687
Foreign debt securities	999	—	—	999
Auction rate securities	6,500	—	—	6,500
Commercial paper	15,586	—	(1)	15,585
Corporate bonds	12,295	56	(5)	12,346

	$61,027	$81	$(6)	$61,102

Included in:
Cash and cash equivalents				$26,816
Short-term investments				31,286
Long-term investments				3,000

				$61,102

Our portfolio of available for sale securities by contractual maturity at December 31, 2008 was as follows (in thousands):

2008
Due in one year or less	$21,383
Due from one to two years	1,785
Due after two years	1,620

$24,788

The fair value of investments with unrealized loss positions was $2.2 million and $13.1 million at December 31, 2008 and 2007, respectively and such investments have been in continuous unrealized loss positions for less than twelve months. The gross unrealized losses on these investments were primarily due to interest rate fluctuations and market-price movements. Our available for sale securities include auction rate securities (ARS) of $1.6 million at fair value as of December 31, 2008.

Gains or losses realized from the sale of available for sale securities were insignificant in all years presented.

Accounts receivable, net

Accounts receivable, net consisted of the following (in thousands):

	December 31,
	2008	2007
Accounts receivable, gross	$1,958	$5,816
Allowance for doubtful accounts	(22)	(29)

Accounts receivable, net	$1,936	$5,787

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the allowance for doubtful accounts during 2008, 2007 and 2006 were as follows (in thousands):

Balance December 31, 2005	494
Provision/Adjustments	(60)
Write-offs	(42)

Balance December 31, 2006	392
Provision/Adjustments	(363)
Write-offs	—

Balance December 31, 2007	29
Provision/Adjustments	(7)
Write-offs	—

Balance December 31, 2008	$22

Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2008	2007
Finished goods	$1,825	$1,427
Work in process	848	783

	$2,673	$2,210

In January 2009, we sold our display driver business to AsTEK, Inc., a privately-held company located in Korea. Included in the sale of this business was approximately $0.5 million (net) of product inventory. Please refer to Note 13, “Subsequent Events,” for more information.

Property and equipment, net

Property and equipment, net, consisted of the following (in thousands):

	December 31,
	2008	2007
Computer equipment and software	$4,152	$4,841
Machinery, equipment and vehicles	2,299	2,764
Furniture and fixtures	353	369
Building	—	290
Leasehold improvements	500	494

	7,304	8,758
Less: accumulated depreciation and amortization	(4,864)	(4,224)

	$2,440	$4,534

Depreciation and amortization expense was $1.7 million, $1.5 million and $1.2 million for 2008, 2007 and 2006, respectively. At December 31, 2008, computer equipment and software included $1.1 million of software licenses acquired under financing with accumulated amortization of $0.5 million. In January 2009, we sold our

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

display driver business to AsTEK, Inc., a privately-held company located in Korea. Included in the sale of this business was approximately $1.3 million of net fixed assets. Please refer to Note 13, “Subsequent Events,” for more information.

Other accrued liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2008	2007
Accrued compensation costs	$3,289	$3,776
Warranty accruals	49	220
Reserve for adverse purchase commitments	—	1,255
Other accrued liabilities	1,141	1,440

	$4,479	$6,691

Warranty accrual

We warrant our products against defects in materials and workmanship and non-conformance to our specifications for varying lengths of time, generally one year. If there is a material increase in customer claims compared with our historical experience, or if costs of servicing warranty claims are greater than expected, we may record a greater charge against cost of sales in future periods.

Changes in our liability for product warranty during 2008 and 2007 were as follows (in thousands):

Balance December 31, 2006	$928
Accruals for warranty	740
Adjustments made	(568)
Settlements made	(880)

Balance December 31, 2007	220
Accruals for warranty	184
Adjustments made	(355)
Settlements made	—

Balance December 31, 2008	$49

As actual warranty claim experience has been below our expected claim rates, we reduced our warranty liability via adjustments in 2008 and 2007.

Revenue and accounts receivable by customer

	% of Revenue for the Years Ended December 31,			% of Accounts Receivable at December 31,
	2008	2007	2006	2008		2007
Rikei Corp.	38%	29%	*	71%			*
Samsung SDI Co.	24%	*	35%		*		*
TPO Displays Corp. **	18%	53%	31%		*	84%
RitDisplay	10%	*	*		*		*
AU Optronics Corp.	*	*	21%		*		*

*	Less than 10%
**	TPO Displays Corp. includes both Philips Mobile Display Systems and Toppoly Optoelectronics Corporation for all periods presented as a result of the merger of these companies in 2006.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Substantially all of our revenue in 2008, 2007 and 2006 has been generated from sales to a very small number of customers. Our largest customers have been AU Optronics Corporation, RitDisplay Corporation, Rikei Corporation, Samsung SDI Co. and TPO Displays Corporation, which collectively accounted for 90%, 93%, and 91% of our revenue in 2008, 2007 and 2006, respectively. In the second quarter of 2006, Philips Mobile Display Systems merged with Toppoly Optoelectronics Corporation, another of our customers, to form TPO Displays Corp. As a result, sales to these two customers are combined under the name TPO Displays Corp. Sales to Rikei Corporation, a Japanese distributor, grew in 2007 and 2008 with increases in several new programs at Japanese customers. In general, year over year variations result from the timing of the production ramp of new designs, illustrating the short life cycle of the end products into which our display drivers are incorporated.

Interest and other income, net

Interest and other income, net consisted of the following (in thousands):

	Years Ended December 31,
	2008	2007	2006
Interest income	$1,659	$4,468	$4,762
Foreign exchange gain (loss)	336	(70)	(473)
Other than temporary impairment loss on auction rate securities	(1,080)	—	—
Other income (expense), net	(36)	(6)	60

	$879	$4,392	$4,349

Note 6. Fair Value

Effective January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, or SFAS No. 157, “Fair Value Measurements.” In February 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which provides a one year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, we have adopted the provisions of SFAS No. 157 with respect to our financial assets and liabilities only. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS No. 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS No. 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. They are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The adoption of this statement did not have a material impact on our consolidated results of operations, financial condition, or cash flows.

Effective January 1, 2008, we adopted Statement of Financial Accounting Standards No. 159, or SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and liabilities on a contract-by-contract basis. We did not elect to adopt the fair value option under this Statement.

In accordance with SFAS No. 157, the following table represents our fair value hierarchy for our financial assets (cash equivalents and investments) measured at fair value on a recurring basis as of December 31, 2008 (in thousands):

	Level 1	Level 2	Level 3	Total
Cash equivalents	$15,442	$—	$—	$15,442
Corporate bonds	4,817	—	—	4,817
US government and agency securities	—	2,909	—	2,909
Auction rate securities	—	—	1,620	1,620

Total	$20,259	$2,909	$1,620	$24,788

The table does not include cash on hand, restricted cash and also does not include assets which are measured at historical cost or any basis other than fair value.

Our Level 3 investments as of December 31, 2008 included auction rate securities (ARS) that are securitized packages of government guaranteed student loans. In February 2008, liquidity issues in the global credit markets resulted in the failure of auctions representing all of the auction-rate securities we hold, as the amount of securities submitted for sale in those auctions exceeded the amount of bids. In accordance with the terms of the notes, in the event of a failed auction, the notes continue to bear interest at a predetermined maximum rate based on the credit rating of notes as determined by one or more nationally recognized statistical rating organizations. To date we have collected all interest payable on all of our auction-rate securities when due and expect to continue to do so in the future. The principal associated with failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, issuers repay principal over time from cash flows prior to final maturity, or final payments come due according to contractual maturities ranging from 22 to 26 years. Due to their sustained illiquidity, we have classified all ARS as long-term investments in the consolidated balance sheets. During the second quarter of 2008, one of these securities was partially redeemed at par and we received $0.3 million.

Due to the current economic environment in which there is a lack of market activity for ARS, we have been unable to obtain quoted prices or market prices for identical assets as of the measurement date and so we use significant unobservable inputs to determine the fair value. We estimated the fair value of these ARS using the income approach based on the following: (i) the underlying structure and contractual provisions of each security; (ii) the present value of future principal and interest payments discounted at rates considered to reflect current market conditions; and (iii) consideration of the probabilities of default, auction failure, or repurchase for each period. These estimated fair values could change significantly based on future market conditions. The

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reconciliation of beginning and ending balances for ARS measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period was as follows (in thousands):

Fair Value Measurements using Significant Unobservable Inputs (Level 3)
(in thousands)	Auction rate securities
Balance at January 1, 2008	$—
Total gains or losses (realized/unrealized) included in earnings	(1,080)
Purchases, sales, issuances, and settlements	(300)
Transfers in and/or out of Level 3	3,000

Balance at December 31, 2008	$1,620

In the fourth quarter of 2008, we determined that we no longer had the ability to hold these instruments to maturity, and so we recorded an other than temporary impairment charge of $1.1 million on our ARS portfolio, which is recorded in “Interest and other income, net” on the consolidated statement of operations.

Note 7. Commitments and Contingencies

Indemnifications

In the normal course of our business, we enter into contracts that contain a variety of representations and warranties and provide for general indemnifications. In addition, we indemnify our officers and directors. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future. No claims have been made to date, nor have we been required to defend any action related to our indemnification obligations, and accordingly, we have not accrued any amounts for such indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

Operating leases and financing

We lease facilities under non-cancelable lease agreements expiring at various times through 2010. In some instances, lease terms require us to pay maintenance and repair costs. As of December 31, 2008, future minimum lease payments under non-cancelable operating leases and payments for software licenses acquired under financing arrangements are as follows (in thousands):

	2009	2010	2011	2012 and thereafter	Less: Interest	Total Minimum Payments
Operating leases	$1,082	$385	$2	$—	$—	$1,469
Software license installment payments	680	429	—	—	(46)	1,063

	$1,762	$814	$2	$—	$(46)	$2,532

Most of our leases contain renewal options. Rent expense under all operating leases was approximately $1.2 million in 2008, $1.3 million in 2007, and $1.2 million in 2006.

As a result of the sale of our display driver business in January 2009, the purchaser assumed the liabilities under our Korean operating leases. The payments under these leases totaled $371 thousand in 2009 and $184 thousand in 2010 and are included in the totals above.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8. Common Stock and Preferred Stock

Our certificate of incorporation, as amended, authorizes us to issue 120,000,000 shares of common stock with a par value of $0.001 per share. At December 31, 2008, there were 29,422,920 shares of common stock issued and outstanding. At December 31, 2007, there were 28,905,998 shares of common stock issued and outstanding.

In January 2007, our Board of Directors approved a program to repurchase up to 2.5 million shares of our common stock through December 31, 2007. The 2007 stock repurchase activity under this program is summarized as follows (in thousands, except per share amount):

Total Number of Shares Purchased	Average Price per Share	Total Amount Repurchased
1,095	$ 3.50	$ 3,836

All common stock shares repurchased were retired in 2007. The purchase price of the shares of common stock purchased is reflected as a reduction to stockholders’ equity.

At December 31, 2008 and 2007, there were 5,000,000 shares of preferred stock authorized for issuance, none of which were outstanding.

Note 9. Stock Plans

Stock option plans

In August 2000, we adopted our 2000 Stock Incentive Plan (the “2000 Plan”). The 2000 Plan, as amended, authorized us to grant incentive stock options and non-statutory stock options to employees, directors and consultants. As of December 31, 2008, options exercisable for 587,250 shares were outstanding under the 2000 Plan and no shares were available for future grant.

In August 2002, the board of directors approved our 2002 Equity Incentive Plan (the “2002 Plan”) and authorized grants of up to 3,825,000 shares under the 2002 Plan. The 2000 Plan was terminated upon the approval of the 2002 Plan. Shares authorized but unissued under the 2000 Plan were retired, and 2000 Plan options subsequently cancelled upon employee or consultant termination were also retired.

In March 2004, the board of directors adopted our 2004 Equity Incentive Plan (the “2004 Plan”), and our stockholders approved the 2004 Plan in April 2004. The 2004 Plan is an amendment and restatement of our 2002 Plan. The aggregate number of shares of common stock that may be issued pursuant to options granted under this plan was 6,000,000 at the inception of the plan, which amount may be increased annually on December 31 of each year, from 2004 to 2013, by up to 5% of the number of fully-diluted shares of common stock outstanding on such date.

Under the 2000 Plan, 2002 Plan and 2004 Plan (collectively, the “Plans”), incentive stock options are granted at a price that is not less than 100% of the fair market value of the stock on the date of grant, as determined by the closing price on The NASDAQ Global Market. Non-statutory stock options are granted at a price that is not to be less than 85% of the fair market value of the stock on the date of grant, as determined by the closing price on The NASDAQ Global Market. Options may be granted for a period of up to ten years, and generally vest at the rate of 25% per year over four years. Options granted to stockholders who own more than 10% of our outstanding stock at the time of grant must be issued at prices not less than 110% of the estimated fair value of the stock on the date of grant. Options granted under the Plans may be immediately exercisable, but subject to vesting and repurchase.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In March 2004, our board of directors adopted, and in April 2004 our stockholders approved, our 2004 Non-Employee Directors’ Stock Option Plan (the “2004 Directors Plan”), which was effective upon the closing of our initial public offering. The 2004 Directors Plan calls for the automatic grant of non-statutory stock options to purchase shares of common stock to our non-employee directors. The aggregate number of shares of common stock that may be issued pursuant to options granted under this plan was 400,000 shares at the inception of the plan, which amount may be increased annually on December 31 of each year, from 2004 to 2013, by the number of shares of common stock subject to options granted during such year.

At December 31, 2008, there were approximately 5.7 million shares of common stock available for new awards under the Plans, and approximately 7.4 million shares of common stock reserved for issuance for outstanding stock option and restricted share unit awards.

The following table summarizes stock option activity under the Plans (shares in thousands):

	Outstanding Options	Weighted Average Exercise Price
Balance at December 31, 2007	6,633	$3.78
Options granted	1,474	$1.91
Options exercised	(247)	$0.12
Options forfeited	(605)	$3.34
Options cancelled	(368)	$6.14

Balance at December 31, 2008	6,887	$3.42

Under the Plans, shares issued upon the exercise of unvested options may be repurchased by us at the option exercise price in the event of the optionee’s separation from service. The right to repurchase unvested shares lapses at the rate of the vesting schedule. The following table summarizes shares subject to repurchase rights at December 31, 2008 and vesting during the years then ended (shares in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Shares issued but unvested, December 31, 2007	1	$10.12
Vested	(1)	$10.12

Shares issued but unvested, December 31, 2008	—

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2008 (shares and aggregate intrinsic value in thousands):

Options Outstanding				Options Vested and Exercisable
Shares Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value	Shares Vested and Exercisable	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value
6,887	3.92	$3.42	$176	3,906	3.29	$3.52	$176

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate intrinsic value in the above table represents the total pre-tax intrinsic value, based on the closing price of our common stock of $0.33 as of December 31, 2008, which would have been received by option holders if all option holders exercised their options as of that date. The total number of in-the-money options vested and exercisable at December 31, 2008 was 1.1 million shares.

Total intrinsic value of options exercised was $0.4 million, $2.0 million, and $2.4 million for 2008, 2007 and 2006, respectively. Total cash received by us related to option exercises was $30 thousand, $0.1 million, and $0.2 million for 2008, 2007 and 2006, respectively. Upon option exercise, we issue new shares of stock. Under SFAS123(R) we realized approximately $19 thousand of tax shortfall from stock options exercised in 2007.

Total options vested and expected to vest at December 31, 2008 were 6.2 million shares with a weighted average remaining contractual life of 3.8 years and weighted average exercise price of $3.43 per share. Total intrinsic value in respect to options vested and expected to vest was $176 thousand at December 31, 2008.

Total unrecognized compensation cost of $3.1 million related to options outstanding at December 31, 2008 will be recognized over a weighted-average period of 2.0 years.

Restricted Stock Units

In March 2007, and again in September 2008, we granted restricted stock units to employees under our 2004 Equity Incentive Plan (the “2004 Plan”). Employees are not required to make any payment to us with respect to the receipt of these restricted stock units. On applicable vesting dates, we will issue new shares of stock, net of shares withheld for taxes where applicable. The following table summarizes activity under the restricted stock unit program (in thousands):

Awards Outstanding
Balance as of December 31, 2007	185
Granted	482
Vested and issued	(87)
Forfeited	(47)

Balance as of December 31, 2008	533

As of December 31, 2008, 533,448 restricted stock units were outstanding, with grant-date weighted average fair value of $1.36 per share. There was $0.2 million of total unrecognized compensation cost related to unvested restricted stock units granted, which is expected to be recognized over a weighted average period of 1.1 years.

Employee Stock Purchase Plan

In March 2004, our board of directors adopted, and in April 2004 our stockholders approved, our 2004 Employee Stock Purchase Plan (the “ESPP”), which was effective upon the closing of our initial public offering. At inception, the ESPP authorized the issuance of up to 500,000 shares of common stock pursuant to purchase rights granted to our employees or to employees of our affiliates, which amount may be increased on December 31 of each year, from 2004 until 2013, by up to 1.5% of the number of fully-diluted shares of common stock outstanding on that date. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. We issued 192,599 and 115,503 shares under the ESPP during 2008 and 2007, respectively.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total unrecognized compensation cost of $38,000 related to shares issued under the ESPP outstanding at December 31, 2008 will be recognized in 2009. In January 2009, we suspended further issuance of shares under the ESPP.

Stock options issued to non-employees

No options were granted to non-employees or consultants to purchase common stock in 2008 and 2007.

Note 10. Income Taxes

U.S. and foreign components of loss before income taxes were (in thousands):

	Years Ended December 31,
	2008	2007	2006
U.S. operations	$(23,797)	$(10,500)	$(4,449)
Foreign operations	(28,557)	(21,412)	(7,081)

Total pretax loss	$(52,354)	$(31,912)	$(11,530)

As of December 31, 2008, accumulated unremitted earnings from our Korea subsidiary were approximately $8.2 million. Accumulated unremitted foreign earnings as of December 31, 2007 were $6.8 million. In January 2009, we sold our display driver business to AsTEK, Inc., a privately-held company located in Korea. In preparation for this sale, our Korea R&D subsidiary purchased certain assets belonging to other subsidiaries of Leadis necessary to operate the display driver business as an independent entity. We believe that the purchases of assets by our Korean subsidiary will result in no taxable gain on the sale to our other subsidiaries. If the tax authorities of the federal government of the United States or other jurisdictions disagree, we could incur a tax liability which could be material. Please refer to Note 13, “Subsequent Events,” for additional information.

The provision for (benefit from) income taxes consists of the following (in thousands):

	Years Ended December 31,
	2008	2007	2006
Current:
Federal	$38	$466	$(151)
State	(26)	1	13
Foreign	584	334	665

Total current	596	801	527

Deferred:
Federal	(1,363)	(1,960)	(119)
State	—	114	150
Foreign	(54)	65	(35)

Total deferred	(1,417)	(1,781)	(4)

Total provision for (benefit from) income taxes	$(821)	$(980)	$523

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets and liabilities consisted of the following (in thousands):

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$3,550	$921
Tax credits	896	327
Stock based compensation	1,690	1,059
Accruals, reserves and other	728	503
Property and equipment and other	127	150

Gross deferred tax assets	6,991	2,960
Less: Valuation allowance	(6,932)	(823)

Total deferred tax assets	59	2,137
Deferred tax liabilities
Intangible assets and other	—	(2,196)
Other comprehensive income	—	(524)

Total deferred tax liabilities	—	(2,720)
Net deferred tax assets (liabilities)	$59	$(583)

At December 31, 2008, we had approximately $7.8 million of federal net operating loss carryforwards and $14.1 million of California state net operating loss carryforwards. If not utilized, the federal and state net operating loss carryforwards will begin to expire in 2027 and 2017, respectively. At December 31, 2008, we also had $0.6 million and $0.6 million of research and development tax credit purposes for federal and state purposes, respectively. The federal research credits begin to expire in 2026. Pursuant to the ownership change provisions of the Tax Relief Act of 1986, utilization of our net operating loss and research and development tax credit carryforwards may be limited if a change of ownership of more than 50% occurs within any three-year period.

We have established valuation allowances against substantially all of our net deferred tax assets as we believe it is more likely than not that the tax benefits may not be realized. In 2008, we established a valuation allowance of $4.8 million against our U.S. federal deferred tax assets and a $1.3 million allowance against our California state deferred tax assets, which reserves substantially all of our net deferred tax assets. In 2007, we established a valuation allowance of approximately $0.8 million for our California state deferred tax assets, increasing our income tax provision. Our tax provision for 2006 included a valuation allowance recorded against our net U.S. federal deferred tax assets of $0.4 million and California state deferred tax assets of $0.2 million. The valuation allowances were determined in accordance with the provisions of SFAS No. 109 which require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction by jurisdiction basis. Associated with the purchase accounting of Mondowave, Inc. and Acutechnology Semiconductor, Inc. in 2007, we recorded deferred tax liabilities of approximately $2.9 million. These deferred tax liabilities result from the difference in book versus tax basis of the intangible assets recorded as a result of the acquisitions. Because our deferred tax liabilities exceed our deferred tax assets, the U.S. deferred tax asset valuation allowance recorded in 2006 was reversed in 2007, with a corresponding reduction in goodwill as a part of our purchase accounting. The net valuation allowance increased approximately $6.1 million, $0.2 million and $0.6 million during the years ended December 31, 2008, 2007 and 2006, respectively. The deferred tax liabilities related to Mondowave, Inc. and Acutechnology Semiconductor, Inc. acquisitions were eliminated in 2008 in conjunction with the intangible asset impairment charges recorded in 2008. In the event that our restructuring actions cause us to believe that it is more likely than not that the tax benefits of our deferred tax assets will be realized, we may in the future release our valuation allowances which would decrease our income tax expense.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2006, the FASB issued FASB Interpretation 48 (FIN 48), “Accounting for Income Tax Uncertainties.” FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. FIN 48 also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting and disclosure for income tax uncertainties in interim periods. FIN 48 became effective for us on January 1, 2007.

As a result of our adoption of FIN 48, we recorded a decrease of $0.3 million in the liability for unrecognized tax benefits, and related accrued interest, with a corresponding increase to retained earnings, as of January 1, 2007. We also reclassified $1.7 million of our liability for recognized tax benefits and related accrued interest from current to noncurrent liabilities at January 1, 2007, as we do not expect these liabilities to be settled within 12 months. Our unrecognized tax benefits were approximately $2.9 million at December 31, 2008 and relate to U.S., state and various foreign jurisdictions. This amount included $0.3 million of interest and penalties. If recognized, $1.7 million of unrecognized tax benefits and related interest and penalties would reduce our income tax expense and effective tax rate. The remaining $1.2 million relates to temporary differences. We continue to recognize interest and/or penalties related to income tax matters as a component of income tax expense. During the year ended December 31, 2008, we recorded approximately $82,000 of interest and penalties related to uncertain tax positions. We believe it is reasonably possible that a decrease to our unrecognized tax benefits could occur within the next twelve months as a result of the lapse of applicable statutes of limitations, but we expect that the decrease will be immaterial. It is possible that some months or years may elapse before an uncertain position for which we have established a reserve is resolved.

A reconciliation of total gross unrecognized tax benefits, excluding interest and penalties, for the years ended December 31, 2007 and 2008 is as follows (in thousands):

Balance at December 31, 2006	$1,519
Additions based on tax positions taken during the current year	619
Reductions due to lapsing of applicable statute of limitations	(58)

Balance at December 31, 2007	2,080
Additions based on tax positions taken during the current year	1,032
Reductions due to change in judgement	(29)
Reductions due to lapsing of applicable statute of limitations	(497)

Balance at December 31, 2008	$2,586

We file U.S., California, and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2005 through 2008 tax years remain subject to examination by federal tax authorities, and the 2004 through 2008 tax years remain subject to examination by California state tax authorities. In significant foreign jurisdictions the 2003 through 2008 tax years generally remain subject to examination by tax authorities. We have no ongoing tax examinations by tax authorities at this time.

The calculation of our tax liabilities involves the inherent uncertainty in the application of complex tax laws. We record tax reserves for additional taxes that we estimate we may be required to pay as a result of potential examinations by tax authorities. If such payments ultimately prove to be unnecessary, the reversal of these tax reserves would result in tax benefits being recognized in the period we determine such reserves are no longer necessary. If an ultimate tax assessment exceeds our estimate of tax liabilities, an additional charge to expense will result.

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The differences between the U.S. federal statutory income tax rate and our effective tax rate are as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Pretax loss benefited at federal statutory rate	$(18,324)	$(11,170)	$(4,036)
State income taxes, net of federal tax benefit	(956)	(515)	4
Stock-based compensation	330	911	871
Foreign earnings taxed at different rates	10,942	8,348	3,169
Change in valuation allowance impacting tax provision	6,109	862	645
In-process research and development	—	704	—
Tax credits	(301)	(173)	—
Impairment of non-deductible goodwill	1,793	—	—
Tax exempt interest income	—	—	(33)
Other	(414)	53	(97)

Total provision for (benefit from) income taxes	$(821)	$(980)	$523

Note 11. Operating Segment and Geographic Information

We operate in one operating segment, comprising analog and mixed-signal semiconductor products that enable and enhance the features and capabilities of portable and other consumer products.

As of December 31, 2008, 2007, and 2006, 32%, 36%, and 8%, respectively, of our tangible long-lived assets were maintained in the United States. Our other long-lived assets at each year-end were maintained in our international locations, primarily Korea. In January 2009, we sold our display driver business to AsTEK, Inc., a privately-held company located in Korea. The sale of this business included approximately $1.3 million of net fixed assets in Korea. Please refer to Note 13, “Subsequent Events,” for additional information.

The following table summarizes revenue by geographic region, based on the country in which the customer is located:

	Year Ended December 31,
	2008	2007	2006
China	40%	58%	82%
Japan / U.S.	38%	29%	6%
Taiwan	11%	9%	4%
Korea	11%	4%	8%

Total revenue	100%	100%	100%

Note 12. Legal Proceedings

On March 2, 2005, a securities class action suit was filed in the United States District Court for the Northern District of California against Leadis Technology, Inc., certain of its officers and its directors. The complaint alleges the defendants violated Sections 11 and 15 of the Securities Act of 1933 by making allegedly false and misleading statements in the Company’s registration statement and prospectus filed on June 16, 2004 for our initial public offering. A similar additional action was filed on March 11, 2005. On April 20, 2005, the court consolidated the two actions. In the fourth quarter of 2008, the parties to this litigation reached a tentative

LEADIS TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

settlement of all claims. The District Court preliminarily approved the settlement in February 2009, and we anticipate that the District Court will provide final approval of the settlement in the second quarter of 2009. There will be no financial impact of this settlement on the Company as the settlement amount will be paid by the Company’s liability insurer.

Note 13. Subsequent Events

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a receivable due no later than January 2010 plus $0.5 million of assumed liabilities. The cash consideration has yet to be received, and the associated receivable carries risk of non-payment. We retained rights to most of the current display driver products in production, which we expect will continue to generate revenue through 2009, as well as ownership of our proprietary EPiC™ technology for AM-OLED displays. As a result of this transaction, we have ceased investment in the production, marketing and sale of new display driver integrated circuits.

In February 2009, we sold assets relating to a development-stage power management product. We sold these assets and transferred certain employees to a publicly-traded supplier of analog and mixed-signal semiconductor products. Under the terms of the sale, we will be paid $2.3 million in cash, of which $2 million has been received to date. As a result of this action, we ceased development of power management integrated circuits.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products. Under the terms of the sale, we were paid $1.45 million in cash, all of which has been received.

SUPPLEMENTARY FINANCIAL DATA

Quarterly Data (Unaudited)

Year Ended December 31, 2008	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Revenue	$5,607	$5,913	$4,719	$2,317
Cost of sales	$5,609	$5,936	$4,451	$5,903
Gross profit (loss)	$(2)	$(23)	$268	$(3,586)
Research and development expenses	$5,333	$5,485	$5,434	$5,379
Selling, general and administrative expenses	$4,699	$4,306	$3,744	$4,262
Amortization of purchased intangible assets	$848	$848	$27	$27
Impairment of goodwill and intangible assets	$—	$9,445	$—	$53
Operating loss	$(10,882)	$(20,107)	$(8,937)	$(13,307)
Net loss	$(10,074)	$(19,546)	$(7,691)	$(14,222)

Basic and diluted net loss per share	$(0.35)	(0.67)	(0.26)	(0.48)
Weighted-average number of shares used in basic and diluted net loss per share calculation	29,015	29,221	29,379	29,423

Year Ended December 31, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Revenue	$13,670	$9,735	$9,943	$6,233
Cost of sales	$12,298	$8,678	$8,857	$6,510
Gross profit (loss)	$1,372	$1,057	$1,086	$(277)
Research and development expenses	$3,361	$4,478	$5,390	$5,370
Selling, general and administrative expenses	$3,224	$3,608	$4,318	$5,233
In process research and development	$1,320	$—	$500	$650
Amortization of purchased intangible assets	$209	$627	$627	$627
Operating loss	$(6,742)	$(7,656)	$(9,749)	$(12,157)
Net loss	$(5,458)	$(6,066)	$(8,359)	$(11,049)

Basic and diluted net loss per share	$(0.19)	$(0.21)	$(0.29)	$(0.38)
Weighted-average number of shares used in basic and diluted net loss per share calculation	29,329	29,376	28,973	28,813

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures.

As of the end of the period covered by this report, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15, under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer. It confirmed that our disclosure controls and procedures are effective in alerting us, within the time periods specified by the Securities and Exchange Commission, to any material information regarding our company. Based on their evaluation as of December 31, 2008, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective to ensure that the information required to be disclosed by us in this Annual Report on Form 10-K was recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and Form 10-K and such information was accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

Management’s Annual Report on Internal Control Over Financial Reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2008 based on the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the criteria set forth in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2008.

This annual report does not include an attestation report of the company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the company to provide only management’s report in this annual report.

Changes in internal control over financial reporting.

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the effectiveness of controls.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives and our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls are effective at that reasonable assurance level. However, due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below is certain information regarding our named executive officers, other members of our management team and our directors as of March 15, 2009.

Name	Age	Position
Antonio Alvarez	52	President, Chief Executive Officer and Director

Keunmyung (“Ken”) Lee, Ph.D.	51	Executive Vice President, Chief Technology and Operating Officer and Director

John K. Allen	45	Chief Financial Officer and Secretary

Kaichiu (“Skip”) Wong	44	Executive Vice President of Operations

Alden Chauvin, Jr.	63	Director

Douglas McBurnie	66	Director

James Plummer, Ph.D.	64	Director

Jack Saltich	66	Director

Sam Srinivasan	64	Director

Antonio Alvarez joined Leadis in November 2005 as our President and Chief Executive Officer, and is a member of our Board of Directors. From 1987 to 2005, Mr. Alvarez held various positions at Cypress Semiconductor Corporation, a semiconductor manufacturer, most recently as Senior Vice President, Memory and Imaging Products Division where he was responsible for Cypress’ SRAM, non-volatile memory and imaging products. From 1989 to 2001, Mr. Alvarez served as Cypress’ Senior Vice President of Research and Development. Prior to joining Cypress, Mr. Alvarez held various technical engineering positions at Motorola, Inc., a wireless and broadband communications company. Mr. Alvarez also serves on the boards of directors of ChipMos Technologies, Inc. and several privately-held technology companies. Mr. Alvarez holds B.S. and masters degrees in Electrical Engineering from Georgia Institute of Technology.

Keunmyung (“Ken”) Lee serves as our Executive Vice President and Chief Technology and Operating Officer, and has been a member of our board of directors since August 2002. Dr. Lee joined Leadis in August 2000 as our Chief Technology Officer and Vice President, and has been our Executive Vice President since January 2004 and our Chief Operating Officer since April 2005. From 1985 until joining Leadis, Dr. Lee held various positions at Hewlett-Packard Company, a technology, personal computing and service company, including principal project engineer and manager. Dr. Lee holds a B.S. degree in Electronics Engineering from Seoul National University, and M.S. and Ph.D. degrees in Electrical Engineering and Computer Science from the University of California, Berkeley.

John Allen is our Chief Financial Officer and Corporate Secretary. Mr. Allen joined Leadis in January 2004 as Corporate Controller and was promoted to Vice President in March 2006 and to Chief Financial Officer and Corporate Secretary in April 2007. Prior to joining Leadis, Mr. Allen served as the Corporate Controller of Asyst Technologies, Inc., a semiconductor equipment company, from January 2002 to January 2004. From May 2000 to January 2002, Mr. Allen was Vice President, Corporate Controller of Arcot Systems, a software company. Prior to that, Mr. Allen served in finance management roles at Xilinx, Inc., and Advanced Micro Devices, Inc., both semiconductor manufacturers. Mr. Allen holds a B.A. degree in Business Economics from the University of California, Santa Barbara, and is a Certified Public Accountant in the state of California.

Kaichiu (“Skip”) Wong joined Leadis in October 2007 as our Executive Vice President of Operations. Prior to joining Leadis, Mr. Wong served as Senior Director of Operations for Marvell Semiconductor from April 2006 to September 2007. From 1990 to 2006, Mr. Wong served in various engineering, product development and operations management positions for Cypress Semiconductor, most recently as Director of Operations, Memory & Imaging Products Division. Mr. Wong holds B.S. and masters degrees in Electrical Engineering from Case Western Reserve University and an Executive MBA from Harvard Business School.

Alden Chauvin, Jr. has been a member of our Board of Directors since March 2007. Mr. Chauvin is a retired executive with significant semiconductor experience, primarily in sales and marketing functions. Prior to his retirement, Mr. Chauvin served as the Vice President, Worldwide Sales for Intersil Corporation from May 2002 until October 2006, following Intersil’s acquisition of Elantec Semiconductor, Inc. in May 2002. Prior to that, Mr. Chauvin was Vice President of Worldwide Sales for Elantec from March 1999 to May 2002. From 1986 until 1997, Mr. Chauvin served as Vice President of North America Sales and later Vice President of Worldwide Sales for Sierra Semiconductor. Mr. Chauvin started his career at Texas Instruments, Inc. in various engineering, operations, marketing, and sales management roles from 1969 to 1986. Mr. Chauvin received a B.S. degree in Industrial Technology from Louisiana State University.

Douglas McBurnie has been a member of our Board of Directors since November 2005. Since 1998, Mr. McBurnie has served as a consultant to and director for several public and private technology companies. From August 1997 to October 1998, Mr. McBurnie served as Senior Vice President, Computer, Consumer & Network Products Group at VLSI Technology, Inc., a semiconductor manufacturer. Before joining VLSI, Mr. McBurnie served in several capacities for National Semiconductor, a semiconductor manufacturer, from June 1994 to August 1997, most recently as Senior Vice President and General Manager of its Communications and Consumer Group. Mr. McBurnie is a member of the board of directors of Monolithic Power Systems, Inc., a semiconductor manufacturer. Mr. McBurnie holds a B.A. degree from Baldwin Wallace College.

James Plummer has been a member of our Board of Directors since January 2001. Dr. Plummer has been Dean of the School of Engineering at Stanford University since September 1999 and a Professor of Electrical Engineering at Stanford University since 1978. Dr. Plummer is a member of the board of directors of Intel Corporation and International Rectifier Corporation, each of which is a semiconductor manufacturer. He also serves on the technical advisory boards of several semiconductor companies. Dr. Plummer holds a B.S. in Electrical Engineering from the University of California, Los Angeles, and an M.S. in Electrical Engineering and a Ph.D. in Electrical Engineering from Stanford University.

Jack Saltich has served as a member of our Board of Directors since January 2006. Mr. Saltich is currently serving as the Chairman and interim Chief Executive Officer of Vitex Systems, Inc., a provider of display technology. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems Inc., manufacturer of display systems. From 1993 to 1999, Mr. Saltich served as Vice President with Advanced Micro Devices , where his last position was General Manager of their European Center in Dresden, Germany. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc., a wireless and broadband communications company. Mr. Saltich also serves on the board of directors of Atmel Corporation, a semiconductor company, Immersion Corporation, a developer of haptic technology, Ramtron International Corporation, a semiconductor company, and Vitex Systems. Mr. Saltich received both B.S. and masters degrees in electrical engineering from the University of Illinois. In 2002, he received a distinguished alumni award from the University of Illinois.

Sam Srinivasan has been a member of our Board of Directors since September 2008. Mr. Srinivasan currently serves as Chairman Emeritus of Health Language, Inc., a software company. From May 2000 until November 2001, he served as Chief Executive Officer of Health Language and from May 2000 until March 2002, he served as its Chairman. From November 1988 until March 1996, Mr. Srinivasan served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic, Inc. From May 1984 until November 1988, Mr. Srinivasan served as Director of Internal Audits and subsequently as Corporate Controller of Intel Corporation. Mr. Srinivasan also serves on the board of directors of SiRF Technology Holdings, Inc and TranSwitch Corporation. Mr. Srinivasan holds a B.A. in commerce from Madras University, India and an M.B.A. from Case Western Reserve University.

Committees of the Board of Directors

Our Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

The Audit Committee is currently comprised of three directors: Sam Srinivasan (Chair), Douglas McBurnie and Dr. James Plummer. The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards) and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Board has determined that Mr. Srinivasan qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Srinivasan’s level of knowledge and experience based on a number of factors, including his formal education and his experience as a chief financial officer for a public reporting company.

Code of Ethics

We have adopted a written code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. The code of ethics is posted on our website at www.leadis.com. Amendments to, and waivers from, the code of ethics that applies to any of these officers, or persons performing similar functions, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K.

ITEM 11.	EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

COMPENSATION COMMITTEE:

Jack Saltich, Chair

Alden Chauvin, Jr.

Compensation Discussion and Analysis

This Compensation and Discussion Analysis section discusses the principles underlying our compensation policies and practices for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers as of December 31, 2008 (our “named executive officers”). For purposes of this discussion, our named executive officers are:

Name	Title
Antonio Alvarez	President and Chief Executive Officer

Keunmyung (Ken) Lee	Executive Vice President and Chief Operating Officer

John Allen	Chief Financial Officer and Secretary

Eric Rosser	Former Executive Vice President of Sales

Kaichiu (Skip) Wong	Executive Vice President of Operations

The information in this section is intended to supplement, and should be read in conjunction with, the tables and quantitative compensation information that follows this section.

Compensation Overview

Historically, we designed, developed and marketed one line of products: mixed-signal display drivers for small panel displays. Beginning in 2007, we diversified our product portfolio to include a broader range of analog and mixed-signal semiconductor products for consumer electronic applications, including audio, LED driver, power management, and touch technology products. As macro economic conditions deteriorated in 2008, we began looking at strategic alternatives to restructure our operations and reduce our spending. As a result of these activities, in the first quarter of 2009 we sold assets related to our display driver, power management and audio products, and we significantly reduced our headcount.

Our compensation program for named executive officers is generally the same as for all of our employees. The goals of our executive compensation program are to (i) enable us to attract, retain and motivate top-notch employees, (ii) encourage the achievement of strategic corporate objectives, (iii) reward executive officers for extraordinary performance, and (iv) align compensation with our business objectives and the interests of our stockholders. As discussed in further detail below, our compensation program consists of, and is intended to strike a balance among, the following three principal components: base salary, cash bonuses based on performance, and long-term equity awards.

As part of our effort to control costs as we restructure our business and evaluate strategic alternatives, and in light of similar actions taken by other companies, we have reduced the 2009 salaries of many of our employees, including executive officers. The reduction in base salary for our executive officers is 10% and will take effect on April 1, 2009. No equity awards have been granted for 2009.

All of our executive officers serve on an at will employment basis and not for a fixed term.

Compensation Committee Process and Role of Executive Officers

The Compensation Committee acts on behalf of the Board of Directors in discharging the Board’s responsibilities with respect to overseeing the Company’s compensation policies, plans and programs. The Compensation Committee is currently comprised of independent directors Jack Saltich (chair) and Alden Chauvin. Byron Bynum also served on the Compensation Committee until his resignation from the Board in March 2009. The Compensation Committee reviews and determines the compensation of the Chief Executive Officer and other executive officers, with its determination with respect to the Chief Executive Officer being subject to approval by the entire Board. For executive compensation decisions, the Compensation Committee typically considers the recommendations of Mr. Alvarez, and Mr. Alvarez typically participates in the Compensation Committee’s deliberations about executive officer compensation matters as he best understands the strengths, weaknesses and value of the members of his management team. Mr. Alvarez does not participate, however, in the determination of his own compensation.

In setting the level of cash and equity compensation for our executive officers in 2008, the Compensation Committee considered various factors, including the performance of the Company and each executive; the uniqueness and relative importance of each executive’s skill set; the value of vested and unvested options held by each executive officer; the executive officer’s historical cash and equity compensation; and market data. The Compensation Committee has not adopted a set formula for the relative weight of these factors.

In determining both the cash and equity components of executive compensation, the Compensation Committee believes that it is important to consider the current practices of comparable, publicly-held companies to ensure that our executive compensation program as a whole is competitive and in line with industry standards. Accordingly, the Compensation Committee reviews data relating to compensation levels for comparable positions at similarly sized companies in the semiconductor industry. The Compensation Committee has not adopted formal benchmarking practices relative to its peer companies, but rather uses the comparable data as additional information in determining that our executive compensation is fair and reasonable. For 2005 and 2006, the Compensation Committee also engaged an outside compensation consultant to assist the Committee in its evaluation and determination of executive compensation.

We have used a peer group sample size of 20 companies to help ensure the data accurately represents the competitive market. The companies comprising our peer group for 2008 were:

Advanced Analogic Technologies Anadigics, Inc. Atheros Communications Inc. California Micro Devices Corp. Catalyst Semiconductor, Inc. Centillium Communications Inc. Cirrus Logic Inc.	Echelon Corporation Exar Corporation Genesis Microchip Inc. Ikanos Communications, Inc. IXYS Corporation Microtune, Inc. Monolithic Power Systems, Inc.	Pixelworks Inc. Quicklogic Corporation SigmaTel Inc. SiRF Technology Holdings Supertex Inc. Volterra Semiconductor Corp.

Elements of Compensation

Our compensation philosophy is designed to provide an executive compensation structure that is both competitive in the marketplace and also internally equitable based upon the weight and level of responsibilities in the respective executive positions. We seek to reward outstanding performance through financial incentives while aligning our financial results and the compensation paid to our executive officers with the enhancement of stockholder value. The principal components for the compensation of our named executive officers are:

•	base salary;

•	annual cash incentives (management bonus plan); and

•	long-term incentive awards (stock options and restricted stock awards).

Base Salary

Salaries of executive officers are principally based on the Compensation Committee’s evaluation of individual job performance, an assessment of the Company’s performance, consideration of salaries paid by the peer group companies to officers holding similar positions, and expectations about the officer’s future contributions to the Company. The Compensation Committee reviews salaries annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

The salaries of our named executive officers generally fall within the 50 – 60th percentile range relative to our peer companies. During 2008, the base salary for John Allen, who was appointed Chief Financial Officer in April 2007, was increased from $210,000 to $220,500, as his salary was substantially below that of similarly situated officers at our peer companies. Similarly, the salary of Eric Rosser, our former Executive Vice President of Sales was increased from $180,000 to $200,000 in conjunction with his promotion to the position of Executive Vice President of Sales.

As part of an effort to control expenses while implementing its diversification plan, the Company did not raise base salaries of the executive officers for 2007 or 2008, except as described above. In place of increases to base salaries, the Company awarded restricted stock units (“RSUs”) to employees in March 2007, including the named executive officers. The Company did not grant any RSUs to employees in 2008. As part of our effort to control costs as we restructure our business and evaluate strategic alternatives, we reduced the salaries of our executive officers by 10%, effective April 1, 2009.

Management Incentive Plan

Cash bonuses are used to focus our management team on achieving key corporate objectives, to motivate certain desired individual behaviors and to reward the substantial achievement of these corporate objectives and individual goals. Mr. Alvarez, with input from the management team, annually develops our corporate goals, which are reviewed and, subject to their input, approved by the Compensation Committee and the Board of Directors. Individual performance goals vary depending on the Company’s strategic plan initiatives and the responsibilities of the positions held by the executive officers. Under the management bonus plans, bonus payments may range from 0% (if minimum objectives are not achieved) to a maximum of 150% (if results exceed objectives) of the target bonus amount. The target bonus amount for each executive officer is based on a percentage of his base salary, based on the executive’s unique skill set and experience level, historical contributions and relative importance to the Company. In 2008, the target bonus amounts ranged from 80% of base salary for Mr. Alvarez to 60% for Dr. Lee and 50% for Mr. Allen and Mr. Rosser. Mr. Wong did not participate in the management bonus plan in 2008 as he was entitled to a cash payment in 2008 pursuant to his original offer of employment.

The target bonus for Mr. Alvarez was based 100% on the Company’s performance relative to the corporate goals. The target bonus for other executive officers is split into two separate components, one of which was based on the corporate goals and the second of which is based on individual performance criteria. The target bonuses for these executive officers are weighted so that 80% of the bonus was based on the Company’s corporate performance and 20% was based on individual performance criteria.

Under the 2008 Management Bonus Plan (the “2008 Bonus Plan”), the corporate goals for each executive officer were based on the following corporate goals: the Company’s financial results and creating growth and value in each of the Company’s product lines, as follows:

Component	Percentage of Corporate Goals
Financial Results • Revenue • Gross Margin • Operating income	25%

Creating Growth and Value in Product Lines

• Develop innovative technology		Display Driver products (20%)
• Generate design wins and grow customer evaluation pipeline • New product introductions • Discretionary component	75% {	Audio products (20%) LED/Power Management products (20%) Touch Technology products (15%)

The Company did not pay any bonuses under the 2008 Bonus Plan as the minimum financial objectives were not achieved by the Company in 2008. The Company has not yet implemented a management bonus structure for 2009 as the Company continues to restructure its operations and review strategic alternatives.

Long-Term Equity Incentive Awards

Our 2004 Equity Incentive Plan provides for the issuance of options to employees, including executive officers, to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The Compensation Committee believes that stock options continue to be the most effective equity-based tool to motivate our executive officers to aggressively pursue our long-term strategic goals because options only have value if our stock price increases over time.

The Compensation Committee generally approves the grant of stock options to executive officers at the time of hire and annually at its regular meeting in the first quarter of the year. Generally, stock options have vested over a four-year period, to encourage executive officers to continue their employment, and typically have a term of six years. In determining the size of option grants to executive officers, the Compensation Committee considers the number of shares of our common stock subject to outstanding options, including exercise prices, already owned by each executive and the executive management team as a whole, the value of the executive to the Company, and comparative data for our peer group.

In March 2008, the Compensation Committee approved a budget of 600,000 shares to be granted to the Company’s fourteen management employees. This management option budget represented approximately 1.7% of the Company’s outstanding shares plus outstanding stock options as of December 31, 2007, which was determined by the Compensation Committee to be fair and reasonable in light of the freeze on base salaries, the importance of retaining the employment of the management team during the Company’s transitional phase, the Company’s focus on increasing long-term shareholder value, and the market practices in our peer group. The Compensation Committee also considered the fact that the exercise prices of most of the options previously granted to members of the management team were substantially higher than the then current market price of the Company’s common stock. The actual size of each stock option grant allocated among the Company’s officers (other than to Mr. Alvarez), was based on the relative performance and responsibilities of each such officer, as determined by the Committee based on feedback from Mr. Alvarez. The option grant for Mr. Alvarez was determined solely at the discretion of the Compensation Committee.

The following table reflects the number of shares of common stock subject to option grants awarded to the named executive officers during 2008:

Name	Options
Antonio Alvarez	150,000
Ken Lee	50,000
John Allen	35,000
Eric Rosser	65,000
Skip Wong	25,000

In March 2007, the Company awarded restricted stock units (“RSUs”) to employees, including the named executive officers, in lieu of raising salaries. The size of these RSU grants were 10% – 15% of the executive’s base salary for 2007 and 2008, based on the value of our common stock at the time the RSUs were awarded. One-half of the shares subject to these RSUs vested in February 2008, and the remaining half vested in February 2009. The Company has not awarded any additional RSUs to executive officers.

The Company has not granted any equity awards to named executive officers for 2009.

Employee Stock Purchase Program

The Company has also offered employees, including executive officers, the opportunity to participate in the Company’s Employee Stock Purchase Program (“ESPP”). Under the Company’s ESPP, employees may purchase common stock of the Company through accumulated payroll deductions. The purchase price of the common stock acquired by employees participating in the ESPP is 85% of the closing price on either the first day of the twelve-month offering period or the last day of the purchase period, whichever is lower. The maximum number of shares that can be purchased by an employee in a purchase period is 2,500 shares. Two of the named executive officers participated in the ESPP in 2008. The Company has temporarily suspended operation of the ESPP program while it restructures its operations and reviews strategic alternatives.

Change of Control Severance Benefit Plan

Our Change of Control Severance Benefit Plan, in which all of our executive officers participate, was adopted in 2006 in order to consolidate our prior change in control and severance benefits with individual executives into a single uniform double-trigger plan for executive officers, to maintain the competitiveness of our executive compensation program and to remove an executive’s potential personal bias against a takeover attempt. A description of this plan is included below under the heading “Potential Payments Upon Termination or Change of Control.”

Other Benefits

We have a 401(k) plan in which all of our U.S.-based employees are entitled to participate, including U.S.-based named executive officers. Employees contribute their own funds, as salary deductions, on a pre-tax basis. The Company does not match any employee contributions into the 401(k) plan. The Company provides group term life insurance, as well as health care, dental and vision benefits, to all full-time employees, including the named executive officers. The Company may in the future also provide additional statutory benefits to executive officers located in foreign countries as required by applicable law.

Compensation for the Chief Executive Officer

Mr. Alvarez joined the Company as its President and Chief Executive Officer in November 2005. In connection with his employment, Mr. Alvarez received a base salary of $350,000 and was granted a stock option to purchase 750,000 shares of the Company’s common stock, vesting over a period of four years. The option was granted at an exercise price of $5.54 per share. As a result of the Company’s decision not to raise salaries for members of the management team, Mr. Alvarez’s annual base salary remained $350,000 through 2008. Effective April 1, 2009, Mr. Alvarez’s base salary will be reduced by 10% to $315,000.

Mr. Alvarez has not received a bonus based on the Company’s failure to achieve corporate objectives under the Management Bonus Plans for 2006 through 2008. The Company has not yet implemented a management bonus structure for 2009 as the Company continues to restructure its operations and review strategic alternatives.

In consideration of his experience, his leadership value to the Company, the value of his existing options, as well as equity positions of other Company executives and chief executive officers at peer companies, the Compensation Committee awarded Mr. Alvarez option grants to purchase 150,000 shares of common stock in each of March 2007 and March 2008. The exercise prices of these option grants are $4.01 and $1.91, respectively. These options vest in monthly installments over four-year periods beginning on the date of grant. The Company has not granted any equity awards for 2009 to Mr. Alvarez or other members of the management team.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment,” (or “FAS 123R”). Under FAS 123R, we are required to estimate and record an expense for each award of equity compensation (including stock options and restricted stock units) over the vesting period of the award. The Compensation Committee has determined to retain for the foreseeable future our stock option program as the primary component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to FAS 123R.

Conclusion

It is the opinion of the Compensation Committee that the aforementioned compensation policies and elements provide the necessary incentives to properly align our performance and the interests of our stockholders while maintaining progressive, balanced and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives.

The following table shows compensation awarded or paid to, or earned by, each individual who served as the Company’s principal executive officer and principal accounting officer during the 2008 fiscal year and its other three most highly compensated executive officers at December 31, 2008 whose total annual compensation for fiscal 2008 exceeded $100,000 (the “named executive officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)		Total ($)
Antonio Alvarez,	2008	350,000	—	17,002	434,895	4,794		806,691
President and Chief Executive Officer	2007	350,000	—	14,698	596,048	707		961,453
	2006	350,000	—	—	913,084	552		1,263,636

Ken Lee,	2008	260,000	—	12,662	144,489	39,903	(3)	457,054
Executive Vice President and Chief Technical Officer	2007	260,000	—	10,946	163,694	3,045		437,684
	2006	263,141	15,600	—	168,525	2,560		449,826

John Allen,	2008	217,875	—	14,592	74,931	3,694		311,092
Chief Financial Officer and Secretary	2007	206,859	—	12,655	92,150	283		311,946
	2006	195,833	8,641	—	125,206	240		329,920

Skip Wong,	2008	220,000	100,000	—	35,722	3,468		359,190
Executive Vice President of Operations (4)	2007	55,000	15,000	—	4,935	1,578		76,513

Eric Rosser,	2008	195,547	—	—	33,842	114,837	(6)	344,226
Former Executive Vice President of Sales (5)	2007	55,269	—	—	5,686	27,361		88,316

(1)	Amounts shown in these columns reflect the compensation expense that we recognized in fiscal 2008 for all outstanding option and restricted stock unit awards held by the executive as determined pursuant to Statement of Financial Accounting Standards No. 123(R), excluding any estimate of future forfeitures (“FAS 123R”). The assumptions used to calculate the value of option awards are set forth in Note 2 of the Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive officer) or that the value on exercise of an option or vesting of the stock awards will be equal to the FAS 123R value shown in these columns.
(2)	Represents term life insurance premiums and employer contribution to executive’s health savings account, or, in the case of Ken Lee, cash benefits related to our health benefit plans.
(3)	Includes a cash payout of 333 hours of Dr. Lee’s pre-IPO accrued paid time off or vacation time.
(4)	Mr. Wong joined the Company in October 2007.
(5)	Mr. Rosser joined the Company in September 2007 and his employment terminated effective December 31, 2008.
(6)	Includes $23,139 for sales commission, $41,667 for housing costs, and $50,031 in severance payment.

Stock Option Grants and Exercises

The following tables show for the fiscal year ended December 31, 2008, certain information regarding options granted to and held at year end by, the named executive officers:

GRANTS OF PLAN BASED AWARDS

						All Option Awards: Number of Securities Underlying Options (#) (2)		Exercise or Base Price of Option Awards ($ / Sh) (3)	Grant Date Fair Value ($ / Sh) (4)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Antonio Alvarez	3/6/08	3/6/08	0	280,000	420,000
	3/6/08	3/6/08				150,000		$1.91	$0.77

Ken Lee	3/6/08	3/6/08	0	156,000	234,000
	3/6/08	3/6/08				50,000		$1.91	$0.77

John Allen	3/6/08	3/6/08	0	110,250	165,375
	3/6/08	3/6/08				35,000		$1.91	$0.77

Eric Rosser	3/6/08	3/6/08	0	120,000	180,000
	3/6/08	3/6/08				65,000	(5)	$1.91	$0.77

Skip Wong (6)	3/6/08	3/6/08				25,000		$1.91	$0.77

(1)	These amounts reflect the threshold, target and maximum awards assigned to our named executive officers under our 2008 Management Bonus Plan. The Company did not pay any bonuses under the 2008 Management Bonus Plan as minimum financial objectives were not achieved by the Company in 2008. For a description of the potential bonuses for named executive officers under our compensation program, see “Compensation Discussion and Analysis” above.
(2)	Options were granted under our 2004 Equity Incentive Plan. The options expire 6 years from the date of grant or earlier upon termination of service. All of the options vest in 48 equal monthly installments beginning on the first monthly anniversary of the grant date. Vesting for all of the options listed in the table is subject to acceleration as described under the caption “Potential Payments upon Termination or Change-In-Control” below.
(3)	The exercise price of each of the option grants listed in the table was equal to or higher than the fair market value of our common stock on the date of grant (based on the closing price of our common stock on the Nasdaq Global Market on the date of grant).
(4)	The value of the option awards is based on the fair value as of the grant date of the award calculated in accordance with FAS 123R, excluding any estimate of future forfeitures. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FAS 123R value shown in this column. Similarly, there can be no assurance that the value of the RSUs at the time of vesting will be equal to the FAS 123R value shown in this column.
(5)	Mr. Rosser’s option grant expires on March 31, 2009, following his termination of employment with the Company effective December 31, 2008.
(6)	Mr. Wong did not participate in the 2008 Management Bonus Plan as he was entitled to a cash payment in 2008 as part of his original offer of employment.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table shows for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards held at year end by the named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Name	Exercisable		Unexercisable
Antonio Alvarez	578,125	(3)	171,875	5.54	11/29/2011
						4,375	1,444
	65,625	(4)	84,375	4.01	3/9/2013
	28,120	(4)	121,880	1.91	3/9/2014

Ken Lee	150,000	(5)	0	0.24	8/12/2012
	60,000	(6)	0	0.33	12/5/2013
	37,500	(4)	2,500	6.64	3/1/2011
	85,937	(4)	39,063	5.36	3/15/2012
						3,250	1,073
	32,812	(4)	42,188	4.01	3/9/2013
	9,373	(4)	40,627	1.91	3/9/2014

John Allen	57,500	(7)	0	0.50	1/12/2014
	11,625	(4)	775	6.64	3/1/2011
	6,187	(4)	2,813	5.36	3/2/2012
	17,187	(4)	7,813	5.20	3/15/2012
						3,750	1,238
	31,250	(4)	43,750	3.57	4/20/2013
	6,561	(4)	28,439	1.91	3/9/2014

Eric Rosser	20,312	(3)(8)	44,688	3.23	9/24/2013
	12,185	(4)(8)	52,815	1.91	3/9/2014

Skip Wong	29,166	(3)	70,834	2.98	10/31/2013
	4,686	(4)	20,314	1.91	3/9/2014

(1)	In March 2007, the Company awarded restricted stock units (“RSUs”) to employees, including executive officers. One-half of the shares subject to these RSUs vested in February 2008, and the remaining half vested in February 2009.
(2)	The market value of the unvested RSUs is calculated by multiplying the closing price of our common stock on the Nasdaq Global Market on December 31, 2008 ($0.33) by the number of unvested shares subject to each executive’s RSU.
(3)

The option vests as to 1/4 of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date.

(4)	The option vests as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant commencement date.
(5)	The option became exercisable on August 12, 2002, the date of grant. The shares underlying the option were subject to a right of repurchase that lapsed in August 2006.
(6)	The option became exercisable on December 5, 2003, the date of grant. The shares underlying the option were subject to a right of repurchase that lapsed in December 2007.
(7)	The option became exercisable on January 12, 2004, the date of grant. The shares underlying the option are subject to a right of repurchase that lapsed in January 2008.
(8)	The option will expire on March 31, 2009.

OPTION EXERCISES IN FISCAL 2008

There were no options exercised by named executive officers in the fiscal year ended December 31, 2008.

Potential Payments upon Termination or Change-In-Control

In June 2006, the Board, upon recommendation of the Compensation Committee, adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants include each of the named executive officers.

If, within 12 months following a change in control, a named executive officer’s employment terminates due to an involuntary termination without cause or a constructive termination, then the named executive officer would be entitled to the following benefits under the plan:

(a)	a cash payment equal to the sum of the named executive officer’s base salary and target bonus for (i) 12 months for named executive officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

(b)	the vesting of up to all of the Named Executive Officer’s options will accelerate in full and any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under our 2004 Equity Incentive Plan will lapse; and

(c)	payment of COBRA premiums for any health, dental, or vision plan sponsored by the Company for a period of up to (i) 12 months for named executive officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer.

In addition, for the Chief Executive Officer, Chief Financial Officer and other Executive Vice Presidents, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay the excise tax associated with such severance benefits on behalf of such officers. For other executive officers, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the officer may receive a reduced amount of the affected severance benefits (the plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Internal Revenue Code).

The following table describes the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which the named executive officers would be entitled in connection with specified termination events, as if such named executive officers’ employment terminated as of December 31, 2008, the last day of our last fiscal year. There are no other agreements, arrangements or plans that entitle any named executive officers to any additional severance, perquisites or other enhanced benefits upon termination of employment.

Potential Payments Upon Termination or Change of Control

Name	Benefit	Involuntary Termination Without Cause or Constructive Termination Following a Change in Control Payment ($)	Involuntary Termination Without Cause or Constructive Termination Without a Change in Control Payment ($)
Antonio Alvarez	Base Salary	700,000	350,000
	Bonus (1)	560,000	280,000
	Vesting Acceleration (2)	—	—
	COBRA Premiums	25,681	12,841
Total		1,285,681	642,841

Ken Lee	Base Salary	260,000	—
	Bonus (1)	156,000	—
	Vesting Acceleration (2)	—	—
	COBRA Premiums	20,677	—
Total		436,677	—

John Allen	Base Salary	220,500	55,125
	Bonus (1)	110,250	—
	Vesting Acceleration (2)	—	—
	COBRA Premiums	10,488	3,096
Total		343,135	58,221

Skip Wong	Base Salary	110,000	—
	Bonus (1)	—	—
	Vesting Acceleration (2)	—	—
	COBRA Premiums	6,192	—
Total		116,192	—

(1)	Represents target bonuses payable to each executive officer under the 2008 Management Bonus Plan.
(2)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options. This value was calculated by multiplying (i) the difference between the fair market value of our common stock on December 31, 2003 ($0.33) and the applicable option exercise price, by (ii) the assumed number of option shares vesting on an accelerated basis on December 31, 2008.

Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)
Jack Saltich	37,500	39,082	76,582

Byron Bynum(3)	33,500	27,810	61,310

Alden Chauvin, Jr.	36,000	23,422	59,422

Kenneth Goldman (4)	30,000	17,629	57,629

Douglas McBurnie	40,000	28,468	68,468

James Plummer	35,000	12,727	47,727

Sam Srinivasan (5)	11,667	1,165	12,832

I-Wei Wu (6)	27,083	7,609	34,692

(1)	Amounts shown in this column reflect the compensation expense that we recognized in fiscal 2008 for all outstanding option awards held by the individual as determined pursuant to Statement of Financial Accounting Standards No. 123(R), excluding any estimate of future forfeitures (“FAS 123R”). The assumptions used to calculate the value of option awards are set forth in Note 2 of the Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise will be equal to the FAS 123R value shown in this column.
(2)	The table below sets forth the aggregate number of shares of common stock, including vested and unvested shares, subject to option awards held by our non-employee directors as of December 31, 2008:

Name	Option Awards
Jack Saltich	63,333

Byron Bynum (3)	55,000

Alden Chauvin, Jr.	51,666

Sam Srinivasan	40,000

Douglas McBurnie	65,000

James Plummer	187,500

I-Wei Wu (6)	42,500
(3)	Mr. Bynum voluntarily resigned from the Board in March 2009.
(4)	Mr Goldman voluntarily resigned from the Board in September 2008.
(5)	Mr. Srinivasan was appointed to the Board in September 2008.
(6)	Dr. Wu was appointed to the Board in March 2008, and he voluntarily resigned from the Board in March 2009.

Narrative of Director Compensation

Under our cash compensation plan for non-employee directors, we pay each non-employee director an annual retainer of $30,000. The Chairman of the Audit Committee receives an additional $10,000 and each member of the Audit Committee is paid an additional $5,000 for serving on the committee. The Chairman of the Compensation Committee receives an additional $7,000 and each member of the Compensation Committee is paid an additional $3,500 for serving on the committee. The Chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 and each member of the Nominating and Corporate Governance Committee is paid an additional $2,500 for serving on the committee.

Each non-employee director also receives stock option grants under the Company’s 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986. Prior to the Company’s initial public offering in June 2004, non-employee directors of the Company were also granted options under the Company’s 2004 Equity Incentive Plan and the Company’s 2000 Stock Incentive Plan. The exercise price of such grants was equal to the fair market value of our common stock on the date of the option grant.

Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, each non-employee director is automatically granted, without further action by the Board, an option to purchase 40,000 shares of our common stock upon his or her initial election or appointment to the Board. In addition, on the day following each annual meeting of stockholders, each non-employee director is automatically granted an annual grant to purchase 10,000 shares of our common stock; provided, however, that the first annual grant to any non-employee director shall be increased or decreased to a number calculated by multiplying (x) a fraction, the numerator of which shall be the full number of months since the date such non-employee director became a member of the Board and the denominator of which shall be 12, by (y) 10,000. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant (based on the closing price of our common stock on the Nasdaq Global Market on the last trading day prior to the date of grant). In the first quarter of 2009, the Board has suspended the non-discretionary annual grants made to non-employee directors under the Director’s Plan.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board currently consists of Jack Saltich and Alden Chauvin. Byron Bynum also served on the Compensation Committee until his resignation from the Board in March 2009. No member of our Compensation Committee, and none of our executive officers, has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 1, 2009 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all named executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total (%)
Directors and Executive Officers

Antonio Alvarez (2)	888,121	2.9

Keunmyung (“Ken”) Lee (3)	1,594,230	5.3

John Allen (4)	175,064	*

Eric Rosser (5)	2,500	*

Kaichiu (“Skip”) Wong (6)	46,770	*

Byron Bynum (7)	37,499	*

Alden Chauvin (8)	30,832	*

Douglas McBurnie (9)	56,666	*

James Plummer (10)	185,833	*

Jack Saltich (11)	74,166	*

Sam Srinivasan (12)	5,833	*

I-Wei Wu (13)	12,916	*

All executive officers and directors as a group (12 persons) (14)	3,285,895	9.9

5% Stockholders

Dialectic Capital Management, LLC (15)	3,019,063	10.2
153 East 53rd Street, 29th Floor
New York, NY 10022

Firelake Strategic Technology Fund, LP (16)	2,100,000	7.1
575 High Street, Suite 330
Palo Alto, CA 94301

Kettle Hill Capital Management, LLC (17)	3,877,631	13.0
101 Park avenue, 23rd Floor
New York, NY 10178

Renaissance Technologies LLC (18)	2,220,300	7.5
800 Third Avenue
New York, NY 10022

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,662,816 shares outstanding on March 1, 2009, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed is c/o Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

(2)	Includes 759,371 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009, and 8,750 issuable pursuant to a restricted stock unit award issued in September 2007.
(3)	Includes 300,000 shares held by Keunmyung Lee and Buyong Lee, or successors in trust, under the Edina Yerim-Holly Trust dated 11/26/03 (the “Yerim-Holly Trust”), of which Dr. Lee is a co-trustee and 891,500 shares held by Keunmyung Lee and Buyong Lee, Trustees, Keunmyung Lee and Buyong Lee Living Trust dated 11/2/00. Dr. Lee disclaims beneficial ownership of the shares held by the Yerim-Holly Trust except to the extent of his pecuniary interest therein. Also includes 398,956 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009.
(4)	Includes 143,085 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009.
(5)	Mr. Rosser’s employment with the Company terminated effective December 31, 2008.
(6)	Includes 44,270 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009.
(7)	Includes 37,499 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009. Mr. Bynum resigned from the Board in March 2009.
(8)	Includes 30,832 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009.
(9)	Includes 56,666 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009.
(10)	Includes 185,833 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009.
(11)	Includes 54,166 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009.
(12)	Includes 5,833 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009.
(13)	Includes 12,916 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2009. Dr. Wu resigned from the Board in March 2009.
(14)	Includes 1,729,427 shares issuable upon exercise of stock options held by all executive officers and directors currently exercisable or exercisable within 60 days after March 1, 2009. See footnotes (2) through (13) above.
(15)	As reported in a Schedule 13D filed with the Securities and Exchange Commission on October 24, 2008 by Dialectic Capital Management, LLC.
(16)	As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2009 by Firelake Strategic Technology Fund, L.P.
(17)	As reported in a Form 4 filed with the Securities and Exchange Commission on January 16, 2009 by Kettle Hill Capital Management, LLC.
(18)	As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009 by Renaissance Technologies LLC.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Under its Audit Committee Charter, the Audit Committee of our Board of Directors is required to review and approve all related person transactions. Other than the Audit Committee Charter, our Board of Directors has not adopted a separate written policy for the review and approval or ratification of related person transactions.

Employment Agreements

We have entered into employment agreements and change in control severance agreements with our executive officers. For more information regarding these agreements, see “Employment, Severance and Change of Control Agreements,” above.

Director and Officer Indemnification

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Investor Rights Agreement

We and certain of our stockholders entered into an agreement prior to our initial public offering pursuant to which these and other stockholders will have registration rights with respect to their shares of common stock. If we propose to register any of our securities under the Securities Act of 1933 either for our own account or for the accounts of other security holders, subject to certain conditions and limitations, the holders of registration rights will be entitled to include their shares of common stock in the registered offering. In addition, holders of registration rights may require us on not more than two occasions to file a registration statement under the Securities Act of 1933 with respect to their shares of common stock. Further, the holders of registration rights may require us to register their shares on Form S-3 if we are eligible to use this form. These rights terminate on the earlier of June 16, 2009 or, with respect to an individual holder, when such holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any three-month period. These registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares of our common stock included in the registration statement.

We believe that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our Board, including a majority of independent and disinterested directors in these transactions.

EQUITY COMPENSATION PLAN INFORMATION

We have four stockholder-approved equity compensation plans: the 2000 Stock Incentive Plan, the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan, and the 2004 Employee Stock Purchase Plan. We do not have any equity compensation plans that have not been approved by our security holders. The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2008.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,420,957	$3.42	5,662,710	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	7,420,957	$3.42	5,662,710	(2)

(1)	Represents the weighted average exercise price of outstanding stock options only.
(2)	The number of shares of common stock reserved for issuance under the 2004 Employee Stock Purchase Plan (“ESPP”) automatically increases on December 31 of each year by 1.5% of the number of fully-diluted shares of common stock outstanding on such date. However, the Board has the authority under each of these plans to designate a smaller number of shares by which the authorized number of shares will be increased on such dates. In 2005 through 2008, the Board resolved that there would be no automatic increase to the ESPP for such years due to sufficient reserves already existing under the plan. The number of shares of common stock reserved for issuance under the 2004 Equity Incentive Plan automatically increases on December 31 of each year by 5% of the number of fully-diluted shares of common stock outstanding on such date. The number of shares of common stock that may be issued under the 2004 Non-Employee Directors’ Stock Option Plan is automatically increased on December 31 of each year by the number of shares of common stock subject to options granted during the prior calendar year.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2008 and 2007, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31
	2008	2007
Audit Fees	$603,000	$846,000
Tax Fees	15,000	12,000
All Other Fees	2,000	2,000

Total Fees	$620,000	$860,000

The Audit fees were for professional services provided in connection with the audits of our year-end consolidated financial statements, statutory audits and in 2007 included the audit of management’s report on the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax fees were for assistance with the preparation of our tax returns and for tax consulting services.

All Other fees for the years ended December 31, 2008 and 2007 were for annual licenses of accounting related technology tools.

All fees described above were approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

PART IV

ITEM 15.	EXHIBITS

(a) The following documents are filed as part of this report:

1. Consolidated Financial Statements:

2. Exhibits:

Exhibit No.	Description of Document
3.1	Registrant’s Amended and Restated Certificate of Incorporation. (1)

3.2	Amended and Restated Bylaws of Leadis Technology, Inc. (11)

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2	Form of Specimen Certificate for Registrant’s common stock. (2)

4.3	Amended and Restated Investor Rights Agreement dated August 19, 2002 by and among the Registrant and certain holders of the Registrant’s capital stock. (1)

10.1†	Registrant’s 2000 Stock Incentive Plan and forms of related agreements. (1)

10.2†	Registrant’s 2004 Equity Incentive Plan and form of related agreement. (1)

10.3†	Registrant’s 2004 Non-Employee Directors’ Stock Option Plan and form of related agreement. (1)

10.4†	Registrant’s 2004 Employee Stock Purchase Plan. (1)

10.5†	Form of Indemnity Agreement entered into between the Registrant and certain of its officers and directors. (1)

10.6†	Form of Stock Option Grant Notice under the Leadis Technology, Inc. 2004 Equity Incentive Plan. (3)

10.7†	Form of Stock Option Grant Notice under the Leadis Technology, Inc. 2004 Non-Employee Directors’ Stock Option Plan. (3)

10.8†	Form of offering document under the Leadis Technology, Inc. 2004 Employee Stock Purchase Plan. (12)

10.9	Lease by and between the Registrant and Sunnyvale Business Park, dated as of December 23, 2004. (4)

10.10	Framework Agreement by and between Leadis International Limited and Philips Electronics Hong Kong Limited—Mobile Display Systems, dated December 15, 2004. (4)

10.11†	Employment Agreement with Antonio R. Alvarez dated November 28, 2005. (5)

10.12†	Registrant’s Non-Employee Director Cash Compensation Policy. (6)

Exhibit No.	Description of Document
10.13	Lease Contract by and between the Korea Institute of Design Promotion and Leadis Technology Korea, Inc., dated as of June 30, 2006. (8)

10.14†	Form of Change of Control Plans for Chief Executive Officer, Class I Executives and Class II Executives. (7)

10.15†	Forms of Phantom Stock Award Grant Notice and Phantom Stock Award Agreement under the Leadis Technology, Inc. 2004 Equity Incentive Plan. (9)

10.16	First Amendment to Lease Agreement between Leadis Technology, Inc. and Sunnyvale Business Park I, LLC, dated July 30, 2007. (10)

10.17†	Registrant’s 2008 Management Bonus Plan. (13)

21.1	Subsidiaries of the Registrant. (14)

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm. (14)

24.1	Power of Attorney (see signature page).

31.1	Certification of the Registrant’s Chief Executive Officer, as required by Section 302 of the Sarbanes-Oxley Act of 2002. (14)

31.2	Certification of Registrant’s Chief Financial Officer, as required by Section 302 of the Sarbanes-Oxley Act of 2002. (14)

32.1	Certification of Registrant’s Chief Executive Officer, as required by Section 906 of the Sarbanes-Oxley Act of 2002. (14)(15)

32.2	Certification of Registrant’s Chief Financial Officer, as required by Section 906 of the Sarbanes-Oxley Act of 2002. (14)(15)

†	Indicates a management contract or compensatory plan or arrangement.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-113880) filed on March 24, 2004.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-113880) filed on June 14, 2004.
(3)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.
(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004.
(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 1, 2005.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 8, 2005.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 14, 2006.
(8)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
(9)	Form 10-K for year ended December 31, 2006.
(10)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 12, 2007.
(12)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.
(13)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 12, 2008.
(14)	Filed herewith.
(15)	The certifications attached as Exhibits 32.1 and 32.2 accompany this Annual Report on Form 10-K pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed “filed” by Leadis Technology, Inc. for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Annual Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 31st day of March 2009.

LEADIS TECHNOLOGY, INC.

By:	/s/ JOHN K. ALLEN
John K. Allen Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Antonio R. Alvarez and John K. Allen, jointly and severally, his/her attorneys-in-fact, each with the power of substitution, for him/her in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934 this Annual Report on Form 10-K has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANTONIO R. ALVAREZ Antonio R. Alvarez	President, Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2009

/s/ JOHN K. ALLEN John K. Allen	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	March 31, 2009

/s/ KEUNMYUNG LEE Keunmyung Lee	Executive Vice President, Chief Operating Officer and Director	March 31, 2009

/s/ ALDEN CHAUVIN, DR. Alden Chauvin	Director	March 31, 2009

/s/ SAM SRINIVASAN Sam Srinivasan	Director	March 31, 2009

/s/ DOUG MCBURNIE Doug McBurnie	Director	March 31, 2009

/s/ JAMES PLUMMER James Plummer	Director	March 31, 2009

/s/ JACK SALTICH Jack Saltich	Director	March 31, 2009

Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark one)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2009

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 000-50770

Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0547089
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

800 W. California Avenue, Suite 200

Sunnyvale, California 94086

(Address of principal executive office and zip code)

(408) 331-8600

(Registrant’s telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    YES  ☐    NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

As of April 30, 2009, 29,713,841 shares of the Registrant’s common stock, $0.001 par value, were outstanding.

LEADIS TECHNOLOGY, INC.

FORM 10-Q

C-i

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$19,781	$21,642
Short-term investments	5,316	7,726
Trade accounts receivable, net	1,830	1,936
Inventories	1,123	2,673
Income taxes receivable and deferred tax assets	381	326
Restricted cash	—	1,775
Receivable from sales of assets and technology	3,311	—
Prepaid expenses and other current assets	1,504	1,233

Total current assets	33,246	37,311
Property and equipment, net	982	2,440
Long term investments	1,020	1,620
Other assets	1,395	1,398

Total assets	$36,643	$42,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$826	$2,257
Income taxes payable and deferred tax liabilities	601	323
Deferred margin	89	697
Other accrued liabilities	1,644	4,479

Total current liabilities	3,160	7,756
Income taxes payable and deferred tax liabilities	1,681	1,659
Other noncurrent liabilities	583	441

Total liabilities	5,424	9,856

Contingencies (Note 9)
Stockholders’ equity:
Additional paid-in capital	111,295	110,946
Accumulated other comprehensive income	(88)	(806)
Accumulated deficit	(79,988)	(77,227)

Total stockholders’ equity	31,219	32,913

Total liabilities and stockholders’ equity	$36,643	$42,769

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenue	$2,022	$5,607
Cost of sales	1,762	5,609

Gross profit (loss)	260	(2)

Operating expenses:
Research and development	2,290	5,333
Selling, general and administrative	2,651	4,699
Amortization of intangible assets	—	848

Total operating expenses	4,941	10,880
Net gain on sales of assets and technology	(1,691)	—

Operating loss	(2,990)	(10,882)
Interest and other income, net	264	798

Loss before income taxes	(2,726)	(10,084)
Provision for (benefit from) income taxes	35	(10)

Net loss	$(2,761)	$(10,074)

Basic and diluted net loss per share	$(0.09)	$(0.35)

Weighted-average number of shares used in computing basic and diluted per share amounts	29,528	29,015

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(2,761)	$(10,074)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	228	472
Amortization of intangible assets	—	848
Net gain on sales of assets and technology	(1,691)	—
Gain on sale of auction rate security	(270)	—
Provision for excess and obsolete inventory	74	683
Deferred tax provision (benefit)	22	(296)
Stock-based compensation	429	725
Changes in assets and liabilities:
Trade accounts receivable	122	448
Inventories	1,018	(179)
Income taxes receivable	1	(254)
Prepaid expenses and other assets	(630)	(1,038)
Accounts payable	(811)	796
Accrued liabilities	(3,251)	(2,914)
Income taxes payable	(34)	209
Deferred margin	(107)	297

Net cash used in operations	(7,661)	(10,277)

Cash flows from investing activities:
Sale or maturity of available-for-sale securities	3,270	27,300
Purchases of available-for-sale securities	(1)	(11,456)
Proceeds from sales of assets and technology, net of cash sold and transaction costs	827	—
Purchase of property and equipment	(12)	(105)
Change in restricted cash	1,775	90

Net cash provided by investing activities	5,859	15,829

Cash flows from financing activities:
Proceeds from issuances of common stock	24	154
Retirement of restricted stock awards	(107)	—
Installment payments on acquisition of software licenses	—	(68)

Net cash provided by (used in) financing activities	(83)	86

Effect of exchange rate changes on cash and cash equivalents	24	(133)

Net decrease in cash and cash equivalents	(1,861)	5,505
Cash and cash equivalents at beginning of period	21,642	33,945

Cash and cash equivalents at end of period	$19,781	$39,450

Supplemental disclosure:
Receivable from sales of assets and technology	$3,311	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEADIS TECHNOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

We design, develop and market analog and mixed-signal semiconductor products that enable and enhance the features and capabilities of portable and other consumer electronic products. We outsource all of the fabrication, assembly and testing of our products to outside subcontractors. We were incorporated in Delaware on May 15, 2000, and began commercially shipping products in the third quarter of 2002. Traditionally, our core products have been mixed-signal color display drivers with integrated controllers, which are critical components of displays used in portable consumer electronic devices. Beginning in 2007, we expanded our business to include audio, LED driver, power management and touch controller products. In the second half of 2008, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. In the first quarter of 2009, we sold assets and technology, as described more fully below, that narrowed our product design and marketing efforts to touch controllers and LED drivers. We continue to generate most of our revenue from legacy display driver products and expect these products to provide the majority of our revenue throughout 2009.

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a non-interest bearing receivable due no later than January 2010 plus $0.5 million of assumed liabilities. We retained rights to most of the current display driver products in production, as well as ownership of our proprietary EpiC™ technology for AM-OLED displays. As a result of this transaction, we ceased investment in the production, marketing and sale of new display driver integrated circuits.

In February 2009, we sold assets relating to a development-stage power management product. We sold these assets and transferred certain employees to a publicly-traded supplier of analog and mixed-signal semiconductor products. Under the terms of the sale, we received $2.0 million in cash in February 2009 and $0.3 million is due in the third quarter of 2009. As a result of this action, we ceased development of power management integrated circuits.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products. Under the terms of the sale, we were paid $1.45 million in cash, all of which was received in March 2009.

The net impact of actions to date is that we have reduced our headcount greater than 50% from the levels in the third quarter of 2008, while focusing our resources on development of capacitive touch controllers and LED drivers. We continue to invest in and develop these businesses while exploring our other options to realize maximum value from the technologies we have developed. We have continued discussions with parties that have expressed interest in acquiring parts of our business. While we do not have any agreements relating to additional strategic activities, these discussions may lead to us selling one or more of our remaining businesses.

For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, with net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 and $18.6 million in 2008. For the three months ended March 31, 2009, our revenue declined to $2.0 million and we had a net loss of $2.8 million. At March 31, 2009, we had an accumulated deficit of $80.0 million and cash, cash equivalents and short-term investments totaling $25.1 million.

We believe that as a result of our actions taken in the fourth quarter of 2008 and in the first quarter of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations for the next twelve months. However, we expect to incur operating losses in 2009 and expect our cash balances to decline during the year. If anticipated operating results in our legacy display driver, touch controller and LED driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. We may also enter into additional agreements for the sale of all or parts of our remaining business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain necessary financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

Basis of presentation

The unaudited condensed consolidated financial statements include the accounts of Leadis and all of our subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Our accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted in accordance with these rules and regulations. The information in this report should be read in conjunction with our audited financial statements and notes thereto included in our Annual Report on Form 10-K (File No. 000-50770) filed with the SEC on March 31, 2009.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to state fairly our financial position, results of operations and cash flows for the interim periods presented. The operating results for the three-month period ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or for any other future period. The condensed consolidated balance sheet as of December 31, 2008 is derived from the audited financial statements as of and for the year then ended, but does not include all disclosures required by accounting principles generally accepted in the United States.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. In many instances, we could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. On an ongoing basis we re-evaluate our judgments and estimates including those related to uncollectible accounts receivable, inventories, income taxes, stock-based compensation, warranty obligations and contingencies. Actual results could differ from those estimates, and material effects on our operating results and financial position may result.

Foreign currency translation

In January 2009, as part of the sale of our display driver business to AsTEK, Inc., a privately-held company located in Korea, we sold our Korean R&D subsidiary. Prior to the sale, our Korean subsidiary used its local currency as its functional currency. Most of our other subsidiaries use the U.S. dollar as their functional currency. Assets and liabilities of our Korean operations were translated into U.S. dollars at current rates of exchange, and revenue and expenses are translated using average rates. Gains and losses from foreign currency translation were reported within “Accumulated other comprehensive income (loss).” In conjunction with the sale of our Korean R&D subsidiary, the related accumulated translation losses of approximately $0.8 million were included in the “Net gain on sales of assets and technology” in the condensed consolidated statement of operations for the first quarter of 2009. Foreign currency remeasurement gains and losses are included as a component of “Interest and other income, net” in our condensed consolidated statements of operations.

Net loss per share

In accordance with Statement of Financial Accounting Standards No. 128, or SFAS No. 128, “Earnings per Share,” we compute basic net income (loss) per share by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is computed giving effect to all potential common shares, including stock options and unvested shares subject to repurchase using the treasury stock method, to the extent they are dilutive.

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per common share (in thousands, except per share data):

	Three Months Ended March 31,
	2009	2008
Numerator:
Net loss	$(2,761)	$(10,074)

Denominator:
Weighted-average common shares outstanding	29,528	29,016
Less: Weighted-average unvested common shares subject to repurchase	—	(1)

Total shares, basic	29,528	29,015
Effect of dilutive securities:
Stock options	—	—
Restricted stock units and unvested shares subject to repurchase	—	—

Total shares, diluted	29,528	29,015

Net loss per share, basic and diluted	$(0.09)	$(0.35)

The following outstanding common stock options and unvested shares subject to repurchase were excluded from the computation of diluted net loss per share as they had an antidilutive effect (in thousands):

	As of March 31,
	2009	2008
Stock options	5,110	7,579
Restricted stock units and unvested shares subject to repurchase	338	89

Comprehensive loss, net of tax

The components of our comprehensive loss, net of tax, were as follows (in thousands):

	Three Months Ended March 31,
	2009	2008
Net loss, as reported	$(2,761)	$(10,074)
Foreign currency translation adjustment	(41)	(494)
Unrealized gain (loss) on available for sale securities	(11)	(201)

Comprehensive loss	$(2,813)	$(10,769)

The accumulated other comprehensive income, as presented within stockholders’ equity, included the following components (in thousands):

	As of
	March 31, 2009	December 31, 2008
Unrealized gain (loss) on available for sale securities, net of tax	$230	$241
Less: adjustment for loss included in net income	(197)	—
Cumulative translation adjustment	(1,088)	(1,047)
Less: translation adjustment on sale of Korea subsidiary	967	—

Accumulated other comprehensive income	$(88)	$(806)

NOTE 2—NET GAIN ON SALES OF ASSETS AND TECHNOLOGY:

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a receivable due no later than January 2010 plus $0.5 million of assumed liabilities. Because the $3.5 million receivable is non-interest bearing, we discounted the receivable by $189 thousand. A portion of this receivable is in the form of a two billion won receivable and is thus subject to exchange rate risk.

In February 2009, we sold assets relating to a development-stage power management product. The total consideration was $2.3 million, of which $2.0 million has been received to date and a payment of $0.3 million is due in the third quarter of 2009. As this $0.3 million payment is considered a contingency, no receivable was recorded in the first quarter of 2009.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products.

The net gain on sales of assets and technology results from the sales of, or related to, our power management, audio and display driver businesses, as follows (in thousands):

	Power Mgt	Audio	Display Driver	Total
Cash received, net of cash sold and transaction costs	$1,595	$1,148	$(1,916)	$827
Receivable from sales of assets and technology	—	—	3,311	3,311
Book value of net assets sold	—	(135)	(2,312)	(2,447)

Net gain (loss) on sale of assets and technology	$1,595	$1,013	$(917)	$1,691

NOTE 3—FAIR VALUE:

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, or SFAS No. 157, “Fair Value Measurements.” In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of this statement did not have a material impact on our consolidated results of operations, financial condition, or cash flows.

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 159, or SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and liabilities on a contract-by-contract basis. We did not elect to adopt the fair value option under this Statement.

In accordance with SFAS 157, the following table represents our fair value hierarchy for our financial assets (cash equivalents and investments) measured at fair value on a recurring basis as of March 31, 2009 (in thousands):

	Level 1	Level 2	Level 3	Total
Cash equivalents	$15,493	$—	$—	$15,493
Corporate notes and bonds	4,812	—	—	4,812
US government and agency securities	—	504	—	504
Auction rate securities	—	—	1,020	1,020

Total	$20,305	$504	$1,020	$21,829

The following table represents our fair value hierarchy for our financial assets (cash equivalents and investments) measured at fair value on a recurring basis as of December 31, 2008 (in thousands):

	Level 1	Level 2	Level 3	Total
Cash equivalents	$15,442	$—	$—	$15,442
Corporate notes and bonds	4,817	—	—	4,817
US government and agency securities	—	2,909	—	2,909
Auction rate securities	—	—	1,620	1,620

Total	$20,259	$2,909	$1,620	$24,788

The tables do not include assets which are measured at historical cost or any basis other than fair value.

Our Level 3 investments as of December 31, 2008 and March 31, 2009 included auction rate securities (ARS) that are securitized packages of government guaranteed student loans. In February 2008, liquidity issues in the global credit markets resulted in the failure of auctions representing all of the auction-rate securities we hold, as the amount of securities submitted for sale in those auctions exceeded the amount of bids. In accordance with the terms of the notes, in the event of a failed auction, the notes continue to bear interest at a predetermined maximum rate based on the credit rating of notes as determined by one or more nationally recognized statistical rating organizations. To date we have collected all interest payable on all of our auction-rate securities when due and expect to continue to do so in the future. The principal associated with failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, issuers repay principal over time from cash flows prior to final maturity, or final payments come due according to contractual maturities ranging from 21 to 26 years. Due to their sustained illiquidity, we have classified all ARS as long-term investments in the consolidated balance sheets.

Due to the current economic environment in which there is a lack of market activity for ARS, we have been unable to obtain quoted prices or market prices for identical assets as of the measurement date and so we use significant unobservable inputs to determine the fair value. We estimated the fair value of these ARS using the income approach based on the following: (i) the underlying structure and contractual provisions of each security; (ii) the present value of future principal and interest payments discounted at rates considered to reflect current market conditions; and (iii) consideration of the probabilities of default, auction failure, or repurchase for each period. These estimated fair values could change significantly based on future market conditions.

The reconciliation of beginning and ending balances for ARS measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period was as follows (in thousands):

Fair Value Measurements using Significant Unobservable Inputs (Level 3)
Auction rate securities
Balance at December 31, 2007	$—
Total gains or losses (realized/unrealized)	—
Included in earnings	—
Included in other comprehensive income	(393)
Purchases, sales, issuances, and settlements	—
Transfers in and/or out of Level 3	3,000

Balance at March 31, 2008	$2,607

Balance at December 31, 2008	$1,620
Total gains or losses (realized/unrealized)	—
Included in earnings	—
Included in other comprehensive income	—
Purchases, sales, issuances, and settlements	(600)
Transfers in and/or out of Level 3	—

Balance at March 31, 2009	$1,020

In March 2009, we sold one of our ARS with a par value of $1.0 million and carrying value of $600 thousand for $870 thousand. The gain of $270 thousand on this sale appears as part of “Interest and other income, net” on the condensed consolidated statement of operations for the first quarter of 2009.

NOTE 4—INVENTORIES:

Inventories consist of the following (in thousands):

	March 31, 2009	December 31, 2008
Finished goods	$520	$1,825
Work-in-progress	603	848

	$1,123	$2,673

NOTE 5—INCOME TAXES:

We recorded a provision for income taxes of $35 thousand for the three months ended March 31, 2009 and a benefit from income taxes of $10 thousand for the three months ended March 31, 2008.

We continue to maintain a full valuation allowance on our net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance. The valuation allowance was determined in accordance with Statement of Financial Accounting Standards No, 109, or SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable.

We are subject to periodic audits of our income tax returns by federal, state and foreign tax authorities. These audits may question our tax filing positions, including the timing and amount of deductions and the allocation of income across jurisdictions. As of March 31, 2009, our unrecognized tax benefits are approximately $3.0 million, of which $1.7 million would, if recognized, impact our effective tax rate. This amount includes $0.3 million of interest and penalties. We continue to recognize interest and/or penalties related to income tax matters as a component of income tax expense. We believe it is reasonably possible that a change to our unrecognized tax benefits could occur within twelve months as a result of lapses in statutes of limitations, potentially reducing our net loss by up to $0.1 million. It is possible, however, that some months or years may elapse before an uncertain position for which we have established a reserve is resolved.

We file U.S., California and foreign income tax returns in jurisdictions with varying statutes of limitation. The 2005 through 2008 tax years remain subject to examination by federal tax authorities and the 2004 through 2008 tax years remain subject to examination by California tax authorities. In significant foreign jurisdictions, the 2002 through 2008 tax years generally remain subject to examination by tax authorities. We have no ongoing audits by tax authorities at this time.

NOTE 6—PRODUCT WARRANTY:

Changes in our liability for product warranty, included in other accrued liabilities, during the three months ended March 31, 2009 and 2008 were as follows (in thousands):

	Three Months Ended March 31,
	2009	2008
Balance, beginning of period	$49	$220
Accruals (adjustments) for warranty during the period	11	(41)
Settlements made during the period	(23)	—

Balance, end of period	$37	$179

We provide for the estimated cost of product warranties as revenue is recognized, or as we are able to estimate the cost of specific warranty claims from customers. As actual warranty claim experience has been below our expected claim rates, we reduced our warranty liability via adjustments in 2008.

NOTE 7—EMPLOYEE STOCK BENEFIT PLANS:

Stock Option Plans

Cost of sales, research and development, and selling, general and administrative costs in the first quarter of 2009 and 2008 include stock-based compensation expenses recorded under Statement of Financial Accounting Standards No. 123R, or SFAS 123R as follows (in thousands):

	Three Months Ended March 31,
	2009	2008
Cost of sales	$20	$19
Research and development	176	133
Selling, general and administrative	233	573

	$429	$725

No income tax benefit has been recognized relating to stock-based compensation expense.

The following table summarizes stock option activity under the Plans (shares in thousands):

	Outstanding	Wtd. Avg. Exercise Price
Balance, December 31, 2008	6,887	$3.42
Authorized	—	—
Options granted	—	$—
Options cancelled	(458)	$2.08
Options forfeited	(1,102)	$3.23
Options exercised	(217)	$0.11

Balance, March 31, 2009	5,110	$3.72

The following table summarizes information about stock options outstanding and exercisable as of March 31, 2009 (shares and aggregate intrinsic value in thousands):

Options Outstanding				Options Vested and Exercisable
Shares Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value	Shares Vested and Exercisable	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value
5,110	3.28	$3.72	$274	3,534	2.81	$3.93	$274

The aggregate intrinsic value in the above table represents the total pretax intrinsic value, based on the closing price of our common stock of $0.60 as of March 31, 2009, which would have been received by option holders if all option holders exercised their options as of that date. The total number of in-the-money options vested and exercisable at March 31, 2009 was 674 thousand shares.

Total intrinsic value of options exercised was approximately $102 thousand and $125 thousand for the three months ended March 31, 2009 and 2008, respectively. Total cash received by us related to option exercises was approximately $24 thousand and $6 thousand for the three months ended March 31, 2009 and 2008, respectively. Upon option exercise, we issue new shares of stock. We realized no tax benefit in connection with these exercises.

Total unrecognized compensation cost of $1.9 million related to options outstanding at March 31, 2009 will be recognized over a weighted-average period of approximately 1.6 years.

Restricted Stock Units

In March 2007, and again in September 2008, we granted restricted stock units to employees under our 2004 Equity Incentive Plan (the “2004 Plan”). Employees are not required to make any payment to the Company with respect to the receipt of these restricted stock units. On applicable vesting dates, we will issue new shares of stock, net of shares withheld for taxes where applicable. A total of 52,802 shares vested during the three months ended March 31, 2009. As of March 31, 2009, 337,750 restricted stock units were outstanding, with grant-date weighted average fair value of $1.03 per share.

The fair value of the restricted stock units was calculated based upon the fair market value of our stock at the date of grant. As of March 31, 2009, there was $0.2 million of total unrecognized compensation cost related to unvested restricted stock units granted, which is expected to be recognized over a weighted average period of 1 year.

Employee Stock Purchase Plan

We suspended further issuance of shares under the ESPP in February 2009. Total recognized compensation cost for the three months ended March 31, 2009 was $6 thousand.

Valuation and Expense Information under SFAS No. 123(R)

We value stock-based awards under the Black-Scholes model. During the first quarter of 2009 we granted no new options or awards and suspended activity under the Employee Stock Purchase Plan (“ESPP”). The assumptions used to estimate the weighted-average fair value of stock options and stock purchases granted during the three months ended March 31, 2008 were as follows (annualized percentages):

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2008
	Stock Options	ESPP	Stock Options	ESPP
Expected term	—	—	4.25	0.75
Volatility	—	—	47%	37%
Risk-free interest rate	—	—	2.4%	2.1%
Dividend yield	—	—	0.0%	0.0%
Weighted-average estimated fair value	—	—	$0.82	$0.69

Volatility is based on historical actual volatility in the daily closing price of our common stock since we became a publicly traded company. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our employee stock options and restricted stock units. We do not currently pay dividends and have no plans to do so in the future. During the first quarter of 2008, we evaluated the historical data on employee stock option exercises to estimate expected term of options granted. As a majority of the option exercises in 2006 and 2007 were by employees who left the Company, we judged the historical data to be unsuitable to estimate the expected term of future option grants, and so pursuant to the guidance in Staff Accounting Bulletin (SAB) No. 110, we continue to calculate the expected life of employee stock options using the simplified method allowed under SAB No. 107. The assumptions related to volatility, risk free interest rate and dividend yield used for the stock option plans differ from those used for the purchase plan primarily due to the difference in the respective expected lives of option grants and purchase plan awards.

NOTE 8—OPERATING SEGMENT AND GEOGRAPHIC INFORMATION:

We operate in one operating segment, comprising the design, development and marketing of analog and mixed-signal semiconductors for mobile consumer electronic devices.

As of March 31, 2009 and December 31, 2008, 58% and 32%, respectively, of our long-lived tangible assets were maintained in the United States. The remainder of long-lived assets at each period was maintained in our international locations, primarily Korea.

The following table summarizes revenue by geographic region, based on the country in which the customer is located:

	Three Months Ended March 31,
	2009	2008
China	18.7%	71.5%
Korea	3.7%	5.9%
Taiwan	3.0%	18.2%
Japan	73.9%	3.3%
United States	.7%	1.1%

Total revenue	100.0%	100.0%

NOTE 9—CONTINGENCIES:

On March 2, 2005, a securities class action suit was filed in the United States District Court for the Northern District of California against Leadis Technology, Inc., certain of its officers and its directors. The complaint alleges the defendants violated Sections 11 and 15 of the Securities Act of 1933 by making allegedly false and misleading statements in the Company’s registration statement and prospectus filed on June 16, 2004 for our initial public offering. A similar additional action was filed on March 11, 2005. On April 20, 2005, the court consolidated the two actions. In the fourth quarter of 2008, the parties to this litigation reached a tentative settlement of all claims. The District Court preliminarily approved the settlement in February 2009, and we anticipate that the District Court will provide final approval of the settlement in the second quarter of 2009. There will be no financial impact of this settlement on the Company as the settlement amount will be paid by the Company’s liability insurer.

NOTE 10—RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

Effective December 31, 2007, we adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (“SFAS No. 157”). In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which deferred the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”), which clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in an inactive market. FSP FAS 157-3 was effective upon issuance.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under

SFAS No. 141 (Revised 2007), “Business Combinations,” and other U.S. generally accepted accounting principles. FSP FAS 142-3 was effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. We adopted this pronouncement in the first quarter of fiscal 2009 and the adoption of this pronouncement did not have a material impact on our condensed consolidated financial position and results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133” (“SFAS No. 161”), which expands the disclosure requirements for derivative instruments and hedging activities. SFAS No. 161 specifically requires entities to provide enhanced disclosures addressing: (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 was effective for fiscal years and interim periods beginning after November 15, 2008. We adopted this pronouncement in the first quarter of fiscal 2009 and the adoption of this pronouncement did not have a material impact on our condensed consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS No. 160”), which establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary, changes in a parent’s ownership interest in a subsidiary and the deconsolidation of a subsidiary. SFAS No. 160 was effective for fiscal years beginning after December 15, 2008. We adopted this pronouncement in the first quarter of fiscal 2009 and the adoption did not have a material impact on our condensed consolidated financial statements.

In April 2009, the FASB issued FSP 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions That Are Not Orderly.” FSP 157-4 provides guidance on how to determine the fair value of assets and liabilities under SFAS No. 157 Fair Value Measurements. The FSP relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms what SFAS No. 157 states is the objective of fair value measurement––to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The FSP will be effective for interim and annual periods ending after June 15, 2009. We are currently evaluating the potential impact of FSP 157-4.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” (SFAS 107), to require an entity to provide interim disclosures about the fair value of all financial instruments within the scope of SFAS 107 and to include disclosures related to the methods and significant assumptions used in estimating those instruments. This FSP is effective for interim and annual periods ending after June 15, 2009. We are currently evaluating the impact the adoption of this FSP will have on our financial statements and related disclosures.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition of Other-Than-Temporary-Impairments.” This FSP amends the other-than-temporary impairment guidance for debt securities and improves the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. We are currently evaluating the impact of the implementation of FSP FAS 115-2.

ITEM 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Quarterly Report on Form 10-Q, including particularly the sections entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which include, without limitation, statements about the market for our products, our strategy, competition, and expected financial performance. Any statements about our business, financial results, financial condition and operations contained in this Form 10-Q that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “expects,” “intends,” “projects,” or similar expressions are intended to identify forward-looking statements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described under the heading “Risk Factors” and elsewhere in this report. We undertake no obligation to update publicly any forward-looking statements for any reason, except as required by law, even as new information becomes available or events occur in the future.

Business Overview

We design, develop and market analog and mixed-signal semiconductor products that enable and enhance the features and capabilities of portable and other consumer electronic products. We outsource all of the fabrication, assembly and testing of our products to outside subcontractors. We were incorporated in Delaware on May 15, 2000, and began commercially shipping products in the third quarter of 2002. Traditionally, our core products have been mixed-signal color display drivers with integrated controllers, which are critical components of displays used in portable consumer electronic devices. Beginning in 2007, we expanded our business to include audio, LED driver, power management and touch controller products. In the second half of 2008, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. In the fourth quarter of 2008, we ceased investment in our audio products, except as necessary to support existing customers, and implemented headcount reductions. In the first quarter of 2009, we sold assets and technology, as described more fully below, that narrowed our product design and marketing efforts on touch controllers and LED drivers. We continue to generate most of our revenue from legacy display driver products and expect these products to provide the majority of our revenue throughout 2009.

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a non-interest bearing receivable due no later than January 2010 plus $0.5 million of assumed liabilities. We retained rights to most of the current display driver products in production, and these display driver products generated most of our revenue in the first quarter of 2009 and are expected to continue to generate revenue through 2009. We also retained ownership of our proprietary EPiC™ technology for AM-OLED displays. As a result of this transaction, we have ceased investment in the production, marketing and sale of new display driver integrated circuits.

In February 2009, we sold assets relating to a development-stage power management product. We sold these assets and transferred certain employees to a publicly-traded supplier of semiconductor products. Under the terms of the sale, we received $2.0 million in cash in February 2009 and $0.3 million is due in the third quarter of 2009. As a result of this action, we ceased development of power management integrated circuits.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products. Under the terms of the sale we were paid $1.45 million in cash, all of which was received in March 2009.

The net impact of actions to date is that we have reduced our headcount by more than 50% from the levels in the third quarter of 2008, while focusing our resources on development of capacitive touch controllers and

LED drivers. We continue to invest in and develop these businesses while exploring our other options to realize maximum value from the technologies we have developed. We have continued discussions with parties that have expressed interest in acquiring parts of our business. While we have not adopted a formal plan, and do not have any agreements relating to additional strategic activities, it is possible that these discussions will lead to us selling one or more of our remaining businesses.

For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, with net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 and $18.6 million in 2008. For the three months ended March 31, 2009, our revenue declined to $2.0 million and we had a net loss of $2.8 million. At March 31, 2009, we had an accumulated deficit of $80.0 million and cash, cash equivalents and short-term investments totaling $25.1 million.

We believe that as a result of the actions taken in the fourth quarter of 2008 and in the first quarter of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations for the next twelve months. However, we experienced operating losses in the first quarter of 2009 and expect further losses during the remainder of 2009, and we expect our cash balance to decline during the year. If anticipated operating results in our touch controller, LED driver and legacy display driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. We may also enter into additional agreements for the sale of all or parts of our remaining business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain necessary financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. In many instances, we could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. On an ongoing basis we re-evaluate our judgments and estimates including those related to uncollectible accounts receivable, inventories, income taxes, stock-based compensation, impairment of goodwill, long-lived and intangible assets, the fair value of available for sale securities, warranty obligations and contingencies. We base our estimates and judgments on our historical experience and on other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making the judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We refer to accounting estimates of this type as “critical accounting estimates,” which are discussed further below. Actual results could differ from those estimates, and material effects on our operating results and financial position may result.

In addition to making critical accounting estimates, we must ensure that our financial statements are properly stated in accordance with GAAP. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application, while in other cases, management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions (e.g., stock-based compensation, depreciation methodology, etc.). We believe that the following accounting policies, as well as accounting policies disclosed in our Form 10-K filed with the SEC in March 2009, are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates: revenue recognition, the allowance for uncollectible accounts receivable, inventory valuation, valuation of available for sale securities, the assessment of long-lived and other intangible assets and goodwill, warranty obligations, income taxes and stock-based compensation.

Results of Operations

Total revenue for the first quarter of 2009 was $2.0 million, compared to $5.6 million in the first quarter of 2008. Unit shipments for the first quarter of 2009 were 3.4 million units, compared to 8.7 million units in the same quarter of 2008. Compared to the immediately prior quarter ended December 31, 2008, total product revenue for the first quarter of 2009 decreased 5% with unit shipments decreasing 3%. Non-recurring engineering revenue declined approximately $0.2 million from the immediately prior quarter as a result of the sale of the display driver business in the first quarter of 2009. Our decreased sales in the first quarter of 2009 compared with the first quarter of 2008 were the result of significant declines in our largest legacy display driver programs as compared with the revenue generated from our largest programs one year ago. With the sale of our display driver business in January 2009, we ceased investment in new display drivers and expect sales of display driver products to decline beginning in 2010 after current legacy programs cease shipping in volume. For the quarter, our gross profit increased by $262 thousand as compared to a gross loss of $2 thousand in the first quarter of 2008, and our gross margin increased to 13% compared with 0% in the first quarter of 2008. This was largely due to a shift in sales to higher margin display driver products and a lower provision for excess and obsolete inventory in the first quarter of 2009. Our product average selling prices declined to $0.58 as compared with $0.64 in the first quarter of 2008, due to growth in revenue from LED drivers.

Operating expenses decreased $5.9 million to $4.9 million in the first quarter of 2009 as compared to $10.9 million in the same quarter of 2008. The decrease was primarily due to headcount reductions resulting from the sales of parts of our business in the first quarter of 2009 and other expense reduction activities undertaken over the past two quarters. We incurred a net loss of $2.8 million in the quarter ended March 31, 2009, as compared to a net loss of $10.1 million in the same quarter of 2008. Our net loss included a $1.7 million net gain on sales of assets and technology in the first quarter of 2009.

The following table presents our historical operating results for the periods indicated as a percentage of revenue:

	Three Months Ended
	March 31,
	2009	2008
Revenue	100%	100%
Cost of sales	87	100

Gross profit (loss)	13	—

Operating expenses:
Research and development	113	95
Selling, general and administrative	131	84
Amortization of intangible assets	—	15

Total operating expenses	244	194

Net gain on sales of assets and technology	(83)	—

Operating loss	(148)	(194)
Interest and other income, net	13	14

Loss before taxes	(135)	(180)
Provision for (benefit from) income taxes	2	—

Net loss	(137)%	(180)%

Revenue

	Three months ended March 31,
	2009	2008	Change
	in thousands
Revenue	$2,022	$5,067	(64)%

Total revenue was $2.0 million in the three months ended March 31, 2009, a decrease of $3.6 million, or 64%, as compared to $5.6 million in the three months ended March 31, 2008, primarily due to fewer display driver programs in volume production. Most of our revenue continues to be from the sale of display driver products which have historically made up all of our revenue. We shipped approximately 3.4 million units in the first quarter of 2009, which represented a decrease of 60% compared to the approximately 8.7 million units we shipped in the first quarter of 2008. Our product average selling price declined from $0.64 in the first quarter of 2008 to $0.58 in the first quarter of 2009. This reduction resulted from changes in the mix of display driver products sold, and increases in sales of LED drivers in the first quarter of 2009.

Compared to the immediately prior quarter ended December 31, 2008, revenue in the first quarter of 2009 decreased from $2.3 million to $2.0 million. The reduction was due to product and NRE revenue declines caused by the sale of our display driver business in the first quarter. While we retained most of the legacy products of this business, one legacy product was included in the sale. Additionally, we generated approximately $0.2 million of NRE revenue in the fourth quarter of 2008, and the NRE activity was transferred to the buyer of our display driver business. Our product average selling price decreased from $0.60 in the fourth quarter of 2008 to $0.58 in the first quarter of 2009 as a result of the increased sales of LED drivers in the first quarter. We currently expect revenue to be approximately 20% higher in the second quarter of 2009 as compared with the first quarter, with revenue from sale of our newer Touch and LED driver products expected to more than double. We also expect growth in our legacy display driver sales with increasing volumes from existing and new programs.

Significant customer information is as follows:

	% of Revenue for the Three Months Ended March 31,		% of Accounts Receivable at March 31,
	2009	2008	2009	2008
Rikei Corp.	74%	*	81%	*
Newtech Component Ltd.	19%	10%	14%	11%
RitDisplay	*	16%	*	*
Samsung SDI	*	14%	*	15%
TPO Displays Corp.	*	54%	*	56%

*	Less than 10%

Historically, most of our revenue has been generated from sales to a very small number of customers. During the first quarter of 2009, our largest customers were Newtech Component Ltd. (Newtech) and Rikei Corporation, which collectively accounted for approximately 93% of our revenue. Newtech is a distributor that sells our products to customers in Hong Kong and China. Rikei is a distributor that sells our products to customers in Japan. While we seek to add additional customers, we expect to remain reliant on a small number of customers for the foreseeable future. In addition, existing customers may reduce their demand, as has occurred in the past, which could cause period to period fluctuations between customers representing significant amounts of our revenue.

Gross profit (loss)

	Three months ended March 31,
	2009	2008	Change
Gross profit (loss)	$260	$(2)	NM
% of revenue	13%	—

Gross profit increased $0.3 million for the three months ended March 31, 2009 as compared to the same period in 2008, and gross margin increased to 13% compared with 0% in the prior year. Gross margin generally varies with product mix, average selling price and unit costs. Our cost of good sold in the first quarter of 2008 included $0.7 million in provisions for excess and obsolete inventory which created a small gross loss for the period.

Research and development

	Three months ended March 31,
	2009	2008	Change
Research and development	$2,290	$5,333	(57)%
% of revenue	113%	95%

Research and development expenses decreased $3.0 million, or 57%, in the quarter ended March 31, 2009 as compared to the same period of 2008. Approximately $1.4 million of this decrease was due to lower salaries and related expenses, as our headcount declined significantly year over year due to the sales of parts of our business and other cost cutting measures taken over the past two quarters. In addition, costs of research and development materials and masks were $0.8 million lower. We incurred research and development charges in the first quarter of 2008 for wafers started on new products that had not yet reached volume production levels. We also incurred higher mask costs in the prior year, based on the stage of development of various projects and the impact of mask costs in the display driver business which was sold during the first quarter of 2009. Mask costs are generally much lower in our Touch and LED driver businesses than display drivers. We experienced lower travel and depreciation expenses in the first quarter of 2009 due to our lower headcount and the favorable impact of the sales of parts of our business.

Compared to the immediately prior quarter, R&D spending decreased $3.1 million. Approximately $1.2 million of this decrease was due to lower salaries and related expenses associated with our decline in R&D headcount. In addition, costs of research and development materials and masks were $0.9 million lower, and the costs of outside services decreased $0.5 million. R&D expenses in Korea were $0.8 million lower in the first quarter of 2009 as compared to the fourth quarter of 2008 as a result of the sale of our Korean R&D subsidiary. We expect research and development expenses to decline further in the second quarter of 2009 as we experience a full quarter’s benefit from the sales of parts of our business.

Selling, general and administrative

	Three months ended March 31,
	2009	2008	Change
Selling, general and administrative	$2,651	$4,699	(44)%
% of revenue	131%	84%

Selling, general and administrative, or SG&A expenses in the first quarter of 2009 decreased $2.0 million compared to the same period in 2008. Selling, general and administrative expenses included stock-based compensation expense of $0.2 million and $0.6 million in the first quarter of 2009 and 2008, respectively. Salaries and related expenses declined by $0.8 million as a result of the headcount reductions from the sales of parts of our business and other cost cutting measures taken over the pat two quarters. Travel and entertainment, general office and outside services decreased an aggregate $0.6 million due to specific cost reduction steps taken over the past two quarters.

Compared to the immediately prior quarter, SG&A costs declined by $1.6 million. Salaries and related expenses declined by $0.7 million, and stock-based compensation expenses declined by $0.4 million. We expect selling, general and administrative expenses to decrease further during the second quarter of 2009 as we realize the full quarter’s benefit from the sales of parts of our business and other cost reduction activities.

Amortization of intangible assets

	Three months ended March 31,
	2009	2008	Change
Amortization of intangible assets	$—	$848	(100)%
% of revenue	—	15%

We recorded $0.8 million from amortization of intangible assets in the first quarter of 2008 related to the acquisitions of Mondowave Inc. and Acutechnology Semiconductor Inc. in 2007. These intangible assets, which include developed and core technology, non-compete covenant agreements, and customer relationships, were amortized using the straight line method over their expected useful lives, which ranged from two to four years. In 2008, we recognized impairment charges equal to the carrying value of the assets, so we incurred no amortization expense for these assets in the first quarter of 2009.

Net gain on sales of assets and technology

	Three months ended March 31,
	2009	2008	Change
Gain on sales of assets and technology	$(1,691)	$—	NM
% of revenue	(84)%	—

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a receivable due no later than January 2010 plus $0.5 million of assumed liabilities. Because the $3.5 million receivable is non-interest bearing, we discounted the receivable by $189 thousand. A portion of this receivable is in the form of a two billion won receivable and is thus subject to exchange rate risk.

In February 2009, we sold assets relating to a development-stage power management product. The total consideration was $2.3 million, of which $2.0 million has been received to date and a payment of $0.3 million is due in the third quarter of 2009. As this $0.3 million payment is considered a contingency, no receivable was recorded in the first quarter of 2009.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products.

The net gain on sales of assets and technology results from the sales of our power management, audio and display driver businesses, as follows (in thousands):

	Power Mgt	Audio	Display Driver	Total
Cash received, net of cash sold and transaction costs	$1,595	$1,148	$(1,916)	$827
Receivable from sales of assets and technology	—	—	3,311	3,311
Book value of net assets sold	—	(135)	(2,312)	(2,447)

Net gain (loss) on sale of assets and technology	$1,595	$1,013	$(917)	$1,691

Interest and other income (expense), net

	Three months ended March 31,
	2009	2008	Change
Interest and other income (expense), net	$264	$798	(67)%

Interest and other income (expense), net decreased $0.5 million in the first quarter of 2009 as compared to the first quarter of 2008. We earned interest income of $0.1 million and $0.6 million in the three months ended March 31, 2009 and 2008, respectively. The lower interest in 2009 is due to significant decreases in both our average cash and investment balance and interest rates. We initiated hedging contracts in both periods to minimize exposure to foreign currency fluctuations in future periods and hedge the majority of our foreign currency exposure. We incurred cumulative foreign currency losses of $0.1 million in the first quarter of 2009 as compared with gains of $0.2 million in the first quarter of 2008. We recorded a gain of $0.3 million on the sale of previously written down auction rate securities in the first quarter of 2009. Interest and other income (expense), net in the fourth quarter of 2008 was $0.8 million in expense, due in large part to foreign currency translation losses.

Provision for (benefit from) income taxes

	Three months ended March 31,
	2009	2008	Change
	(in thousands)
Provision for (benefit from) income taxes	$35	($10)	(450)%
Effective tax rate	(1)%	1%

We recorded a provision for income taxes of $35 thousand for the three months ended March 31, 2009, as compared to a benefit from income taxes of $10 thousand for the three months ended March 31, 2008. The income tax provision for the three months ended March 31, 2009 is primarily due to taxes in international locations based on our global legal structure.

We continue to maintain a full valuation allowance on our net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance. The valuation allowance was determined in accordance with Statement of Financial Accounting Standards No, 109, or SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable.

As of March 31, 2009, our unrecognized tax benefits are approximately $3.0 million, of which $1.7 million, would, if recognized, impact our effective tax rate. This amount includes $0.3 million of interest and penalties. We continue to recognize interest and/or penalties related to income tax matters as a component of income tax expense. We believe it is reasonably possible that a change to our unrecognized tax benefits could occur within twelve months as a result of a lapse in the statutes of limitations, potentially reducing our net loss by up to $0.1 million. It is possible, however, that some months or years may elapse before an uncertain position for which we have established a reserve is resolved.

We file U.S., California and foreign income tax returns in jurisdictions with varying statutes of limitation. The 2005 through 2008 tax years remain subject to examination by federal tax authorities and the 2004 through 2008 tax years remain subject to examination by California tax authorities. In significant foreign jurisdictions, the 2002 through 2008 tax years generally remain subject to examination by tax authorities. We have no ongoing audits by tax authorities at this time.

Liquidity and Capital Resources

	Three Months Ended March 31,
	2009	2008
	(in thousands)
Net cash used in operating activities	$(7,661)	$(10,277)
Net cash provided by investing activities	5,859	15,829
Net cash provided by (used in) financing activities	(83)	86

Since our inception, we have financed our operations primarily through sales of equity securities and through cash generated from operations prior to 2006. Working capital decreased from $59.5 million at March 31, 2008 to $30.1 million at March 31, 2009. Cash, cash equivalents, investments and restricted cash at March 31, 2009 totaled $25.1 million, which was $32.2 million lower than the balance as of the end of the first quarter of 2008. The declines in working capital and cash, cash equivalents, investments and restricted cash were due primarily to our net losses in the last twelve months and secondarily to the sale of our product assets in the first quarter of 2009.

Net cash used in operating activities was $7.7 million for the three months ended March 31, 2009, compared to $10.3 million for the three months ended March 31, 2008. Net loss was $2.8 million for the three months ended March 31, 2009 and $10.1 million for the three months ended March 31, 2008. While our net loss in the first quarter of 2009 was $7.3 million lower than in the same quarter of 2008, we recorded $1.7 million in gains on the sales of our display driver, power management and audio product assets,.

Trade accounts receivable decreased $0.1 million in the three months ended March 31, 2009 and decreased $0.4 million in the three months ended March 31, 2008. The decreases are the result of decreases in revenue in the corresponding periods. Additionally, payment terms vary by customer and our receivable balance fluctuates with changes in our customer mix. Our days of sales outstanding were 81 at March 31, 2009 and 86 at March 31, 2008. We expect days of sales outstanding typically to range from 60 to 90 days.

Inventory decreased by $1.0 million in the three months ended March 31, 2009 and increased by $0.2 million in the three months ended March 31, 2008. The decrease in the first quarter of 2009 resulted from a sharp decline in inventory purchases. Our annualized inventory turns were 6.2 for the three months ending March 31, 2009 and 13.2 for the three months ended March 31, 2008, reflecting the inventory reduction in the first quarter of 2009 and significantly lower sales. To effectively manage inventory volumes, we must carefully monitor forecasted sales by device due to the relatively long manufacturing process for semiconductors and risk of obsolescence in a rapidly evolving industry. This risk is heightened by rapid changes in forecasted sales from our customers, in some cases necessitating commencement of production before we receive firm purchase orders. To the extent customer demand falls short of previous forecasts, our cash flows may be negatively impacted by a longer cash flow cycle on such inventory, and inventory may exceed demand resulting in inventory write-downs which impact our financial statements.

Accounts payable decreased $0.8 million in the first quarter of 2009 as we had minimal inventory purchases in the quarter. During the first quarters of 2009 and 2008, we paid out $2.4 million and $1.8 million, respectively, to current and former employees in connection with the Mondowave acquisition, reducing accrued liabilities in each period. Deferred margin declined in the first quarter of 2009 as we sold liabilities for deferred non recurring engineering revenue to the buyer of our display driver business.

Net cash provided by investing activities was $5.9 million and $15.8 million for the three months ended March 31, 2009 and 2008, respectively. During the first quarter of 2009 we received cash from sales of our display driver, power management and audio product assets of $0.8 million, net of fees to financial and legal advisors. In the first quarter of 2008 we decreased our marketable securities portfolio and increased our cash and cash equivalents. We purchased a minimal amount of property and equipment in the first three months of 2009 and approximately $0.1 million of property and equipment in the first quarter of 2008. Sales or maturities of available for sale securities, net of purchases of available for sale securities, were 3.3 million in the first quarter of 2009 and $15.8 million in the first quarter of 2008. Cash and short-term investment balances may fluctuate significantly in future quarters as we manage our investment mix. All investments comply with our corporate investment policy, with our primary objective being the preservation of principal.

Net cash used in financing activities was $0.1 million for the first quarter of 2009 and $0.1 million in cash was provided by financing activities in the first quarter of 2008. We retired some restricted stock awards for employees transferred as a result of sales of parts of our business in the first quarter of 2009.

We believe that as a result of our actions taken in the fourth quarter of 2008 and in the first quarter of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations for the next twelve months. However, we expect to incur operating losses in 2009 and expect our cash balances to decline during the year. If anticipated operating results in our legacy display driver, touch controller and LED driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. We may also enter into additional agreements for the sale of all or parts of our business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain necessary financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

ITEM 3.	Qualitative and Quantitative Disclosure about Market Risk

Interest Rate Risk. Our investment portfolio currently consists of money market funds, corporate notes and bonds, commercial paper, auction rate securities and U.S. government agency bonds. Our primary objective with this investment portfolio is to invest available cash while preserving principal and meeting liquidity needs. In accordance with our investment policy, we place investments with high credit quality issuers and limit the amount of credit exposure to any one issuer. These securities, which approximated $21.8 million as of March 31, 2009, and have a weighted average interest rate of approximately 1.9%, are subject to interest rate risks. However, based on the liquidity of our investments, we believe that if a significant change in interest rates were to occur, it would not have a material effect on our financial condition.

Liquidity Risk. Our available for sale securities as of March 31, 2009 include $1.0 million at fair value of auction rate securities (ARS) that are securitized packages of government guaranteed student loans. Starting in February of 2008, our ARS have repeatedly failed to auction successfully due to market supply consistently exceeding market demand. In accordance with the terms of the notes, in the event of a failed auction, the notes continue to bear interest at a predetermined maximum rate based on the credit rating of notes as determined by one or more nationally recognized statistical rating organizations. To date we have collected all interest payable on all of our auction-rate securities when due and expect to continue to do so in the future. The principal associated with failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, issuers repay principal over time from cash flows prior to final maturity, or final payments come due according to contractual maturities ranging from 21 to 26 years. Due to their sustained illiquidity, we have classified all ARS as long-term investments in the consolidated balance sheets. In March 2009, we sold one of our ARS with a par value of $1.0 million and carrying value of $600 thousand for $870 thousand. The gain on this sale of $270 thousand appears as part of “Interest and other income, net” on the condensed consolidated statement of operations for the first quarter of 2009.

Foreign Currency Exchange Risk. We engage in international operations and transact business in various foreign countries, primarily China, Japan, Korea, Singapore and Taiwan. Activities with our manufacturing partners located in Singapore and Taiwan are denominated in U.S. dollars.

In connection with the sale of our display driver assets and technology in January 2009, a portion of the consideration was given in the form of a receivable in the amount of two billion Korean won. Prior to the sale of our display driver business, in which we sold our Korean R&D subsidiary, our foreign currency exchange risk was primarily associated with settlement of our intercompany accounts with our Korean subsidiary. We recorded intercompany transactions related to activities performed in Korea on behalf of the U.S. parent. These transactions are recorded in U.S. dollars. These intercompany balances were generally reimbursed within 75 to 90 days. Our Korean subsidiary carried the foreign currency exchange risk on these U.S. dollar denominated transactions. We entered into foreign exchange contracts to minimize this exchange rate risk. Our policy is to enter into foreign exchange contracts only when an associated underlying foreign currency exposure exists. Although our foreign currency exchange risk has been reduced with the sale of our Korean R&D subsidiary, we cannot assure you that foreign currency risk will not cause a material impact to our financial position, results of operations or cash flows in the future.

ITEM 4.	Controls and Procedures

Evaluation of disclosure controls and procedures.

As of the end of the period covered by this report, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15, under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer. It confirmed that our disclosure controls and procedures are effective in alerting us, within the time periods specified by the Securities and Exchange Commission, to any material information regarding our company. Based on their evaluation as of March 31, 2009, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective to ensure that the information required to be disclosed by us in this Quarterly Report on Form 10-Q was recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and Form 10-Q and such information was accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

Changes in internal control over financial reporting.

There were no changes in our internal control over financial reporting during the quarter ended March 31, 2009 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the effectiveness of controls.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives and our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls are effective at that reasonable assurance level. However, due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

PART II—OTHER INFORMATION

ITEM 1.	Legal Proceedings

On March 2, 2005, a securities class action suit was filed in the United States District Court for the Northern District of California against Leadis Technology, Inc., certain of its officers and its directors. The complaint alleges the defendants violated Sections 11 and 15 of the Securities Act of 1933 by making allegedly false and misleading statements in our registration statement and prospectus filed on June 16, 2004 for our initial public offering. A similar additional action was filed on March 11, 2005. On April 20, 2005, the court consolidated the two actions. In the fourth quarter of 2008, the parties to this litigation reached a tentative settlement of all claims. The District Court preliminarily approved the settlement in February 2009, and we anticipate that the District Court will provide final approval of the settlement in the second quarter of 2009.

ITEM 1A.	Risk Factors

You should carefully consider the risks described below in addition to the other cautionary statements and risks described elsewhere in this Report and in our other filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2008, and subsequent reports on Form 8-K, in evaluating our company and our business. The risks and uncertainties described below may not be the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations would be impaired. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have marked with an asterisk (*) those risks described below that reflect substantive changes from the risks described under “Item 1A. Risk Factors” included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2009.

Our business strategy is currently going through significant evaluation and change.*

We announced in October 2008 that our business strategy was going through a transition. Rather than continuing to pursue a broad range of analog semiconductor products for portable electronic devices, we have significantly reduced the scope of our operating activities. In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a non-interest bearing receivable due no later than January 2010 plus $0.5 million of assumed liabilities. The cash consideration has yet to be received, and the associated receivable carries risk of non-payment. A portion of the receivable is denominated in the amount of 2 billion Korean won (approximately $1.5 million) and is therefore also subject to foreign currency exchange risk. We retained rights to most of the current display driver products in production, which we expect will continue to generate revenue through 2009, as well as ownership of our proprietary EPiC™ technology for AM-OLED displays. In February 2009, we sold assets relating to a development-stage power management product. In March 2009, we sold the assets relating to our portable audio products. As a result of these transactions, we have reduced our headcount by more than 50% from the level at the end of the third quarter of 2008, and we are focusing our operating activities on our touch controllers and LED drivers. We also expect to generate revenue from the sale of our legacy display driver products. This transition and our current plan may fail to stop our operating losses. As part of this transition, we may not be able to make our LED driver and touch controller businesses profitable and therefore may exit them. We may not be able to identify, acquire, or transition to new lines of business that may be profitable, and we may not have enough resources to transition to certain alternative lines of business. We are also evaluating alternatives to maximize shareholder value, including the potential sale of all or parts of the remaining business. There is no assurance that we could find buyers for other parts of our business, or that the terms of any such potential transaction will be significantly beneficial.

If our new business strategy is unsuccessful, it could significantly harm our business and operating results.

In the second half of 2008 and first quarter of 2009, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. As a result of this restructuring, we are focusing our operating activities on touch controllers and LED drivers. In the short term, we also will generate revenue from the sale of our legacy display driver products. The sale of our display driver and audio businesses has reduced the scale of our business and income stream, resulting in our greater reliance on our touch controller and LED driver products. If the market demand for our LED driver or our touch controller product offerings is smaller than we anticipated, our results of operations and business would be adversely affected. In addition, if there is a delay in bringing our new products to market, it would delay our ability to derive revenue from such products and our business and operating results could be significantly harmed.

We have incurred losses in prior periods and will incur losses in the future, which will reduce our cash balance and could harm our financial condition.*

For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, with net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 and $18.6 million in 2008. For the three months ended March 31, 2009, our revenue declined to $2.0 million and we had a net loss of $2.8 million. At March 31, 2009, we had an accumulated deficit of $80.0 million and cash, cash equivalents and short-term investments totaling $25.1 million. Although we have taken steps to significantly reduce our operating expenses, our ability to return to or sustain profitability on a quarterly or annual basis in the future depends in part on our ability to develop new touch controller and LED driver products that gain market acceptance, and our ability to manage expenses. We may not generate sufficient revenue from these products and we may not again achieve or sustain profitability on a quarterly or annual basis. If we fail to return to profitability, the continued operating losses will reduce our cash balance and negatively harm our business and financial condition.

We may need to raise additional capital, which might not be available or which, if available, may be on terms that are not favorable to us.

We believe that as a result of our actions taken in the fourth quarter of 2008 and in the first quarter of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations for the next twelve months. However, we expect to incur operating losses in 2009 and expect our cash balance to decline during the year. If anticipated operating results in our touch controller, LED driver and legacy display driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. We may also enter into additional agreements for the sale of all or parts of our remaining business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

Recent deterioration of worldwide economic conditions may affect our financial performance and our ability to forecast our business.

Our operations and performance depend on worldwide economic conditions and its impact on purchases of our products by our customers. Economic conditions have deteriorated significantly in recent months in many countries and regions, including the United States, and may remain depressed for the foreseeable future. As a result, our customers may experience unexpected fluctuations in demand for their products, as consumers alter their purchasing activities in response to this economic uncertainty, and our customers may change or scale back their product development efforts, component purchases or other activities that affect purchases of our products. This uncertainty may affect our ability to provide or meet specific forecasted results, as we attempt to address this increased volatility in our business. If we are unable to adequately respond to unforeseeable changes in demand resulting from general economic conditions, our operating results and financial condition may be materially and adversely affected.

If we are unable to timely develop new and enhanced products that achieve market acceptance, our operating results and competitive position could be harmed.

Our future success will depend on our ability to develop touch controller and LED driver products that achieve timely and cost-effective market acceptance. The development of our products is highly complex, and we have experienced, and in the future may experience, delays in the development and introduction of new products and product enhancements. We often incur significant expenditures on the development of a new product without any assurance that a manufacturer will select our product for design into its own product. Once a customer designs a competitor’s product into its product offering, it becomes significantly more difficult for us to sell our products to that customer because changing suppliers typically involves significant cost, time, effort and risk for the customer.

Successful product development and market acceptance of our products depend on a number of factors, including:

•	accurate prediction of changing requirements of customers within the portable device and consumer electronics markets;

•	timely completion and introduction of new designs;

•	timely qualification and certification of our products for use in our customers’ products;

•	the prices at which we are able to offer our products;

•	quality, performance, power use and size of our products as compared to competing products and technologies;

•	commercial acceptance and commercial production of the devices into which our products are incorporated;

•	achievement of acceptable manufacturing yields;

•	interoperability of our products with other system components;

•	successful development of our relationships with existing and potential customers;

•	our ability to retain, train and manage new suppliers and sales representatives and distributors; and

•	changes in technology, industry standards or end-user preferences.

We cannot assure you that products we recently developed, or products we may develop in the future, will achieve market acceptance. If our customers notify us that they have incorporated our products into their products in the design phase, we describe this event as a design win. Even if we achieve design wins for our products, these design wins may not generate significant, or any revenue. Design wins for our LED driver products have not yet generated significant revenue. We recently received our first design wins for our touch controller products, but it is unclear at this time how much revenue will be generated from these design wins. If our LED driver and touch controller products fail to achieve design wins, the design wins do not generate significant revenue, or if we fail to develop new products that achieve market acceptance, our growth prospects, operating results and competitive position will be adversely affected.

Not all new design wins ramp into production, and even if ramped into production, the timing of such production may not occur as we or our customers had estimated or the volumes derived from such projects may not be as significant as we had estimated, which could have a substantial negative impact on our anticipated revenues and financial condition.

Once our touch controller and LED driver products have achieved a design win, it typically takes 3 to 9 months to actually ramp into commercial production. The value of any design win depends in large part upon the ultimate success of our customer’s product in its market. Not all design wins ramp into production and, even if a design win ramps into production, the volumes derived from such projects may be less than we had originally estimated due to lower than anticipated acceptance of our customer’s product by the market. Our failure to obtain sufficient design wins for touch controller and LED driver products, or the failure of designs we win to generate sufficient revenues, will have a materially adverse effect on our business, financial condition, and operating results.

We depend on a small number of key customers for substantially all of our revenue and the loss of, or a significant reduction in orders from, any key customer would significantly reduce our revenue and adversely impact our operating results.

For the next several quarters, our primary source of revenue will continue to come from the sale of our legacy display drivers to display module manufacturers serving the portable handset market. Historically, substantially all of our revenue has been generated from sales to a very small number of display module manufacturer customers. The loss of, or a reduction in purchases by, any of our key customers would likely harm our business, financial condition and results of operations. As we focus our business on touch controller and LED driver products, we will need to achieve design wins at new customers to whom we have not previously sold products. Our inability to achieve a sufficient number of design wins with new customers will significantly harm our financial position. Consolidation in our customers’ industries may result in increased customer concentration and the potential loss of customers. In addition, some of our customers may have efforts underway to actively consolidate their supply chain, which could reduce their purchases of our products.

We are dependent on sales of a small number of products, and the absence of continued market acceptance of these products could harm our business.

Historically, we have derived all of our revenue from a limited number of display driver products and, despite our recent restructuring, we expect to continue to derive a substantial portion of our revenue from these products in the near term. As a result, in the short term, a decline in market demand for one or more of our current display driver products could result in a significant decline in revenue and reduced operating results. As part of our restructuring, we are focusing our operating activities on the development of new touch controller and LED driver products. Until we have broadened our portfolio of these products, we will continue to be dependent on sales of a small number of products for substantially all of our revenue. Market acceptance of these new products is critical to our long-term success.

The average selling prices of our products tend to decline over time, often rapidly, and if we are unable to develop successful new products in a timely manner, our operating results will be harmed.

The portable electronic device market, and in particular the portable handset market, is extremely cost sensitive, which has resulted, and may continue to result, in declining average selling prices of portable handset components. The products we develop and sell are used for high volume applications and the average selling prices tend to decline, often rapidly, over the life of the product. We may reduce the average unit price of our products in response to competitive pricing pressures, new product introductions by us or our competitors and other factors. To maintain acceptable operating results, we will need to develop and introduce new products and product enhancements on a timely basis and continue to reduce our production costs. If we are unable to offset reductions in our average selling prices by timely introducing new products at higher average prices or reducing our production costs, our operating results will suffer.

If we are unable to comply with evolving customer specifications and requirements, customers may choose other products instead of our own.

Our touch controller and LED driver products must satisfy certain performance specifications of portable handset or electronic device manufacturers. Our ability to compete in the future will depend on our ability to comply with these specifications. We must continue to incorporate additional features and advanced technology into our products to be successful. In addition, as we seek to add new customers, we will need to comply with new and different specifications and quality standards. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant specifications. If our products are not in compliance with prevailing specifications for a significant period of time, we could miss opportunities to have customers choose our products over those of our competitors early in the customer’s design process. Loss of design wins could harm our business by making it more difficult to obtain future design wins with the manufacturer. We may not be successful in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances requires substantial time and expense and may not be successful, which would harm our competitive position.

Our business is highly dependent on the consumer electronics market, which is highly concentrated and characterized by significant price competition, short product life cycles, fluctuations in demand, and seasonality, any of which could negatively impact our business or results of operations.

Nearly all of our revenue to date has been generated from sales of display drivers for use in portable handsets. We anticipate that a significant portion of sales of our touch controllers and LED drivers will be for use in portable handsets or other consumer electronic devices. These markets are characterized by intense competition among a concentrated group of manufacturers, rapidly evolving technology, and changing consumer preferences. These factors result in the frequent introduction of new products, significant price competition, short product life cycles, and continually evolving product specifications. If we, our customers or consumer electronic device manufacturers are unable to manage product transitions, our business and results of operations could be negatively affected. Our business is also dependent on the broad commercial acceptance of the consumer electronic devices into which our products are incorporated. Even though we may achieve design wins, if the consumer electronic devices incorporating our products do not achieve significant customer acceptance, our revenue will be adversely affected.

We expect our business to be subject to seasonality and varying order patterns in the consumer electronic device market. Demand is typically stronger in this market in the second half of the year than the first half of the year. However, in the past consumer electronic device manufacturers inaccurately forecasted consumer demand, which led to significant changes in orders to their component suppliers. We have experienced both increases and decreases in orders within the same quarter and with limited advance notice, and we expect such increases and decreases to occur in the future.

Our limited operating history makes it difficult for us to assess the impact of seasonal factors on our business. If we, or our customers, are unable to increase production of new or existing products to meet any increases in demand due to seasonality or other factors, our revenue from such products would be adversely affected and this may damage our reputation. Conversely, if our customers overestimate consumer demand, they may reduce their orders or delay shipments of our products from amounts forecasted, and our revenue in a particular period could be adversely affected.

Our products are complex and may require modifications to resolve undetected errors or failures, which could lead to an increase in our costs, a loss of customers or a delay in market acceptance of our products.

Our products are highly complex and have contained, and may in the future contain, undetected errors or failures when first introduced or as new revisions are released. If we deliver products with errors or defects, we may incur additional development, repair or replacement costs, our margin rates will suffer, and our credibility and the market acceptance of our products could be harmed. Defects in our products could also lead to liability as a result of lawsuits against us or our customers. We have agreed to indemnify our customers in some circumstances against liability from defects in our products. A successful product liability claim could require us to make significant damage payments.

Our products must interoperate with the components supplied to our customers by other suppliers.

Our touch controller and LED driver products comprise only part of complex electronics systems manufactured by our customers. As a result, these products must operate according to specifications with the other components in the system. Our touch controller products must often interoperate with a third party microprocessor. If other components of the electronic system fail to operate efficiently with our products, we may be required to incur additional development time and costs optimizing the interoperability of our products with the other components. Additionally, if other components of the system contain errors or defects that cannot be corrected in a timely fashion, the customer may delay or cancel production of its system, adversely impacting our sales.

Failure to transition to new manufacturing process technologies could adversely affect our operating results and gross margin.

To remain competitive, we strive to manufacture our drivers using increasingly smaller geometries and higher levels of design integration. Our strategy is to utilize the most advanced manufacturing process technology appropriate for our products and available from our third-party foundry contractors. Use of advanced processes may have greater risk of initial yield problems and higher production costs. Manufacturing process technologies are subject to rapid change and require significant expenditures for research and development. In the past, we have experienced difficulty in migrating to new manufacturing processes and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. Moreover, we are dependent on our relationships with our third-party manufacturers to successfully migrate to smaller geometry processes. The inability by us or our third-party manufacturers to effectively and efficiently transition to new manufacturing process technologies may adversely affect our gross margin and our operating results.

Our limited operating history makes it difficult for us to accurately forecast revenue and appropriately plan our expenses.

We were formed in May 2000 and had our initial meaningful shipments of display driver products in the third quarter of 2002. As a result, we have limited historical financial data from which to predict our future revenue and expenses. We have not yet had meaningful shipments of our touch controller or LED driver products. The rapidly evolving nature of the consumer electronic device markets and other factors that are beyond our control also limit our ability to accurately forecast revenue and expenses. Because most of our expenses are fixed in the short term or incurred in advance of anticipated revenue, we may not be able to decrease our expenses in a timely manner to offset any shortfall in revenue.

Our revenue has fluctuated significantly from quarter to quarter and year to year, so you should not rely on the results of any past periods as an indication of future revenue performance or growth.*

In the past, we have experienced significant revenue fluctuation from quarter to quarter and year to year. While our revenue increased 58% in 2006 compared to 2005, we experienced a 61% decline in revenue in 2007 compared to 2006, and our revenue for 2008 decreased 53% compared to 2007. We also sold off significant parts of our business in the first quarter of 2009, and have narrowed the focus of our business to touch controller and LED driver products. As a result, we will become more reliant on sales of touch controller and LED driver products to generate revenue. Accordingly, you should not rely on the results of any prior periods as an indication of our future revenue growth or financial results.

Our quarterly financial results fluctuate, which leads to volatility in our stock price.

Our revenue and operating results have fluctuated from quarter to quarter in the past and may continue to do so in the future. As a result, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance. Fluctuations in our revenue and operating results could negatively affect the trading price of our stock. In addition, our revenue and results of operations may, in the future, be below the expectations of analysts and investors, which could cause our stock price to decline. Factors that are likely to cause our revenue and operating results to fluctuate include the risk factors discussed throughout this section.

If we fail to accurately forecast customer demand, we may have excess or insufficient inventory, which may increase our operating costs and harm our business.

We will sell our touch controller and LED driver products to manufacturers of consumer electronics devices. We sell our display drivers to display module manufacturers who integrate our drivers into the displays that they supply to handset manufacturers. We have limited visibility as to the volume of our products that our customers are selling to their customers or carrying in their inventory. If our customers have excess inventory or experience a slowing of products sold through to their end customers, it would likely result in a slowdown in orders from our customers and adversely impact our future sales. Moreover, to ensure availability of our products for our customers, in some cases we start the manufacturing of our products based on forecasts provided by these customers in advance of receiving purchase orders. However, these forecasts do not represent binding purchase commitments, and we do not recognize revenue from these products until they are shipped to the customer. As a result, we incur inventory and manufacturing costs in advance of anticipated revenue. If we overestimate customer demand for our products or if purchase orders are cancelled or shipments delayed by our customers, we may end up with excess inventory that we cannot sell, which would harm our financial results. For example, in 2008, we recorded charges of $5.9 million to write down excess inventory. During 2008, we experienced a sharp drop in demand for two display driver products that had been our largest volume programs. We deliberately built ahead of demand in one program to take advantage of favorable supplier pricing. These products represented approximately 77% of our inventory carrying value at December 31, 2008. While we sold some of this inventory in the first quarter of 2009 and expect this inventory to be fully sold in subsequent quarters, we cannot assure you that the inventory will sell, nor that it will sell at prices in excess of our manufacturing costs, and this may result in future inventory provisions. This inventory risk is exacerbated because many of our display driver products are customized, which hampers our ability to sell any excess inventory to the general market.

Our customer orders are subject to cancellation, reduction or delay in delivery schedules, which may result in lower than anticipated revenue.

Our sales are generally made pursuant to standard purchase orders rather than long-term purchase commitments. These purchase orders may be cancelled or modified or the shipment dates delayed by the customer. We have in the past experienced, and may, in the future, experience delays in scheduled shipment dates, which have on occasion resulted, and may in the future result, in our recognizing revenue in a later period than anticipated. We have also experienced reductions to previously placed purchase orders. Any cancellation, modification or delay in shipments in the future may result in lower than anticipated revenue.

We face significant competition and may be unsuccessful in competing against current and future competitors.

The markets in which we operate are intensely competitive and are characterized by rapid technological changes, rapid price reductions and short product life cycles. Competition typically occurs at the design stage, when customers evaluate alternative design approaches requiring integrated circuits. Because of short product life cycles, there are frequent design win competitions for next-generation systems. Increased competition may result in price pressure, reduced profitability and loss of market share, any of which could seriously harm our revenue and operating results.

Competitors for our touch controller products include Atmel Corporation, Cypress Semiconductor and Synaptics Incorporated. Competitors for our LED driver products include Advanced Analogic Technologies, Inc., Linear Technology Corporation, Maxim Integrated Products, Inc., Micrel Incorporated, National Semiconductor Corporation, RichTech Co., Ltd., and Texas Instruments Incorporated.

Competitors for our legacy display driver products include Himax Technologies, Ltd., MagnaChip Semiconductor Ltd., Novatek Microelectronics Corp., Ltd., Renesas Technology Corp., Sitronix Technology Corporation, and Solomon Systech Limited. Additionally, many portable device display module manufacturers are affiliated with vertically integrated electronics companies. Some of these companies also have semiconductor design and manufacturing resources for developing display drivers. Captive semiconductor suppliers with which we may compete include semiconductor divisions of Samsung Electronics Co., Ltd., Seiko Epson Corporation, Sharp Electronics Corporation and Toshiba Corporation.

Many of our competitors and potential competitors have longer operating histories, greater name recognition, complementary product offerings, and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can. In addition, in the event of a manufacturing capacity shortage, these competitors may be able to obtain wafer fabrication capacity when we are unable to do so. Any of these factors could cause us to be at a competitive disadvantage to our existing and potential new competitors.

We rely on a limited number of independent foundries and subcontractors for the manufacture, assembly and testing of our chipsets and on third-party logistics providers to ship products to our customers. The failure of any of these third-party vendors to deliver products or otherwise perform as requested could damage our relationships with our customers, decrease our sales and limit our growth.

As a fabless semiconductor company, we do not have our own manufacturing or assembly facilities and have limited in-house testing facilities. As a result, we rely on third-party vendors to manufacture, assemble and test the products that we design. Our principal foundry partners are Seiko Epson in Japan, and Vanguard International Semiconductor Corporation, Taiwan Semiconductor Manufacturing Corporation and United Microelectronics Corporation in Taiwan. We currently rely primarily on Chipbond Technology Corporation, International Semiconductor Technology Ltd. and King Yuan Electronics Co., Ltd., each located in Taiwan, and Unisem Group in Malaysia, to assemble and test our products. If our current or future vendors do not provide us with high-quality products, services and/or production and test capacity in a timely manner, or if the relationship with one or more of these vendors is terminated, we may be unable to obtain satisfactory replacements and/or we may be unable to fulfill customer orders on a timely basis, our relationships with our customers could suffer, our sales could decrease and our growth could be limited.

We face risks associated with relying on third-party vendors for the manufacture, assembly and testing of our products.

We rely, in whole or in part, upon independent vendors to manufacture, assemble and test our products. We face significant risks associated with relying on third-party vendors, including:

•	reduced ability to increase production and achieve acceptable yields on a timely basis;

•	reduced control over delivery schedules and product quality;

•	limited warranties on wafers or products supplied to us;

•	limited ability to obtain insurance coverage for business interruptions related to contractors;

•	increased exposure to potential misappropriation of our intellectual property;

•	shortages of materials that foundries use to manufacture our products;

•	labor shortages or labor strikes;

•	political instability in countries where contractors are located; and

•	actions taken by our subcontractors that breach our agreements.

We do not have long-term supply contracts with our third-party manufacturing vendors and they may allocate capacity to other customers and may not allocate sufficient capacity to us to meet future demands for our products.

We currently do not have long-term supply contracts with any of our third-party contractors. As a result, none of our third-party contractors is obligated to perform services or supply products to us for any specific period, in any specific quantities, or at any specific price, except as may be provided in a particular purchase order. Moreover, none of our third-party foundry or assembly and test vendors has provided contractual assurances to us that adequate capacity will be available to us to meet future demand for our products. We provide our foundry contractors with monthly rolling forecasts of our production requirements; however, the ability of each foundry to provide wafers to us is limited by the foundry’s available capacity. Our foundry contractors use raw materials in the manufacture of wafers used to manufacture our products. To the extent our foundry contractors experience shortages of these wafers, we may be unable to obtain capacity as required. In addition, the price of our wafers will fluctuate based on changes in available industry capacity. Our foundry, assembly and test contractors may allocate capacity to the production of other companies’ products while reducing deliveries to us on short notice or increasing the prices they charge us. These foundry, assembly and test contractors may reallocate capacity to other customers that are larger and better financed than us or that have long-term agreements or relationships with these foundries or assembly and test contractors, which would decrease the capacity available to us. Moreover, to the extent we decide to, or are required to, change contractors we will face risks associated with establishing new business relationships and capacity. To secure manufacturing capacity at our foundry, assembly and test suppliers we may be required to make substantial purchase commitments or prepayments in future periods or enter into agreements that commit us to purchase minimum quantities in order to secure capacity or to achieve favorable prices. While we currently do not have plans for long-term agreements with any of our suppliers, we may enter into such agreements in the future, which could reduce our cash flow and subject us to risks of excess inventory or service costs.

Failure to achieve expected manufacturing yields for existing and/or new products would reduce our gross margin and could adversely affect our ability to compete effectively.

We have experienced, and may again experience, manufacturing yields that were less than we had anticipated. Semiconductor manufacturing yields are a function of product design, which is developed largely by us, and process technology, which is typically developed by our third-party foundries. As low manufacturing yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify sensitivities relating to the design processes used. As a result, yield problems may not be identified until well after the production process has begun. Any decrease in manufacturing yields could result in an increase in our manufacturing costs and decrease our ability to fulfill customer orders in a timely fashion. This could potentially have a negative impact on our revenue, our gross margin, our gross profit, and our customer relationships. The manufacturing yields for new products tend to be lower initially and increase as we achieve full production. In many cases, these shorter manufacturing periods will not reach the longer, higher volume manufacturing periods conducive to higher manufacturing yields and declining costs. We also face the risk of product recalls or product returns resulting from design or manufacturing defects that are not discovered during the manufacturing and testing process. A significant number of product returns due to a defect or recall could damage our reputation and result in our customers working with our competitors.

The semiconductor industry is highly cyclical, and our operating results may be negatively impacted by downturns in the general semiconductor industry.

Our business is impacted by the cyclical nature of the semiconductor industry. The semiconductor industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies and their customers and declines in general economic conditions. These downturns have been characterized by production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could significantly harm our sales, reduce our profitability or result in losses for a prolonged period of time. From time to time, the semiconductor industry also has experienced periods of increased demand and production capacity constraints. We may experience substantial changes in future operating results due to general semiconductor industry conditions, general economic conditions and other factors.

Any disruption to our operations or the operations of our foundry, assembly and test contractors resulting from earthquakes or other natural disasters could cause significant delays in the production or shipment of our products.

Our corporate headquarters are located in California. In addition, a substantial portion of our engineering operations and the third-party contractors that manufacture, assemble and test our products are located in the Pacific Rim. The risk of losses due to an earthquake in California and the Pacific Rim is significant due to the proximity to major earthquake fault lines. The occurrence of earthquakes or other natural disasters could result in disruption of our operations and the operations of our foundry, assembly and test contractors.

We rely on our key personnel to manage our business, and to develop products, and if we are unable to retain our current personnel and hire additional personnel, our ability to develop and successfully market our products could be harmed.

We believe that our future success depends in large part on our ability to retain the services of our skilled managerial, engineering, sales and marketing personnel, and to develop their successors and effectively managing the transition of key roles when they occur. Beginning in the second half of 2008, we began to restructure our operating activities, and have completed the sale of assets related to our display driver, audio and power management products. As part of the sale of these assets, we have also implemented headcount reductions and other operating expense reductions. It may become more difficult for us to retain executives and other key employees. In addition, a substantial majority of stock options held by our executives and key employees had exercise prices above the closing price of our common stock on April 30, 2009. If we lose any of our key technical or senior management personnel, or are unable to fill key positions, our business could be harmed. There are a limited number of qualified technical personnel with significant experience in the design, development, manufacture, and sale of analog integrated circuits, and we may face challenges hiring and retaining these types of employees. Our ability to expand our operations to meet corporate growth objectives depends upon our ability to hire and retain additional senior management personnel and qualified technical personnel.

Our ability to compete will be harmed if we are unable to adequately protect our intellectual property.

We rely primarily on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain, copy or use information that we regard as proprietary, such as product design and manufacturing process expertise. Our pending patent applications and any future applications may not result in issued patents and any issued patents may not be sufficiently broad to protect our proprietary technologies. Moreover, policing any unauthorized use of our products is difficult and costly, and we cannot be certain that the measures we have implemented will prevent misappropriation or unauthorized use of our technologies, particularly in foreign jurisdictions where the laws may not protect our proprietary rights as fully as the laws of the United States. The enforcement of patents by others may harm our ability to conduct our business. Others may independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property. Our failure to effectively protect our intellectual property could harm our business.

Assertions by third parties of infringement by us of their intellectual property rights could result in significant costs and cause our operating results to suffer.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. Although we are not currently a party to legal action alleging our infringement of third-party intellectual property rights, in the future we may receive letters from various industry participants alleging infringement of patents, trade secrets or other intellectual property rights. Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	pay damages to the party claiming infringement;

•	attempt to obtain a license to the relevant intellectual property, which may not be available on reasonable terms or at all; and

•	attempt to redesign those products that contain the allegedly infringing intellectual property.

In the future, the outcome of a dispute may be that we would need to develop non-infringing technology or enter into royalty or licensing agreements. We may also initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. We have agreed to indemnify certain customers for certain claims of infringement arising out of the sale of our products. This practice may subject us to significant indemnification claims by our customers or others.

We have significant international activities and customers, and plan to continue such efforts, which subjects us to additional business risks including increased logistical complexity, political instability and currency fluctuations.

We are incorporated and headquartered in the United States, and we have international subsidiaries in the Cayman Islands, Hong Kong and Japan. We have engineering personnel in Korea and marketing and/or operations personnel in China, Hong Kong, Japan, and Taiwan. Substantially all of our revenue to date has been attributable to customers located outside of the United States. We anticipate that all or substantially all of our revenue will continue to be represented by sales to customers in Asia. Our international operations are subject to a number of risks, including:

•	increased complexity and costs of managing international operations;

•	protectionist and other foreign laws and business practices that favor local competition in some countries;

•	difficulties in managing foreign operations, including cultural differences;

•	difficulty in hiring qualified management, technical sales and applications engineers;

•	potentially reduced protection for intellectual property rights;

•	inadequate local infrastructure;

•	multiple, conflicting and changing laws, regulations, export and import restrictions, and tax policies

•	potentially longer and more difficult collection periods and exposure to foreign currency exchange rate fluctuations; and

•	political and economic instability.

Any of these factors could significantly harm our future sales and operations and, consequently, results of operations and financial condition.

We may have exposure to greater than anticipated tax liabilities.

The determination of our worldwide provision for income taxes and other tax liabilities requires estimation and significant judgment and there are many transactions and calculations where the ultimate tax determination is uncertain. Our determination of our tax liability is always subject to review by applicable domestic and international tax authorities. Any adverse outcome of such a review could have a negative effect on our operating results and financial condition. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Difficulties in collecting accounts receivable could result in significant charges against income and the deferral of revenue recognition from sales to affected customers, which could harm our operating results and financial condition.

Our accounts receivable are highly concentrated and make us vulnerable to adverse changes in our customers’ businesses and to downturns in the economy and the industry. In addition, difficulties in collecting accounts receivable or the loss of any significant customer could materially and adversely affect our financial condition and results of operations. As we seek to expand our customer base, it is possible that new customers may expose us to greater credit risk than our existing customers. Accounts receivable owed by foreign customers may be difficult to collect. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. This allowance consists of an amount identified for specific customers and an amount based on overall estimated exposure. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required and we may be required to defer revenue recognition on sales to affected customers, which could adversely affect our operating results. We may have to record additional allowances or write-offs and/or defer revenue on certain sales transactions in the future, which could negatively impact our financial results.

Funds associated with certain of our auction rate securities may not be accessible for in excess of twelve months.

Our available for sale securities as of March 31, 2009 include $1.0 million at fair value of auction rate securities (ARS) that are securitized packages of government guaranteed student loans. Since February 2008, our ARS have repeatedly failed to auction successfully due to market supply consistently exceeding market demand. In accordance with the terms of the notes, in the event of a failed auction, the notes continue to bear interest at a predetermined maximum rate based on the credit rating of notes as determined by one or more nationally recognized statistical rating organizations. To date we have collected all interest payable on all of our auction-rate securities when due and expect to continue to do so in the future. The principal associated with failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, issuers repay principal over time from cash flows prior to final maturity, or final payments come due according to contractual maturities ranging from 21 to 26 years. As a result, we have classified all ARS as long-term investments in the consolidated balance sheets. We understand that issuers and financial underwriters are working on alternatives that may improve liquidity of student loan auction rate securities, although it is not yet clear when or if such efforts will be successful. In the fourth quarter of 2008, we determined that we no longer had the ability to hold these instruments to maturity, and therefore we recorded an other than temporary impairment charge of $1.1 million relating to our ARS portfolio.

We may not maintain Nasdaq listing requirements, which would adversely affect the price and liquidity of our common stock.

To maintain the listing of our common stock on the Nasdaq Global Market (Nasdaq), we are required to meet certain listing requirements, including a minimum bid price of $1 per share. Our common stock has traded below the $1 minimum bid price every trading day since September 10, 2008. Under normal circumstances, companies traded on Nasdaq would receive a deficiency notice from Nasdaq if their common stock has traded below the $1 minimum bid price for 30 consecutive business days. Due to market conditions, however, on October 16, 2008 Nasdaq announced a suspension of the enforcement of rules requiring a minimum $1 closing bid price, with the suspension to remain in place until Friday, January 16, 2009. Nasdaq has subsequently announced an extension of this suspension until July 20, 2009. If our common stock continues to trade below the $1 minimum bid price for 30 consecutive business days following the end of Nasdaq’s enforcement suspension, we would likely receive a deficiency notice. Following receipt of a deficiency notice, we expect we would have 180 days to “cure” the deficiency by having our common stock trade over $1 minimum bid price for at least a 10-day period. If we were to fail to meet the minimum bid price for at least 10 consecutive days during the grace period, our common stock could be delisted. Even if we are able to comply with the minimum bid requirement, there is no assurance that in the future we will continue to satisfy Nasdaq listing requirements, with the result that our common stock may be delisted. Should our common stock be delisted from Nasdaq, and the delisting determination was based solely on non-compliance with the $1 minimum bid price, we may consider applying to transfer our common stock to the Nasdaq Capital Market provided that we satisfy all criteria for initial inclusion on such market other than the minimum bid price rule. In the event of such a transfer, the Nasdaq Marketplace Rules provide that we would have an additional 180 calendar days to comply with the minimum bid price rule while on the Nasdaq Capital Market. If our stock is delisted from the Nasdaq Global Market and the Nasdaq Capital Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of our common stock. Delisting of our common stock could materially adversely affect the market price and market liquidity of our common stock and our ability to raise necessary capital.

Our stock price is volatile, which could result in substantial losses for investors and significant costs related to litigation.

The trading price of our common stock is highly volatile. Between December 31, 2007 and March 31, 2009, our common stock traded between $2.86 per share and $0.28 per share. This volatility could result in substantial losses for investors. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	quarterly variations in revenue or operating results;

•	failure to meet the expectations of securities analysts or investors with respect to our financial performance;

•	changes in financial estimates by securities analysts;

•	announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;

•	publicity about our company or our products or our competitors;

•	announcements by manufacturers of consumer electronics or portable handsets;

•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rates;

•	additions or departures of key personnel;

•	the trading volume of our common stock;

•	any future sales of our common stock or other securities; and

•	stock market price and volume fluctuations of publicly-traded companies in general and semiconductor companies in particular.

Investors may be unable to resell their shares of our common stock at or above their purchase price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities, such as the lawsuit filed against us in March 2005. This securities litigation, and any other such litigation, may result in significant costs and diversion of management’s attention and resources, which could seriously harm our business and operating results.

We currently are, and in the future may be, subject to securities class action lawsuits that could cause harm to our business, financial condition, results of operations and cash flow.

We are at risk of being subject to securities class action lawsuits if our stock price declines substantially. Securities class action litigation has often been brought against a company following a decline in the market price of its securities. For example, on March 2, 2005, a securities class action suit was filed in the United States District Court for the Northern District of California against us, certain of our officers and our directors. The complaint alleges the defendants violated the Securities Act of 1933 by making allegedly false and misleading statements in the registration statement and prospectus filed on June 16, 2004 for our initial public offering. A similar additional action was filed on March 11, 2005 and the court consolidated the two actions. In the fourth quarter of 2008, the parties to this litigation reached a tentative settlement of all claims. The District Court preliminarily approved the settlement in February 2009, and we anticipate that the District Court will provide final approval of the settlement in the second quarter of 2009. This securities litigation, if final approval is not granted by the District Court, and any other such litigation, may result in significant costs and diversion of management’s attention and resources, which could seriously harm our business, operating results and cash flows.

Our principal stockholders have significant voting power and may influence actions that may not be in the best interests of our other stockholders.

We believe that our executive officers, directors and holders of 5% or more of our outstanding common stock, in the aggregate, beneficially own approximately 40% of our outstanding common stock as of February 28, 2009. As a result, these persons, acting together, may have the ability to exert substantial influence over matters requiring approval of our stockholders, including the election and removal of directors and the approval of mergers or other business combinations and divestitures. This concentration of beneficial ownership could be disadvantageous to other stockholders whose interests are different from those of our executive officers, directors, and 5% shareholders. For example, our executive officers and directors, acting together with a few stockholders owning a relatively small percentage of our outstanding stock, could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, on January 1, 2006, we adopted SFAS No. 123(R), “Share-based Payment,” which requires that we record compensation expense in our statement of operations for stock-based payments, such as employee stock options, using the fair value method. The adoption of this new standard had, and will continue to have, a significant effect on our reported earnings, and could adversely impact our ability to provide accurate guidance on our future reported financial results due to the variability of the factors used to estimate the values of stock-based payments. If factors change and we employ different assumptions in the application of SFAS No. 123(R) in future periods, the compensation expense that we record under SFAS No. 123(R) may differ significantly from what we have recorded in the current period, which could negatively affect our stock price.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements could be impaired and any failure to maintain our internal controls and provide accurate financial statements could cause our stock price to decrease substantially.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on for the fiscal year 2009 the effectiveness of our internal control structure and procedures for financial reporting. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We have incurred, and expect to continue to incur, substantial expense and to devote significant management resources to Section 404 compliance. The Section 404 compliance costs are relatively fixed, therefore compliance costs increase as a percentage of revenue with declines in revenue such as those we experienced during 2007 and 2008. If in the future our chief executive officer, chief financial officer or independent registered public accounting firm determines that our internal control over financial reporting is not effective as defined under Section 404, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.

Anti-takeover provisions of our charter documents and Delaware law could prevent or delay transactions resulting in a change in control.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our board of directors. These provisions:

•	establish a classified board of directors, so that not all members of our board may be elected at one time;

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our board of directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive shareholders of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

ITEM 6.	Exhibits

3.1	Amended and Restated Certificate of Incorporation of Leadis Technology, Inc. (1)

3.2	Amended and Restated Bylaws of Leadis Technology, Inc. (2)

4.1	Specimen Common Stock Certificate. (3)

4.2	Amended and Restated Investor Rights Agreement dated August 19, 2002 by and among Leadis Technology, Inc. and certain holders of capital stock of Leadis Technology, Inc. (4)

31.1	Certification of Chief Executive Officer as required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended.

31.2	Certification of Chief Financial Officer as required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended.

32.1*	Certification of Chief Executive Officer as required by Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended.

32.2*	Certification of Chief Financial Officer as required by Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended.

(1)	Filed as Exhibit 3.3 to Leadis Technology Inc.’s Registration Statement on Form S-1 (File No. 333-113880), as filed with the Securities and Exchange Commission on March 24, 2004, as amended, and incorporated herein by reference.
(2)	Filed as Exhibit 3.2 to Leadis Technology Inc.’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on September 12, 2007.
(3)	Filed as Exhibit 4.2 to Leadis Technology Inc.’s Registration Statement on Form S-1/A (File No. 333-113880), as filed with the Securities and Exchange Commission on June 14, 2004, as amended, and incorporated herein by reference.
(4)	Filed as Exhibit 4.3 to Leadis Technology Inc.’s Registration Statement on Form S-1 (File No. 333-113880), as filed with the Securities and Exchange Commission on March 24, 2004, as amended, and incorporated herein by reference.
*	The certifications attached as Exhibit 32.1 and Exhibit 32.2 accompanying this Quarterly Report on Form 10-Q, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of Leadis Technology, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of this Form 10-Q), irrespective of any general incorporation language contained in such filing.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 15, 2009	LEADIS TECHNOLOGY, INC.

/s/ JOHN K. ALLEN
John K. Allen
Chief Financial Officer and Secretary (Duly Authorized Officer and Principal Financial and Accounting Officer)

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark one)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2009

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 000-50770

Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0547089
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

800 W. California Avenue, Suite 200

Sunnyvale, California 94086

(Address of principal executive office and zip code)

(408) 331-8600

(Registrant’s telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    YES  ☐    NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

As of July 31, 2009, 30,060,287 shares of the Registrant’s common stock, $0.001 par value, were outstanding.

LEADIS TECHNOLOGY, INC.

FORM 10-Q

D-i

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	As of
	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$25,107	$21,642
Short-term investments	3,556	7,726
Accounts receivable, net	2,522	1,936
Inventories	176	2,673
Receivable from sale of assets and technology	3,313	—
Income taxes receivable	335	336
Restricted cash	—	1,775
Prepaid expenses and other current assets	1,371	1,233

Total current assets	36,380	37,321
Property and equipment, net	717	2,440
Long term investments	—	1,620
Other assets	1,531	1,398

Total assets	$38,628	$42,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$688	$2,257
Income taxes payable and deferred tax liabilities	530	333
Deferred margin	44	697
Other accrued liabilities	1,345	4,479

Total current liabilities	2,607	7,766
Income taxes payable	1,534	1,659
Other noncurrent liabilities	76	441

Total liabilities	4,217	9,866

Contingencies (Note 10)
Stockholders’ equity:
Additional paid-in capital	111,734	110,946
Accumulated other comprehensive loss	(57)	(806)
Accumulated deficit	(77,266)	(77,227)

Total stockholders’ equity	34,411	32,913

Total liabilities and stockholders’ equity	$38,628	$42,779

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$2,818	$5,913	$4,840	$11,520
Cost of sales	2,289	5,936	4,051	11,545

Gross profit (loss)	529	(23)	789	(25)

Operating expenses:
Research and development	1,913	5,485	4,203	10,818
Selling, general and administrative	1,845	4,306	4,496	9,005
Amortization of intangible assets	—	848	—	1,696
Impairment of goodwill	—	5,189	—	5,189
Impairment of intangible assets	—	4,256	—	4,256

Total operating expenses	3,758	20,084	8,699	30,964
Net gain on sales of assets and technology	(5,246)	—	(6,937)	—

Operating income (loss)	2,017	(20,107)	(973)	(30,989)
Interest and other income, net	430	340	694	1,137

Income (loss) before income taxes	2,447	(19,767)	(279)	(29,852)
Benefit from income taxes	(275)	(221)	(240)	(231)

Net income (loss)	$2,722	$(19,546)	$(39)	$(29,621)

Basic net income (loss) per share	$0.09	$(0.67)	$0.00	$(1.02)
Diluted net income (loss) per share	$0.09	$(0.67)	$0.00	$(1.02)

Weighted average number of shares used in computing basic per share amounts	29,729	29,221	29,627	29,118

Weighted average number of shares used in computing diluted per share amounts	30,314	29,221	29,627	29,118

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(39)	$(29,621)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	429	924
Amortization of intangible assets	—	1,696
Impairment of goodwill	—	5,189
Impairment of intangible assets	—	4,256
Net gain on sales of assets and technology	(6,937)	—
Gain on sales of auction rate securities	(610)	—
Provision for excess and obsolete inventory	75	897
Deferred tax benefit	(124)	(1,001)
Share-based compensation	862	1,336
Changes in assets and liabilities:
Trade accounts receivable	(570)	2,001
Inventories	1,964	(3,346)
Income taxes receivable	1	2,027
Prepaid expenses and other assets	(1,106)	(1,468)
Accounts payable	(951)	2,947
Accrued liabilities	(3,399)	(2,183)
Income taxes payable	(139)	241
Deferred margin	(152)	380

Net cash used in operations	(10,696)	(15,725)

Cash flows from investing activities:
Sale or maturity of available-for-sale securities	6,381	56,600
Purchases of available-for-sale securities	(12)	(36,865)
Proceeds from sales of assets and technology	6,390	—
Purchase of property and equipment	(80)	(164)
Change in restricted cash	1,775	47

Net cash provided by investing activities	14,454	19,618

Cash flows from financing activities:
Proceeds from issuances of common stock	33	176
Retirement of restricted stock awards	(107)	—
Installment payments on acquisition of software licenses	(329)	(136)

Net cash provided by (used in) financing activities	(403)	40

Effect of exchange rate changes on cash and cash equivalents	110	(168)

Net decrease in cash and cash equivalents	3,465	3,765
Cash and cash equivalents at beginning of period	21,642	33,945

Cash and cash equivalents at end of period	$25,107	$37,710

Supplemental disclosure:
Receivable from sale of assets and technology	$3,313	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEADIS TECHNOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

We design, develop and market analog and mixed-signal semiconductor products that enable and enhance the features and capabilities of portable and other consumer electronic products. We outsource all of the fabrication, assembly and testing of our products to outside subcontractors. We were incorporated in Delaware on May 15, 2000, and began commercially shipping products in the third quarter of 2002. Traditionally, our core products have been mixed-signal color display drivers with integrated controllers, which are critical components of displays used in portable consumer electronic devices. In the second half of 2008, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. In the first six months of 2009, we sold assets and technology, as described more fully below, that narrowed our product design and marketing efforts to LED drivers and controllers. We continue to generate most of our revenue from legacy display driver products and expect these products to provide the majority of our revenue throughout 2009.

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean research and development, or R&D, operation. The total consideration was $3.5 million in the form of a non-interest bearing receivable due no later than January 2010 plus $0.5 million of assumed liabilities. The cash consideration has yet to be received, and the associated receivable carries risk of non-payment. At present, no allowance is deemed required for this receivable. However, if the financial condition of the purchaser of our display driver business limits their ability to make payments on this debt, an allowance for uncollectibility may be required, which would have a material impact on our financial results and cash flows. We retained rights to most of the current display driver products in production, as well as ownership of our proprietary EpiC™ technology for AM-OLED displays. As a result of this transaction, we ceased investment in the production, marketing and sale of new display driver integrated circuits.

In February 2009, we sold assets relating to a development-stage power management product. We sold these assets and transferred certain employees to a publicly-traded supplier of analog and mixed-signal semiconductor products. Under the terms of the sale, we received $2.0 million in cash in February 2009 and $0.3 million was paid in the third quarter of 2009. As a result of this transaction, we ceased development of power management integrated circuits.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products. Under the terms of the sale, we were paid $1.45 million in cash, all of which was received in March 2009. As a result of this transaction, we ceased development of audio integrated circuits.

In June 2009, we sold assets related to our touch sensor products and transferred certain employees to Integrated Device Technology Inc. for $6.25 million. Under the terms of the sale, we were paid $5.975 million in cash in June 2009 and $275 thousand was paid in the third quarter of 2009. As a result of this transaction, we ceased development of touch sensor integrated circuits.

Contingent payments of $0.3 million related to the power management product sale and $275 thousand related to the sale of our touch sensor products received in the third quarter of 2009 are not reflected in the condensed consolidated statement of operations for the second quarter of 2009 and will be recognized in the third quarter of 2009 when the contingency was resolved.

We have also enacted pay reductions and reduced working hours for many of our remaining employees.

The net impact of actions to date is that we have reduced our headcount greater than 70% from the levels in the third quarter of 2008, while focusing our resources on development of LED drivers and controllers and sales of legacy display drivers and LED products. We continue to invest in and develop our LED business while exploring our other options to realize maximum value from the technologies we have developed. We have continued discussions with parties that have expressed interest in acquiring parts of our business. While we do not have any agreements relating to additional strategic activities, these discussions may lead to us selling one or more of our remaining businesses.

For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, with net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period, our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 and $18.6 million in 2008. For the six months ended June 30, 2009, our revenue declined to $4.8 million and we had a net loss of $39 thousand. At June 30, 2009, we had an accumulated deficit of $77.3 million and cash, cash equivalents and short-term investments totaling $28.7 million.

We believe that as a result of our actions taken in the fourth quarter of 2008 and in the first six months of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations through June 30, 2010. However, we expect to incur operating losses in 2009. If anticipated operating results in our legacy display driver and LED driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. We may enter into additional agreements for the sale of all or parts of our remaining business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain necessary financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

Basis of presentation

The unaudited condensed consolidated financial statements include the accounts of Leadis and all of our subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Our accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted in accordance with these rules and regulations. The information in this report should be read in conjunction with our audited financial statements and notes thereto included in our Annual Report on Form 10-K (File No. 000-50770) filed with the SEC on March 31, 2009.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to state fairly our financial position, results of operations and cash flows for the interim periods presented. The operating results for the six month period ended June 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or for any other future period. The condensed consolidated balance sheet as of December 31, 2008 is derived from the audited financial statements as of and for the year then ended, but does not include all disclosures required by accounting principles generally accepted in the United States. We have evaluated subsequent events through August 14, 2009, the date we filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. In many instances, we could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. On an ongoing basis we re-evaluate our judgments and estimates including those related to uncollectible accounts receivable, inventories, income taxes, stock-based compensation, warranty obligations and contingencies. Actual results could differ from those estimates, and material effects on our operating results and financial position may result.

Revenue recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sale price is fixed or determinable and collectability is reasonably assured. Direct sales to customers are recognized upon shipment of product, at which time legal title and risk of loss is transferred to our customers. Sales to distributors are made primarily under arrangements allowing limited rights of return, limited price protection and limited rights of stock rotation on product unsold by the distributors. Some of our distributors have contractual rights to rotate up to 5% of product inventory once per year, and the right to apply for, but not necessarily to receive, price reduction credits in the event of a price decrease by Leadis. Some of our distributors have the right to scrap a portion of their inventory of Leadis product not to exceed 5% of their purchases over the last twelve month period, and only after receiving written authorization from Leadis. Because of the uncertainty associated with possible price concessions and returns, we defer the recognition of sales to distributors and the related costs of sales until distributors have sold the product to their customers. As of June 30, 2009, shipments at distributors represented approximately $235 thousand of deferred revenue and $44 thousand of deferred margin.

Foreign currency translation

In January 2009, as part of the sale of our display driver business to AsTEK, Inc., a privately-held company located in Korea, we sold our Korean R&D subsidiary. Prior to the sale, our Korean subsidiary used its local currency as its functional currency. Most of our other subsidiaries use the U.S. dollar as their functional currency. Assets and liabilities of our Korean operations were translated into U.S. dollars at current rates of exchange, and revenue and expenses are translated using average rates. Gains and losses from foreign currency translation were reported within “Accumulated other comprehensive income (loss).” In conjunction with the sale of our Korean R&D subsidiary, the related accumulated translation losses of approximately $0.8 million were included in the “Net gain on sales of assets and technology” in the condensed consolidated statement of operations for the first six months of 2009. Foreign currency remeasurement gains and losses are included as a component of “Interest and other income, net” in our condensed consolidated statements of operations.

Net loss per share

In accordance with Statement of Financial Accounting Standards No. 128, or SFAS No. 128, “Earnings per Share,” we compute basic net income (loss) per share by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is computed giving effect to all potential common shares, including stock options and unvested awards of restricted stock using the treasury stock method, to the extent they are dilutive.

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per common share (in thousands, except per share data).

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Numerator:
Net income (loss)	$2,722	$(19,546)	$(39)	$(29,621)

Denominator:
Weighted-average common shares outstanding	29,729	29,221	29,627	29,118

Net income (loss) per share, basic	$0.09	$(0.67)	$0.00	$(1.02)

Effect of dilutive securities:
Stock options	410	—	—	—
Unvested restricted stock awards	175	—	—	—

Total shares, diluted	30,314	29,221	29,627	29,118

Net income (loss) per share, fully diluted	$0.09	$(0.67)	$0.00	$(1.02)

The following outstanding common stock options and unvested restricted stock were excluded from the computation of diluted net income (loss) per share as they had an antidilutive effect (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Stock options	3,145	7,414	3,758	7,414
Unvested restricted stock awards	—	84	175	84

Comprehensive income ( loss), net of tax

The components of our comprehensive income (loss), net of tax, were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income (loss), as reported	$2,722	$(19,546)	$(39)	$(29,621)
Foreign currency translation gains (losses) arising during period	33	(113)	(8)	(607)

Unrealized losses on available for sale securities	(2)	(60)	(13)	(261)

Comprehensive income (loss)	$2,753	$(19,719)	$(60)	$(30,489)

The accumulated other comprehensive loss, as presented within stockholders’ equity, included the following components (in thousands):

	As of
	June 30, 2009	December 31, 2008
Unrealized gain on available for sale securities, net of tax	228	241
Less: adjustment for loss included in net income	(197)	—
Cumulative translation adjustment:
Cumulative losses, net of tax	(1,055)	(1,047)
Less: translation adjustment for sale of Korea subsidiary	967	—

Accumulated other comprehensive loss	(57)	(806)

NOTE 2—NET GAIN ON SALES OF ASSETS AND TECHNOLOGY:

The net gain on sales of assets and technology results from the sales of our touch sensor, power management, audio and display driver businesses, as follows:

	Touch Sensor	Power Mgt	Audio	Display Driver	Total
	(a)	(b)	(b)	(b)
Cash received, net of cash sold and transaction costs	5,563	$1,595	$1,148	$(1,916)	$6,390
Receivable from sales of assets and technology		—	—	3,311	$3,311
Book value of net assets impaired or sold	(317)	—	(135)	(2,312)	$(2,764)

Net gain (loss) on sales of assets and technology	$5,246	$1,595	$1,013	$(917)	$6,937

(a)	Sold in the second quarter of 2009.
(b)	Sold in the first quarter of 2009.

NOTE 3—FAIR VALUE:

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, or SFAS No. 157, “Fair Value Measurements.” In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of this statement did not have a material impact on our consolidated results of operations, financial condition, or cash flows.

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 159, or SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for specified financial assets and liabilities on a contract-by-contract basis. We did not elect to adopt the fair value option under this Statement.

In accordance with SFAS 157, the following table represents our fair value hierarchy for our financial assets (cash equivalents and investments) measured at fair value on a recurring basis as of June 30, 2009 (in thousands):

	Level 1	Level 2	Level 3	Total
Cash equivalents	$23,157	$—	$—	$23,157
Corporate notes and bonds	3,556			3,556
US government and agency securities	—	—	—	—
Auction rate securities	—	—	—	—

Total	$26,713	$—	$—	$26,713

The following table represents our fair value hierarchy for our financial assets (cash equivalents and investments) measured at fair value on a recurring basis as of December 31, 2008 (in thousands):

	Level 1	Level 2	Level 3	Total
Cash equivalents	$15,442	$—	$—	$15,442
Corporate notes and bonds	4,817	—	—	4,817
US government and agency securities	—	2,909	—	2,909
Auction rate securities	—	—	1,620	1,620

Total	$20,259	$2,909	$1,620	$24,788

The tables do not include assets which are measured at historical cost or any basis other than fair value.

The reconciliation of beginning and ending balances for auction rate securities, or ARS, measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period was as follows (in thousands):

Fair Value Measurements using Significant Unobservable Inputs (Level 3)
Auction rate securities
Balance at December 31, 2008	$1,620
Total gains or losses (realized/unrealized)	—
Included in earnings	610
Included in other comprehensive income	—
Purchases, sales, issuances, and settlements	(2,230)
Transfers in and/or out of Level 3	—

Balance at June 30, 2009	$—

Our Level 3 investments as of December 31, 2008 included ARS that are securitized packages of government guaranteed student loans. In March 2009, we sold one of our ARS with a par value of $1.0 million and carrying value of $600 thousand for $870 thousand. In the second quarter of 2009, we sold the remaining two ARS with an aggregate par value of $1.7 million and carrying value of $1.02 million for $1.36 million. The gain of $340 thousand for the three months ended June 30, 2009 and the gain of $610 thousand for the six months ended June 30, 2009 appears within “Interest and other income, net” on the condensed consolidated statements of operations. As of June 30, 2009 we had no remaining Level 3 investments.

NOTE 4—AVAILABLE FOR SALE SECURITIES:

The following is a summary of available for sale securities at June 30, 2009 (in thousands):

	Original Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Money market funds	$23,157	$—	$—	$23,157
U.S. government agency bonds	—	—	—	—
Foreign debt securities	—	—	—	—
Auction rate securities	—	—	—	—
Commercial paper	—	—	—	—
Corporate notes and bonds	3,505	51	—	3,556

	$26,662	$51	$—	$26,713

Included in:
Cash and Cash Equivalents				$23,157
Short-term Investments				$3,556
Long-term Investments				$—

The following is a summary of available for sale securities at December 31, 2008 (in thousands):

	Original Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Money market funds	$13,422	$—	$—	$13,422
U.S. government agency bonds	2,894	15	—	2,909
Foreign debt securities	—	—	—	—
Auction rate securities	1,620	—	—	1,620
Commercial paper	2,018	2	—	2,020
Corporate notes and bonds	4,772	57	(12)	4,817

	$24,726	$74	$(12)	$24,788

Included in:
Cash and Cash Equivalents				$15,442
Short-term Investments				$7,726
Long-term Investments				$1,620

Our portfolio of available for sale securities by contractual maturity was as follows (in thousands):

	June 30, 2009	December 31, 2008
Due in one year or less	23,157	21,383
Due in one to two years	3,556	1,785
Due in more than two years	—	1,620

The fair value of investments with unrealized loss positions was $2.2 million at December 31, 2008. We had no investments with unrealized loss positions as of June 30, 2009. The gross unrealized gains and losses on these investments were primarily due to interest rate fluctuations and market-price movements. Our available for sale securities included auction rate securities (ARS) of $1.6 million at fair value as of December 31, 2008.

NOTE 5—INVENTORIES:

Inventories consist of the following (in thousands):

	June 30, 2009	December 31, 2008
Finished goods	$122	$1,825
Work-in-progress	54	848

	$176	$2,673

NOTE 6—INCOME TAXES:

We recorded a benefit for income taxes of $240 thousand for the six months ended June 30, 2009 and a benefit from income taxes of $231 thousand for the six months ended June 30, 2008. The tax benefit for the six months ended June 30, 2009 includes a discrete tax benefit related to the release of a reserve for foreign taxes of $281 thousand as a result of the lapse of the applicable statute of limitations. The income tax benefit for the six months ended June 30, 2008 included a discrete tax benefit of $399 thousand related to interest on a tax refund receivable of $253 thousand and a net reduction of taxes payable for prior year taxes of $146 thousand, largely related to prior year return to provision adjustments.

In 2007 and 2008, we established valuation allowances for our federal and state deferred tax assets. The valuation allowances were determined in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes,” which require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. As of June 30, 2009 we continue to maintain a full valuation allowance on our state deferred tax assets and a partial valuation allowance on our federal deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

We are subject to periodic audits of our income tax returns by federal, state and foreign tax authorities. These audits may question our tax filing positions, including the timing and amount of deductions and the allocation of income across jurisdictions. As of June 30, 2009, our unrecognized tax benefits are approximately $2.8 million, of which $1.5 million would, if recognized, impact our effective tax rate. This amount includes $253 thousand of interest and penalties. We continue to recognize interest and/or penalties related to income tax matters as a component of income tax expense. We believe it is reasonably possible that a change to our unrecognized tax benefits could occur within twelve months as a result of lapses in statutes of limitations, potentially reducing our net loss by up to $0.1 million. It is possible, however, that some months or years may elapse before an uncertain position for which we have established a reserve is resolved.

We file U.S., California and foreign income tax returns in jurisdictions with varying statutes of limitation. The 2005 through 2008 tax years remain subject to examination by federal tax authorities and the 2004 through 2008 tax years remain subject to examination by California tax authorities. In significant foreign jurisdictions, the 2004 through 2008 tax years generally remain subject to examination by tax authorities. We have no ongoing audits by tax authorities at this time.

NOTE 7—PRODUCT WARRANTY:

Changes in our liability for product warranty, included in other accrued liabilities, during the six months ended June 30, 2009 and 2008 were as follows (in thousands):

	Six Months Ended June 30,
	2009	2008
Balance, beginning of period	$49	$220
Accruals (adjustments) for warranty during the period	(13)	(132)
Settlements made during the period	—	—

Balance, end of period	$36	$88

We provide for the estimated cost of product warranties as revenue is recognized, or as we are able to estimate the cost of specific warranty claims from customers. As actual warranty claim experience has been below our expected claim rates, we have reduced our warranty liability via adjustments in 2008 and 2009.

NOTE 8—EMPLOYEE STOCK BENEFIT PLANS:

Stock Option Plans

Cost of sales, research and development, and selling, general and administrative costs in the first quarter of 2009 and 2008 include stock-based compensation expenses recorded under Statement of Financial Accounting Standards No. 123R, or SFAS 123R, as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Cost of sales	$28	$53	$48	$72
Research and development expenses	204	329	380	462
Selling, general and administrative expenses	201	229	434	802

	$433	$611	$862	$1,336

No income tax benefit has been recognized relating to stock-based compensation expense due to our history of losses.

The following table summarizes stock option activity under the Plans (shares in thousands):

	Outstanding	Weighted Average Exercise Price
Balance, December 31, 2008	6,887	$3.42
Authorized	—
Options granted	—
Options cancelled	(1,753)	$3.62
Options forfeited	(1,102)	$3.23
Options exercised	(274)	$0.11

Balance, June 30, 2009	3,758	$3.63

The following table summarizes information about stock options outstanding and exercisable as of June 30, 2009 (shares in thousands):

Options Outstanding				Options Vested and Exercisable
Shares Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value	Shares Vested and Exercisable	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value
3,758	2.62	$3.63	$283	2,900	2.18	$3.78	$283

The aggregate intrinsic value in the above table represents the total pretax intrinsic value, based on the closing price of our common stock of $0.66 as of June 30, 2009, which would have been received by option holders if all option holders exercised their options as of that date. The total number of in-the-money options vested and exercisable at June 30, 2009 was 614 thousand shares.

Total intrinsic value of options exercised was approximately $139 thousand and $443 thousand for the six months ended June 30, 2009 and 2008, respectively. Total cash received by us related to option exercises was approximately $31 thousand and $29 thousand for the six months ended June 30, 2009 and 2008, respectively. Upon option exercise, we issue new shares of stock. We realized no tax benefit in connection with these exercises.

Total unrecognized compensation cost of $1.0 million related to options outstanding at June 30, 2009 will be recognized over a weighted-average period of approximately 1.5 years.

Restricted Stock Units

In March 2007, and again in September 2008, we granted restricted stock units to employees under our 2004 Equity Incentive Plan (the “2004 Plan”). Employees are not required to make any payment to the Company with respect to the receipt of these restricted stock units. On applicable vesting dates, we will issue new shares of stock, net of shares withheld for taxes where applicable. The following table summarizes the activity under the restricted stock unit program:

Awards Outstanding
Balance as of December 31, 2008	533
Granted	—
Vested and issued	(156)
Forfeited/cancelled	(202)

Balance as of June 30, 2009	175

As of June 30, 2009, 174,550 restricted stock units were outstanding, with grant-date weighted average fair value of $1.10 per share.

The fair value of the restricted stock units was calculated based upon the fair market value of our stock at the date of grant. As of June 30, 2009, there was $0.1 million of total unrecognized compensation cost related to unvested restricted stock units granted, which is expected to be recognized over a weighted average period of 1 year.

Employee Stock Purchase Plan

We suspended further issuance of shares under the Employee Stock Purchase Plan (“ESPP”) in February 2009. Total recognized compensation cost for the six months ended June 30, 2009 was $6 thousand.

Valuation and Expense Information under SFAS No. 123(R)

We value stock-based awards under the Black-Scholes model. During the first six months of 2009, we granted no new options or awards and suspended activity under the ESPP. The assumptions used to estimate the weighted-average fair value of stock options and stock purchases granted during the three and six months ended June 30, 2008 were as follows (annualized percentages):

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
	Stock Options	ESPP	Stock Options	ESPP
Expected term (yrs)	—	—	4.25	0.75
Volatility	—	—	47%	37%
Risk-free interest rate	—	—	2.7%	2.1%
Dividend yield	—	—	0.0%	0.0%
Weighted average estimated fair value	—	—	$0.68	$0.69

	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
	Stock Options	ESPP	Stock Options	ESPP
Expected term (yrs)	—	—	4.25	0.75
Volatility	—	—	47%	37%
Risk-free interest rate	—	—	2.4%	2.1%
Dividend yield	—	—	0.0%	0.0%
Weighted average estimated fair value	—	—	$0.80	$0.69

Volatility is based on historical actual volatility in the daily closing price of our common stock since we became a publicly traded company. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our employee stock options and restricted stock units. We do not currently pay dividends and have no plans to do so in the future. During the first quarter of 2008, we evaluated the historical data on employee stock option exercises to estimate expected term of options granted. As a majority of the option exercises in 2006 and 2007 were by employees who left the company, we judged the historical data to be unsuitable to estimate the expected term of future option grants, and so pursuant to the guidance in Staff Accounting Bulletin (SAB) No. 110, we continue to calculate the expected life of employee stock options using the simplified method allowed under SAB No. 107. The assumptions related to volatility, risk free interest rate and dividend yield used for the stock option plans differ from those used for the purchase plan primarily due to the difference in the respective expected lives of option grants and purchase plan awards.

NOTE 9—OPERATING SEGMENT AND GEOGRAPHIC INFORMATION:

We operate in one operating segment, comprising the design, development and marketing of analog and mixed-signal semiconductors for consumer electronic devices.

As of June 30, 2009 and December 31, 2008, 86% and 32%, respectively, of our long-lived tangible assets were maintained in the United States. The remainder of long-lived assets at each period was maintained in our international locations.

The following table summarizes revenue by geographic region, based on the country in which the customer is located:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
China	10.0%	42.4%	13.9%	55.3%
Japan	82.6%	33.6%	80.1%	20.8%
Korea	1.2%	11.5%	2.3%	8.6%
Taiwan	5.6%	12.4%	3.3%	14.9%
US/Other	0.6%	0.1%	0.4%	0.4%

Total revenue	100.0%	100.0%	100.0%	100.0%

NOTE 10—CONTINGENCIES:

On March 2, 2005, a securities class action suit was filed in the United States District Court for the Northern District of California against Leadis Technology, Inc., certain of its officers and its directors. The complaint alleges the defendants violated Sections 11 and 15 of the Securities Act of 1933 by making allegedly false and misleading statements in the Company’s registration statement and prospectus filed on June 16, 2004 for our initial public offering. A similar additional action was filed on March 11, 2005. On April 20, 2005, the court consolidated the two actions. In the fourth quarter of 2008, the parties to this litigation reached a tentative settlement of all claims. The District Court preliminarily approved the settlement in February 2009, and issued its final approval of the settlement in June 2009. There will be no financial impact of this settlement on the Company as the settlement amount will be paid by the Company’s liability insurer.

NOTE 11—RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

Effective December 31, 2007, we adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (“SFAS No. 157”). In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which deferred the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”), which clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in an inactive market. FSP FAS 157-3 was effective upon issuance.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), “Business Combinations,” and other U.S. generally accepted accounting principles. FSP FAS 142-3 was effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. We adopted this pronouncement in the first quarter of fiscal 2009 and the adoption of this pronouncement did not have a material impact on our condensed consolidated financial position and results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133” (“SFAS No. 161”), which expands the disclosure requirements for derivative instruments and hedging activities. SFAS No. 161 specifically requires entities to provide enhanced disclosures addressing: (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 was effective for fiscal years and interim periods beginning after November 15, 2008. We adopted this pronouncement in the first quarter of fiscal 2009 and the adoption of this pronouncement did not have a material impact on our condensed consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS No. 160”), which establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary, changes in a parent’s ownership interest in a subsidiary and the deconsolidation of a subsidiary. SFAS No. 160 was effective for fiscal years beginning after December 15, 2008. We adopted this pronouncement in the first quarter of fiscal 2009 and the adoption did not have an impact on our condensed consolidated financial statements.

In April 2009, the FASB issued FSP 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions That Are Not Orderly.” FSP 157-4 provides guidance on how to determine the fair value of assets and liabilities under SFAS No.157 Fair Value Measurements. The FSP relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms what SFAS No. 157 states is the objective of fair value measurement—to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The FSP will be effective for interim and annual periods ending after June 15, 2009. During the quarter ended June 30, 2009, we adopted this FSP. The adoption of this FSP did not have a material impact on our condensed consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” (SFAS 107), to require an entity to provide interim disclosures about the fair value of all financial instruments within the scope of SFAS 107 and to include disclosures related to the methods and significant assumptions used in estimating those instruments. This FSP is effective for interim and annual periods ending after June 15, 2009. The adoption of this FSP did not have a material impact on our condensed consolidated financial statements.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition of Other-Than-Temporary-Impairments.” This FSP amends the other-than-temporary impairment guidance for debt securities and improves the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The adoption of this FSP did not have a material impact on our condensed consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This statement sets forth the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. SFAS 165 also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. This statement is effective for interim or annual reporting periods ending after June 15, 2009. During the quarter ended June 30, 2009, we adopted SFAS 165. The adoption of SFAS 165 did not have a significant impact on our condensed consolidated financial statements or related footnotes.

ITEM 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Quarterly Report on Form 10-Q, including particularly the sections entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which include, without limitation, statements about the market for our products, our strategy, competition, and expected financial performance. Any statements about our business, financial results, financial condition and operations contained in this Form 10-Q that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “expects,” “intends,” “projects,” or similar expressions are intended to identify forward-looking statements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described under the heading “Risk Factors” and elsewhere in this report. We undertake no obligation to update publicly any forward-looking statements for any reason, except as required by law, even as new information becomes available or events occur in the future.

Business Overview

We design, develop and market analog and mixed-signal semiconductor products that enable and enhance the features and capabilities of portable and other consumer electronic products. We outsource all of the fabrication, assembly and testing of our products to outside subcontractors. We were incorporated in Delaware on May 15, 2000, and began commercially shipping products in the third quarter of 2002. Traditionally, our core products have been mixed-signal color display drivers with integrated controllers, which are critical components of displays used in portable consumer electronic devices. In the second half of 2008, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. In the fourth quarter of 2008, we ceased investment in our audio products, except as necessary to support existing customers, and implemented headcount reductions. In the first six months of 2009, we sold assets and technology, as described more fully below, that narrowed our product design and marketing efforts to LED drivers and controllers. We continue to generate most of our revenue from legacy display driver products and expect these products to provide the majority of our revenue throughout 2009.

In January 2009, we sold our display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a non-interest bearing receivable due no later than January 2010 plus $0.5 million of assumed liabilities. The cash consideration has yet to be received, and the associated receivable carries risk of non-payment. At present, no allowance is deemed required for this receivable. However, if the financial condition of the purchaser of our display driver business limits their ability to make payments on this debt, an allowance for uncollectibility may be required, which would have a material impact on our financial results and cash flows. We retained rights to most of the current display driver products in production, and these display driver products generated most of our revenue in the first half of 2009 and are expected to continue to generate revenue through at least 2009. We also retained ownership of our proprietary EPiC™ technology for AM-OLED displays. As a result of this transaction, we have ceased investment in the production, marketing and sale of new display driver integrated circuits.

In February 2009, we sold assets relating to a development-stage power management product. We sold these assets and transferred certain employees to a publicly-traded supplier of semiconductor products. Under the terms of the sale, we received $2.0 million in cash in February 2009 and $0.3 million was paid in the third quarter of 2009. As a result of this transaction, we ceased development of power management integrated circuits.

In March 2009, we sold assets related to our audio products and transferred certain employees to a publicly-traded supplier of semiconductor products. Under the terms of the sale we were paid of $1.45 million in cash, all of which was received in March 2009. As a result of this transaction, we ceased development of audio integrated circuits.

In June 2009, we sold assets related to our touch sensor products and transferred certain employees to Integrated Device Technology Inc. for $6.25 million. Under the terms of the sale, we were paid $5.975 million in cash in June 2009 and $275 thousand was paid in the third quarter of 2009. As a result of this transaction, we ceased development of touch sensor integrated circuits.

Contingent payments of $0.3 million related to the power management product sale and $275 thousand related to the sale of our touch sensor products received in the third quarter of 2009 are not reflected in the condensed consolidated statement of operations for the second quarter of 2009, and will be recognized in the third quarter of 2009 when the contingency was resolved.

We have also enacted pay reductions and reduced working hours for many of our remaining employees.

The net impact of actions to date is that we have reduced our headcount greater than 70% from the levels in the third quarter of 2008, while focusing our resources on development of LED drivers and controllers and sales of legacy display drivers and LED products. We continue to invest in and develop our LED business while exploring our other options to realize maximum value from the technologies we have developed. We have continued discussions with parties that have expressed interest in acquiring parts of our business. While we do not have any agreements relating to additional strategic activities, these discussions may lead to us selling one or more of our remaining businesses.

For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, with net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 and $18.6 million in 2008. For the six months ended June 30, 2009, our revenue declined to $4.8 million and we had a net loss of $39 thousand. At June 30, 2009 we had an accumulated deficit of $77.3 million with cash, cash equivalents and short-term investments totaling $28.7 million.

We believe that as a result of our actions taken in the fourth quarter of 2008 and in the first six months of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations through June 30, 2010. However, we expect to incur operating losses in 2009. If anticipated operating results in our legacy display driver and LED driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. We may enter into additional agreements for the sale of all or parts of our remaining business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain necessary financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. In many instances, we could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. On an ongoing basis we re-evaluate our judgments and estimates including those related to uncollectible accounts receivable, inventories, income taxes, stock-based compensation, impairment of goodwill, long-lived and intangible assets, the fair value of available for sale securities, warranty obligations and contingencies. We base our estimates and judgments on our historical experience and on other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making the judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We refer to accounting estimates of this type as “critical accounting estimates,” which are discussed further below. Actual results could differ from those estimates, and material effects on our operating results and financial position may result.

In addition to making critical accounting estimates, we must ensure that our financial statements are properly stated in accordance with GAAP. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application, while in other cases, management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions (e.g., stock-based compensation, depreciation methodology, etc.). We believe that the following accounting policies, as well as accounting policies disclosed in our Form 10-K filed with the SEC in March 2009, are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates: revenue recognition, the allowance for uncollectible accounts receivable, inventory valuation, valuation of available for sale securities, the assessment of long-lived and other intangible assets and goodwill, warranty obligations, income taxes and stock-based compensation.

Revenue recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sale price is fixed or determinable and collectability is reasonably assured. Direct sales to customers are recognized upon shipment of product, at which time legal title and risk of loss is transferred to our customers. Sales to distributors are made primarily under arrangements allowing limited rights of return, limited price protection and limited rights of stock rotation on product unsold by the distributors. Some of our distributors have contractual rights to rotate up to 5% of product inventory once per year, and the right to apply for, but not necessarily to receive, price reduction credits in the event of a price decrease by Leadis. Some of our distributors have the right to scrap a portion of their inventory of Leadis product not to exceed 5% of their purchases over the last twelve month period, and only after receiving written authorization from Leadis. Because of the uncertainty associated with possible price concessions and returns, we defer the recognition of sales to distributors and the related costs of sales until distributors have sold the product to their customers. As of June 30, 2009, shipments at distributors represented approximately $235 thousand of deferred revenue and $44 thousand of deferred margin.

Results of Operations

Total revenue for the second quarter of 2009 was $2.8 million, compared to $5.9 million in the second quarter of 2008, a decline of 52%. Revenue in the second quarter of 2008 included $307 thousand in non-recurring engineering, or NRE, revenue; excluding this revenue, product revenue declined 50% from the second quarter of 2008 to the second quarter of 2009. Compared to the immediately prior quarter ended March 31, 2009, total product revenue for the second quarter of 2009 increased 40% with unit shipments increasing 53%. For the six months ended June 30, 2009, our product revenue declined by 57% compared to the same period of 2008. Our decreased sales in the first half of 2009 compared with the first half of 2008 were the result of significant declines in the number of display driver programs shipping in volume now as compared to the first six months of 2008. With the sale of our display driver business in January 2009, we ceased investment in new display drivers and expect sales of display driver products to decline beginning in 2010 after current legacy programs cease shipping in volume. For the second quarter, our gross profit increased by 103% as compared to the first quarter of 2009. Our gross margin percentage increased to 19% compared with 13% in the first quarter of 2009, as our product mix shifted to higher margin products and as the fixed costs of operations were spread over higher revenue volume.

Operating expenses decreased $16.3 million to $3.8 million in the second quarter of 2009 as compared to $20.1 million in the same quarter of 2008. The second quarter of 2008 included $5.2 million in impairment charges for goodwill and $4.2 million of impairment charges for purchased intangible assets. The remaining decrease was primarily due to headcount reductions resulting from the sales of parts of our business in the first half of 2009 and other expense reduction activities undertaken over the past two quarters. Our net income for the second quarter of 2009 was $2.7 million, compared to a net loss of $19.5 million for the second quarter of 2008. For the first six months of 2009, our net loss was $39 thousand, as compared to a net loss of $29.6 million for the first six months of 2008. Our lower net loss for the first six months of 2009 resulting from the absence of further impairment charges for goodwill and intangible assets as compared to the first six months of 2008, $6.9 million of net gains recorded on the sales of assets and technology in the first six months of 2009, and lower operating expenses for the six months ended June 30, 2009.

The following table presents our historical operating results for the periods indicated as a percentage of revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	100%	100%	100%	100%
Cost of sales	81	100	84	100

Gross profit (loss)	19	—	16	—

Operating expenses:
Research and development	68	93	87	94
Selling, general and administrative	65	73	93	78
Amortization of intangible assets	—	14	—	15
Impairment of goodwill	—	88	—	45
Impairment of intangible assets	—	72	—	37

Total operating expenses	133	340	180	269
Net gain on sales of assets and technology	(186)	—	(143)	—

Operating income (loss)	72	(340)	(21)	(269)
Interest and other income, net	15	6	15	10

Income (loss) before income taxes	87	(334)	(6)	(259)
Provision for (benefit from) income taxes	(10)	(4)	(5)	(2)

Net income (loss)	97%	(330)%	(1)%	(257)%

Revenue

	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change
	in thousands			in thousands
Revenue	$2,818	$5,913	(52)%	$4,840	$11,520	(58)%

Total revenue for the second quarter of 2009 was $2.8 million, compared to $5.9 million in the second quarter of 2008, a decline of 52%. Revenue in the second quarter of 2008 included $307 thousand in NRE revenue; excluding this revenue, product revenue declined 50% from the second quarter of 2008 to the second quarter of 2009. Unit shipments for the second quarter of 2009 were 5.3 million units, compared to 8.3 million units in the same quarter of 2008, a decline of 36%, and product average selling prices, or ASPs, declined 21%. We shipped a higher proportion of lower priced display driver products in the second quarter of 2009 as compared to 2008. Additionally, LED driver sales, which have lower ASPs than our display drivers, increased from under 10 thousand units in the second quarter of 2008 to over 800 thousand units in the same period in 2009.

Compared to the immediately prior quarter ended March 31, 2009, total product revenue for the second quarter of 2009 increased 40% with unit shipments increasing 53%, and ASPs declining 9%. This increase was due to increased sales of our legacy display driver products, with a higher mix of lower priced products in the second quarter of 2009 as compared to the first quarter.

For the six months ended June 30, 2009, our product revenue declined by 57% compared to the same period of 2008. Our decreased sales in the first half of 2009 compared with the first half of 2008 were the result of declines in the number of display driver programs shipping in volume now as compared to the first six months of 2008.

We currently expect sales to be approximately 40% higher in the third quarter of 2009 compared with the second quarter; however, we believe our revenue in the third quarter may be constrained by product availability from a major wafer foundry partner. We expect growth in our legacy display driver and LED sales with increasing volumes from existing and new programs.

Significant customer information is as follows:

	% of Revenue for the Three Months Ended June 30		% of Revenue for the Six Months Ended June 30		% of Accounts Receivable
					at June 30	at December 31
	2009	2008	2009	2008	2009	2008
Rikei Corporation	83%	35%	79%	19%	80%	71%
RIT Display	*	11%	*	13%	*	*
Newtech Component Ltd	*	*	13%	*	11%	*
Samsung SDI	*	46%	*	30%	*	*
TPO Displays Corporation	*	*	*	28%	*	*

*	Less than 10%

Historically, most of our revenue has been generated from sales to a very small number of customers. During the first six months of 2009, our largest customers were Newtech Component Ltd. (Newtech) and Rikei Corporation., which collectively accounted for approximately 92% of our revenue. Newtech is a distributor that sells our products to customers in Hong Kong and China. Rikei is a distributor that sells our products to customers in Japan. While we seek to add additional customers, we expect to remain reliant on a small number of customers for the foreseeable future. In addition, existing customers may reduce their demand, as has occurred in the past, which could cause period to period fluctuations between customers representing significant amounts of our revenue.

Gross profit (loss)

	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change
Gross profit (loss)	$529	$(23)	(2,400)%	$789	$(25)	(3,256)%
% of revenue	19%	(0.4)%		16%	(0.2)%

Gross profit increased $0.6 million for the three months ended June 30, 2009 as compared to the same period in 2008, and gross margin increased to 19% compared with 0% in the second quarter of 2008, due largely to the sale of higher margin products in 2009 as compared to the second quarter of 2008. In the second quarter of 2008, we recorded a provision of $0.2 million for inventory writedowns compared with a negligible increase in the second quarter of 2009, and we recorded lower fixed costs of operations in the second quarter of 2009 as compared to the same period in 2008, all of which improved our gross profit.

For the six months ended June 30, 2009, our gross margin was 16% compared with 0% for the first six months of 2008, due to higher product margins and lower fixed costs of operations in the period as compared to the same period in 2008. In the first six months of 2008, we also recorded provisions of $0.9 million for excess and obsolete inventory, as compared to less than $0.1 million in the first six months of 2009.

Compared to the immediately prior quarter, our gross profit was $0.3 million or 103% higher than in the first three months of 2009 on revenues that were 40% higher, due to higher product margins and lower fixed costs of operations. Inventory reserves for the second quarter were negligible, whereas in the first quarter we recorded provisions of $0.1 million.

Research and development

	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change
Research and development	$1,913	$5,485	(65)%	$4,203	$10,818	(61)%
% of revenue	68%	93%		87%	94%

Research and development, or R&D, expenses decreased $3.6 million, or 65%, and decreased as a percentage of revenue in the quarter ended June 30, 2009 as compared to the same period of 2008. Approximately $1.7 million of this decrease was due to lower salaries and benefits costs, as our headcount declined significantly year over year due to the sales of parts of our business and other cost cutting measures taken over the past year. In addition, costs of research and development materials and masks were $1.0 million lower, as the number of new devices under development declined. Depreciation and allocated costs of facilities and benefits declined $0.4 million, largely as a result of the sale of our Korea R&D subsidiary in the first quarter of 2009.

For the six month period ending June 30, R&D spending declined from $10.8 million to $4.2 million. Salaries, bonuses and benefits declined by $3.2 million as a result of headcount reductions and elimination in 2009 of the retention bonus accruals related to the Mondowave acquisition. Spending on outside engineering consultants dropped by $0.3 million; spending on R&D materials and masks dropped $1.9 million, spending on general facilities costs declined by $0.5 million, and depreciation dropped by $0.4 million from the first half of 2008 compared to the first half of 2009.

Compared to the immediately prior quarter, R&D spending decreased $0.4 million. Salaries and benefits declined by approximately $0.5 million, due largely to the sale of our businesses. This cost reduction was offset by higher spending for touch sensor products. We expect research and development expenses to decline further in the third quarter of 2009 as we experience a full quarter’s cost reduction from the sale of our touch sensor business.

Selling, general and administrative

	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change
Selling, general and administrative	$1,845	$4,306	(57)%	$4,496	$9,005	(50)%
% of revenue	65%	73%		93%	78%

Selling, general and administrative, or SG&A, expenses in the second quarter of 2009 decreased $2.5 million compared to the same period in 2008. Selling, general and administrative expenses included stock-based compensation expense of $0.2 million in both the second quarter of 2009 and 2008. Salaries and related expenses declined by $1.2 million as a result of the headcount reductions from the sales of parts of our business and other cost cutting measures taken over the past year, and recruiting fees declined by $0.1 million. Travel and entertainment costs declined by $0.2 million as a result of our headcount reductions. Outside services declined by $0.3 million as a result of lower external sales and marketing costs and reductions in the size of the Board of Directors. Administrative services costs declined by $0.4 million as we reduced costs for external auditing, tax services and corporate franchise taxes.

For the six month period ended June 30, SG&A spending declined from $9.0 million in 2008 to $4.5 million in 2009. Salaries, bonuses and benefits declined by $2.0 million as a result of headcount reductions and elimination in 2009 of the retention bonus accruals related to the Mondowave acquisition. Travel expenses declined by $0.4 million, the cost of outside sales services declined by $0.5 million, the cost of legal, accounting and tax services declined by $0.5 million, and stock compensation expenses declined by $0.4 million from the first half of 2008 to the first half of 2009.

Compared to the immediately prior quarter, SG&A costs declined by $0.8 million. Salaries and related expenses declined by $0.4 million, and outside services fees declined by $0.1 million. Legal, accounting and tax service fees declined by $0.3 million. We expect selling, general and administrative expenses to decrease slightly during the third quarter of 2009 as we realize the full quarter’s cost reduction from the sales of parts of our business and other cost reduction activities.

Amortization and impairment of goodwill and intangible assets

	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change
Amortization of intangible assets	$—	$848	(100)%	$—	$1,696	(100)%
% of revenue	0%	14%		0%	15%
Impairment of goodwill	$—	$5,189	(100)%	$—	$5,189	(100)%
% of revenue	0%	88%		0%	45%
Impairment of intangible assets	$—	$4,256	(100)%	$—	$4,256	(100)%
% of revenue	0%	72%		0%	37%

We recorded $0.8 million from amortization of intangible assets in the first quarter of 2008 related to the acquisitions of Mondowave Inc. and Acutechnology Semiconductor Inc. in 2007. These intangible assets, which include developed and core technology, non-compete covenant agreements, and customer relationships, were amortized using the straight line method over their expected useful lives, which ranged from two to four years. In the second quarter of 2008, we concluded our market capitalization had been below our book value for an extended period of time, and we tested these assets for impairment. As a result of these tests, we recognized impairment charges of $5.1 million for goodwill and $4.3 million for purchased intangible assets in the second quarter of 2008. We incurred no amortization expense for these assets in the first six months of 2009, because the related assets were fully expensed through previous amortization and impairment charges.

Net gain on sales of assets and technology

	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change
Net gain on sales of assets and technology	$(5,246)	$—	—	$(6,937)	$—	—
% of revenue	186%	—		143%	—

The net gain on sales of assets of technology results from the sale of our touch sensor business in the second quarter of 2009 and the sales of our power management, audio and display driver businesses in the first quarter of 2009, as follows (in thousands):

	Touch Sensor	Power Mgt	Audio	Display Driver	Total
Cash received, net of cash sold and transaction costs	5,563	$1,595	$1,148	$(1,916)	$6,390
Receivable from sale of assets and technology		—	—	3,311	$3,311
Book value of net assets impaired or sold	(317)	—	(135)	(2,312)	$(2,764)

Net gain (loss) on sale of assets and technology	$5,246	$1,595	$1,013	$(917)	$6,937

In connection with our touch sensor and power management sale transactions, we received cash holdbacks agreed to under the respective agreements totaling $0.6 million in the third quarter of 2009. We will record additional gain on these sales of assets and technology in the third quarter when the cash was received. These payments are not reflected in the condensed consolidated statement of operations for the second quarter of 2009.

Interest and other income, net

	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change
Interest and other income, net	$430	$340	26%	$694	$1,137	(39)%

Interest and other income, net, increased $0.1 million in the second quarter of 2009 as compared to the second quarter of 2008. We earned interest income of $0.1 million and $0.4 million in the three months ended June 30, 2009 and 2008, respectively. The lower interest in 2009 is due to significant decreases in both our average cash and investment balance and interest rates. We recorded a gain of $0.3 million on the sale of previously written down auction rate securities in the second quarter of 2009.

For the six months ending June 30, 2009 we recorded $0.6 million in gain on the sale of previously written down auction rate securities. Interest income totaled $1.1 million for the first six months of 2008, and $0.2 million for the first six months of 2009.

Benefit from income taxes

	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change
	(in thousands)			(in thousands)
Benefit from income taxes	($275)	($221)	24%	($240)	($231)	4%
Effective tax rate	-11%	1%		86%	1%

We recorded a benefit from income taxes of $275 thousand for the three months ended June 30, 2009, as compared to a benefit from income taxes of $221 thousand for the three months ended June 30, 2008. The income tax benefit for the three months ended June 30, 2009 includes a release of reserves for foreign taxes of $281 thousand due to the lapse of the applicable statute of limitations, and is not representative of the tax provision expected for the full year. The income tax benefit for the six months ended June 30, 2008 included a discrete tax benefit of $399 thousand related to interest on a tax refund receivable of $253 thousand and a net reduction of taxes payable for prior year taxes of $146 thousand, largely related to prior year return to provision adjustments. We expect to record a modest benefit to income taxes for the full 2009 year.

For the six months ended June 30, we recorded a benefit of $240 thousand in 2009 and $231 thousand in 2008. The income tax provision for the first half of 2009 included a discrete benefit of $281 thousand related to the release of reserves for foreign taxes, and the first half of 2008 included a discrete benefit of $399 thousand related to prior years taxes.

In 2007 and 2008 we established valuation allowances for our federal and state deferred tax assets. The valuation allowances were determined in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes,” which require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. As of June 30, 2009 we continue to maintain a full valuation allowance on our state deferred tax assets and a partial valuation allowance on our federal deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

We are subject to periodic audits of our income tax returns by federal, state and foreign tax authorities. These audits may question our tax filing positions, including the timing and amount of deductions and the allocation of income across jurisdictions. As of June 30, 2009, our unrecognized tax benefits are approximately $2.8 million, of which $1.5 million would, if recognized, impact our effective tax rate. This amount includes $253 thousand of interest and penalties. We continue to recognize interest and/or penalties related to income tax matters as a component of income tax expense. We believe it is reasonably possible that a change to our unrecognized tax benefits could occur within twelve months as a result of lapses in statutes of limitations, potentially reducing our net loss by up to $0.1 million. It is possible; however, that some months or years may elapse before an uncertain position for which we have established a reserve is resolved.

We file U.S., California and foreign income tax returns in jurisdictions with varying statutes of limitation. The 2005 through 2008 tax years remain subject to examination by federal tax authorities and the 2004 through 2008 tax years remain subject to examination by California tax authorities. In significant foreign jurisdictions, the 2004 through 2008 tax years generally remain subject to examination by tax authorities. We have no ongoing audits by tax authorities at this time.

Liquidity and Capital Resources

	Six Months Ended June 30,
	2009	2008
	(in thousands)
Net cash used in operating activities	$(10,696)	$(15,725)
Net cash provided by investing activities	14,454	19,618
Net cash provided by (used in) financing activities	(403)	40

Since our inception, we have financed our operations primarily through sales of equity securities and through cash generated from operations prior to 2006. Working capital increased from $29.6 million at December 31, 2008 to $33.8 million at June 30, 2009 as a result of cash received from the sale of assets and technology, offset by quarterly losses. Cash, cash equivalents, investments and restricted cash at June 30, 2009 totaled $28.7 million, as compared to $29.4 million as of December 31, 2008. The decline in cash, cash equivalents, investments and restricted cash were primarily due to our net losses in the last twelve months offset by the sales of assets and technology in the first six months of 2009.

Net cash used in operating activities was $10.7 million for the six months ended June 30, 2009, compared to $15.7 million for the six months ended June 30, 2008. Our net loss was $39 thousand for the six months ended June 30, 2009 and $29.6 million for the six months ended June 30, 2008. We recorded $9.4 million in impairment of goodwill and intangible assets in the first half of 2008, and $6.9 million in net gains from the sale of assets and technology in the first six months of 2009.

Trade accounts receivable increased $0.6 million in the six months ended June 30, 2009 and decreased $2.0 million in the six months ended June 30, 2008. The changes are the result of increases in revenue in the second quarter of 2009 and declines in revenue in the second quarter of 2008. Additionally, payment terms vary by customer and our receivable balance fluctuates with changes in our customer mix. Our days of sales outstanding were 81 at June 30, 2009 and 57 at June 30, 2008. We expect days of sales outstanding typically to range from 60 to 90 days. Our customer base has become more concentrated with customers with longer contractual payment terms, and we experienced some delays in receiving customer payments that were due before June 30, 2009. We closely monitor our credit extension to customers who delay payments and may withhold requested shipments. Our balance sheet also includes a $3.3 million receivable from the buyer of our display driver business which is due no later than January 2010. At present, no allowance is deemed required for this receivable. However, if the financial condition of the purchaser of our display driver business limits their ability to make payments on this debt, an allowance for uncollectibility may be required, which would have a material impact on our financial results and cash flows.

Inventory decreased by $2.0 million in the six months ended June 30, 2009 and increased by $3.3 million in the six months ended June 30, 2008. The decrease in the first six months of 2009 resulted from sales of existing product inventories, and some wafer foundry supply limitations in the second quarter of 2009. Our annualized inventory turns were 52 for the three months ending June 30, 2009 and five for the three months ended June 30, 2008, reflecting the inventory reduction in the second quarter of 2009 and the build in inventory in the second quarter of 2008. In June 2009, one of our principal foundry partners experienced a manufacturing disruption due to a loss of electrical power which limited their deliveries of product to us at the end of the quarter. We expect annualized inventory turns typically will range between eight and ten. To effectively manage inventory volumes, we must carefully monitor forecasted sales by device due to the relatively long manufacturing process for semiconductors and risk of obsolescence in a rapidly evolving industry. This risk is heightened by rapid changes in forecasted sales from our customers, in some cases necessitating commencement of production before we receive firm purchase orders. To the extent customer demand falls short of previous forecasts, our cash flows may be negatively impacted by a longer cash flow cycle on such inventory, and inventory may exceed demand resulting in inventory write-downs which impact our financial statements.

Accounts payable decreased $1.0 million in the first six months of 2009 as we had minimal inventory purchases in the period. During the first quarters of 2009 and 2008, we paid out $2.4 million and $1.8 million, respectively, to current and former employees in connection with the Mondowave acquisition, reducing accrued liabilities in each period. Accrued salary and vacation liabilities have declined with our reductions in headcount. Deferred margin declined in the first six months 2009 as we sold liabilities for deferred non recurring engineering revenue to the buyer of our display driver business in January 2009, and our sales distributors reduced their net inventories of our products through product sales.

Net cash provided by investing activities was $14.5 million and $19.6 million for the six months ended June 30, 2009 and 2008, respectively. During the first six months of 2009, we received cash from sales of our touch sensor, display driver, power management and audio product assets of $6.4 million, net of fees to financial and legal advisors. In the first half of 2008, we decreased our marketable securities portfolio and increased our cash and cash equivalents. We purchased a minimal amount of property and equipment in the first six months of 2009 and approximately $0.2 million of property and equipment in the first six months of 2008. Sales or maturities of available for sale securities, net of purchases of available for sale securities, were $6.4 million in the first six months of 2009 and $19.7 million in the first six months of 2008. All investments comply with our corporate investment policy, with our primary objective being the preservation of principal.

Net cash used in financing activities was $0.4 million for the first six months of 2009, and $40 thousand in cash was provided by financing activities in the first six months of 2008. We retired some restricted stock awards for employees transferred as a result of sales of parts of our business in the first half of 2009 and paid $0.3 million in installment payments on our integrated circuit design and simulation software tools.

We believe that as a result of our actions taken in the fourth quarter of 2008 and in the first six months of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations through June 30, 2010. However, we expect to incur operating losses in 2009. If anticipated operating results in our legacy display driver and LED driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. Additionally, we may enter into additional agreements for the sale of all or parts of our business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain necessary financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

ITEM 3.	Qualitative and Quantitative Disclosure about Market Risk

Interest Rate Risk. Our investment portfolio currently consists of money market funds, corporate notes and bonds, commercial paper, and U.S. government agency bonds. Our primary objective with this investment portfolio is to invest available cash while preserving principal and meeting liquidity needs. In accordance with our investment policy, we place investments with high credit quality issuers and limit the amount of credit exposure to any one issuer. These securities, which approximated $26.7 million as of June 30, 2009, and have a weighted average interest rate of approximately 1.1%, are subject to interest rate risks. However, based on the liquidity of our investments, we believe that if a significant change in interest rates were to occur, it would not have a material effect on our financial condition.

Liquidity Risk. Our Level 3 investments as of December 31, 2008 included auction rate securities (ARS) that are securitized packages of government guaranteed student loans. In March 2009, we sold one of our ARS with a par value of $1.0 million and carrying value of $600 thousand for $870 thousand. In the second quarter of 2009, we sold the remaining two ARS with an aggregate par value of $1.7 million and carrying value of $1.02 million for $1.36 million. The gain of $340 thousand for the three months ended June 30, 2009 and the gain of $610 thousand for the six months ended June 30, 2009 appears within “Interest and other income, net” on the condensed consolidated statement of operations. As of June 30, 2009 we had no remaining Level 3 investments, and we believe that with overall liquidity in the capital markets improving during the second quarter of 2009, our investment portfolio is subject to minimal liquidity risks. We cannot assure you, however, that liquidity risk will not cause a material impact to our financial position, results of operations or cash flows in the future.

Foreign Currency Exchange Risk. We engage in international operations and transact business in various foreign countries, primarily China, Japan, Korea, Singapore and Taiwan. Activities with our manufacturing partners located in Singapore and Taiwan are denominated in U.S. dollars.

In connection with the sale of our display driver assets and technology in January 2009, a portion of the consideration was given in the form of a receivable in the amount of two billion Korean won due no later than January, 2010. Prior to the sale of our display driver business, in which we sold our Korean R&D subsidiary, our foreign currency exchange risk was primarily associated with settlement of our intercompany accounts with our Korean subsidiary. The sale of our touch sensor business in June 2009 included the transfer of a number of our remaining Korean employees to the buyer, and further reduced our exposure to foreign exchange risk. Although our foreign currency exchange risk is minimal after the sales of our Korean R&D subsidiary and touch sensor business operations, we cannot assure you that exchange rate movements will not cause a material impact to our financial position, results of operations or cash flows in the future.

ITEM 4.	Controls and Procedures

Evaluation of disclosure controls and procedures.

As of the end of the period covered by this report, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15, under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer. It confirmed that our disclosure controls and procedures are effective in alerting us, within the time periods specified by the Securities and Exchange Commission, to any material information regarding our company. Based on their evaluation as of June 30, 2009, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective to ensure that the information required to be disclosed by us in this Quarterly Report on Form 10-Q was recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and Form 10-Q and such information was accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

Changes in internal control over financial reporting.

There were no changes in our internal control over financial reporting during the quarter ended June 30, 2009 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the effectiveness of controls.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives and our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls are effective at that reasonable assurance level. However, due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

PART II—OTHER INFORMATION

ITEM 1.	Legal Proceedings

On March 2, 2005, a securities class action suit was filed in the United States District Court for the Northern District of California against Leadis Technology, Inc., certain of its officers and its directors. The complaint alleges the defendants violated Sections 11 and 15 of the Securities Act of 1933 by making allegedly false and misleading statements in our registration statement and prospectus filed on June 16, 2004 for our initial public offering. A similar additional action was filed on March 11, 2005. On April 20, 2005, the court consolidated the two actions. In the fourth quarter of 2008, the parties to this litigation reached a tentative settlement of all claims. The District Court preliminarily approved the settlement in February 2009, and the District Court issued its final approval of the settlement in June 2009.

ITEM 1A.	Risk Factors

You should carefully consider the risks described below in addition to the other cautionary statements and risks described elsewhere in this Report and in our other filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2008, and subsequent reports on Form 8-K, in evaluating our company and our business. The risks and uncertainties described below may not be the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations would be impaired. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have marked with an asterisk (*) those risks described below that reflect substantive changes from the risks described under “Item 1A. Risk Factors” included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2009.

Our business strategy is currently going through significant evaluation and change.*

We announced in October 2008 that our business strategy was going through a transition. Rather than continuing to pursue a broad range of analog semiconductor products for portable electronic devices, we have significantly reduced the scope of our operating activities. In January 2009, we sold certain display driver assets and transferred certain employees to AsTEK, Inc., a privately-held company located in Korea whose principal is the former general manager of our Korean R&D operation. The total consideration was $3.5 million in the form of a non-interest bearing receivable due no later than January 2010 plus $0.5 million of assumed liabilities. The cash consideration has yet to be received, and the associated receivable carries risk of non-payment. A portion of the receivable is denominated in the amount of 2 billion Korean won due no later than January 2010, and is therefore also subject to foreign currency exchange risk. We retained rights to most of the current display driver products in production, which we expect will continue to generate revenue through 2009, as well as ownership of our proprietary EPiC™ technology for AM-OLED displays. In February 2009, we sold assets relating to a development-stage power management product. In March 2009, we sold the assets relating to our portable audio products. In June 2009, we sold the assets relating to our touch sensor products. As a result of these transactions, we have reduced our headcount by approximately 70% from the level at the end of the third quarter of 2008, and we are focusing our operating activities on our LED products. We also expect to generate revenue from the sale of our legacy display driver products. While these transitions have significantly reduced our operating expenses, the transitions and our current plan may fail to stop our operating losses. In addition, we may not be able to make our LED driver business profitable and therefore may exit from this business, either through a sale of the business, a shutdown of the business, or by other means. We may not be able to identify, acquire, or transition to new lines of business that may be profitable, and we may not have enough resources to transition to certain alternative lines of business. We are also evaluating alternatives to maximize shareholder value, including the potential sale of all or parts of the remaining business. There is no assurance that we could find buyers for the remaining parts of our business, or that the terms of any such potential transaction will be significantly beneficial.

If our new business strategy is unsuccessful, it could significantly harm our business and operating results.*

In the second half of 2008 and first quarter of 2009, as economic conditions deteriorated, we took actions to restructure our operations and reduce our spending to bring costs more in line with expected revenues and our business strategy. We engaged financial advisors during the third quarter of 2008 and began evaluating alternatives for each of our business areas. As a result of this restructuring, we are focusing our operating activities on LED drivers and controllers. In the short term, we also will generate revenue from the sale of our legacy display driver products. The sale of our display driver, audio and touch sensor businesses has reduced the scale of our business and income stream, resulting in significantly greater reliance on our LED products. To date, we have not generated significant revenue from sale of these products. If the market demand for our LED product offerings is smaller than we anticipated, our results of operations and business would be adversely affected. In addition, if there is a delay in bringing our new products to market, it would delay our ability to derive revenue from such products and our business and operating results could be significantly harmed.

We continue to explore strategic alternatives for our business, which could significantly change the nature of our operations.*

Since the third quarter of 2008, we have taken significant actions to restructure our operations, including the sale of assets related to our display driver, audio and touch sensor businesses. Our current operations are focused on the development and sale of LED drivers and controllers, as well as the sale of our legacy display driver products. Despite having significantly reduced our operating costs and narrowed the scope of our operating activities, we continue to evaluate alternatives to maximize shareholder value in our company. Possible alternatives include selling all of our remaining assets to one or more buyers, including assets related to our LED drivers and controllers and our legacy display drivers, changing our business focus, which could include acquiring business or assets from a third party, expanding the scope of our business through relationships with third parties, or seeking voluntary dissolution. There is no assurance that we could find willing buyers or partners necessary to implement any of these alternatives should we elect to do so. There also can be no assurance that any of these alternatives would result in greater stockholder value than our current business strategy.

We have incurred losses in prior periods and will incur losses in the future, which will reduce our cash balance and could harm our financial condition.

For the years ended December 31, 2008, 2007 and 2006, we incurred significant operating losses and negative cash flows, with net losses of $51.5 million, $30.9 million and $11.9 million, respectively. During this period our revenue decreased from $101.2 million in 2006 to $39.6 million in 2007 and $18.6 million in 2008. For the six months ended June 30, 2009, our revenue was $4.8 million and we had a net loss of $39 thousand. At June 30, 2009, we had an accumulated deficit of $77.3 million and cash, cash equivalents and short-term investments totaling $28.7 million.

Although we have taken steps to significantly reduce our operating expenses, our ability to return to or sustain profitability on a quarterly or annual basis in the future depends substantially on our ability to develop new LED products that gain market acceptance, and our ability to manage expenses. We may not generate sufficient revenue from these products and we may not again achieve or sustain profitability on a quarterly or annual basis. If we fail to return to profitability, the continued operating losses will reduce our cash balance and negatively harm our business and financial condition.

We may need to raise additional capital, which might not be available or which, if available, may be on terms that are not favorable to us.

We believe that as a result of our actions taken in the fourth quarter of 2008 and in the first quarter of 2009, our cash, cash equivalents, and short term investment balances will be sufficient to fund our operations through June 30, 2010. However, we expect to incur operating losses in 2009 and expect our cash balance to decline during the year. If anticipated operating results in our LED products and legacy display driver businesses are not achieved, we have the intent and believe we have the ability to delay or further reduce expenditures. We may also enter into additional agreements for the sale of all or parts of our remaining business in the future. We currently have no plans to seek additional cash. However, if additional capital is raised through the sale of equity or convertible debt, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to current holders of common stock. If we obtain additional funds through arrangements with strategic partners, we may be required to relinquish our rights to certain technologies or products that we might otherwise seek to retain. There can be no assurance that we will be able to obtain such financing, or obtain it on acceptable terms. If we are unable to obtain financing on acceptable terms, we may be unable to execute our business plan and we could be required to delay or reduce the scope of our operations.

Recent deterioration of worldwide economic conditions may affect our financial performance and our ability to forecast our business.

Our operations and performance depend on worldwide economic conditions and its impact on purchases of our products by our customers. Economic conditions deteriorated significantly in the last six months of 2008 and the first six months of 2009 in many countries and regions, including the United States, and may remain depressed for the foreseeable future. As a result, our customers may experience unexpected fluctuations in demand for their products, as consumers alter their purchasing activities in response to this economic uncertainty, and our customers may change or scale back their product development efforts, component purchases or other activities that affect purchases of our products. This uncertainty may affect our ability to provide or meet specific forecasted results, as we attempt to address this increased volatility in our business. If we are unable to adequately respond to unforeseeable changes in demand resulting from general economic conditions, our operating results and financial condition may be materially and adversely affected.

If we are unable to timely develop new and enhanced products that achieve market acceptance, our operating results and competitive position could be harmed.

Our future success will depend on our ability to develop LED products that achieve timely and cost-effective market acceptance. The development of our products is highly complex, and we have experienced, and in the future may experience, delays in the development and introduction of new products and product enhancements. We often incur significant expenditures on the development of a new product without any assurance that a manufacturer will select our product for design into its own product. Once a customer designs a competitor’s product into its product offering, it becomes significantly more difficult for us to sell our products to that customer because changing suppliers typically involves significant cost, time, effort and risk for the customer.

Successful product development and market acceptance of our products depend on a number of factors, including:

•	accurate prediction of changing requirements of customers within the portable device and consumer electronics markets;

•	timely completion and introduction of new designs;

•	timely qualification and certification of our products for use in our customers’ products;

•	the prices at which we are able to offer our products;

•	quality, performance, power use and size of our products as compared to competing products and technologies;

•	commercial acceptance and commercial production of the devices into which our products are incorporated;

•	achievement of acceptable manufacturing yields;

•	interoperability of our products with other system components;

•	successful development of our relationships with existing and potential customers;

•	our ability to retain, train and manage new suppliers and sales representatives and distributors; and

•	changes in technology, industry standards or end-user preferences.

We cannot assure you that products we recently developed, or products we may develop in the future, will achieve market acceptance. If our customers notify us that they have incorporated our products into their products in the design phase, we describe this event as a design win. Even if we achieve design wins for our products, these design wins may not generate significant, or any revenue. Design wins for our LED driver products have not yet generated significant revenue. If our LED products fail to achieve design wins, the design wins do not generate significant revenue, or if we fail to develop new products that achieve market acceptance, our growth prospects, operating results and competitive position will be adversely affected.

Not all new design wins ramp into production, and even if ramped into production, the timing of such production may not occur as we or our customers had estimated or the volumes derived from such projects may not be as significant as we had estimated, which could have a substantial negative impact on our anticipated revenues and financial condition.

Once our LED products have achieved a design win, it typically takes 3 to 9 months to actually ramp into commercial production. The value of any design win depends in large part upon the ultimate success of our customer’s product in its market. Not all design wins ramp into production and, even if a design win ramps into production, the volumes derived from such projects may be less than we had originally estimated due to lower than anticipated acceptance of our customer’s product by the market. Our failure to obtain sufficient design wins for LED products, or the failure of designs we win to generate sufficient revenues, will have a materially adverse effect on our business, financial condition, and operating results.

We depend on a small number of key customers for substantially all of our revenue and the loss of, or a significant reduction in orders from, any key customer would significantly reduce our revenue and adversely impact our operating results.

For the next several quarters, our primary source of revenue will continue to come from the sale of our legacy display drivers to display module manufacturers serving the portable handset market. Historically, substantially all of our revenue has been generated from sales to a very small number of display module manufacturer customers. The loss of, or a reduction in purchases by, any of our key customers would likely harm our business, financial condition and results of operations. As we focus our business on LED products, we will need to achieve design wins at new customers to whom we have not previously sold products. Our inability to achieve a sufficient number of design wins with new customers will significantly harm our financial position. Consolidation in our customers’ industries may result in increased customer concentration and the potential loss of customers. In addition, some of our customers may have efforts underway to actively consolidate their supply chain, which could reduce their purchases of our products.

We are dependent on sales of a small number of products, and the absence of continued market acceptance of these products could harm our business.

Historically, we have derived all of our revenue from a limited number of display driver products and, despite our recent restructuring; we expect to continue to derive a substantial portion of our revenue from these products in the near term. As a result, in the short term, a decline in market demand for one or more of our current display driver products could result in a significant decline in revenue and reduced operating results. As part of our restructuring, we are focusing our operating activities on the development of new LED products. Until we have broadened our portfolio of these products, we will continue to be dependent on sales of a small number of products for substantially all of our revenue. Market acceptance of these new products is critical to our long-term success.

The average selling prices of our products tend to decline over time, often rapidly, and if we are unable to develop successful new products in a timely manner, our operating results will be harmed.

The portable electronic device market, and in particular the portable handset market, is extremely cost sensitive, which has resulted, and may continue to result, in declining average selling prices of portable handset components. The products we develop and sell are used for high volume applications and the average selling prices tend to decline, often rapidly, over the life of the product. We may reduce the average unit price of our products in response to competitive pricing pressures, new product introductions by us or our competitors and other factors. To maintain acceptable operating results, we will need to develop and introduce new products and product enhancements on a timely basis and continue to reduce our production costs. If we are unable to offset reductions in our average selling prices by timely introducing new products at higher average prices or reducing our production costs, our operating results will suffer.

If we are unable to comply with evolving customer specifications and requirements, customers may choose other products instead of our own.

Our LED products must satisfy certain performance specifications of portable handset or electronic device manufacturers. Our ability to compete in the future will depend on our ability to comply with these specifications. We must continue to incorporate additional features and advanced technology into our products to be successful. In addition, as we seek to add new customers, we will need to comply with new and different specifications and quality standards. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant specifications. If our products are not in compliance with prevailing specifications for a significant period of time, we could miss opportunities to have customers choose our products over those of our competitors early in the customer’s design process. Loss of design wins could harm our business by making it more difficult to obtain future design wins with the manufacturer. We may not be successful in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances requires substantial time and expense and may not be successful, which would harm our competitive position.

Our business is highly dependent on the consumer electronics market, which is highly concentrated and characterized by significant price competition, short product life cycles, fluctuations in demand, and seasonality, any of which could negatively impact our business or results of operations.

Nearly all of our revenue to date has been generated from sales of display drivers for use in portable handsets. We anticipate that a significant portion of sales of our LED products will be for use in portable handsets or other consumer electronic devices. These markets are characterized by intense competition among a concentrated group of manufacturers, rapidly evolving technology, and changing consumer preferences. These factors result in the frequent introduction of new products, significant price competition, short product life cycles, and continually evolving product specifications. If we, our customers or consumer electronic device manufacturers are unable to manage product transitions, our business and results of operations could be negatively affected. Our business is also dependent on the broad commercial acceptance of the consumer electronic devices into which our products are incorporated. Even though we may achieve design wins, if the consumer electronic devices incorporating our products do not achieve significant customer acceptance, our revenue will be adversely affected.

We expect our business to be subject to seasonality and varying order patterns in the consumer electronic device market. Demand is typically stronger in this market in the second half of the year than the first half of the year. However, in the past consumer electronic device manufacturers inaccurately forecasted consumer demand, which led to significant changes in orders to their component suppliers. We have experienced both increases and decreases in orders within the same quarter and with limited advance notice, and we expect such increases and decreases to occur in the future.

Our limited operating history makes it difficult for us to assess the impact of seasonal factors on our business. If we, or our customers, are unable to increase production of new or existing products to meet any increases in demand due to seasonality or other factors, our revenue from such products would be adversely affected and this may damage our reputation. Conversely, if our customers overestimate consumer demand, they may reduce their orders or delay shipments of our products from amounts forecasted, and our revenue in a particular period could be adversely affected.

Our products are complex and may require modifications to resolve undetected errors or failures, which could lead to an increase in our costs, a loss of customers or a delay in market acceptance of our products.

Our products are highly complex and have contained, and may in the future contain, undetected errors or failures when first introduced or as new revisions are released. If we deliver products with errors or defects, we may incur additional development, repair or replacement costs, our margin rates will suffer, and our credibility and the market acceptance of our products could be harmed. Defects in our products could also lead to liability as a result of lawsuits against us or our customers. We have agreed to indemnify our customers in some circumstances against liability from defects in our products. A successful product liability claim could require us to make significant damage payments.

Our products must interoperate with the components supplied to our customers by other suppliers.

Our LED products comprise only part of complex electronics systems manufactured by our customers. As a result, these products must operate according to specifications with the other components in the system. If other components of the electronic system fail to operate efficiently with our products, we may be required to incur additional development time and costs optimizing the interoperability of our products with the other components. Additionally, if other components of the system contain errors or defects that cannot be corrected in a timely fashion, the customer may delay or cancel production of its system, adversely impacting our sales.

Failure to transition to new manufacturing process technologies could adversely affect our operating results and gross margin.

To remain competitive, we strive to manufacture our products using increasingly smaller geometries and higher levels of design integration. Our strategy is to utilize the most advanced manufacturing process technology appropriate for our products and available from our third-party foundry contractors. Use of advanced processes may have greater risk of initial yield problems and higher production costs. Manufacturing process technologies are subject to rapid change and require significant expenditures for research and development. In the past, we have experienced difficulty in migrating to new manufacturing processes and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. Moreover, we are dependent on our relationships with our third-party manufacturers to successfully migrate to smaller geometry processes. The inability by us or our third-party manufacturers to effectively and efficiently transition to new manufacturing process technologies may adversely affect our gross margin and our operating results.

Our limited operating history makes it difficult for us to accurately forecast revenue and appropriately plan our expenses.

We were formed in May 2000 and had our initial meaningful shipments of display driver products in the third quarter of 2002. As a result, we have limited historical financial data from which to predict our future revenue and expenses. We have not yet had meaningful shipments of our LED products. The rapidly evolving nature of the consumer electronic device markets and other factors that are beyond our control also limit our ability to accurately forecast revenue and expenses. Because most of our expenses are fixed in the short term or incurred in advance of anticipated revenue, we may not be able to decrease our expenses in a timely manner to offset any shortfall in revenue.

Our revenue has fluctuated significantly from quarter to quarter and year to year, so you should not rely on the results of any past periods as an indication of future revenue performance or growth.

In the past, we have experienced significant revenue fluctuation from quarter to quarter and year to year. While our revenue increased 58% in 2006 compared to 2005, we experienced a 61% decline in revenue in 2007 compared to 2006, and our revenue for 2008 decreased 53% compared to 2007. Our revenue for the first six months of 2009 was 58% lower than our revenue for the first six months of 2008. We also sold off significant parts of our business in the first half of 2009. Accordingly, you should not rely on the results of any prior periods as an indication of our future revenue growth or financial results.

Our quarterly financial results fluctuate, which leads to volatility in our stock price.

Our revenue and operating results have fluctuated from quarter to quarter in the past and may continue to do so in the future. As a result, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance. Fluctuations in our revenue and operating results could negatively affect the trading price of our stock. In addition, our revenue and results of operations may, in the future, be below the expectations of analysts and investors, which could cause our stock price to decline. Factors that are likely to cause our revenue and operating results to fluctuate include the risk factors discussed throughout this section.

If we fail to accurately forecast customer demand, we may have excess or insufficient inventory, which may increase our operating costs and harm our business.

We will sell our LED products to manufacturers of consumer electronics devices. We sell our display drivers to display module manufacturers who integrate our drivers into the displays that they supply to handset manufacturers. We have limited visibility as to the volume of our products that our customers are selling to their customers or carrying in their inventory. If our customers have excess inventory or experience a slowing of products sold through to their end customers, it would likely result in a slowdown in orders from our customers and adversely impact our future sales. Moreover, to ensure availability of our products for our customers, in some cases we start the manufacturing of our products based on forecasts provided by these customers in advance of receiving purchase orders. However, these forecasts do not represent binding purchase commitments, and we do not recognize revenue from these products until they are shipped to the customer. As a result, we incur inventory and manufacturing costs in advance of anticipated revenue. If we overestimate customer demand for our products or if purchase orders are cancelled or shipments delayed by our customers, we may end up with excess inventory that we cannot sell, which would harm our financial results. For example, in 2008, we recorded charges of $5.9 million to write down excess inventory. During 2008, we experienced a sharp drop in demand for two display driver products that had been our largest volume programs. We deliberately built ahead of demand in one program to take advantage of favorable supplier pricing. These products represented approximately 77% of our inventory carrying value at December 31, 2008. While we sold some of this inventory in the first six months of 2009 and expect this inventory to be fully sold in subsequent quarters, we cannot assure you that the inventory will sell, nor that it will sell at prices in excess of our manufacturing costs, and this may result in future inventory provisions. This inventory risk is exacerbated because many of our display driver products are customized, which hampers our ability to sell any excess inventory to the general market.

Our customer orders are subject to cancellation, reduction or delay in delivery schedules, which may result in lower than anticipated revenue.

Our sales are generally made pursuant to standard purchase orders rather than long-term purchase commitments. These purchase orders may be cancelled or modified or the shipment dates delayed by the customer. We have in the past experienced, and may, in the future, experience delays in scheduled shipment dates, which have on occasion resulted, and may in the future result, in our recognizing revenue in a later period than anticipated. We have also experienced reductions to previously placed purchase orders. Any cancellation, modification or delay in shipments in the future may result in lower than anticipated revenue.

We face significant competition and may be unsuccessful in competing against current and future competitors.

The markets in which we operate are intensely competitive and are characterized by rapid technological changes, rapid price reductions and short product life cycles. Competition typically occurs at the design stage, when customers evaluate alternative design approaches requiring integrated circuits. Because of short product life cycles, there are frequent design win competitions for next-generation systems. Increased competition may result in price pressure, reduced profitability and loss of market share, any of which could seriously harm our revenue and operating results.

Competitors for our LED products include Advanced Analogic Technologies, Inc., Linear Technology Corporation, Maxim Integrated Products, Inc., Micrel Incorporated, National Semiconductor Corporation, RichTech Co., Ltd., and Texas Instruments Incorporated.

Competitors for our legacy display driver products include Himax Technologies, Ltd., MagnaChip Semiconductor Ltd., Novatek Microelectronics Corp., Ltd., Renesas Technology Corp., Sitronix Technology Corporation, and Solomon Systech Limited. Additionally, many portable device display module manufacturers are affiliated with vertically integrated electronics companies. Some of these companies also have semiconductor design and manufacturing resources for developing display drivers. Captive semiconductor suppliers with which we may compete include semiconductor divisions of Samsung Electronics Co., Ltd., Seiko Epson Corporation, Sharp Electronics Corporation and Toshiba Corporation.

Many of our competitors and potential competitors have longer operating histories, greater name recognition, complementary product offerings, and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can. In addition, in the event of a manufacturing capacity shortage, these competitors may be able to obtain wafer fabrication capacity when we are unable to do so. Any of these factors could cause us to be at a competitive disadvantage to our existing and potential new competitors.

We rely on a limited number of independent foundries and subcontractors for the manufacture, assembly and testing of our chipsets and on third-party logistics providers to ship products to our customers. The failure of any of these third-party vendors to deliver products or otherwise perform as requested could damage our relationships with our customers, decrease our sales and limit our growth.*

As a fabless semiconductor company, we do not have our own manufacturing or assembly facilities and have limited in-house testing facilities. As a result, we rely on third-party vendors to manufacture, assemble and test the products that we design. Our principal foundry partners are Seiko Epson in Japan, and Vanguard International Semiconductor Corporation, Taiwan Semiconductor Manufacturing Corporation and United Microelectronics Corporation in Taiwan. We currently rely primarily on Chipbond Technology Corporation, International Semiconductor Technology Ltd. and King Yuan Electronics Co., Ltd., each located in Taiwan, and Unisem Group in Malaysia, to assemble and test our products. If our current or future vendors do not provide us with high-quality products, services and/or production and test capacity in a timely manner, or if the relationship with one or more of these vendors is terminated, we may be unable to obtain satisfactory replacements and/or we may be unable to fulfill customer orders on a timely basis, our relationships with our customers could suffer, our sales could decrease and our growth could be limited. For example, one of our principal foundry partners experienced in the second quarter of 2009 a manufacturing disruption due to a loss of electrical power that resulted in the loss of in-process inventory and required the foundry to restart inventory for us and other parties. This loss of electrical power created a short term disruption in planned deliveries by the foundry and could materially impact our revenue in the third quarter of 2009.

We face risks associated with relying on third-party vendors for the manufacture, assembly and testing of our products.

We rely, in whole or in part, upon independent vendors to manufacture, assemble and test our products. We face significant risks associated with relying on third-party vendors, including:

•	reduced ability to increase production and achieve acceptable yields on a timely basis;

•	reduced control over delivery schedules and product quality;

•	limited warranties on wafers or products supplied to us;

•	limited ability to obtain insurance coverage for business interruptions related to contractors;

•	increased exposure to potential misappropriation of our intellectual property;

•	shortages of materials that foundries use to manufacture our products;

•	labor shortages or labor strikes;

•	political instability in countries where contractors are located; and

•	actions taken by our subcontractors that breach our agreements.

We do not have long-term supply contracts with our third-party manufacturing vendors and they may allocate capacity to other customers and may not allocate sufficient capacity to us to meet future demands for our products.*

We currently do not have long-term supply contracts with any of our third-party contractors. As a result, none of our third-party contractors is obligated to perform services or supply products to us for any specific period, in any specific quantities, or at any specific price, except as may be provided in a particular purchase order. Moreover, none of our third-party foundry or assembly and test vendors has provided contractual assurances to us that adequate capacity will be available to us to meet future demand for our products. We provide our foundry contractors with monthly rolling forecasts of our production requirements; however, the ability of each foundry to provide wafers to us is limited by the foundry’s available capacity. Our foundry contractors use raw materials in the manufacture of wafers used to manufacture our products. To the extent our foundry contractors experience shortages of these wafers, we may be unable to obtain capacity as required. In addition, the price of our wafers will fluctuate based on changes in available industry capacity. Our foundry, assembly and test contractors may allocate capacity to the production of other companies’ products while reducing deliveries to us on short notice or increasing the prices they charge us. These foundry, assembly and test contractors may reallocate capacity to other customers that are larger and better financed than us or that have long-term agreements or relationships with these foundries or assembly and test contractors, which would decrease the capacity available to us. Moreover, to the extent we decide to, or are required to, change contractors we will face risks associated with establishing new business relationships and capacity. To secure manufacturing capacity at our foundry, assembly and test suppliers we may be required to make substantial purchase commitments or prepayments in future periods, purchase product or services under letter of credit or other terms that are less favorable to us than terms our competitors may arrange, or enter into agreements that commit us to purchase minimum quantities in order to secure capacity or to achieve favorable prices. While we currently do not have plans for long-term agreements with any of our suppliers, we may enter into such agreements in the future, which could reduce our cash flow and subject us to risks of excess inventory or service costs.

Failure to achieve expected manufacturing yields for existing and/or new products would reduce our gross margin and could adversely affect our ability to compete effectively.

We have experienced, and may again experience, manufacturing yields that were less than we had anticipated. Semiconductor manufacturing yields are a function of product design, which is developed largely by us, and process technology, which is typically developed by our third-party foundries. As low manufacturing yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify sensitivities relating to the design processes used. As a result, yield problems may not be identified until well after the production process has begun. Any decrease in manufacturing yields could result in an increase in our manufacturing costs and decrease our ability to fulfill customer orders in a timely fashion. This could potentially have a negative impact on our revenue, our gross margin, our gross profit, and our customer relationships. The manufacturing yields for new products tend to be lower initially and increase as we achieve full production. In many cases, these shorter manufacturing periods will not reach the longer, higher volume manufacturing periods conducive to higher manufacturing yields and declining costs. We also face the risk of product recalls or product returns resulting from design or manufacturing defects that are not discovered during the manufacturing and testing process. A significant number of product returns due to a defect or recall could damage our reputation and result in our customers working with our competitors.

The semiconductor industry is highly cyclical, and our operating results may be negatively impacted by downturns in the general semiconductor industry.

Our business is impacted by the cyclical nature of the semiconductor industry. The semiconductor industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies and their customers and declines in general economic conditions. These downturns have been characterized by production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could significantly harm our sales, reduce our profitability or result in losses for a prolonged period of time. From time to time, the semiconductor industry also has experienced periods of increased demand and production capacity constraints. We may experience substantial changes in future operating results due to general semiconductor industry conditions, general economic conditions and other factors.

Any disruption to our operations or the operations of our foundry, assembly and test contractors resulting from electrical power outages or similar infrastructure failures, earthquakes or other natural disasters could cause significant delays in the production or shipment of our products.*

One of our principal foundry partners experienced in the second quarter of 2009 a manufacturing disruption due to a loss of electrical power that resulted in the loss of in-process inventory and required the foundry to restart inventory for us and other parties. This loss of electrical power created a short term disruption in planned deliveries by the foundry and could materially impact our revenue in the third quarter of 2009. We can provide no assurance that our revenue and financial results will not be harmed by this or other similar incidents at our foundry, assembly and test contractors in the future.

Our corporate headquarters are located in California. In addition, a substantial portion of our engineering operations and the third-party contractors that manufacture, assemble and test our products are located in the Pacific Rim. The risk of losses due to an earthquake in California and the Pacific Rim is significant due to the proximity to major earthquake fault lines. The occurrence of earthquakes or other natural disasters could result in disruption of our operations and the operations of our foundry, assembly and test contractors.

We rely on our key personnel to manage our business, and to develop products, and if we are unable to retain our current personnel and hire additional personnel, our ability to develop and successfully market our products could be harmed.

We believe that our future success depends in large part on our ability to retain the services of our skilled managerial, engineering, sales and marketing personnel, and to develop their successors and effectively managing the transition of key roles when they occur. Beginning in the second half of 2008, we began to restructure our operating activities, and have completed the sale of assets related to our display driver, audio, power management and touch sensor products. As part of the sale of these assets, we have also implemented headcount reductions and other operating expense reductions. As a result of these activities, it may become more difficult for us to retain executives and other key employees. In addition, a substantial majority of stock options held by our executives and key employees had exercise prices above the closing price of our common stock on July 31, 2009. If we lose any of our key technical or senior management personnel, or are unable to fill key positions, our business could be harmed. There are a limited number of qualified technical personnel with significant experience in the design, development, manufacture, and sale of analog integrated circuits, and we may face challenges hiring and retaining these types of employees. Our ability to expand our operations to meet corporate growth objectives depends upon our ability to hire and retain additional senior management personnel and qualified technical personnel.

Our ability to compete will be harmed if we are unable to adequately protect our intellectual property.

We rely primarily on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain, copy or use information that we regard as proprietary, such as product design and manufacturing process expertise. Our pending patent applications and any future applications may not result in issued patents and any issued patents may not be sufficiently broad to protect our proprietary technologies. Moreover, policing any unauthorized use of our products is difficult and costly, and we cannot be certain that the measures we have implemented will prevent misappropriation or unauthorized use of our technologies, particularly in foreign jurisdictions where the laws may not protect our proprietary rights as fully as the laws of the United States. The enforcement of patents by others may harm our ability to conduct our business. Others may independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property. Our failure to effectively protect our intellectual property could harm our business.

Assertions by third parties of infringement by us of their intellectual property rights could result in significant costs and cause our operating results to suffer.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. Although we are not currently a party to legal action alleging our infringement of third-party intellectual property rights, in the future we may receive letters from various industry participants alleging infringement of patents, trade secrets or other intellectual property rights. Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	pay damages to the party claiming infringement;

•	attempt to obtain a license to the relevant intellectual property, which may not be available on reasonable terms or at all; and

•	attempt to redesign those products that contain the allegedly infringing intellectual property.

In the future, the outcome of a dispute may be that we would need to develop non-infringing technology or enter into royalty or licensing agreements. We may also initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. We have agreed to indemnify certain customers for certain claims of infringement arising out of the sale of our products. This practice may subject us to significant indemnification claims by our customers or others.

We have significant international activities and customers, and plan to continue such efforts, which subjects us to additional business risks including increased logistical complexity, political instability and currency fluctuations.

We are incorporated and headquartered in the United States, and we have international subsidiaries in the Cayman Islands, Hong Kong and Japan. We have marketing and/or operations personnel in China, Hong Kong, Japan, and Taiwan. Substantially all of our revenue to date has been attributable to customers located outside of the United States. We anticipate that all or substantially all of our revenue will continue to be represented by sales to customers in Asia. Our international operations are subject to a number of risks, including:

•	increased complexity and costs of managing international operations;

•	protectionist and other foreign laws and business practices that favor local competition in some countries;

•	difficulties in managing foreign operations, including cultural differences;

•	difficulty in hiring qualified management, technical sales and applications engineers;

•	potentially reduced protection for intellectual property rights;

•	inadequate local infrastructure;

•	multiple, conflicting and changing laws, regulations, export and import restrictions, and tax policies

•	potentially longer and more difficult collection periods and exposure to foreign currency exchange rate fluctuations; and

•	political and economic instability.

Any of these factors could significantly harm our future sales and operations and, consequently, results of operations and financial condition.

We may have exposure to greater than anticipated tax liabilities.

The determination of our worldwide provision for income taxes and other tax liabilities requires estimation and significant judgment and there are many transactions and calculations where the ultimate tax determination is uncertain. Our determination of our tax liability is always subject to review by applicable domestic and international tax authorities. Any adverse outcome of such a review could have a negative effect on our operating results and financial condition. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Difficulties in collecting accounts receivable could result in significant charges against income and the deferral of revenue recognition from sales to affected customers, which could harm our operating results and financial condition.*

We hold a $3.3 million receivable from the sale of our display driver business which is due no later than January 2010. If the financial condition of the purchaser of our display driver business limits their ability to make payments on this debt, an allowance for uncollectibility may be required, which would have a material impact on our financial results and cash flows. Our trade accounts receivable are highly concentrated and make us vulnerable to adverse changes in our customers’ businesses and to downturns in the economy and the industry. In addition, difficulties in collecting accounts receivable or the loss of any significant customer could materially and adversely affect our financial condition and results of operations. As we seek to expand our customer base, it is possible that new customers may expose us to greater credit risk than our existing customers. Accounts receivable owed by foreign customers may be difficult to collect. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. This allowance consists of an amount identified for specific customers and an amount based on overall estimated exposure. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required and we may be required to defer revenue recognition on sales to affected customers, which could adversely affect our operating results. We may have to record additional allowances or write-offs and/or defer revenue on certain sales transactions in the future, which could negatively impact our financial results.

We may not maintain Nasdaq listing requirements, which would adversely affect the price and liquidity of our common stock.

To maintain the listing of our common stock on the Nasdaq Global Market (Nasdaq), we are required to meet certain listing requirements, including a minimum bid price of $1 per share. Our common stock has traded below the $1 minimum bid price every trading day since September 10, 2008. Under normal circumstances, companies traded on Nasdaq would receive a deficiency notice from Nasdaq if their common stock has traded below the $1 minimum bid price for 30 consecutive business days. Due to market conditions, however, on October 16, 2008 Nasdaq announced a suspension of the enforcement of rules requiring a minimum $1 closing bid price, with the suspension to remain in place until Friday, January 16, 2009. Nasdaq has subsequently announced an extension of this suspension until July 31, 2009. If our common stock continues to trade below the $1 minimum bid price for 30 consecutive business days following the end of Nasdaq’s enforcement suspension, we would likely receive a deficiency notice. Following receipt of a deficiency notice, we expect we would have 180 days to “cure” the deficiency by having our common stock trade over $1 minimum bid price for at least a 10-day period. If we were to fail to meet the minimum bid price for at least 10 consecutive days during the grace period, our common stock could be delisted. Even if we are able to comply with the minimum bid requirement, there is no assurance that in the future we will continue to satisfy Nasdaq listing requirements, with the result that our common stock may be delisted. Should our common stock be delisted from Nasdaq, and the delisting determination was based solely on non-compliance with the $1 minimum bid price, we may consider applying to transfer our common stock to the Nasdaq Capital Market provided that we satisfy all criteria for initial inclusion on such market other than the minimum bid price rule. In the event of such a transfer, the Nasdaq Marketplace Rules provide that we would have an additional 180 calendar days to comply with the minimum bid price rule while on the Nasdaq Capital Market. If our stock is delisted from the Nasdaq Global Market and the Nasdaq Capital Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of our common stock. Delisting of our common stock could materially adversely affect the market price and market liquidity of our common stock and our ability to raise necessary capital.

Our stock price is volatile, which could result in substantial losses for investors and significant costs related to litigation.

The trading price of our common stock is highly volatile. Between December 31, 2007 and June 30, 2009, our common stock traded between $2.86 per share and $0.28 per share. This volatility could result in substantial losses for investors. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	quarterly variations in revenue or operating results;

•	failure to meet the expectations of securities analysts or investors with respect to our financial performance;

•	changes in financial estimates by securities analysts;

•	announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;

•	publicity about our company or our products or our competitors;

•	announcements by manufacturers of consumer electronics or portable handsets;

•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rates;

•	additions or departures of key personnel;

•	the trading volume of our common stock;

•	any future sales of our common stock or other securities; and

•	stock market price and volume fluctuations of publicly-traded companies in general and semiconductor companies in particular.

Investors may be unable to resell their shares of our common stock at or above their purchase price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities, such as the lawsuit filed against us in March 2005. This securities litigation, and any other such litigation, may result in significant costs and diversion of management’s attention and resources, which could seriously harm our business and operating results.

We currently are, and in the future may be, subject to securities class action lawsuits that could cause harm to our business, financial condition, results of operations and cash flow.

We are at risk of being subject to securities class action lawsuits if our stock price declines substantially. Securities class action litigation has often been brought against a company following a decline in the market price of its securities. For example, on March 2, 2005, a securities class action suit was filed in the United States District Court for the Northern District of California against us, certain of our officers and our directors. The complaint alleges the defendants violated the Securities Act of 1933 by making allegedly false and misleading statements in the registration statement and prospectus filed on June 16, 2004 for our initial public offering. A similar additional action was filed on March 11, 2005 and the court consolidated the two actions. In the fourth quarter of 2008, the parties to this litigation reached a tentative settlement of all claims. The District Court preliminarily approved the settlement in February 2009, and the District Court provided approval of the settlement in June 2009. Any other such litigation filed in the future may result in significant costs and diversion of management’s attention and resources, which could seriously harm our business, operating results and cash flows.

Our principal stockholders have significant voting power and may influence actions that may not be in the best interests of our other stockholders.

We believe that our executive officers, directors and holders of 5% or more of our outstanding common stock, in the aggregate, beneficially own approximately 40% of our outstanding common stock as of June 30, 2009. As a result, these persons, acting together, may have the ability to exert substantial influence over matters requiring approval of our stockholders, including the election and removal of directors and the approval of mergers or other business combinations and divestitures. This concentration of beneficial ownership could be disadvantageous to other stockholders whose interests are different from those of our executive officers, directors, and 5% shareholders. For example, our executive officers and directors, acting together with a few stockholders owning a relatively small percentage of our outstanding stock, could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, on January 1, 2006, we adopted SFAS No. 123(R), “Share-based Payment,” which requires that we record compensation expense in our statement of operations for stock-based payments, such as employee stock options, using the fair value method. The adoption of this standard had, and will continue to have, a significant effect on our reported earnings, and could adversely impact our ability to provide accurate guidance on our future reported financial results due to the variability of the factors used to estimate the values of stock-based payments. If factors change and we employ different assumptions in the application of SFAS No. 123(R) in future periods, the compensation expense that we record under SFAS No. 123(R) may differ significantly from what we have recorded in the current period, which could negatively affect our stock price.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements could be impaired and any failure to maintain our internal controls and provide accurate financial statements could cause our stock price to decrease substantially.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on for the fiscal year 2009 the effectiveness of our internal control structure and procedures for financial reporting. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We have incurred, and expect to continue to incur, substantial expense and to devote significant management resources to Section 404 compliance. The Section 404 compliance costs are relatively fixed, therefore compliance costs increase as a percentage of revenue with declines in revenue such as those we experienced during 2007 and 2008. If in the future our chief executive officer, chief financial officer or independent registered public accounting firm determines that our internal control over financial reporting is not effective as defined under Section 404, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.

Anti-takeover provisions of our charter documents and Delaware law could prevent or delay transactions resulting in a change in control.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our board of directors. These provisions:

•	establish a classified board of directors, so that not all members of our board may be elected at one time;

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our board of directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive shareholders of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

ITEM 6.	Exhibits

2.1	Asset Purchase Agreement by and between Registrant and Integrated Device Technology, Inc., dated as of June 7, 2009 (1)

3.1	Amended and Restated Certificate of Incorporation of Leadis Technology, Inc. (2)

3.2	Amended and Restated Bylaws of Leadis Technology, Inc. (3)

4.1	Specimen Common Stock Certificate. (4)

4.2	Amended and Restated Investor Rights Agreement dated August 19, 2002 by and among Leadis Technology, Inc. and certain holders of capital stock of Leadis Technology, Inc. (5)

31.1	Certification of Chief Executive Officer as required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended.

31.2	Certification of Chief Financial Officer as required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended.

32.1*	Certification of Chief Executive Officer as required by Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended.

32.2*	Certification of Chief Financial Officer as required by Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended.

(1)	Filed as Exhibit 2.1 to Leadis Technology, Inc.’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 11, 2009.
(2)	Filed as Exhibit 3.3 to Leadis Technology Inc.’s Registration Statement on Form S-1 (File No. 333-113880), as filed with the Securities and Exchange Commission on March 24, 2004, as amended, and incorporated herein by reference.
(3)	Filed as Exhibit 3.2 to Leadis Technology Inc.’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on September 12, 2007.
(4)	Filed as Exhibit 4.2 to Leadis Technology Inc.’s Registration Statement on Form S-1/A (File No. 333-113880), as filed with the Securities and Exchange Commission on June 14, 2004, as amended, and incorporated herein by reference.
(5)	Filed as Exhibit 4.3 to Leadis Technology Inc.’s Registration Statement on Form S-1 (File No. 333-113880), as filed with the Securities and Exchange Commission on March 24, 2004, as amended, and incorporated herein by reference.
*	The certifications attached as Exhibit 32.1 and Exhibit 32.2 accompanying this Quarterly Report on Form 10-Q, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of Leadis Technology, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of this Form 10-Q), irrespective of any general incorporation language contained in such filing.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 14, 2009	LEADIS TECHNOLOGY, INC.

/s/ JOHN K. ALLEN
John K. Allen
Chief Financial Officer and Secretary
(Duly Authorized Officer and Principal Financial and Accounting Officer)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is avail able through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

http://www.proxyvoting INTERNET.com/ld is

Use the Internet to vote your proxy. Have LEADIS TECHNOLOGY, INC. your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you cal .

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and re turn it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

FOLD AND DETACH HERE

Please indicate marked in this example votes as X

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF IT EMS 1 AND 2.

FOR AGAINST ABSTAIN

1. To approve the liquidation and dissolution of the Company pursuant to a Plan of Dissolution, substantially in the form attached as Annex A to the accompanying proxy statement.

2. To consider and vote upon a proposal to adjourn the Special Meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Plan of Dissolution.

3. To conduct such other business as is properly brought before the meeting and any postponement or adjournment of the meeting.

Mark Address Here Change for

SEE or Comments REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

A list of stockholders entitled to vote will be available for inspection at the offices of the Company, located at 800 W. California Avenue, Suite 200, Sunnyvale, California, 94086 for a period of ten days prior to the Special Meeting. Properly executed proxies will be voted in accordance with the specifications on the proxy card. Executed proxies with no instructions indicated thereon will be voted FOR the matters set forth in the Notice of Special Meeting of Stockholders.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, AS INSTRUCTED IN THESE MATERIALS, OR FOLLOW THE INSTRUCTIONS SET FORTH ON THE PROXY CARD TO SUBMIT YOUR VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, in vestment plan statements , tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

PROXY

LEADIS TECHNOLOGY, INC.

Special Meeting of Stockholders – [ • ] [•], 2009

THIS PROXY IS SOLICIT ED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of Leadis Technology, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated [•], 2009, and hereby appoints Antonio R. Alvarez and John K. Allen, and each of them, as proxy and attorney-in-fact, with full power of substitution, on behalf of the undersigned to represent the undersigned at the Special Meeting of Stockholders of Leads Technology, Inc. to be held on [ ], 2009, • at 9:00 a.m., local time, at the offices of Leadis Technology located at 800 W. California Avenue, Suite 200, Sunnyvale, California 94086, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Address Change/Comments BNY MELLON SHAREOWNER SERVICES P.O . BOX 3550

(Mark the corresponding box on the reverse side)

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)